As filed with the Securities and Exchange Commission on September 27, 1996
                            Registration No. 333-2290

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                    --------
                                    Form S-4
                             REGISTRATION STATEMENT
                                 AMENDMENT NO. 3
                                      Under
                           THE SECURITIES ACT OF 1933

                             MAGNUM PETROLEUM, INC.
                 (Name of small business issuer in its charter)

         Nevada                            1311                  87-0462881
- -----------------------------  ---------------------------- -------------------
(State or jurisdiction         (Primary Standard Industrial (I.R.S. Employer
incorporation or organization) Classification Code Number)   dentification No.)

                 600 East Las Colinas Blvd., Suite 1200, Irving,
                 ----------------------------------------------
                  Texas 75039 (Address and telephone number of
                          principal executive offices)

                 600 East Las Colinas Blvd., Suite 1200, Irving,
                 -----------------------------------------------
         Texas 75039 (Address of principal place of business or intended principal place of business)

                            Morgan F. Johnston, Esq.
                     600 East Las Colinas Blvd., Suite 1200
                               Irving, Texas 75039
                                 (214) 401-0752
                 -----------------------------------------------
            (Name, address and telephone number of agent for service)

         Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.
         If any of the securities being registered on this form as to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

  Title of each                  Proposed         Proposed
    class of       Amount         maximum          maximum           Amount of
securities to be    to be      offering price     aggregate        registration
   registered     registered    per share (1)  offering price (1)        fee
- ----------------- ----------- ---------------- ------------------ --------------
  Common Stock     5,085,077       $3.125         $17,687,741           $6,099

 Preferred Stock     111,825      $10.50           $1,174,163             $405

      Total                                                             $6,504
================= =========== ================ ================== ==============
  (1) Estimated pursuant to Rule 457(h) solely for purpose of calculating registration fee.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                       Page number 1 of 244 pages numbered
                  sequentially. The Exhibit Index may be found
                                  on Page 152.

                             HUNTER RESOURCES, INC.
                   600 East Las Colinas Boulevard, Suite 1200
                               Irving, Texas 75039

                    Notice of Special Meeting of Shareholders
                         to be Held on October 31, 1996

A Special Meeting of Shareholders of Hunter Resources, Inc. ("Hunter") will be held at the Cigna Tower, 600 East Las Colinas Boulevard, Suite 1200 Irving, Texas 75039, on October 31, 1996 at 10:00 a.m., local time, to consider and act upon:

     (1) The sale of substantially all of Hunter's assets pursuant to an amended definitive agreement ("Agreement and Plan of Reorganization and Plan of Liquidation") with Magnum Petroleum, Inc., ("Magnum") dated December 19, 1995;

     (2) A plan to liquidate Hunter and distribute the Magnum shares of common and preferred stock received pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation to shareholders of Hunter; and

     (3) Transacting such other business as may properly come before the meeting or any adjournment or postponement thereof.

Magnum has proposed, and the Board of Directors of Hunter have approved an Agreement and Plan of Reorganization and Plan of Liquidation, under which Magnum will acquire all of Hunter's assets and will assume all of its associated liabilities, without recourse, and in consideration, Magnum will issue to Hunter, 5,085,077 shares of Magnum Common Stock and 111,825 shares of Magnum Series C Preferred Stock collectively ("Magnum Shares"). The Magnum Shares received by Hunter will subsequently be distributed to Hunter's shareholders as described herein.

A copy of the Agreement and Plan of Reorganization and Plan of Liquidation, as amended, is attached as Exhibit A to the accompanying Information Statement and Prospectus and is incorporated herein by reference.

The Board of Directors has fixed September 27, 1996 as the record date (the "Record Date") for the determination of shareholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only holders of record of Hunter Resources, Inc. Common Stock, par value $.10 per share, and holders of record of the Hunter Resources, Inc. Preferred Stock, no par value, at the close of business on the Record Date are entitled to vote on all matters coming before the Meeting or any adjournment or postponement thereof. A complete list of shareholders entitled to vote at the Meeting will be maintained in Hunter's offices at 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas, for ten days prior to the Meeting.


The affirmative vote of the holders of at least a majority of the shares entitled to vote is required for approval of the sale of all of the assets of Hunter and to liquidate Hunter and distribute the Magnum Shares received pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation. The amendment was executed by Hunter Shareholders holding over 50 percent of the stock of Hunter entitled to vote, therefore, approval of these proposals at the shareholder meeting is assured. As the amendment was executed on December 19, 1995 by Hunter shareholders holding over 50 percent of the stock of Hunter entitled to vote, the transaction was consummated on December 31, 1995 and Hunter and its subsidiaries were consolidated in Magnum's financial statements beginning December 31, 1995.


Each shareholder is entitled to one vote for each share held on the record date. There were 18,504,663 shares outstanding and entitled to vote on September 27, 1996.

WE ARE NOT ASKING YOU FOR A PROXY  AND YOU ARE REQUESTED NOT TO SEND US A PROXY

                                             By Order of the Board of Directors
                                             Morgan F. Johnston, Secretary

Irving, Texas
October 8, 1996

                 INFORMATION STATEMENT OF HUNTER RESOURCES, INC.
              COMBINED WITH A PROSPECTUS OF MAGNUM PETROLEUM, INC.

Maximum number of shares of Common Stock of Magnum Petroleum, Inc. offered hereby is 5,085,077.
Maximum number of shares of Series C Preferred Stock of Magnum Petroleum, Inc. offered hereby is 111,825.

This Information Statement of Hunter Resources, Inc. and Prospectus of Magnum Petroleum, Inc. is furnished in connection with the Information Statement of Hunter Resources, Inc., a Pennsylvania corporation ("Hunter") for use at a Special Meeting of Shareholders ("Hunter Shareholders") to be held at the Cigna Tower, 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas 75039, on October 31, 1996 at 10:00 a.m., local time, or at any adjournment or adjournments thereof. At the Special Meeting, the Hunter Shareholders will be asked to consider and act upon a proposal to (i) sell substantially all of the assets of Hunter to Magnum Petroleum, Inc. ("Magnum"), a Nevada corporation, pursuant to an Agreement and Plan of Reorganization and Plan of Liquidation dated as of December 19, 1995, as amended, between Hunter and Magnum (the "Agreement and Plan of Reorganization and Plan of Liquidation") and (ii) liquidate Hunter and distribute the Magnum Shares received pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation to shareholders of Hunter. Hunter's assets primarily consist of stock in wholly-owned subsidiaries and capital stock membership in limited liability companies ("Hunter Subsidiaries"). A copy of the Agreement and Plan of Reorganization and Plan of Liquidation is attached as Exhibit A. The affirmative vote of the holders of at least a majority of the shares entitled to vote (including shares held by officers and directors) is required for the approval of the transaction.

The Board of Directors of Hunter have approved and shareholders of Hunter owning in excess of fifty percent (50%) of the shares entitled to vote executed the Agreement and Plan of Reorganization and Plan of Liquidation on December 19, 1995. Therefore, approval of these proposals is assured. As such, additional shares were issued to Hunter and the transaction was consummated on December 31, 1995. The Magnum Shares received by Hunter will be subsequently distributed to Hunter Shareholders as described herein. See "The Sale of Hunter's Assets".

The Board of Directors has fixed September 27, 1996 as the record date (the "Record Date") for the determination of Hunter Shareholders entitled to notice of, and to vote at, the Meeting and any adjournment or postponement thereof. Only holders of record of Hunter Common Stock, par value $.10 per share, and holders of record of Hunter's Preferred Stock, no par value, at the close of business on the Record Date are entitled to vote on all matters coming before the Meeting or any adjournment or postponement thereof. A complete list of Hunter Shareholders entitled to vote at the Meeting will be maintained in Hunter's offices at 600 East Las Colinas Boulevard, Suite 1200, Irving, Texas, for ten days prior to the Meeting.

Hunter will exchange one share of Magnum Common Stock which Hunter receives pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation for every 3.916 shares of Hunter Common Stock, par value $.10 (the "Hunter Common Shares") held by Hunter Shareholders. Preferred shareholders of Hunter will receive 1.241 shares of Magnum Series C preferred stock and 3.987 shares of Magnum common stock for every share of Hunter Preferred Stock. See "Plan of Liquidation" for additional information.

This Information Statement and Prospectus constitutes both the Information Statement of Hunter for use at the Special Meeting of Shareholders of Hunter, and the Prospectus relating to the distribution of the Magnum Shares for Hunter Common Shares and Hunter Preferred Shares held by Hunter's Shareholders.

See "Risk Factors" on page 9 for certain information that should be considered by Hunter Shareholders in deciding to approve the Agreement and Plan of Reorganization and Plan of Liquidation.

THE SECURITIES TO WHICH THIS INFORMATION STATEMENT AND PROSPECTUS RELATE HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS INFORMATION STATEMENT AND PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

    The date of this Information Statement and Prospectus is October __, 1996

                                TABLE OF CONTENTS

AVAILABLE INFORMATION........................................................ 2

SUMMARY  .................................................................... 3
    The Special Meeting...................................................... 3
    Sale of Hunter's Assets.................................................. 4
    The Plan of Liquidation.................................................. 5
    Market Prices............................................................ 5
    The Parties.............................................................. 5
    Recommendations of the Boards of Directors and Reasons for
    Sale of Hunter's Assets.................................................. 7
    Risk Factors............................................................. 7
    Regulatory Approval...................................................... 7
    Federal Income Tax Consequences...........................................8

RISK FACTORS................................................................. 9

SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION........................12

SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA................................12

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS OF MAGNUM.....................................................13

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
    OPERATIONS OF HUNTER.....................................................19

INTRODUCTION.................................................................22

NO SOLICITATION OF PROXIES...................................................22

VOTING RIGHTS AND VOTES REQUIRED............................................ 22

THE SPECIAL MEETING..........................................................22
    Date, Time and Place.....................................................22
    Purposes ................................................................22
    Dissenter's Right of Appraisal...........................................23

THE SALE OF HUNTER'S ASSETS..................................................23
    Agreement and Plan of Reorganization and Plan of Liquidation.............23
    History of and Reasons for the Transaction...............................24
     Recommendation of the Hunter Board......................................25

PLAN OF LIQUIDATION..........................................................26
    General..................................................................26
    Number of Magnum Shares to be Distributed................................26
    Distributions to Shareholders............................................26
    Procedures for Exchanging Shares.........................................26

INFORMATION CONCERNING MAGNUM................................................27
    Business Development.....................................................27
    Business of Company......................................................28
    Acquisition of Additional Properties.....................................29

         Drilling Agreements and Operation of Wells..........................30
         Timing of Acquisitions/Operations...................................30
         Gas Gathering, Transmission and Marketing...........................31
         Petroleum Management and Consulting Services........................31
         Insurance...........................................................31
         Competition ........................................................32
         Business Risks and Regulation.......................................32
         Employees...........................................................34
         Series C Convertible Preferred Stock................................34
         Properties..........................................................34
         Legal Proceedings...................................................38
         Submission of Matters to a Vote of Security Holders.................39
         Market for Common Equity and Related Shareholder Matters............39
         Directors, Executives Officers, Promoters and Control Persons.......40
         Executive Compensation..............................................42
         Security Ownership of Certain Beneficial Owners and Management......43
         Certain Relationships and Related Transactions......................44

INFORMATION CONCERNING HUNTER................................................45
         Description of Business.............................................45
         Employees and Management............................................47
         Properties..........................................................48
         Competition.........................................................52
         Business Risks and Regulations......................................52
         Legal Proceedings...................................................54
         Submission of Matters to a Vote of Security Holders.................54
         Market for Hunter's Common Stock and Related Matters................54
         Directors and Executive Officers....................................55
         Executive Compensation..............................................57
         Security Ownership of Management and Principal Shareholders.........59
         Certain Relationships and Related Transactions......................60

DESCRIPTION OF MAGNUM'S SECURITIES...........................................61

DIFFERENCE BETWEEN PENNSYLVANIA AND NEVADA CORPORATE LAW.....................67

INTEREST OF HUNTER'S OFFICERS AND DIRECTORS IN THE TRANSACTION...............74

FEDERAL INCOME TAX CONSEQUENCES..............................................75

LEGAL OPINION................................................................76

EXPERTS  ....................................................................76

INDEX TO FINANCIAL STATEMENTS...............................................F-1

                              AVAILABLE INFORMATION

Magnum and Hunter are each subject to the informational requirements of the Securities Exchange Act of 1934 and in accordance therewith file reports and other information with the Securities and Exchange Commission (the "Commission"). In addition, Magnum has filed with the Commission a Registration Statement (which term shall encompass any amendments thereto) on Form S-4 with respect to the securities offered thereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information contained in the Registration Statement. The Registration Statement and the exhibits thereto may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60611. Copies of such material can also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH
INFORMATION  OR  REPRESENTATIONS   MUST  NOT  BE  RELIED  UPON  AS  HAVING  BEEN
AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THOSE OFFERED BY THIS PROSPECTUS OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION.

                                     SUMMARY

The following summary is qualified in its entirety by the detailed information and financial statements appearing elsewhere in this Information Statement and Prospectus.

This Information Statement and Prospectus concerns: (i) the Special Meeting of Hunter Shareholders to consider the sale of the principal assets of Hunter to Magnum; (ii) the issuance of 5,085,077 shares of Magnum Common Stock and 111,825 shares of Magnum Series C Preferred Stock to Hunter in consideration of the sale of the Hunter Subsidiaries; and (iii) the plan to liquidate Hunter by distributing such Magnum Shares in exchange for all of the outstanding common and preferred stock of Hunter on the basis of one Magnum Common Share for every
3.916 shares of Hunter Common Stock and 111,825 shares of Magnum Series C Preferred Stock and 359,316 shares of Magnum Common Stock will be exchanged for the Hunter Preferred Stock.

THE SPECIAL MEETING

Date, Time and Place
- --------------------

A Special Meeting of Shareholders of Hunter will be held at the Cigna Tower, 600 East Las Colinas Boulevard, Suite 1200 Irving, Texas 75039, on October 31, 1996, at 10:00 a.m., local time.

Record Date and Shares Outstanding on the Record Date
- -----------------------------------------------------
Only holders of record of Hunter Common Stock, par value $.10 per share, and holders of record of Hunter Preferred Stock, no par value, at the close of business on the Record Date are entitled to vote on all matters coming before the Meeting or any adjournment or postponement thereof.

Each Shareholder is entitled to one vote for each share held on the record date. There were 18,504,663 shares of Common Stock 90,133 and shares of Preferred Stock outstanding and entitled to vote on September 27, 1996.

Purpose of the Special Meeting
- ------------------------------

At the Special Meeting, the shareholders will be asked to consider and act upon a proposal to (i) sell all of the assets of Hunter to Magnum pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation and (ii) liquidate Hunter and distribute the Magnum Shares of Common and Preferred Stock received pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation to shareholders of Hunter.

Required Vote
- -------------
The affirmative vote of the holders of at least a majority of the shares of Common Stock and Preferred Stock outstanding is required for approval of the sale of all of the assets of Hunter and to liquidate Hunter and distribute the Magnum Shares of Common and Preferred Stock received pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation.

On December 19, 1995 to be effective December 22, 1995, Magnum and Hunter entered into an Agreement and Plan of Reorganization and Plan of Liquidation, as amended. The amendment was executed by Hunter Shareholders holding over fifty percent (50%) of the common stock of Hunter, therefore, approval of these proposals at the shareholder meeting is assured. Officers and directors of Hunter owning 39.8% of the shares entitled to vote executed the amendment. Upon approval, the transaction will be finalized and the Magnum Shares received by Hunter under the Agreement and Plan of Reorganization and Plan of Liquidation will be distributed to Hunter Shareholders as set forth below.

SALE OF HUNTER'S ASSETS

Magnum has proposed and the Board of Directors of Hunter have approved the Agreement and Plan of Reorganization and Plan of Liquidation, under which Magnum will acquire all of Hunter's Subsidiaries and will assume all of the respective liabilities associated therewith, without recourse, and in consideration, Magnum has issued 5,085,077 shares of Magnum Common Stock and 111,825 shares of Magnum Series C Preferred Stock to Hunter. The Magnum Shares received by Hunter will be subsequently distributed to Hunter Shareholders as described herein. See "Sale of Hunter's Assets".

The Board of Directors of Hunter has determined that the terms of the Agreement and Plan of Reorganization and Plan of Liquidation, as amended, are fair and in the best interests of Hunter Shareholders.

The Agreement and Plan of Reorganization and Plan of Liquidation, as amended, provides for the purchase by Magnum of all of the assets of Hunter. The assets sold to Magnum consisted of Hunter's capital stock ownership in wholly-owned subsidiaries and capital stock membership interests in limited liability companies. The Agreement requires Magnum to assume all of Hunter's contractual obligations in connection with the operation of Hunter. Such obligations and liabilities include, but are not limited to, current or past payables, salaries, suppliers, known real or contingent liabilities, and any other obligations of the respective companies acquired, as of the date the transaction is consummated. As the amendment was executed on December 19, 1995 by Hunter shareholders holding over 50 percent of the stock of Hunter entitled to vote, the required additional Magnum shares were issued to Hunter and the transaction was consummated on December 22, 1995. Hunter and its subsidiaries were consolidated in Magnum's financial statements beginning December 31, 1995.

THE PLAN OF LIQUIDATION

Hunter, upon the terms and conditions set forth herein and in the related Letter of Transmittal, will exchange one share of the Magnum Common Stock which Hunter will receive pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation for every 3.916 shares of Hunter Common Stock held by shareholders. In addition, 111,825 shares of Magnum Series C Preferred Stock will be exchanged for all of the Hunter Preferred Stock and 359,316 shares of Magnum Common Stock. See "Market Prices" contained in this Summary for the current market prices of the respective Hunter and Magnum Common Stock.

The exchange was determined after consideration of the relative market value of Magnum's and Hunter's net respective assets. In determining these ultimate values, a substantial portion of the worth of each company was derived from the value of Magnum's and Hunter's proved oil and gas reserves and a lesser extent, Hunter's gas gathering and property management and consulting business.

MARKET PRICES

The last reported sales price of Magnum Common Stock on September 20, 1996 as reported by the American Stock Exchange was $4.625.

The last reported sales price of Hunter Common Stock on September 20, 1996 as reported by the Boston Stock Exchange was $.75.

THE PARTIES

Hunter
- ------

Hunter (formerly Intramerican Corporation) was formed in 1922 as East Utah Mining Company, a Utah corporation, for the purpose of exploring and developing mining properties in Utah and Colorado. In 1980, its corporate name was changed to Intramerican Oil and Minerals, Inc., and it was re-incorporated in the state of Pennsylvania. Simultaneously, it acquired producing oil and gas properties from previously formed limited partnerships. The mining properties were sold in 1986 with the proceeds used to repay bank debt. Its corporate name was changed to Intramerican Corporation effective October 1, 1990. Effective December 1, 1990, Sunbelt Energy, Inc. and Subsidiaries merged with a subsidiary. Following two years of combined operations and in conjunction with changes in executive management during 1992, the corporate name was changed to Hunter Resources, Inc., effective November 10, 1992, to better emphasize Hunter's involvement in the energy resources business.

Hunter is an energy development and management company with business objectives in four principal activities: (i) the production and sale of crude oil, condensate and natural gas, (ii) the gathering, transmission and marketing of natural gas, (iii) the business of managing and operating producing oil and natural gas properties for non-operating interest owners and (iv) providing consulting and U.S.

export services to facilitate Latin American trade in energy products. Hunter's operations are conducted in six states, predominantly in the Southwestern region of the continental United States and Mexico.

Magnum
- ------

Magnum was incorporated under the laws of the State of Nevada on February 10, 1989 originally under the name Master Ventures, Inc. and registered a public offering of its securities in 1989. Subsequently, Magnum became engaged in the oil and gas business and changed its name to Magnum Petroleum, Inc. on October 1, 1990. Magnum is qualified to do business in the states of California, Oklahoma, New Mexico, and Texas. During the past three years, Magnum's primary focus has been the acquisition and drilling of oil and gas prospects and raising working capital through the private and public sale of its common and preferred stock.

The business purpose of Magnum is to engage in the acquisition, exploration, drilling, development and operation of oil and gas properties; to acquire other interests in oil and/or gas production; to produce and market oil and/or gas from prospects; and to engage in and perform any and all acts and activities customary in connection therewith, or incident thereto, within the United States. In most instances, Magnum acts as operator of record of the oil and gas properties in which it has acquired an interest.

On June 28, 1996, Magnum closed on the purchase of 469 natural gas wells and 427 miles of a gas gathering pipeline system from Meridian Oil Inc. ("Meridian"), a wholly-owned subsidiary of Burlington Resources, Inc. The net purchase price after certain purchase price adjustments was approximately $35 million for all of Meridian's interest in certain gas wells and a gas gathering system located in the Panhandle of Texas and Western Oklahoma, more commonly referred to as the "Panoma Properties."

The current daily production volumes from the Magnum owned wells is approximately 14 million cubic feet per day with total delivery, including third party gas purchased by the gathering system, of almost 19 million cubic feet per day. The Company has estimated the monthly cash flow from the acquisition of the Panoma Properties to be approximately $500,000 per month. The existing wells and gas gathering system are located in three fields, the West Panhandle Field, the East Panhandle Field, and the South Erick Field, all located in Gray, Wheeler, Collingsworth and Donley Counties, Texas and Beckham and Greer Counties, Oklahoma. Magnum's wholly-owned subsidiary, Gruy Petroleum Management Co., has become the operator of all wells, the gas gathering pipeline system, and associated assets. See "Information About Magnum".

RECOMMENDATIONS  OF THE BOARDS OF  DIRECTORS  AND  REASONS  FOR SALE OF HUNTER'S
ASSETS

Hunter.
- -------

Hunter's Board of Directors unanimously recommends to Hunter's Shareholders that the shareholders approve the sale of substantially all of Hunter's assets to Magnum pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation.

On December 19, 1995, Hunter closed an amended definitive agreement to combine (the "Business Combination") with Magnum. Pursuant to the definitive agreement, Magnum has issued to Hunter 5,085,077 shares of newly issued restricted Common Stock of Magnum and 111,825 shares of Series C Preferred Stock ("Magnum Shares") in exchange for substantially all of the assets of Hunter subject to its associated liabilities. As the amendment was executed on December 19, 1995 by Hunter shareholders holding over 50 percent of the stock of Hunter entitled to vote, the required additional Magnum shares were issued to Hunter and the transaction consummated on December 22, 1995. Hunter's assets primarily consisted of capital stock in wholly-owned subsidiaries and stock ownership interests in limited liability companies.

The Board of Directors of Hunter considered that the transaction with Magnum would result in, among other things, the following: (i) combined cash of approximately $2 million; (ii) upon liquidation of Hunter, Hunter shareholders will receive Magnum Shares listed upon the American Stock Exchange where common shares of Magnum have historically traded in a range of $2.25 to $5.25 per share and where daily volumes have historically approximated 20,000 shares; (iii) no additional bank indebtedness would be incurred as a result of the transaction;
(iv) an increased borrowing base due to existing oil and gas properties that could be added to Hunter's existing bank line of credit; and (v) a reduction in total general and administrative expenses of the combined entities due to the resignation of all Magnum personnel.

MAGNUM.

On July 21, 1995 and December 19, 1995, the Board of Directors of Magnum (the "Magnum Board") without dissent approved the acquisition of Hunter's assets pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation and such amendment thereto.

RISK FACTORS

See "Risk Factors" for certain information that should be considered by Hunter Shareholders in approving the sale of Hunter's assets and in liquidating Hunter.

REGULATORY APPROVAL

No consent of any state or federal regulatory organization will be required in connection with the transactions described herein.

FEDERAL INCOME TAX CONSEQUENCES

The sale of substantially all of the assets of Hunter pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation with Magnum will be accorded tax-free treatment under ss.368(a)(1)(C) of the Internal Revenue Code of 1986, as amended.

FEDERAL INCOME TAX CONSEQUENCES TO HUNTER

Since Hunter received Magnum Shares solely in exchange for its assets, Hunter will not recognize a gain or loss on the transfer of its assets to Magnum. Hunter's basis in the Magnum Shares will be equal to its basis in the Hunter Subsidiaries transferred to Magnum. Hunter will recognize no gain or loss on the distribution of "qualified property" to its shareholders "in pursuance of the plan of reorganization." The term "qualified property" means the Magnum Shares, thus Hunter will not recognize a gain or loss on the distribution of the Magnum Shares to its shareholders.

FEDERAL INCOME TAX CONSEQUENCES TO THE SHAREHOLDERS UPON LIQUIDATION

Hunter Shareholders will not recognize gain or loss upon the redemption of their Hunter stock in exchange for Magnum Shares. Hunter Shareholders will recognize gain or loss to the extent they receive cash for fractional shares. Hunter Shareholders receiving Magnum Shares retain the same tax basis for the Magnum Shares that they had in Hunter stock surrendered.

FEDERAL INCOME TAX CONSEQUENCES TO MAGNUM

Magnum will not recognize gain or loss upon the issuance of the Magnum Shares. Magnum's basis in the Hunter Subsidiaries transferred from Hunter is the same as Hunter's basis in such assets which does not necessarily reflect the dollar amount of such assets recorded on Magnum's financial statements.

HUNTER RECOMMENDS THAT EACH SHAREHOLDER CONTACT HIS OR HER OWN TAX ADVISORS CONCERNING HIS OR HER OWN TAX SITUATION AND POTENTIAL INCOME TAX LIABILITY AS A RESULT OF THE TRANSACTION. See "Federal Income Tax Consequences."

                                  RISK FACTORS

There are certain risks associated with the distribution of the Magnum Shares to Hunter Shareholders. Among the significant risks are the following:

         1. LIMITED OPERATING HISTORY/OPERATING LOSSES. Magnum has only a limited recent history of operations and was, until March 31, 1992 considered to be a development stage enterprise. Magnum has incurred operating losses and had accumulated a deficit of $5,642,000 at June 30, 1996. Magnum's ability to continue business, maintain its financing arrangements and pay dividends would be adversely affected by continued operating losses. Any improvement in the financial condition of Magnum will be dependent upon improvement in the development of new oil and gas reserves, revenues from the sale of oil and gas production, increases in commodity pricing and reduction in operating expenses. There is no assurance that such improvements will occur.

2. COMMON STOCK SUBORDINATE TO PREFERRED STOCK. The Magnum Common Stock to be distributed is subordinate to all outstanding classes of preferred stock of Magnum in the payment of dividends and other distributions made with respect to the stock, including distributions upon liquidation or dissolution of Magnum. Magnum has previously issued three separate series of Preferred Stock (Series A, B and C), which, in the aggregate, have substantial liquidation preferences and annual dividend requirements, all of which must be satisfied before Magnum can pay dividends or make other distributions with respect to Common Stock. See "Description of Securities".

3. DEPENDENCE UPON KEY PERSONNEL. Magnum is substantially dependent upon a few key individuals who comprise the management of Magnum; specifically, Gary C. Evans and Matthew C. Lutz. As compared to many other public oil and gas companies, Magnum does not have a depth of managerial and technical personnel. Accordingly, there is a greater likelihood that loss of the services of any of these individuals would have a material adverse impact upon Magnum. See "Certain Relationships and Related Transactions". Both Mr. Evans and Mr. Lutz have employment agreements with Magnum. Mr. Evans' agreement terminates December 31, 1996 and continues thereafter on a year to year basis and provides for a salary of $150,000 per annum. Mr. Lutz's agreement terminates September 30, 1996 and continues thereafter on a year to year basis and provides for a salary of $48,000 per annum in addition to participation rights in certain exploration projects. Both agreements provide that the same benefits supplied to other Magnum employees shall be available to the employee. The employment agreements also contain, among other things, covenants by the employee that in the event of termination, he will not associate with a business that competes with Magnum for a period of one year after cessation of employment. Magnum also has key man life insurance on Mr. Evans in the amount of $1,000,000.

         4. RISK OF LOSS FROM UNSUCCESSFUL PROSPECTS. The oil and gas business is very speculative and involves a high degree of risk. No combination of experience, knowledge and scientific evaluation can overcome the risk of investment so as to assure a profit to a company in the oil and gas industry. There can be no assurance that revenues derived from proved properties will exceed the cost of acquiring and developing such properties. Magnum will be involved in additional development work on its existing properties, including reworking existing wells to increase production and/or drilling offset wells to existing production. There is no assurance Magnum will not expend substantial sums for such acquisition and development, only to determine that a well is nonproductive or a property is not commercially producible, in which case the amounts invested in such prospect may be totally lost. The ultimate success of a prospect may not be known until substantially all development costs have been incurred.

         5. UNCERTAINTIES INHERENT IN CURRENT OIL AND GAS MARKET. World and domestic market and economic conditions, availability of gas transmission lines or the existence of price control regulations may affect the price of, or the ability to market the oil and gas produced. There is substantial uncertainty as to the prices at which oil and gas produced by Magnum may be sold, and it is possible that under some market conditions, the production and sale of oil and gas from some or all of Magnum's properties may not be economical, resulting in a reduction in the value of Magnum's reserves. The availability of a ready market for oil and gas and the prices obtained for such oil and gas depend upon numerous factors beyond the control of Magnum, including competition from other oil and gas suppliers and national and international economic and political developments. See "Business - Competition and Markets."

     6. ENVIRONMENTAL REGULATION. Magnum is subject to numerous federal, state and local environmental laws and regulations governing the oil and gas business, including petroleum spills, noise pollution, air quality, disposal of water, preservation of wildlife and other eco-system preservation. Magnum's drilling and operating activities may expose it to potential liability for pollution or other damage to the environment. Compliance with all statutes and regulations relating to environmental matters to which Magnum is subject may cause delays in drilling and completion of wells and/or additional expenses. Magnum does carry certain environmental impairment liability insurance coverage where available and maintains bonds as required by state law, but there is no assurance this protection would be adequate to cover any actual losses or liabilities which may arise from such hazards.

     7. OTHER GOVERNMENT REGULATION. The oil and gas industry is subject to federal, state and local governmental regulations. These jurisdictions are empowered to enact legislation or regulations which limit or otherwise control the methods and rates of oil and gas production, the pricing and marketing of oil and gas, and the taxation of oil and gas. Since energy policies are uncertain and constantly changing, no prediction can be made with respect to the ultimate effect on the business of Magnum of governmental policies such as price controls, taxes, drilling restrictions, etc.

     8. NEED FOR DEVELOPMENT OF ADDITIONAL RESERVES. Magnum's future success depends upon its continuing ability to find or acquire additional oil and gas reserves that are economically recoverable. Except to the extent that Magnum conducts successful exploration or development activities or acquires properties containing proved reserves, the proved reserves of Magnum will generally decline as reserves are produced. There can be no assurance that Magnum will be able to discover additional commercial quantities of oil and gas, or that Magnum will be able to continue to acquire oil and gas reserves at prices which it considers economically advisable.

     9. WRITE DOWNS AND LIMITATIONS ON ACCURACY OF RESERVE ESTIMATES. Oil and gas reserve estimates are based on subjective engineering judgment and are necessarily imprecise. In addition, any estimates of future net revenues and the present value thereof are based on price and cost assumptions provided by Magnum as its best estimate. To the extent these estimates of quantities, prices and costs prove incorrect, or Magnum is unsuccessful in expanding its oil and gas reserve base with its capital expenditure program, or declines in oil and gas prices occur, then write downs in reserve estimates and the capitalized costs associated with Magnum's oil and gas assets could occur again in the future. See "Properties - Reserves."

     10. UNCERTAINTIES OF TITLE. Although Magnum will attempt, where practical, to obtain legal title opinions from reputable counsel, title to natural resource properties is subject to questions of law as well as facts and circumstances which are not always readily discoverable of record or otherwise which can adversely affect validity of title.

     11. NO ASSURANCE OF DIVIDENDS. Magnum does not currently pay cash dividends on its Common Stock and does not anticipate paying such dividends at any time in the future. Holders of shares of Series C Preferred Stock have only been entitled to receive cash dividends when, as and if declared by the Board of Directors of Magnum out of funds legally available therefor. While historically, Magnum has declared and paid dividends on the Series C Preferred Stock, except upon conversion or redemption, Magnum has no obligation in the future to pay dividends on any security. See "Market for Common Equity and Related Shareholder Matters."

     12. VOLATILITY OF STOCK PRICES. During the two most recent fiscal years and subsequent interim period, bid quotations and trading prices of the common stock of Magnum as traded on the American Stock Exchange, have ranged from $2.25 to $5.25 per share. The market prices of Magnum's Common Stock, Series C Preferred Stock and Warrants are subject to significant fluctuation in response to variations in operating results of Magnum and other factors such as investor perceptions of Magnum and the stock market in general. Additionally, the supply and demand for petroleum products, interest rates, general economic conditions as well as those specific to the oil and gas industry, international political conditions, particularly in oil producing countries, developments with regard to Magnum's drilling activities, future acquisitions, financial condition and management decisions.

     13. POTENTIAL ISSUANCE OF ADDITIONAL PREFERRED AND COMMON STOCK. Magnum is authorized to issue up to 10,000,000 shares of preferred stock, the rights and preferences of which may be designated in series by the Board of Directors. Except for certain restrictions requiring the approval of Series C Preferred Shareholders, such designations may be made without shareholder approval. A total of 625,000 shares were designated as Series C Preferred Stock in addition to 216,000 shares of Series A Preferred and 248,000 shares of Series B Preferred previously designated. The designation and issuance of other series of preferred stock will create additional securities which may have dividend and liquidation preferences over the Common Stock. Magnum is also authorized to issue up to 50,000,000 shares of common stock, of which 13,275,379 shares are presently issued and outstanding, 20,750 shares are reserved for issuance upon conversion of the Series B Preferred Shares that were to convert to common as of December 31, 1995, and 854,176 shares are reserved for issuance upon exercise of the Warrants. The issuance of additional common stock in the future after completion of this offering will reduce the proportionate ownership and voting rights of common stock presently outstanding or issuable upon conversion/exercise.

On June 5, 1996, Magnum called for redemption 208,333 shares of its Series C preferred stock at $10.50 per share, as provided by the terms of the certificate of designations, plus accrued dividends with an extended redemption date of July 10, 1996. Terms of the preferred stock provide for the option by the holder to convert the preferred shares into common stock at the rate of three (3) shares of common stock for each share of Series C preferred stock. At June 30, 1996, 57,400 shares of the preferred stock had converted into 172,200 shares of Magnum common stock. An additional, 3,527 shares of common stock were issued for accrued dividends to conversion date. Subsequent to June 30, 1996, but prior to July 11, 1996, an additional 236,992 shares of the preferred stock were converted for 732,223 shares of common stock including accrued dividends paid in common stock. Additionally, 8,224 shares of preferred stock were redeemed for cash in the amount of $88,860.

On July 11, 1996, Magnum called for the redemption the remaining 322,384 shares of its Series C preferred stock. The redemption price was $10.50 per share, plus accrued dividends of $.141 per share from July 1, 1996 through the extended redemption date of August 16, 1996, for a total redemption price of $10.641 per share. The Series C preferred shares could be converted, at the option of the holder, at any time prior to August 16, 1996 into common stock. 302,492 shares of Series C preferred stock were converted into 938,451 shares of common stock including the accrued dividends paid in common stock. Additionally, 19,892 shares of preferred stock were redeemed for cash in the amount of $210,431.

While Magnum continues to negotiate with five separate institutional investors concerning the funding of up to $15 million in participating preferred stock, it is likely that within the next sixty days, Magnum will complete a transaction with one institution for this funding. The structure of this transaction will probably be in two forms. The first $10 million will be structured as a mandatory redeemable (non-convertible) preferred stock bearing interest at approximately 9% per annum and providing the institutional investor the ability to participate by owning an overriding royalty interest in up to six development and waterflood projects owned by Magnum in West Texas and Western Oklahoma. The remaining $5 million will most likely be structured as a convertible preferred stock at a price equal to a 25% premium over the price of the common stock at the time of issuance. The purpose for the $15 million offering is to fund the capital cost necessary to fully develop the six development and waterflood projects and to reduce Magnum's existing senior bank indebtedness.

         14. SHARES ELIGIBLE FOR FUTURE SALE. All 2,465,191 shares of common stock owned by members of Magnum's existing management or their affiliates are "restricted securities" and under certain circumstances may in the future be sold in compliance with Rule 144 adopted under the Securities Act of 1933, as amended. Rule 144 provides, among other things, that persons holding restricted securities for a period of two years may each sell in brokerage transactions every three months an amount equal to 1% of Magnum's total outstanding shares or the weekly reported volume of trading during the four calendar weeks preceding the filing of a notice of proposed sale, whichever is greater. All 2,465,191 shares held by Magnum's management and their affiliates are eligible for resale pursuant to Rule 144. No prediction can be made as to the effect, if any, that sales of such shares or the availability of such shares for sale will have on Magnum market prices prevailing from time to time. Nevertheless, the possibility that substantial amounts of common stock may be sold in the public market may adversely affect prevailing as well as future market prices for Magnum shares being issued in the proposed transaction and could also impair Magnum's ability to raise capital through the sale of its equity securities in the future.

         15. LACK OF INDEPENDENT APPRAISAL BY INVESTMENT BANKER ENGAGED BY MAGNUM. Magnum has not engaged an investment banker or independent advisor to evaluate the fairness of the terms of the Agreement and Plan of Reorganization and Plan of Liquidation. Each shareholder must evaluate all of the information contained herein concerning the transaction based upon his/her individual investment objectives and concerns. Accordingly, each shareholder should consult with his/her own investment advisors and consultants in evaluating the merits of this transaction.

              SELECTED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

Magnum Petroleum, Inc. ("Magnum") and Hunter Resources, Inc. ("Hunter") entered into a letter of intent dated July 7, 1995 and subsequently entered into an amended definitive agreement dated December 19, 1995 to be effective December 22, 1995, whereby Magnum acquired all of the assets of Hunter, which consisted of stock of subsidiary corporations and capital stock ownership interests in limited liability companies (the "Acquisition"). Magnum issued 5,085,077 shares of its restricted common stock and 111,825 shares of its Series C preferred stock to Hunter and issued 575,000 shares of restricted common stock to a third party investment banking firm, Kachina Capital Corporation ("Kachina") as payment of fees directly related to the Acquisition for assisting in the structuring and negotiations of the terms of the Acquisition. Kachina distributed a total of 250,000 of the shares to a former director and a former officer of the Company for their assistance in completing the acquisition. The Acquisition was recorded on the "purchase method" based upon the estimated value of the consideration (the common and preferred stock issued) that Magnum paid for the Acquisition. As the Acquisition was recorded at December 31, 1995, no selected pro forma consolidated balance sheet was necessary.

In addition, Hunter has adjusted the pro forma consolidated statement of operations for 1995 for the acquisition by Hunter on March 31, 1995 of the Arrington oil and gas properties, the October 18, 1995 acquisition of the remaining  seventy-five  percent  (75%)  ownership  interest  in Midland  Hunter
Petroleum Limited Liability Company ("Midland"), the October 25, 1995 acquisition of the Reef oil and gas properties, the November 9, 1995 acquisition of the Tana oil and gas properties, the December 1, 1995 acquisition of the Superior gas gathering pipelines and the June 28, 1996 acquisition of the Meridian oil and gas properties and pipelines as if the acquisitions had been consummated at the beginning of 1995. The Arrington, Midland, Reef, Tana, Superior and Meridian acquisitions were previously reported on Forms 8-K or amended Forms 8-K filed by Hunter or Magnum on September 26, 1995, July 24, 1996, January 8, 1996, January 24, 1996, August 21, 1996 and August 16, 1996,
respectively. Additionally, Magnum has adjusted the pro forma consolidated statement of operations for the six months ended June 30, 1996 for the Meridian acquisition as if the acquisition had been consummated at the beginning of 1996. As the Meridian acquisition was recorded at June 30, 1996, no pro forma consolidated balance sheet was necessary.

The selected pro forma statements of operations are presented as if the Acquisition occurred at the beginning of the period. The selected pro forma financial information is not necessarily indicative of the results that would have occurred had the Acquisition occurred on the indicated dates.

The selected pro forma financial information should be read in conjunction with the financial statements of each of the entities that are a party to the Acquisition, and are contained in this document. The historical summaries of revenues and operating expenses for the Arrington, Reef, Tana, Superior and Meridian acquisitions were filed in Forms 8-K or amended Forms 8-K as referenced above. The unaudited historical financial statements of Midland were filed in a Form 8-K as referenced above.




                SUMMARY PRO FORMA CONSOLIDATED FINANCIAL DATA <F1>
                                   (Unaudited)




                    Magnum     Hunter     Arrington   Midland     Reef       Tana     Superior    Meridian   Pro Forma   Combined
                  Historical   Historical Historical Historical Historical Historical Historical Historical Adjustments  Pro Forma
                 ------------ ----------- ---------- ---------- ---------- ---------- ---------- ---------- ----------- ------------

Year Ended
December 31, 1995
Total Revenues   $   800,945  $2,967,000  $  123,000 $  678,000 $ 937,000  $1,636,000 $2,248,000 $6,252,000 $ (159,000) $ 15,482,945

Net Income (Loss)   (968,272)   (682,000)     91,000     93,000   693,000   1,073,000    287,000  3,165,000 (7,680,000)  (3,928,272)

Preferred
 Dividends          (617,220)     (9,000)                                                                      (83,173)    (709,393)

Net Income (Loss)
 Applicable to
 Common Stock    $(1,585,492) $ (691,000) $   91,000 $   93,000 $ 693,000  $1,073,000 $  287,000 $3,165,000 $(7,763,173)$(4,637,665)

Net Loss
 Per Share       $      (.28) $     (.04)                                                                                $     (.41)
Weighted
 Average Shares
 Outstanding                                                                                                              11,248,793


                                                                                                  Meridian   Pro Forma   Combined
                                                                                      Historical Historical Adjustments  Pro Forma
                                                                                      ---------- ---------- -----------  -----------

Six Months Ended June 30, 1996
Total Revenues                                                                        $4,736,000 $3,505,000 $   736,000  $8,997,000
Net Income (Loss)                                                                        (57,000) 2,264,000  (2,442,000)   (235,000)
Preferred Dividends                                                                     (340,000)                          (340,000)
Net Income (Loss)
Applicable to Common Stock                                                              (397,000) 2,264,000 $(2,442,000) $ (575,000)
Net Loss Per Share                                                                    $     (.03)                        $     (.05)
Weighted Average Shares
    Outstanding                                                                                                           11,607,851

     <F1> Hunter and its subsidiaries  were  consolidated in Magnum's  financial statements beginning December 31, 1995. See note 3 to Magnum's consolidated financial statements.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                             OF OPERATIONS OF MAGNUM

The following discussion and analysis should be read in conjunction with Magnum's consolidated financial statements and the notes associated with them contained elsewhere in this report. References in this discussion to shares of common stock, regardless of when issued, reflect the number of such shares outstanding after giving effect to the one for two reverse split of the common stock of Magnum which occurred effective June 1, 1993. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management of Magnum.

On July 21, 1995, Magnum executed a definitive agreement to combine (the "Business Combination") with Hunter Resources, Inc. ("Hunter"), subject to Hunter shareholder approval. Pursuant to the definitive agreement, Magnum issued (into escrow) 2,750,000 shares to Hunter of newly issued restricted common stock in exchange for substantially all of the assets of Hunter subject to its associated liabilities. Hunter's assets primarily consisted of stock in wholly-owned subsidiaries and stock ownership interests in limited liability companies ("Hunter Subsidiaries").

On December 19, 1995 to be effective December 22, 1995, Magnum and Hunter entered into an Agreement and Plan of Reorganization and Plan of Liquidation, as amended. The amendment was executed on December 19, 1995 by Hunter shareholders holding over fifty percent (50%) of the common stock of Hunter and provided for the issuance to Hunter of an additional 2,335,077 shares of newly issued restricted common stock and 111,825 shares of Series C preferred stock. Therefore, the total consideration paid by Magnum for the Hunter subsidiaries was 5,085,077 shares of restricted common stock and 111,825 shares of Series C preferred stock.

Hunter's shareholders have no dissenter rights. However, Hunter is required to distribute an Information Statement and hold a special meeting of its shareholders to formally approve the Agreement. Magnum shares issued in the Business Combination are held in escrow pending formal shareholder approval of the Agreement. Subsequent to the Business Combination, Magnum has conducted its oil and gas operations and energy related acquisitions in conjunction with the Hunter Subsidiaries. Acquisitions completed by Magnum and Hunter after the initial agreement, were substantially completed by Magnum Hunter Production, Inc. ("Magnum Hunter"), a Hunter Subsidiary. Hunter and its subsidiaries were consolidated in Magnum's financial statements beginning December 31, 1995.

After the initial agreement with Hunter, management of Magnum discussed the accounting method that Magnum had used since its inception. Generally accepted accounting principles require a single method of accounting for oil and gas activities be used in the presentation of Magnum's financial statements on a consolidated basis. Management concluded based upon its historical and projected activities that the "full cost" method of accounting was preferable to the "successful efforts" method of accounting for its oil and gas production activities. Magnum's auditors concurred with management's assessment and, accordingly, the 1994 financial statements have been restated to reflect the "full cost" method.

On October 18, 1995, Magnum Hunter closed on an acquisition (the "Midland" acquisition) of the remaining seventy-five percent (75%) ownership interest in an affiliated company from a joint venture partner. The purchase price of $1,075,287 consisted of i) $300,000 in cash, ii) $300,000 represented by 85,131 shares of restricted common stock of Magnum valued at $3.52 per share and iii) the assumption of existing bank indebtedness of $475,287. As additional consideration, 50,000 warrants to purchase common stock of Magnum were issued at exercise prices ranging from $4.00 to $4.50 per share. The effective date of the acquisition was July 1, 1995.

On October 25, 1995, Magnum Hunter closed on an acquisition (the "Reef" acquisition) of domestic producing oil and gas properties. The purchase price was comprised of $2.058 million cash, funded by an existing bank line of credit, and $257,000 represented by 64,176 shares of restricted common stock of Magnum valued at $4.00 per share. The acquisition had an effective date of August 1, 1995.

On November 6, 1995, Magnum Hunter entered into an increased $20 million revolving credit agreement with First Interstate Bank of Texas, N.A. ("FITX"). The previous line of credit was in the maximum amount of $10 million and was entered into by Hunter prior to the business reorganization with Magnum. The new line of credit facility is secured by oil and gas properties and gas gathering system assets subject to a borrowing base determination established from time to time by FITX. The combined borrowing base was increased to $8.7 million with outstanding borrowings bearing interest at prime plus one and one-half percent (1 1/2%) per annum.

On November 9, 1995, Magnum Hunter closed on an acquisition (the "Tana" acquisition) of domestic producing oil and gas properties for approximately $4.229 million. The initial purchase price was comprised of $3.104 million cash, funded by the bank line of credit, and a note payable to the previous owner in the amount of $1.125 million secured by 610,170 shares of restricted common stock of Magnum.

On December 1, 1995, Hunter Gas Gathering, Inc. a wholly-owned subsidiary of Magnum, closed on an acquisition (the "Superior" acquisition) of two unregulated gas gathering systems. The total consideration was $1 million cash, funded substantially by the line of credit with FITX.

On June 26, 1996, Magnum received a commitment from Wells Fargo Bank, N.A., as Agent, and Banque Paribas, as Co-agent, (hereinafter collectively referred to as "Banks") for a new credit facility for the benefit of Magnum and several wholly-owned subsidiaries. The purpose of the new line of credit is to i) refinance the Company's existing indebtedness with First Interstate Bank of Texas, N.A. (a wholly-owned subsidiary of Wells Fargo Bank, N.A.), ii) finance the acquisition of oil and gas reserves including the $35.4 million Panoma Property acquisition, as discussed below, from Meridian Oil Inc. ("Meridian"), a wholly-owned subsidiary of Burlington Resources, Inc., iii) future property development, and iv) working capital support and general corporate purposes. The credit facility is subject to a "Borrowing Base" determination established from time-to-time by the Banks based upon proven oil and gas reserves and gas gathering assets owned by Magnum and its subsidiaries. The availability under the Company's existing credit facility was $16 million and has now been increased to $48 million based upon the acquisition of the Panoma Properties. The new credit facility gives the Company the flexibility to choose a range of either "LIBOR" or "Prime" based interest rates options. At June 30, 1996, $40 million was outstanding under the revolving credit note agreements with interest at eight percent (8%) (Libor plus two and one-half percent (2 1/2%)). Additionally, $8 million was outstanding under term notes with interest at ten and one-half percent (10 1/2%) (Prime plus 2.25 percent). Terms of the revolving credit notes provide for a maturity date of June 28, 2001 with no required principal payments until maturity, provided the future Borrowing Base determinations established from time-to-time by the Banks do not exceed the then outstanding principal balance. Terms of the term notes provide for a maturity date of December 31, 1996 with the option to payoff the remaining principal balance at that date in eight quarterly installments beginning March 31, 1997.

On June 28, 1996, Magnum closed on the purchase of 469 natural gas wells and approximately 427 miles of a gas gathering pipeline system from Meridian. The net purchase price after certain purchase price adjustments was approximately $35,350,000, funded by a loan from Magnum's principal lending financial institutions. As the purchase was not completed until the end of the second quarter of 1996, the Statements of Operations for 1996 do not include any operating results for the purchased properties. The purchase price was allocated based on estimated fair market values resulting in the recording of $29,560,000 as oil and gas properties and $5,790,000 as pipelines. The gas wells and gas gathering system are located in the Panhandle of Texas and Western Oklahoma and are more commonly referred to as the "Panoma Properties."

The current daily production volumes from the Magnum owned wells is approximately 14 million cubic feet per day with total delivery, including third party gas purchased by the gathering system, of almost 19 million cubic feet per day. The Company has estimated the monthly cash flow from the acquisition of the Panoma Properties to be approximately $500,000 per month. The existing wells and gas gathering system are in three fields, the West Panhandle Field, the East Panhandle Field, and the South Erick Field, all located in Gray, Wheeler, Collingsworth and Donley Counties, Texas and Beckham and Greer Counties, Oklahoma. Magnum's wholly-owned subsidiary, Gruy Petroleum Management Co., has become the operator of all wells, the gas gathering pipeline system, and associated assets.

RESULTS OF OPERATIONS FOR THE YEARS ENDED 1995 AND 1994

Magnum incurred a net loss applicable to common shares of $1,585,492 (including dividend payments of $617,220) for the year ended December 31, 1995, compared to a net loss applicable to common shares of $1,125,707 (including dividend payments of $579,325) for the same period of the preceding year. The increased loss during 1995 represents a 41% increase over 1994 and occurred partially as a result of Magnum's efforts during the third quarter of 1995 being channeled towards the acquisition of Hunter.

Total revenue for the year ended December 31, 1995 declined to $648,574 from $745,182 in 1994. Revenue from oil and gas sales decreased 15.5 percent during 1995 to $616,596 compared to $729,478 in 1994. The sharp decline in oil and gas revenue is largely attributable to a substantial decline in oil production volumes from the South Tonkawa prospect after initial flush production in 1994. Quantities of oil and gas produced during 1995 totaled 29,972 barrels of oil at a weighted average price of $15.60 per barrel and 102,056 mcf of gas at a weighted average price of $1.46 per mcf. Quantities of oil and gas produced during 1994 totaled 41,835 barrels of oil at a weighted average price of $14.20 per barrel and 88,176 mcf of gas at a weighted average price of $1.53 per mcf.

Oil and gas production expenses declined slightly from $317,761 in 1994 to $267,513 in 1995. On an equivalent barrel basis, the production expense increased slightly to $5.69 per barrel in 1995 from $5.57 in 1994. Depreciation and depletion rose from $243,180 in 1994 to $421,101 in 1995 as a result of an increase in the depletable book value of Magnum's properties and a reduction of the estimated proved undeveloped reserves of two of Magnum's base properties after further evaluation of the properties at the 1995 year-end.

General and administrative expenses ("G&A") were significantly higher for the year ended December 31, 1995 due to Magnum's increase in staff in the first half of 1995 over the 1994 period. Interest income is higher in the 1995 period over the 1994 period as a result of increased funds available for investment in the 1995 period.

Magnum declared a dividend on its Series "B" and Series "C" cumulative preferred stock for each quarter during 1995 and 1994. For 1995 and 1994, dividends on the Series "B" and Series "C" cumulative preferred shares totaled $617,220 and $579,325, respectively.

RESULTS OF OPERATIONS FOR THE SIX MONTH PERIODS IN 1996 AND 1995

As discussed above, Magnum completed a business combination with Hunter, which for accounting purposes, was recorded under the purchase method of accounting. Hunter's operations were consolidated with those of Magnum beginning December 31, 1995. As such, the comparison of the increases in the 1996 interim and six month periods over the comparable 1995 periods are, unless otherwise stated, the result of the Hunter operating activities.

Magnum incurred an operating profit of $256,000 for the six month period ended June 30, 1996 versus an operating loss of $427,000 during the previous year. This $676,000 improvement in operations can be directly attributed to the acquisition of Hunter completed for accounting purposes as of December 31, 1995, and to a lesser extent, improved oil and gas sale prices.

Magnum incurred a net loss after payment of dividends on preferred stock of $397,000 during the six month period ended June 30, 1996, compared to a net loss of $653,000 for the same period of the preceding year. The loss per common share improved to $0.03 from $0.12, partially the result of the increase in the number of common shares used in the per share calculation due to the Hunter acquisition.

Total revenues increased 1,313% from $322,000 during the six month period of 1995 to $4,550,000 during 1996. During the six month period ended June 30, 1996, revenue from oil and gas sales increased 834% to $2,821,000 from total oil and gas sales of $302,000 for the same period of the prior year. For the first six months of 1996, Magnum sold 89,838 barrels of oil and 488,154 mcf of gas. In comparison, during the same six month period of 1995, Magnum sold 16,665 barrels of oil and 34,541 mcf of gas. The average oil price of $15.73 per barrel in 1995 increased to $19.31 per barrel in the 1996 period. The average gas price of $2.22 per mcf in 1996 increased from $1.44 per mcf in 1995.

Gas gathering and marketing activities, which have all resulted from the combination with Hunter, provided revenues of $1,528,000 and a net profit from these activities of $214,000. Expenses associated with this business segment were

$190,000 and $1,124,000, representing pipeline operating expenses and purchase of natural gas from third parties, respectively.

Revenues from oil field services and commissions were $201,000 in the 1996 period as compared to $20,000 in the 1995 period. Related cost of services expense of $327,000 and $10,000 for the 1996 and 1995 period, respectively, were recognized resulting in a net loss in 1996 from these activities of $126,000 as compared to a net profit in 1995 of $10,000.

Lease operating expenses amounted to $1,126,000 in 1996 as compared to $93,000 in the 1995 period. On an equivalent barrel basis, the expense was $6.62 per barrel and $4.37 per barrel for the respective 1996 and 1995 periods. Depreciation and depletion rose to $1,084,000 in 1996 versus $103,000 in 1995 due to the increased oil and gas activities from the combination with Hunter.

General and administrative expense declined $100,000 to $443,000 in the 1996 period as compared to $543,000 in 1995 due to a reduction in professional and promotional expenses incurred in 1996. A gain on sale of $143,000 related to the Company's securities previously held for resale was recognized in the second quarter of 1996.

Interest expense rose to $499,000 in 1996 from $3,000 in 1995 primarily as a result of commercial bank indebtedness assumed in the combination with Hunter and additional property acquisitions completed in 1996, funded with new bank indebtedness. Preferred dividends increased to $340,000 in 1996 from $293,000 in 1995 due to the issuance of additional Series C preferred stock as a result of the combination with Hunter.

LIQUIDITY AND CAPITAL RESOURCES

For 1995, Magnum had a net decrease in cash of $100,853 as the proceeds received from the sale of stock were principally used for oil and gas acquisition and development and for the payment of dividends and payables. Magnum's operating activities used net cash of $849,342 principally as a result of the net loss from operations and the payoff of a substantial amount of accounts payable. Investing activities used net cash of $2,006,724 largely from acquisition and development of oil and gas properties and advances made to Magnum Hunter for acquisition costs and working capital. Financing activities accounted for net cash provided of $2,755,213 principally from the proceeds from the issuance of preferred and common stock mentioned above. Partially offsetting the proceeds from the stock issuances was the payment of preferred dividends of $583,495. Accounts receivable balances as of December 31, 1995 and June 30, 1996 include balances attributable to the activities of others where the Company serves as contract operator.

During 1994, operating activities provided net cash of $31,943 while Magnum used $1,646,161 of net cash in investing activities, consisting mostly of payments to purchase property and equipment, and $126,613 of net cash was used in financing activities, which was primarily the result of dividends paid on preferred stock. Magnum had a net decrease of cash for the year of $1,740,831 as the cash received from its offerings in 1993 was used largely to acquire oil and gas properties.

COMMITMENTS

On June 5, 1996, Magnum called for redemption 208,333 shares of its Series C preferred stock at $10.50 per share, as provided by the terms of the certificate of designations, plus accrued dividends with an extended redemption date of July 10, 1996. Terms of the preferred stock provide for the option by the holder to convert the preferred shares into common stock at the rate of three (3) shares of common stock for each share of Series C preferred stock. At June 30, 1996, 57,400 shares of the preferred stock had converted into 172,200 shares of Magnum common stock. An additional, 3,527 shares of common stock were issued for accrued dividends to conversion date. Subsequent to June 30, 1996, but prior to July 11, 1996, an additional 236,992 shares of the preferred stock were converted for 732,223 shares of common stock including accrued dividends paid in common stock. Additionally, 8,224 shares of preferred stock were redeemed for cash in the amount of $88,860.

On July 11, 1996, Magnum called for the redemption the remaining 322,384 shares of its Series C preferred stock. The redemption price was $10.50 per share, plus accrued dividends of $.141 per share from July 1, 1996 through the extended redemption date of August 16, 1996, for a total redemption price of $10.641 per share. The Series C preferred shares could be converted, at the option of the holder, at any time prior to August 16, 1996 into common stock. 302,492 shares of Series C preferred stock were converted into 938,451 shares of common stock including the accrued dividends paid in common stock. Additionally, 19,892 shares of preferred stock were redeemed for cash in the amount of $210,431.

After both redemption calls, Magnum converted 596,884 shares of its Series C preferred stock into common stock and redeemed 28,116 shares of its Series C preferred stock.

At December 31, 1995, Magnum had unproven oil and gas properties with a carrying value of $842,889 located in predominately three prospects. Such properties will be evaluated further in 1996 and decisions made as to the development of such properties. If Magnum elects to not develop the properties, the properties would be made available for sale and any remaining costs would be transferred to the proven category and depleted over time based on Magnum's production and reserve base existing at that time.

In 1995 and prior years, Magnum has been successful in raising capital through the issuance of preferred and common stock. During 1995, Magnum received proceeds of $249,000 from the purchase of 20,750 shares of Series C preferred stock from the exercise of representatives' warrants. In addition, the exercise of 833,324 common stock purchase warrants resulted in net proceeds after offering costs of $2,840,860.

Prior to the business combination with Hunter, Magnum's anticipated capital expenditures for 1996 on its existing properties were not considered significant and would be financed by existing working capital. However, due to the business combination with Hunter, Magnum now has a budget of approximately $2 million for exploration and production activities during 1996. Magnum has already spent approximately $300,000 for the drilling of six gas wells in the south Texas region. The remaining exploration budget of $1.7 million has been reallocated to development projects, specifically proved undeveloped locations associated with the Meridian acquisition properties. The source of financing for such projects has and will continue to be a combination of the following: i) existing available cash, ii) Magnum's bank line of credit, iii) third party investors,
iv) seller financing through production payments and v) new equity capital. At August 13, 1996, there remained approximately $1.3 million of available borrowings under Magnum's senior bank line of credit.

Subsequent to December 31, 1995, Magnum entered into an exclusive arrangement with an investment banking firm specialized in raising capital for energy companies for a private placement of preferred stock for as much as $15 million to be completed during 1996. While Magnum continues to negotiate with five separate institutional investors concerning the funding of up to $10 million in participating preferred stock, it is likely that within the next sixty days, Magnum will complete a transaction with one institution for this funding. The structure of this transaction will probably be in two forms. The first $5 million will be structured as a mandatory redeemable (non-convertible) preferred stock bearing interest at approximately 9% per annum and providing the institutional investor the ability to participate by owning an overriding royalty interest in up to six development and waterflood projects owned by Magnum in West Texas and Western Oklahoma. The remaining $5 million will most likely be structured as a convertible preferred stock at a price equal to a 25% premium over the price of the common stock at the time of issuance. The purpose for the $10 million offering is to fund the capital cost necessary to fully develop the six development and waterflood projects and to reduce down Magnum's existing senior bank indebtedness. In the event Magnum is unsuccessful in raising the new capital from this preferred stock offering, Magnum will be able to meet its obligations for the remainder of 1996 out of cash flow from operations and funds available from its senior bank line of credit.

INFLATION AND CHANGING PRICES

During 1995 and the past several years, Magnum experienced minimal inflation in oil and natural gas prices with moderate increases in property acquisition and development costs. During 1996, Magnum has experienced somewhat greater increases in the commodity prices of the natural resources produced from its properties. The results of operations and cash flow of Magnum has been and will continue to be effected to a certain extent by the volatility in oil and gas prices. Should Magnum experience a significant increase in oil and natural gas prices over a prolonged period, it would expect that there would also be a corresponding increase in oil and natural gas finding costs, lease acquisition costs and operating expenses.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS
                             OF OPERATIONS OF HUNTER

The following discussion and analysis should be read in conjunction with Hunter's consolidated financial statements and the notes associated with them contained elsewhere in this report. This discussion should not be construed to imply that the results discussed herein will necessarily continue into the future or that any conclusion reached herein will necessarily be indicative of actual operating results in the future. Such discussion represents only the best present assessment of management of Hunter.

On July 21, 1995, Magnum executed a definitive agreement to combine with Hunter (the "Business Combination"), subject to Hunter Shareholder approval. Pursuant to the definitive agreement, Magnum issued to Hunter 2,750,000 shares of newly issued Magnum restricted common stock in exchange for substantially all of the assets of Hunter subject to its associated liabilities. Hunter's assets primarily consisted of stock in wholly-owned Subsidiaries and stock ownership interests in limited liability companies (the "Hunter Subsidiaries").

On December 19, 1995 to be effective December 22, 1995, Magnum and Hunter entered into an Agreement and Plan of Reorganization and Plan of Liquidation, as amended. The amendment was executed on December 19, 1995 by Hunter shareholders holding in excess of fifty percent (50%) of the outstanding common stock of Hunter and one hundred percent (100%) of the outstanding preferred stock of Hunter. The amended agreement provided for the issuance to Hunter of an additional 2,335,077 shares of newly issued Magnum restricted common stock and 111,825 shares of Magnum Series C preferred stock. In summary, the total consideration paid by Magnum for the Hunter Subsidiaries was 5,085,077 shares of Magnum restricted common stock and 111,825 shares of Magnum Series C preferred stock.

As stated, the amended agreement was executed by Hunter Shareholders owning in excess of fifty percent (50%) of the outstanding common stock of Hunter and one hundred percent (100%) of the outstanding preferred stock of Hunter. According to Pennsylvania law, Hunter Shareholders have no dissenter rights. However, Hunter is required to distribute an Information Statement and hold a special meeting of its shareholders to formally approve the agreement. Subsequent to the Business Combination, Magnum has conducted its oil and gas operations and energy related acquisitions in conjunction with the Hunter Subsidiaries. Existing management of Hunter has taken over all day to day operations of Magnum. Acquisitions completed by Magnum and Hunter after the initial agreement, were primarily completed by Magnum Hunter Production, Inc. ("Magnum Hunter"), a Hunter Subsidiary. Hunter and its subsidiaries were consolidated into Magnum's financial statements beginning December 31, 1995, so, no operating assets and liabilities are included in Hunter's balance sheet as of December 31, 1995. Hunter's balance sheet at that date is presented as a "Statement of Net Assets in Liquidation" because the only asset is the investment in Magnum Shares, which will ultimately be distributed to Hunter Shareholders.

On March 31, 1995, Hunter closed on an acquisition (the "Arrington" acquisition) of domestic producing oil and gas properties for $1.4 million. The purchase price was comprised of $1.2 million cash, $200,000 in restricted common stock of Hunter valued at $.3875 per share, and had an effective date of January 1, 1995. Additionally, the seller was granted a put option, guaranteed by Hunter's President, for Hunter to buy back the restricted common stock for $200,000. In April 1996 the put option expired unexercised.

On October 18, 1995, Magnum Hunter closed on an acquisition (the "Midland" acquisition) of the remaining seventy-five percent (75%) ownership interest in an affiliated company from a joint venture partner. The purchase price of $1,075,287 consisted of i) $300,000 in cash, ii) $300,000 represented by 85,131 shares of restricted common stock of Magnum valued at $3.52 per share and iii) the assumption of existing bank indebtedness of $475,287. As additional consideration, 50,000 warrants to purchase common stock of Magnum were issued at exercise prices ranging from $4.00 to $4.50 per share. The effective date of the acquisition was July 1, 1995.

On October 25, 1995, Magnum Hunter closed on an acquisition (the "Reef" acquisition) of domestic producing oil and gas properties. The purchase price was comprised of $2.058 million cash, funded by an existing bank line of credit, and

$257,000 represented by 64,176 shares of Magnum restricted common stock valued at $4.00 per share. The acquisition had an effective date of August 1, 1995.

On November 6, 1995, Magnum Hunter entered into an increased $20 million revolving credit agreement with First Interstate Bank of Texas, N.A. ("FITX"). The previous line of credit was in the maximum amount of $10 million and was entered into by Hunter prior to the Business Combination with Magnum. The new line of credit facility is secured by oil and gas properties and gas gathering system assets subject to a borrowing base determination established from time to time by FITX. At that time, the available combined borrowing base was increased to $8.7 million of which $7.8 million represented the portion attributable to the oil and gas properties. In March 1996, the oil and gas property borrowing base was increased to $9.0 million while the gas gathering borrowing base remained unchanged. At the time of the borrowing base redetermination, outstanding borrowings were to bear interest at prime plus one percent (1%) per annum.

On November 9, 1995, Magnum Hunter closed on an acquisition (the "Tana" acquisition) of domestic producing oil and gas properties for approximately $4.229 million. The initial purchase price was comprised of $3.104 million cash, funded by the bank line of credit, and a note payable to the previous owner in the amount of $1.125 million secured by 610,170 shares of restricted common stock of Magnum. The promissory note due to the previous owner was repaid in full in March 1996, funded by Hunter's existing line of credit, and the restricted common stock of Magnum securing such obligation was subsequently canceled.

On December 1, 1995, Magnum Hunter closed on an acquisition (the "Superior" acquisition) of two unregulated gas gathering systems located in Texas and Louisiana. The total consideration was approximately $1 million cash, funded substantially by the line of credit with FITX.

RESULTS OF OPERATIONS.

As discussed in Notes 1 and 3 to the consolidated financial statements, a vital part of the definitive agreement for the Business Combination with Magnum is a provision for the liquidation of Hunter upon formal shareholder approval of the definitive agreement and the exchange of Magnum shares for outstanding Hunter shares. As a result, Hunter has changed its basis of accounting at and for periods subsequent to December 31, 1995, to the liquidation basis of accounting. Under this method of accounting, assets are to be restated to estimated net realizable value and liabilities are to be stated at their estimated settlement value. As Hunter's only remaining asset is its investment in Magnum shares which are ultimately to be distributed to Hunter's shareholders in exchange for existing shares of Hunter, no liquidation basis adjustments to Hunter's assets and liabilities were necessary at December 31, 1995 and June 30, 1996.

Since all of Hunter's operating assets and liabilities were disposed of effective December 31, 1995, Hunter's revenues and expenses for the first six months of 1996 and 1995, and for the years ended December 31, 1995 and 1994 have been netted and presented as discontinued operations. Hunter's revenues and other operating information for the year ended December 31, 1995 and 1994 from its industry segments are presented in Note 10. The following discussions of results of operations for the years ended 1995 and 1994 is presented with respect to the normal components presented on a going concern basis. The terms of the Business Combination provided for Magnum's assumption of any expenses of Hunter incurred through Hunter's liquidation date. Accordingly, Hunter's statement of operations for the first six months of 1996 included no revenues or expenses. Further, it is anticipated Hunter will not report any revenues or expenses for any subsequent periods until liquidation.

Hunter incurred a net loss applicable to common shares of $691,000 (including dividend payments of $9,000) for the year ended December 31, 1995, compared to net income applicable to common shares of $6,000 (including dividend payments of $9,000) for the same period of the preceding year. The loss during 1995 resulted substantially from non-recurring non-cash items totaling $438,000 and a substantial decline in Hunter's 1995 revenues from oil field service activities as compared to 1994 activities. Of the 1995 noncash items, a $338,000 charge was recorded as additional depreciation to adjust a pipeline gathering system to its net realizable value. In addition, Hunter accrued $100,000 for potential expenses to be incurred in settlement of certain pending litigation of one of its subsidiaries.

Total revenue for the year ended December 31, 1995 rose to $2,967,000 from $2,356,000 in 1994. Revenue from oil and gas sales increased 180 percent during 1995 to $1,625,000 compared to $581,000 in 1994. The sharp rise in oil and gas revenue is largely attributable to Hunter's acquisition of oil and gas properties in 1995. Quantities of oil and gas produced during 1995 totaled 54,307 barrels of oil at a weighted average price of $16.09 per barrel and 445,886 mcf of gas at a weighted average price of $1.69 per mcf. Quantities of oil and gas produced during 1994 totaled 24,605 barrels of oil at a weighted average price of $13.70 per barrel and 127,854 mcf of gas at a weighted average price of $1.90 per mcf.

Gas gathering and marketing revenues rose slightly to $469,000 in 1995 as compared to $443,000 for 1994 as the revenues from the acquisition of two gathering systems on December 1, 1995 offset the impact of lower marketing revenue from Hunter's Schulter system in Oklahoma. The lower revenue from the Schulter system was the result of a new gas contract entered into in late 1994 which provided for a lower sales price on certain wells outside of the dedicated area. Oil field services revenue declined 50 percent to $565,000 in 1995 from $1,122,000 in 1994 due to the loss in late 1994 of a contract for the operation of approximately 400 wells. Interest and other income rose 47 percent in 1995 to $308,000 from $210,000 in 1994 as a result of non-cash items related primarily old unidentifiable liabilities of a Hunter subsidiary.

Lease operating expenses rose 85 percent to $762,000 in 1995 from $412,000 in 1994. On an equivalent barrel basis, the operating expense decreased to $5.92 per barrel in 1995 from $8.96 in 1994. The improvement is attributable to the lower operating expense per barrel ratio on properties acquired in late 1995. Depreciation and depletion rose to $919,000 in 1995 from $263,000 in 1994 as a result of an increase in the depletable book value of Hunter's properties acquired in 1995, the increase in production volumes, and a $338,000 non-cash charge as additional depreciation to adjust a pipeline gathering system to its net realizable value. Purchases of natural gas and pipeline operating expenses rose 22 percent to $414,000 in 1995 versus $338,000 in 1994 primarily for the similar reasons cited above for the increase in gas gathering and marketing revenues. Cost of services declined 31 percent to $454,000 in 1995 from $654,000 in 1994 due to a reduction of staff in late 1994 as a result of the loss of a contract for the operation of approximately 400 wells. General and administrative expenses ("G&A") of $702,000 in 1995 as compared to $513,000 in 1994 were significantly higher due to Hunter's provision for noncash bad debt expense of $165,000 for an increase in the allowance for doubtful accounts. Interest expense of $292,000 in 1995 is higher in the 1995 period over $44,000 in the 1994 period as a result of increased borrowing in 1995 related to the oil and gas properties acquired.

LIQUIDITY AND CAPITAL RESOURCES

For 1995, Hunter had a net decrease in cash of $25,000 primarily as the proceeds received from borrowing activities were principally used for oil and gas and pipeline acquisitions. Hunter's operating activities provided net cash of
$1,182,000 principally as a result of an increase in accounts payable and amounts due to affiliates with a partially offsetting increase in notes and accounts receivable, all largely the result of Hunter's increased activities in the acquisition area. Investing activities used net cash of $9,251,000 largely from acquisitions of oil and gas properties and pipelines. Financing activities accounted for net cash provided of $8,044,000 principally from the proceeds from borrowings under Hunter's line of credit utilized for acquisitions of oil and gas properties and pipelines mentioned above. Partially offsetting the borrowings were repayments made on bank debt obligations.

During 1994, operating activities provided net cash of $400,000 while Hunter used $807,000 of net cash in investing activities, consisting primarily of payments to purchase oil and gas properties, and $335,000 of net cash was provided by financing activities, which was primarily the result of net proceeds from debt borrowings and the sale of restricted common stock. Hunter had a net decrease of cash for the year of $72,000 as the cash received from its operating activities, borrowings and private placements of restricted common stock was used largely to acquire oil and gas properties.

As discussed above, Hunter's capital stock ownership in subsidiaries and limited liability companies were acquired by Magnum effective December 22, 1995. Therefore, the Business Combination with Magnum left Hunter with no income producing assets. Hunter's planned liquidation should occur prior to the end of fiscal 1996. Any required sources of funds to that date will be provided by Magnum as a part of the Business Combination.

                                  INTRODUCTION

This Information Statement and Prospectus is provided by the Board of Directors of Hunter to the shareholders of Hunter in connection with a Special Meeting of shareholders of Hunter and any adjournments or postponements thereof. The Special Meeting will be held on the date, at the time and place, and for the purposes set forth below under "The Special Meeting".

                           NO SOLICITATION OF PROXIES

The Board of Directors of Hunter is not soliciting proxies for use at the Special Meeting.

                        VOTING RIGHTS AND VOTES REQUIRED

The affirmative vote of the holders of at least a majority of the shares of Common Stock and Preferred Stock outstanding (including shares held by officers and directors) is required for the approval of the transaction. Hunter's Board of Directors recommends that Hunter shareholders vote for the proposed sale of the Hunter Subsidiaries and the corresponding plan of liquidation of Hunter.

ON DECEMBER 19,1995 TO BE EFFECTIVE DECEMBER 22, 1995, MAGNUM AND HUNTER ENTERED INTO AN AGREEMENT AND PLAN OF REORGANIZATION AND PLAN OF LIQUIDATION, AS AMENDED. THE AMENDMENT WAS EXECUTED BY HUNTER SHAREHOLDERS HOLDING OVER FIFTY PERCENT (50%) OF THE COMMON STOCK OF HUNTER, THEREFORE, APPROVAL OF THESE PROPOSALS AT THE SHAREHOLDER MEETING IS ASSURED. "SEE INTEREST OF HUNTER'S OFFICERS AND DIRECTORS IN THE TRANSACTION."

HOLDERS OF HUNTER COMMON STOCK ARE NOT ENTITLED TO APPRAISAL RIGHTS UNDER PENNSYLVANIA LAW IN CONNECTION WITH THE SALE OF PREDOMINATELY ALL OF THE ASSETS OF HUNTER.


                               THE SPECIAL MEETING

DATE, TIME AND PLACE

A Special Meeting of Shareholders of Hunter will be held at the Cigna Tower, 600 East Las Colinas Boulevard, Suite 1200 Irving, Texas 75039, on October 31, 1996 at 10:00 a.m., local time.

Only holders of record of Hunter Common Stock, par value $.10 per share, and holders of record of Hunter Preferred Stock, no par value, at the close of business on the Record Date are entitled to vote on all matters coming before the Meeting or any adjournment or postponement thereof.

Each shareholder is entitled to one vote for each share held on the record date. There were 18,504,663 shares of Common and 90,133 shares of Preferred Stock outstanding and entitled to vote on September 27, 1996.

PURPOSES

At the Special Meeting, the shareholders will be asked to consider and act upon a proposal to (i) sell the predominate assets of Hunter to Magnum pursuant to an Agreement and Plan of Reorganization and Plan of Liquidation dated as of December 19, 1995, as amended, between Hunter and Magnum (the "Agreement and Plan of Reorganization and Plan of Liquidation") and (ii) liquidate Hunter and distribute the Magnum Shares received pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation to the respective shareholders of Hunter.

THE HUNTER BOARD OF DIRECTORS, WITHOUT DISSENT, HAS APPROVED THE AGREEMENT AND PLAN OF REORGANIZATION AND PLAN OF LIQUIDATION AND THE TRANSACTIONS CONTEMPLATED THEREBY.

A representative of Hein + Associates, LLP, Hunter's independent auditors, will be present at the Special Meeting of shareholders. Hunter has been informed that the representative does not intend to make any statement to the shareholders at the meeting, but will be available to respond to any appropriate questions from shareholders.

DISSENTER'S RIGHT OF APPRAISAL

Pennsylvania corporate law (Business Corporation Law of 1988, "PBCL") provides that, in general, shareholder approval is required of a plan of asset transfer including a sale, lease, exchange or other disposition of all, or substantially all, the property and assets, with or without the goodwill, of a business corporation incorporated in Pennsylvania. See PBCL ss.1932(b). Further, dissenting shareholders generally have the right to obtain payment of the fair value for their shares. See PBCL ss.1932(c). However, PBCL further provides that holders of shares entitled to notice of and to vote on a plan of asset transfer under PBCL ss.1932(c) shall not have the right to obtain payment of the fair value for shares voted in dissent of the plan of asset transfer if the shares to be voted are either listed on a national securities exchange or held of record by more than 2,000 shareholders. Since Hunter's shares are held of record by more than 2,000 shareholders, shareholders voting against the transfer of assets to Magnum will not be entitled to receive payment for their shares. See PBCL ss.1571(b). Dissenting shareholders will receive shares of Magnum upon liquidation of Hunter.

                           THE SALE OF HUNTER'S ASSETS

If approved by Hunter Shareholders at the Special Meeting, the sale of Hunter's assets to Magnum will be consummated under the terms of the Agreement and Plan of Reorganization and Plan of Liquidation. The consummation of the sale will be followed by distribution of Magnum Shares to Hunter Shareholders pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation.


AGREEMENT AND PLAN OF REORGANIZATION AND PLAN OF LIQUIDATION

On July 21, 1995, Hunter executed a definitive agreement subject to Hunter Shareholder approval, to combine with Magnum (the "Business Combination"). Pursuant to the definitive agreement, Magnum issued to Hunter 2,750,000 shares of newly issued restricted common stock of Magnum in exchange for substantially all of the assets of Hunter, subject to its liabilities. Hunter's assets primarily consisted of capital stock in wholly-owned subsidiaries and capital stock membership interests in limited liability companies ("Hunter Subsidiaries").

On December 19, 1995 to be effective December 22, 1995, Magnum and Hunter entered into an Agreement and Plan of Reorganization and Plan of Liquidation, as amended. The amendment was executed by Hunter Shareholders holding over fifty percent (50%) of the common stock of Hunter and provided for the issuance to Hunter of an additional 2,335,077 shares of newly issued Magnum restricted common stock and 111,825 shares of Magnum Series C preferred stock. Therefore, the total number of Magnum shares to be distributed to Hunter's common and preferred shareholders for the acquisition of the Hunter Subsidiaries will be 5,085,077 of common stock and 111,825 of Series C preferred stock. As the amendment was executed on December 19, 1995 by Hunter shareholders holding over 50 percent of the common stock of Hunter, the transaction was consummated on December 22, 1995 and the Hunter subsidiaries were consolidated in Magnum's financial statements beginning December 31, 1995.

The Hunter Subsidiaries are engaged in four principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas; (2) the gathering, transmission, and marketing of natural gas; (3) the business of managing and operating producing oil and natural gas properties for interest owners; and (4) providing consulting and U.S. export services to facilitate Latin American trade in energy products. Magnum intends to continue to use and manage the Hunter Subsidiaries and their underlying assets in the same manner as conducted by Hunter.

The Magnum Shares and the interests in the Hunter Subsidiaries are held in escrow pending shareholder approval of this proposal. Upon approval by the shareholders, the Hunter Subsidiaries will become subsidiaries of Magnum and the Business Combination will be completed.

In negotiating the number of Magnum common and preferred shares to be issued to Hunter for the acquisition of the Hunter Subsidiaries, consideration was given to the value of the assets of each of the Hunter Subsidiaries, the proved oil and gas reserves of the Hunter Subsidiaries (as applicable), the assumption of existing liabilities, and the market value of Magnum common shares (prior to the commencement of negotiations of the amended agreement through the date that the definitive agreement was executed). On January 3, 1996, the day preceding public announcement of closing the definitive agreement, the high and low sales price for Hunter's common stock was $.34 and $.25 respectively. On the same day, the high and low bid price for Magnum's common stock was $3.31 and $3.13, respectively. In addition, the high and low bid price for Magnum's Series C preferred stock were both $10.75.

As a result of the issuance of the Magnum common and preferred shares to Hunter, Hunter is the owner of approximately 43.8% of Magnum's total issued and outstanding common stock. After approval of the Business Combination at the shareholder meeting, the Magnum common and preferred shares will be distributed to Hunter Shareholders. See "Plan of Liquidation." Hunter shareholders are expected to receive one Magnum common share for every 3.916 common shares of Hunter exchanged. The common stock of Hunter will continue to trade on the Boston Stock Exchange and Over-The-Counter market until the time of the liquidation.

HISTORY OF AND REASONS FOR THE TRANSACTION


         HISTORY

Over the past eighteen months, Hunter has sought to increase its capital base and stimulate the market and trading activity in its common stock. Hunter's Management and Board of Directors considered various methods for achieving Hunter's objectives. Such methods included mergers, acquisitions, reverse stock splits, financing or other business combinations. Hunter obtained a $10,000,000 line of credit with a major money center bank during the first half of 1995, but Management realized that Hunter needed to expand its equity capital base to complement the line of credit. Among the factors considered by the Board of Directors and Management for entering into the Business Combination were:

         1. The Board believed that Hunter needed substantial additional capital to effectively compete in an increasingly concentrated market. Hunter competes against other oil and gas companies in the search for, and obtaining of, desirable properties. Many of Hunter's competitors are larger than Hunter and have greater access to capital than does Hunter and may, therefore, have an advantage. By increasing its capital base and financing alternatives, Hunter can improve its competitiveness in seeking more acquisitions with a greater size as well as projects with larger development and reserve potential.

         2. The recent and historical market trading ranges of Hunter's common stock are significantly below the amount the Board and Management believe to be the underlying present value of Hunter. Furthermore, the recent and historical stock market prices have not been attractive to either retail or institutional investors and potential acquisition candidates due to a trading price of less than $1.00 per share.

         3. The historic lack of liquidity of Hunter's common stock discourages potential investors from accumulating any significant ownership.

In June 1995, Hunter received an indication of interest from Magnum to consider a business combination. The Board and Management carefully considered the indication of interest and concluded that it would be in the best interests of the shareholders to pursue a business combination with Magnum. On July 7, 1995, Hunter entered into a Letter of Intent to proceed with a business reorganization whereby Magnum would acquire substantially all of the assets of Hunter which consisted of the Hunter Subsidiaries in exchange for shares of Magnum's common stock.

          REASONS FOR THE SALE TRANSACTION

In reaching its conclusion, the Board considered that the Business Combination would result in:

     o Combined cash in July 1995 of approximately $2.0 million, and, if certain issued and outstanding Magnum warrants are exercised, up to an additional $4.7 million in cash.

     o Upon liquidation, Hunter Shareholders will receive Magnum Shares listed upon the American Stock Exchange where common shares of Magnum have historically traded in a range of $2.25 to $5.25 per share.

     o    No additional indebtedness incurred as a result of the transaction.

     o    An increased borrowing base under existing lines of credit.

     o    Total assets at December 31, 1995 of approximately $40.1 million.

     o    Shareholders'  equity at  December  31,  1995 of  approximately  $24.5 million.

     o    Increased exploration and development opportunities.

     o    Improved market support and investment banking relationships.

     o A combined in-depth management team in the fields of engineering, geology, finance, and accounting.

     o    Enhanced industry reputation by improved ranking within the industry.

     o General and administrative expenses for the combined companies would be substantially reduced due to the consolidation of administrative functions.

     o Operating expenses of Magnum's properties will be reduced due to the elimination of third party operating contracts which have been assumed by Gruy Petroleum Management Company ("Gruy"), a Hunter Subsidiary.

The Hunter Board of Directors have concluded that the proposal by Magnum as represented in the Agreement and Plan of Reorganization and Plan of Liquidation, as amended, is fair because Hunter is ranked 218 by total assets in the Oil and Gas Journal's OGJ 300 Company Index for 1994, a survey of the 281 publicly traded oil and gas companies in the United States. Magnum is ranked 192 in the same survey. Hunter was rated as number 229 and Magnum as 207 in the 1993 survey. Based upon the pro forma balance sheet for the combined companies, the combined companies would have ranked 164 with assets of $23,759,356 or more than two times the size of Magnum and almost six times the size of Hunter at the end of 1994.

In addition, the existing cash held by Magnum will allow the combined companies to accelerate their growth through acquisitions, a significant factor for Hunter as it lacked the necessary capital resources to purchase desirable properties. Finally, Management believed Hunter's assets were undervalued on its books and records and the Business Combination allowed Hunter to book its assets at fair market value.

RECOMMENDATIONS OF THE HUNTER BOARD

The Board of Directors of Hunter have reviewed and held significant discussions concerning the Magnum proposal and unanimously agree that it provides a reasonable alternative for Hunter and its shareholders. Hunter's Board of Directors have concluded that the proposal by Magnum as represented in the Agreement and Plan of Reorganization and Plan of Liquidation, as amended, is a fair and equitable one and in the best interests of the Hunter Shareholders.

                               PLAN OF LIQUIDATION

GENERAL

The Board of Directors of Hunter unanimously recommends to the shareholders that they approve adoption of the plan of liquidation of Hunter. By resolution dated July 21, 1995, the Directors approved a Plan of Liquidation as a part of the Agreement and Plan of Reorganization and Plan of Liquidation with Magnum. (The Plan of Liquidation is referred to hereafter as the "Plan".) The Plan is subject to the approval of the shareholders of Hunter, which is the second matter to be considered at the special meeting. The Plan provides basically that upon adoption by the shareholders, Hunter will be dissolved, the common and preferred shares received from Magnum upon transfer of the Hunter Subsidiaries to Magnum will be distributed to the respective shareholders, and the corporate existence of Hunter will be terminated in accordance with Pennsylvania law.

When the Plan is approved by the shareholders, the Board of Directors will proceed in the following fashion:

NUMBER OF MAGNUM SHARES TO BE DISTRIBUTED

There will be 5,085,077 shares of Magnum Common Stock and 111,825 shares of Magnum Series C preferred stock distributed to Hunter's common and preferred shareholders. Common shareholders of Hunter are expected to receive one Magnum common share for every 3.916 common shares of Hunter's common shares redeemed. Preferred shareholders of Hunter are expected to receive 1.241 shares of Magnum Series C preferred stock and 3.987 shares of Magnum common stock for every share of Hunter preferred redeemed. The common stock of Hunter will continue to trade on the Boston Stock Exchange and Over-The-Counter market until the time of the liquidation.

DISTRIBUTIONS TO SHAREHOLDERS

The plan provides that the Magnum common and preferred shares will be distributed to the shareholders as soon as practicable after approval of the Plan by the shareholders at the meeting. The expenses of administering Hunter, winding up Hunter's affairs, preparing all reports required by federal and state law, the negotiation and payment of any claims against Hunter, as well as all expenses and liabilities which continue to arise or be incurred during the course of the liquidation process will be the obligation of Magnum.

Shareholders who exchange their Hunter Shares will not be obligated to pay brokerage commissions, solicitation fees nor will they be subject to the Letter of Transmittal or stock transfer taxes on the acquisition of Magnum Common and Preferred Shares. Hunter will pay all charges and expenses of Securities Transfer Corporation, the Exchange Agent, in connection with the distribution and exchange.

PROCEDURES FOR EXCHANGING SHARES

To exchange Hunter Shares pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation, a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents as may be required by Securities Transfer Corporation, must be transmitted to and received by the Exchange Agent at its address set forth on the back cover of this Prospectus and stock certificates for Hunter Shares must be received by the Exchange Agent at such address.

The method of delivery of Hunter Shares and all other required documents is at the election and risk of the tendering shareholder. If delivery is by U.S. mail, registered mail with a return receipt requested and properly insured, is the recommended method.

Notwithstanding any other provisions hereof, the Magnum Common and Preferred Shares will be exchanged for Hunter Shares tendered pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation only after receipt by the Exchange Agent of certificates for such Hunter Shares, a properly completed and duly executed Letter of Transmittal (or facsimile thereof) and any other required documents as the Company or the Exchange Agent may require on a case by case basis.

                          INFORMATION CONCERNING MAGNUM


BUSINESS DEVELOPMENT.

Magnum was incorporated under the laws of the State of Nevada on February 10, 1989, originally under the name Master Ventures, Inc., and registered a public offering of its securities in 1989 pursuant to a Registration Statement on Form S-18, Commission File No. 33-30298-D. Subsequently, Magnum became engaged in the oil and gas business and changed its name to Magnum Petroleum, Inc. on October 1, 1990. Due to its operations in various states, Magnum is also registered as a foreign corporation qualified to do business in the states of California, Oklahoma and Texas. During the past three years, Magnum's primary focus has been the acquisition and development of oil and gas properties and raising working capital through both the private and public sale of its common and preferred stock.

On November 12, 1993, a Registration Statement filed by Magnum on Form SB-2 was declared effective by the Securities and Exchange Commission. Pursuant to such offering a total of 517,500 Series C Units were sold at $10.00 per Unit. Magnum realized net proceeds from such offering after commissions, legal and accounting fees and printing and other costs of the offering, of approximately $4,376,158. Each Series C Unit consisted of one share of Series C convertible, redeemable preferred stock, $.001 par value, and three redeemable Warrants. The Series C preferred stock is convertible at the option of the holder at any time into three shares of Magnum's common stock. The shares of Series C preferred stock will automatically convert into three shares of common stock if, during any twenty consecutive trading days, the closing bid price of the common stock equals or exceeds $5.00 per share. The Series C preferred stock became redeemable on November 12, 1995 and will thereafter be redeemable, in whole or in part at the option of Magnum upon thirty days notice at $10.50 per share, plus accrued and unpaid dividends to the redemption date. Each Warrant entitles the holder to purchase one share of Magnum's common stock at an exercise price of $5.50 per share, until November 12, 1998. However, Magnum filed a post effective amendment to such registration statement to update the prospectus, which was declared effective November 15, 1994, and during the period from November 15, 1994 through February 16, 1995, (the "Discount Period") Magnum offered to holders of warrants a limited opportunity to exercise their warrants during the Discount Period at a discounted exercise price of $4.00 per share. During the Discount Period, 833,324 Warrants were exercised at $4.00 per share, resulting in the receipt of $3,333,298 in gross proceeds by Magnum. The remaining Warrants are callable and can be redeemed by Magnum for $.02 per Warrant upon thirty days notice at any time after November 12, 1995, or earlier if the closing bid price of the common stock equals or exceeds $6.75 for five consecutive trading days.

On July 21, 1995, Magnum executed a definitive agreement to combine with Hunter Resources, Inc. ("Hunter"), a Boston Stock Exchange publicly traded company, subject to Hunter shareholder approval (the "Business Combination"). Pursuant to the definitive agreement, Magnum issued to Hunter 2,750,000 shares of newly issued restricted common stock in exchange for substantially all of the assets of Hunter, subject to its liabilities. Hunter's assets primarily consisted of capital stock ownership in wholly-owned subsidiaries and capital stock ownership interests in limited liability companies (the "Hunter Subsidiaries").

On December 19, 1995 to be effective December 22, 1995, Magnum and Hunter entered into an amended Agreement and Plan of Reorganization and Plan of Liquidation. The amendment was executed by Hunter Shareholders holding in excess of fifty percent (50%) of the outstanding common stock of Hunter and one hundred percent (100%) of the outstanding preferred stock of Hunter. The amended agreement provided for the issuance to Hunter of an additional 2,335,077 shares of newly issued restricted common stock and 111,825 shares of Series C preferred stock. In summary, the total consideration paid by Magnum for the Hunter Subsidiaries was 5,085,077 shares of restricted common stock and 111,825 shares of Series C preferred stock.

AS THE AMENDED AGREEMENT WAS EXECUTED BY HUNTER SHAREHOLDERS OWNING IN EXCESS OF FIFTY PERCENT (50%) OF THE OUTSTANDING COMMON STOCK OF HUNTER AND ONE HUNDRED PERCENT (100%) OF THE OUTSTANDING PREFERRED STOCK OF HUNTER AND HUNTER'S MANAGEMENT HAS ASSUMED OPERATIONAL CONTROL OF THE COMBINED COMPANIES, ALL SUBSEQUENT DISCUSSIONS AND DISCLOSURES IN THIS DOCUMENT WILL, UNLESS OTHERWISE STATED, INCLUDE THE BUSINESS OPERATIONS OF THE HUNTER SUBSIDIARIES.

The Hunter Subsidiaries are engaged in four principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas; (2) the gathering, transmission, and marketing of natural gas; (3) the business of managing and operating producing oil and natural gas properties for interest owners; and (4) providing consulting and U.S. export services to facilitate Latin American trade in energy products. Magnum intends to continue to use and manage the Hunter Subsidiaries and their underlying assets in the similar manner as previously conducted by Hunter.

Magnum Shares and the interests in the Hunter Subsidiaries are held in escrow pending formal shareholder approval of the Business Combination at the Hunter shareholder meeting.

In negotiating the number of common and preferred shares to be issued to Hunter for the acquisition of the Hunter Subsidiaries, consideration was given to the value of the assets of each of the Hunter Subsidiaries, the proved oil and gas reserves of the Hunter Subsidiaries (as applicable), the assumption of existing liabilities, and the market value of Magnum's common and preferred shares (prior to the date of the amended agreement through the date that the definitive agreement was executed and announced).

As a result of the issuance of the common and preferred shares to Hunter by Magnum, Hunter is the owner of approximately 43.8% of Magnum's total issued and outstanding common stock. After approval of the Business Combination at the Hunter shareholder meeting, the common and preferred shares issued by Magnum will be subsequently distributed to the respective Hunter shareholders. Shareholders of Hunter common stock are expected to receive one common share for every 3.916 common shares of Hunter redeemed. Shareholders of Hunter preferred stock are expected to receive 1.241 shares of Magnum Series C preferred stock and 3.987 shares of Magnum common stock for every share of Hunter preferred redeemed.

Effective December 31, 1995, Lloyd T. Rochford, the then current President, Chief Executive Officer, Chief Financial Officer and a director of Magnum, resigned as an officer, but assumed the position of Chairman of Magnum. In addition, Stanley McCabe resigned as an officer of Magnum but has also remained as a director. A new board of directors was appointed for Magnum at this time. The new board consists of Lloyd T. Rochford as Chairman, Matthew C. Lutz as Vice Chairman, Gary C. Evans, Stanley McCabe, James E. Upfield, Gerald W. Bolfing and Oscar C. Lindemann. An audit committee was appointed consisting of non-officer directors which include Oscar C. Lindemann, Gerald W. Bolfing and Stanley McCabe. Mr. Evans was appointed President and Chief Executive Officer of Magnum. Mr. Lutz also was appointed Exploration and Business Development Manager. Steven
P. Smart was appointed Senior Vice President and Chief Financial Officer and William C. Jones was appointed Secretary.

On June 28, 1996, Magnum closed on the purchase of 469 natural gas wells and 427 miles of a gas gathering pipeline system from Meridian Oil Inc. ("Meridian"), a wholly-owned subsidiary of Burlington Resources, Inc. The net purchase price after certain purchase price adjustments was approximately $35 million for all of Meridian's interest in certain gas wells and a gas gathering system located in the Panhandle of Texas and Western Oklahoma, more commonly referred to as the "Panoma Properties."

The current daily production volumes from the Magnum owned wells is approximately 14 million cubic feet per day with total delivery, including third party gas purchased by the gathering system, of almost 19 million cubic feet per day. The Company has estimated the net cash flow from the acquisition of the Panoma Properties to be approximately $500,000 per month. The existing wells and gas gathering system are located in three fields, the West Panhandle Field, the East Panhandle Field, and the South Erick Field, all located in Gray, Wheeler, Collingsworth and Donley Counties, Texas and Beckham and Greer Counties, Oklahoma. Magnum's wholly-owned subsidiary, Gruy Petroleum Management Co., has become the operator of all wells, the gas gathering pipeline system, and associated assets.

BUSINESS OF COMPANY

The business purpose of Magnum following the Business Combination is to engage in four principal activities: (1) the acquisition, production and sale of crude oil, condensate and natural gas; (2) the gathering, transmission, and marketing of natural gas; (3) the business of managing and operating producing oil and natural gas properties for interest owners; and (4) providing consulting and U.S. export services to facilitate Latin American trade in energy products. In most instances, Magnum acts as operator of the oil and gas properties in which it has acquired an interest.


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



Magnum pursues its business through the acquisition of oil and gas mineral leases, gas gathering systems, and producing oil and gas properties. Based upon each specific mineral lease situation as well as geological and engineering interpretations, Magnum either develops its inventory of leases through the drilling of an oil and/or gas well, redrills or recompletes an existing well or manages and operates existing wells located on such leases for the production of oil and/or gas reserves located thereon. Magnum currently has an interest in oil and gas mineral leases, gas gathering pipeline systems and wells producing hydrocarbons that are located in the states of Oklahoma, New Mexico, Kansas, Louisiana, Mississippi and Texas. At the present time, Magnum does not intend to pursue its activities beyond those six states; however, Magnum will evaluate other opportunities for the development of oil and gas reserves and related assets and given the right circumstances, may become involved in these activities in states other than those in which it is currently involved.

Magnum currently acts as an "operator" of oil and gas properties, through its wholly-owned subsidiary, Gruy Petroleum Management Co., in all six states mentioned above. In this capacity, Magnum is responsible for the daily activities of producing oil and/or gas from individual wells and leases located within those states. Magnum's functions are focused primarily towards management of the properties to maximize profitability and supervision of its field employees. Additionally, Magnum contracts with individuals doing business within the proximity of the wells, more commonly referred to as "pumpers", for performing the various tasks that are required to maintain the production of oil and/or gas of the wells. Magnum is not a user or refiner of the oil and/or gas produced, except as it may relate to the operation of wells that may produce gas. Once extracted from the ground, Magnum either connects the production to a pipeline gathering system, in the case of gas, or stores the crude oil in storage tanks located in the near proximity of the producing field, for collection by an oil purchaser. The properties that Magnum operates are located in areas which are typically serviced by more than one crude oil purchaser and a gas pipeline gathering system is generally within a relatively close proximity of the natural gas being produced.

Since 1992, Magnum has been actively involved in making acquisitions of oil and gas and other related properties, entering into operating agreements for such properties, and raising capital by selling its securities to make such acquisitions. As a result, Magnum now operates and holds working interests in approximately 1,000 producing oil and gas wells. The properties in which Magnum has acquired interests often contain proved undeveloped reserves that require additional drilling, workovers, waterflooding or other forms of enhancement to become productive. In addition to acquiring such properties, Magnum has engaged in exploration and development activities by drilling new wells on such properties during the past several years.

ACQUISITION OF ADDITIONAL PROPERTIES

Magnum will continue to evaluate and select additional prospects and leases for acquisition and development which management considers appropriate for the purposes of Magnum. Such prospects may be located anywhere in the United States. The principal purpose of Magnum in such acquisitions will be to seek and acquire properties which presently are producing oil and/or gas and are generating sufficient revenues from such properties to provide Magnum with the potential to significantly increase cash flow.

To the extent Magnum continues seeking additional acquisitions of producing oil and gas properties, it competes with many other entities which seek to acquire similar assets. The operations and expenditures on behalf of Magnum are minor in relation to total operations conducted and in comparison to amounts expended by all entities operating within this industry. The total number and identity of producing oil and gas properties and proved developed leases acquired by Magnum will depend upon, among other things, a combination of the total amount of capital available to Magnum, the latest geological and geophysical data available, and the continuation of a sufficient supply of properties which may become available for purchase.

Because management is responsible for selecting additional acquisitions, it continually engages in a process of reviewing and analyzing prospects submitted by oil and gas operating companies, investment bankers, geologists, engineers and others within the energy industry. In some circumstances, prospects may, in addition to the usual royalty paid to the landowner, have the burden of a net profits interest or an overriding royalty for the benefit of the entity or person submitting prospects to Magnum. These net profits and royalty interests do not share in any expense of drilling, development, completion, operating and other costs incident to the production and sale of oil and gas. Magnum seeks to acquire leasehold interests which will create the maximum net revenue interest attributable to the working interest owners in such leases.

The following information and factors are considered by management in connection with most decisions to acquire a property for Magnum:

     (a)  The amount of uncommitted funds then available;
     (b)  The current production and expected future cash flow therefrom;
     (c)  The geologic and  geographic  region in which the property is located;
          and
     (d) The nature and extent of geological and engineering data available concerning the property.

Oil and gas production, prospects, and leases have been and will continue to be acquired by Magnum from various industry sources, including, without limitation, landowners, lease brokers, operating companies, investment bankers and other persons or companies engaged in the business of acquiring and dealing in oil and gas properties. In that regard, leases which are purchased by Magnum may be whole or fractional interests in oil and gas properties, and if fractional, a portion of the costs of development may be borne by the parties possessing the remaining fractional interests. Magnum may also from time to time enter into joint ventures or farmout arrangements to acquire or develop properties.

DRILLING AGREEMENTS AND OPERATION OF WELLS

In addition to acquiring producing oil and gas properties, Magnum may use its working capital and available line of credit for drilling and other development on the properties in which Magnum has acquired interests, to the extent funds permit. Magnum does not own drilling equipment and consequently sub-contracts the drilling, redrilling or workover of wells for which it is designated the operator. When Magnum is acting as the operator, it will typically enter into a drilling agreement with an independent drilling contractor. Magnum either compensates the drilling contractor on a) a footage contract, b) an hourly arrangement during the drilling, testing and completion phase of each well, or
c) seeks a fixed price or turn-key agreement. The drilling contractor is typically allowed to utilize other selected independent contractors, each of which is experienced in providing drilling related services in the area, to conduct certain activities on behalf of Magnum.

Magnum manages all day-to-day operations of Magnum's wells, leases and prospects for which it is the operator. While Magnum may enter into agreements with other parties for specific services, such agreements will keep management functions within the control of Magnum. Magnum utilizes its in-house technical personnel to provide geological, geophysical, engineering and other services and when necessary, retains these services on a contractual basis from within the industry. Magnum reviews and analyzes all prospects, drilling and logging data, engineering information and production data, and monitors all expenditures made on behalf of Magnum by any third party engaged as a subcontractor.

Magnum will from time to time determine that it is in its best interest to drill either exploratory or development wells on properties in which it has acquired an ownership interest. Management will have the responsibility to determine whether any well should, at any point, be abandoned. In the event that a well is lost at any depth, either vertically or horizontally, by reason of any accident or casualty, or if igneous rock or other impenetrable substances are encountered, or loss of circulation or other conditions render further drilling impractical by methods to be employed, Magnum may elect to plug and abandon a well and cease operations on the prospect or to plug and abandon a well and commence drilling an additional well on the prospect.

TIMING OF ACQUISITIONS/OPERATIONS

Magnum is continually evaluating the acquisition of additional proven oil and gas properties and other oil and gas companies. Additionally, Magnum may commence drilling on existing prospects as it deems appropriate. Magnum believes that it has available suitable prospects and leases for future development.

GAS GATHERING, TRANSMISSION AND MARKETING

Hunter Gas Gathering, Inc. (formerly IOM, Gas, Inc.), a wholly owned subsidiary of Magnum, owns and operates four gas gathering pipeline systems located in the states of Oklahoma, Texas and Louisiana. Compression services are provided by this subsidiary on all four systems through either existing ownership of the equipment or leases from third parties. The North Appleby system is located primarily in Nacogdoches County, in East Texas. Approximately 39 wells are connected to the system. Approximately 100 mmcf per month is delivered through the system into a Natural Gas Pipeline Co. pipeline. The Schulter system is located in Okmulgee County, Oklahoma. Approximately 10 mmcf per month is delivered from 38 wells into the Enogex pipeline. The Longwood system is located in Caddo Parish, Louisiana. Approximately 30 mmcf per month flows through the system from 28 wells, and the gas is delivered into the Koch-Gateway pipeline. A substantial portion of the gas delivered through these systems is marketed by Hunter Gas Gathering, Inc. as an added service to the producers from whom the Company acquires the gas.

The Panoma gathering system consists of approximately four hundred  twenty-seven
(427) total miles of pipeline. The four main trunklines run east and west for approximately 66 miles with the east end starting in Beckham Co., Oklahoma and the west end starting in Gray Co., Texas. Trunk "A" has approximately fourteen
(14) miles of sixteen (16) inch pipeline in Gray Co., Texas transporting West Panhandle gas to Panoma Plant #1. Trunk "B" has approximately thirty (30) miles of sixteen (16) inch pipeline beginning in Collingsworth Co., Texas and ending at Panoma Plant #1. This line transport gas from the East Panhandle Field. Trunk "C" has approximately twenty-two (22) miles of sixteen (16) inch pipe beginning in Beckham Co., Oklahoma and ending at Panoma Plant #2. This line transports gas from the South Eric Field. The Panoma Plant #2 discharge line is approximately twenty-eight (28) miles of sixteen (16) inch pipeline beginning at Panoma Plant #2 and ending at Panoma Plant #1. This line serves as a discharge line for Panoma Plant #2 for compressed South Eric and East Panhandle gas and runs parallel to Trunk "B".

The Panoma gathering system also consists of four (4) compressor stations. Panoma Plant #1 consists of five (5) - 2,000 horsepower compressors with dehydration and treating equipment. Panoma Plant #2 consists of three (3) - 600 horsepower compressors. Trunk Line "A" station consists of one (1) - 650 horsepower compressor. Lateral "B-1" Station consists of one (1) - 90 horsepower compressor. Gas throughout for the Panoma gathering system is approximately 500 MMCF per month.

PETROLEUM MANAGEMENT AND CONSULTING SERVICES

Gruy  Petroleum  Management  Co.  ("Gruy")  has a 37-year  history  of  managing properties for banks, financial institutions, bankruptcy trustees, estates, individual investors, trusts and independent oil and gas companies. Magnum provides drilling, completion, field inspections, joint interest billings, revenue receipt and distribution services, regulatory filings with the appropriate state and federal authorities, management of limited partnership interests, gas marketing, environmental compliance services, expert witness testimony and petroleum engineering services. Gruy manages, operates and provides consulting services on oil and gas properties located in six states, predominately within the Mid-Continent, West Texas, Eastern New Mexico and the Gulf Coast regions of the United States.

INSURANCE

Magnum maintains insurance coverage generally as follows:

     (a) Employer's liability insurance in certain states covering injury or death to any employee who may be outside the scope of the worker's compensation statute;
     (b) Commercial general liability insurance for bodily injury and property damage, including property damage by blow-out and cratering, completed operations, and broad form contractual liability with respect to any contract into which the operator may enter into;
     (c) Automobile liability insurance covering owned, non-owned and hired automotive equipment;

     (d)  Umbrella liability insurance; and
     (e) Operator's insurance covering the costs of controlling a blow-out, and seepage and pollution liability, when deemed appropriate on certain properties.

Magnum attempts to obtain such insurance in amounts management believes to be reasonable and standard. Such coverage will likely not fully protect Magnum from any specific casualty or loss. There is no assurance such insurance will always be available to Magnum and on terms Magnum can afford.

Magnum is subject to, and to the best of its knowledge and belief is currently in compliance with all bonding requirements (such as those relating to plugging and abandonment) that are imposed by each of the states in which the properties for which Magnum acts as operator are located.

COMPETITION

The oil and gas industry is a highly competitive industry. Competitors include major oil companies, other independent oil and gas concerns, and individual producers and operators, many of which have financing resources, staffs and facilities substantially greater than those of Magnum. In addition, Magnum frequently encounters competition in the acquisition of oil and gas properties, gas gathering systems, and in its management and consulting business. The principal means of competition are the amount and terms of the consideration offered. When possible, Magnum tries to avoid open competitive bidding for acquisition opportunities. The principal means of competition with respect to the sale of oil and natural gas production are product availability and price. While it is not possible for Magnum to state accurately its position in the oil and gas industry, Magnum believes that it represents a minor competitive factor.

BUSINESS RISKS AND REGULATION.

Magnum's operations are affected in various degrees by political developments, federal and state laws, and regulations. In particular, oil and gas production operations and economics are affected by price controls, tax and other laws relating to the petroleum industry. They are all affected by the changes in such laws, by changing administrative regulations, and by the interpretation and application of such rules and regulations.

Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases Magnum's cost of doing business and, consequently, affects its profitability. Sales of crude oil, condensate and natural gas liquids by Magnum can be made at uncontrolled market prices.

Changing Oil and Natural Gas Prices and Markets -- The market for oil and natural gas produced by Magnum depends on factors beyond its control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation of oil and natural gas production and sales. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.

For over a decade, there has been a significant overall decline in the demand for natural gas in the United States and in the prices paid for oil and gas. The oversupply was caused primarily by a decrease in market demand and unusually warm weather conditions. Seasonal variations exist to the extent that the demand for natural gas is somewhat lower during the summer months than during the winter season. Gas prices have been extremely volatile over the past several years and it is not known whether or not a current surplus in natural gas deliverability exists as has been the case over the past six (6) years. Crude oil prices are affected by a variety of factors. Since domestic crude oil price controls were lifted in 1981, the principal factors influencing the prices received by producers of domestic crude oil have been the pricing and production of the members of the Organization of Petroleum Exporting Countries ("OPEC"). While Magnum cannot predict the future prices of oil and natural gas, the potential for further price volatility is probable and the possibility of price declines exists as has been experienced in the past.

Magnum's production revenues and the carrying value of its oil and natural gas properties are affected by changes in oil and natural gas prices. Moreover, Magnum's current borrowings under certain credit facilities, its borrowing capacity and its ability to obtain additional capital in the future are directly affected by oil and natural gas prices.


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



Federal Regulation of Sales of Natural Gas -- Historically, the transportation and sale for resale of gas in interstate commerce have been regulated pursuant to the Natural Gas Act of 1938 (the "NGA). In addition, since 1978, maximum selling prices of certain categories of gas, whether sold in interstate or intrastate commerce, have been regulated pursuant to the Natural Gas Policy Act of 1978 (the "NGPA"). These statutes are administered by the Federal Energy Regulatory Commission ("FERC"). The provisions of these acts and regulations are complex. However, as a result of the enactment of the Natural Gas Wellhead Decontrol Act of 1989 (the "Decontrol Act"), the remaining restrictions imposed on the NGA and the NGPA with respect to "first sales" terminate on the earlier of January 1, 1993 or the expiration of the applicable contract. Any gas not otherwise deregulated prior to January 1, 1993 was deregulated as of that date. The effect of the Decontrol Act is to remove all remaining price controls under the NGPA and to remove all remaining FERC certificate and abandonment jurisdiction otherwise applicable to producers under the NGA.

Several major regulatory changes have been implemented by the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry which remain subject to the FERC's jurisdiction. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the gas industry. The ultimate impact of the complex and overlapping rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, many aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions.

FERC has issued Orders 636 and 636-A for the purpose of restructuring the gas pipeline sales and transportation services in the United States to promote competition in all phases of the gas industry. The impact of these FERC Orders has significantly altered the traditional way natural gas has been purchased, transported, and sold. The restructuring requirements that have emerged from the administrative and judicial review process has varied significantly from those previously in effect.

The price at which Magnum's natural gas may be sold will continue to be affected by a number of factors, including the price of alternate fuels such as oil and coal and competition among various natural gas producers and marketers.

Environmental   Regulation  --  Various  federal,   state  and  local  laws  and
regulations covering the discharge of materials into the environment, or otherwise relating to the protection of the environment, may affect Magnum's operations and costs as a result of the effect on oil and gas exploration, development and production operations. At present, substantially all of Magnum's U.S. production of crude oil, condensate and natural gas is in states having conservation laws and regulations. It is not anticipated that Magnum will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, Magnum is unable to predict the ultimate cost of compliance. Magnum is able to control directly the operations of only those wells for which it acts as operator. Notwithstanding Magnum's lack of control over wells operated by others, the failure of the operator to comply with applicable environmental regulations may, in certain circumstances, be attributable to Magnum.

State Regulation -- State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The Railroad Commission of Texas regulates the production of oil and natural gas produced by Magnum in Texas. Similar regulations are in effect in all states in which Magnum produces oil and natural gas. Most states in which Magnum owns and operates properties have statutes, rules or regulations governing conservation matters, including the unitization or pooling of oil and gas properties, establishing of maximum rates or production from oil and gas wells and the spacing of such wells. Many states also restrict production to the market demand for oil and gas. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from Magnum's properties. Some states have enacted statutes prescribing ceiling prices for gas sold within their state.

Many states have issued new regulations under authority of the Clean Air Act Amendments of 1990, and such regulations are in the process of being implemented. These regulations may require certain oil and gas related installations to obtain federally enforceable operating permits and may require the monitoring of emissions; however, the impact of these regulations on Magnum is expected to be minor. Several states have also adopted regulations on the handling, transportation, storage, and disposal of naturally occurring radioactive materials that are found in oil and gas operations.

EMPLOYEES

Magnum has a total of 30 employees, all of whom are employed full-time. Four of Magnum's five senior officers are employed by Magnum on a full-time basis and Morgan F. Johnston, General Counsel and Secretary, consults with Magnum on a part-time basis.


SERIES C CONVERTIBLE PREFERRED STOCK

On June 5, 1996, Magnum called for redemption 208,333 shares of its Series C preferred stock at $10.50 per share, as provided by the terms of the certificate of designations, plus accrued dividends with an extended redemption date of July 10, 1996. Terms of the preferred stock provide for the option by the holder to convert the preferred shares into common stock at the rate of three (3) shares of common stock for each share of Series C preferred stock. At June 30, 1996, 57,400 shares of the preferred stock had converted into 172,200 shares of Magnum common stock. An additional, 3,527 shares of common stock were issued for accrued dividends to conversion date. Subsequent to June 30, 1996, but prior to July 11, 1996, an additional 236,992 shares of the preferred stock were converted for 732,223 shares of common stock including accrued dividends paid in common stock. Additionally, 8,224 shares of preferred stock were redeemed for cash in the amount of $88,860.

On July 11, 1996, Magnum called for the redemption the remaining 322,384 shares of its Series C preferred stock. The redemption price was $10.50 per share, plus accrued dividends of $.141 per share from July 1, 1996 through the extended redemption date of August 16, 1996, for a total redemption price of $10.641 per share. The Series C preferred shares could be converted, at the option of the holder, at any time prior to August 16, 1996 into common stock. 302,492 shares of Series C preferred stock were converted into 938,451 shares of common stock including the accrued dividends paid in common stock. Additionally, 19,892 shares of preferred stock were redeemed for cash in the amount of $210,431.

After both redemption calls, Magnum converted 596,884 shares of its Series C preferred stock into common stock and redeemed 28,116 shares of its Series C preferred stock.

PROPERTIES

         GENERAL.

The following tables summarize certain information regarding the estimated proved oil and gas reserves as of December 31, 1995 and 1994 and estimated future net revenues from oil and gas operations of Magnum as of the same dates. Such estimated reserves and future net revenues for 1995, as set forth herein and the Supplemental Information to Magnum's Consolidated Financial Statements, are primarily based upon reports prepared in-house by registered petroleum engineers and subsequently audited by James J. Weisman, Jr., an independent registered petroleum engineer. The 1994 estimates were based upon reports prepared by Hensley Consultants, Inc., an independent registered petroleum engineering firm. All such reserves are located in the continental United States.

The reserve data herein represent only estimates that are based on subjective determinations. Accordingly the estimates are expected to change as additional information becomes available. Of necessity, estimates of oil and gas reserves are projections based upon engineering and economic data. There are uncertainties inherent in the interpretation of such data, and there can be no assurance that the proved reserves set forth herein will ultimately be produced, or that the estimated revenues will be realized within the periods indicated. It should be noted that petroleum engineering is not an exact science but instead involves estimates based upon many factors, some of which are known but most of which are unknown.

Oil and gas prices used herein are based on the most current price available at the time the respective reserve studies were prepared. The average price used in the following estimates at December 31, 1995, was $17.50 per Bbl of oil and $2.03 per Mcf of gas (includes higher prices received on "rich" or "wet" BTU gas and condensate). Lease operating costs are based on historical operating expense records.

Magnum accounts for its oil and gas properties using the full cost method, which requires Magnum to compare the net capitalized costs of its oil and gas properties to the present value of the projected cash flows from the associated oil and gas reserves. Substantially all of Magnum's oil and gas properties are pledged as collateral under a credit facility to a commercial bank group.


         PROVED OIL AND GAS RESERVES.

Oil reserves are expressed in barrels (Bbl) and gas reserves are expressed in thousands of cubic feet (Mcf). The following table sets forth proved reserves considered to be economically recoverable under normal operating methods and existing conditions, at prices and operating costs prevailing at the date thereof.

                                        Proved Oil and Gas Reserves
                                             As of December 31,
                                      1995                      1994
                             Oil (Bbls)   Gas (Mcf)   Oil (Bbls)     Gas (Mcf)
                            ----------- ------------  -----------    -----------

Proved Developed Reserves    1,681,841     8,796,748       239,795      394,872
Proved Undeveloped Reserves  2,085,898     5,275,168     1,020,725    4,519,335
                            -----------  ------------   -----------  -----------
Total Proved Reserves        3,767,739    14,071,916     1,260,520    4,914,207
                            ===========  ============   ===========  ===========



Definition of Reserves -- The reserve categories are summarized as follows:

Proved developed reserves are those quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. This classification includes: (a) proved developed producing reserves which are those expected to be recovered from currently producing zones under continuation of present operating methods; (b) proved developed non-producing reserves consist of (i) reserves from wells which have been completed and tested but are not yet producing due to lack of market or minor completion problems which are expected to be corrected, and (ii) reserves currently behind the pipe in existing wells and are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the well.

Proved undeveloped reserves are those reserves which may be expected either from existing wells that will require an expenditure to develop or from undrilled acreage adjacent to productive units which are reasonably certain of production when drilled. Future development costs have been estimated to be approximately $6,951,000 at December 31, 1995 with significant expenditures expected to begin in 1996 and 1997.

No other estimates of total proven net oil or gas reserves have been filed by Magnum with, or included in any report to, any United States authority or agency pertaining to Magnum's individual reserves since the beginning of Magnum's last fiscal year.

         ESTIMATED FUTURE NET REVENUES.

The following table sets forth an estimate of future net revenues after deducting applicable production and ad valorem taxes, future capital costs and operating expenses, but before consideration of federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine the "present value". The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made in accordance with current Securities and Exchange Commission guidelines concerning the use of constant oil and gas prices and operating costs in reserve evaluations.


                                                Estimated Discounted
                                                Future Net Revenues
                                                 As of December 31,
                                              1995               1994
                                              ----               ----
Developed                                  $19,036,205        $5,337,427
                                           ===========        ==========
Developed and Undeveloped                  $37,209,330        $7,774,810
                                           ===========        ==========

         OIL AND GAS PRODUCTION.

The following table sets forth the approximate net production attributable to Magnum's oil and gas interests for the periods indicated.

                                                        Net Production
                                                      For the Year Ended
                                                          December 31,
                                                     1995              1994
Oil (Bbls)                                           29,972           41,835
                                                   ========           ======
Natural Gas (Mcf)                                   102,056           88,176
                                                    =======           ======

The following table sets forth, for the fiscal years 1995 and 1994: 1) the weighted average sales price per barrel of oil and Mcf of gas shown separately; and 2) the average lifting cost per unit of production of oil and gas are shown together on an equivalent basis. Net quantities are the portion allocable to Magnum's interest in the property. The unit of production for purposes of averaging costs is barrels. Mcf of gas is converted to barrels at the rate of 6 to 1.

                                                  Average Sales Price
                                                  For the Year Ended
                                                     December 31,
                                                 1995             1994
Average Sales Price (1)
  Oil (Bbl)                                     $15.60           $14.20
                                                ======           ======
  Natural Gas (Mcf)                             $  1.46          $  1.53
                                                =======          =======
Average Production Cost(2)
  Per equivalent barrel(3)                      $  5.69          $  5.57
                                                =======          =======
  Per dollar of sales                           $  0.43          $  0.44
                                                =======          =======
- --------------------

     (1)  Before deduction of production taxes.

     (2) Excludes depletion, depreciation and amortization. Production cost includes lease operating expenses and production and ad valorem taxes, if applicable.

     (3) Gas production is converted to equivalent barrels at the rate of six mcf of gas per barrel, representing the estimated relative energy content of natural gas and oil.

PRODUCTIVE WELLS . The total gross and net wells, expressed separately for oil and gas, as of December 31, 1995 and 1994 are as follows:

                                       Productive Wells(2)
                                        As of December 31,
                                              1995
                          Gross(1)                          Net(1)
Location         Oil        Gas        Total      Oil        Gas      Total
- --------         ---        ---        -----      ---        ---      -----
Texas            133         19          152     44.19       8.87     53.06
Oklahoma         262         21          283     60.22       7.78     68.00
Mississippi        4          0            4      2.98          0      2.98
New Mexico         3          4            7      2.48       1.14      3.62
Kansas             2          0            2      1.74          0      1.74
California        14          0           14      1.05          0      1.05
                 ---        ---         ----    ------      -----    ------
                 418         44          462    112.66      17.79    130.45
                 ===         ==          ===    ======      =====    ======

                                              1994
                                              ----
                          Gross(1)                          Net(1)
Location         Oil        Gas        Total      Oil        Gas      Total
- --------         ---        ---        -----      ---        ---      -----
Texas             13          2           15     11.35       1.00     12.35
Oklahoma          19          2           21     15.90       1.80     17.70
California        15          0           15      1.30          0      1.30
                  --          -           --     -----       ----     -----
                  47          4           51     28.55       2.80     31.35
                  ==          =           ==     =====       ====     =====

     (1) The number of gross wells is the total number of wells in which a fractional working interest is owned. The number of net wells is the sum of the fractional working interests owned by Magnum in gross wells expressed in whole numbers and decimal fractions thereof.

     (2) There were no producing wells in 1995 or 1994 that were producing from multiple completion zones.

The Company does not own any properties outside the United States. Wells that produce both oil and gas are treated as oil wells herein.

        DRILLING ACTIVITY.

Magnum did not engage in any drilling activities until 1992. During 1995, Magnum participated in the drilling of two exploratory wells, both of which were commercially productive wells. During 1994, Magnum participated in the drilling of three wells, two of which were commercially productive and one non-commercial well. Magnum also drilled a saltwater injection well. These drilling activities resulted in a total of .6 net productive development wells being net productive development wells being drilled in 1995 and .5 net productive development wells being drilled in 1994.

        DEVELOPED AND UNDEVELOPED ACREAGE.

The following tables set forth the approximate gross and net acres of productive properties in which Magnum had a leasehold interest as of December 31, 1995 and 1994. "Gross" acres refers to the total acres in which Magnum has a working interest, and "net" refers to the sum of the fractional working interests owned by or attributable to Magnum in gross acres. Developed acreage is that acreage spaced or assignable to productive wells. Undeveloped acreage is considered to be that acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proven reserves.

                                         Leasehold Acreage
                                         As of December 31,
                             Developed                       Undeveloped
                             ---------                       -----------
                   Gross Acres       Net Acres      Gross Acres       Net Acres
1995                 65,418           23,333           3,665            3,581
1994                  4,550            3,224          14,592            6,006


Essentially all of Magnum's oil and gas interests are working interests or overriding royalty interests under standard onshore oil and gas leases, rather than mineral ownership or fee title. The defensibility of Magnum's title to such interests in most cases is supported by written title opinions. Substantially all of Magnum's oil and gas properties are pledged to financial institutions under certain credit agreements.

CUSHING DISPOSAL. On June 5, 1992, pursuant to a Stock Purchase Agreement, Magnum acquired all of the issued and outstanding capital stock of Cushing Disposal, Inc. (hereinafter referred to as "Cushing"). Cushing operates a commercial saltwater disposal facility located approximately three miles north of Cushing, Oklahoma. The facility has been in existence since 1985, is suitably located and is easily accessible for haulers and vacuum truck companies in that area. The facility is commercially licensed to dispose of non-toxic and non-hazardous materials and primarily services the oil industry through the disposition of salt water. The saltwater or other non-hazardous or non-toxic waste water is being injected into a well with a casing size of 5 1/2 inches and a depth of 4249 feet. At this depth, the fluids are being injected into the "Arbuckle Formation", which is the only formation known to Magnum in an extended surrounding area that will accept 4,000 Bbls of fluid per day. Furthermore, the "Arbuckle Formation" is gravity fed, thus it requires no pressure when injecting fluid through this well. In addition to operating Cushing as set forth above, Magnum uses the offices and real estate owned by Cushing, as a field office and storage yard.

         OFFICE SPACE.

Magnum leases office space as follows:

              LOCATION                  SQUARE FEET             LEASE EXPIRES
     Irving (Las Colinas) Texas            7,439               November 1, 2001

         TITLE OF PROPERTIES.

Title to the properties acquired by Magnum is subject to royalty, overriding royalty, carried and other similar interests, contractual arrangements customary in the oil and gas industry, liens incident to operating agreements, liens for current taxes not yet due and to other comparatively minor encumbrances. Magnum's oil and gas properties and gas gathering systems are mortgaged to secure borrowings under its bank credit agreements.

         DELIVERY COMMITMENTS

Magnum is not obligated to provide any fixed or determinable quantity of oil or gas in the future under existing contracts or agreements. Magnum has utilized price derivatives to hedge approximately 50 percent of its gas production and 60 percent of its oil production for the remainder of 1996 and approximately 25 percent of its gas production for calender year 1997.

LEGAL PROCEEDINGS.

Gruy Petroleum Management Co. is involved in several legal and administrative proceedings arising in the ordinary course of its oil and gas management business, none of which are material in the opinion of Management. Although the ultimate outcome of these proceedings cannot be ascertained at this time, management believes that the ultimate resolution of these matters will be favorable.

SUBMISSION OF MATTERS TO A VOTE OF SECURITY HOLDERS.

Magnum had no matters requiring a vote of security holders during the fourth quarter of 1995 nor any as of June 30, 1996.

MARKET FOR MAGNUM'S COMMON STOCK AND RELATED MATTERS

         (a)  MARKET INFORMATION.

In March  1996,  the  Company'  s Common  Stock,  Series C  Preferred  Stock and
Warrants graduated to a full listing on the American Stock Exchange. Historically, the Common Stock of the Company had been listed on the American Stock Exchange Emerging Company Marketplace ("AMEX.EC") since November, 1993, under the symbol MPM.EC. Prior to November, 1993 the Common Stock was quoted on the National Association of Securities Dealers, Inc. OTC Bulletin Board under the symbol MNMP. The Company's Series C Preferred Stock and Warrants previously contained in the Units offered and sold pursuant to the Original Prospectus were also approved for listing, upon issuance, on the AMEX.EC under the symbols MPM.PR.EC and MPM.WS.EC, respectively. There is no assurance that the public trading markets for the Company's securities will continue in the future. The following table sets forth, for each calendar quarter during the last two fiscal years and for the first two quarters of 1996, the high and low trading prices for the Company's Common Stock on the American Stock Exchange and the AMEX.EC, where applicable. Such bid price quotations represent interdealer quotations, without retail markup, markdown or commissions, and may not represent actual transactions.

                  Quarter Ended                      High              Low

                  March 31, 1994                     $ 3.375           $ 2.50
                  June 30, 1994                      $ 5.25            $ 2.25
                  September 30, 1994                 $ 3.625           $ 2.625
                  December 31, 1994                  $ 4.9375          $ 3.25

                  March 31, 1995                     $ 5.00            $ 3.75
                  June 30, 1995                      $ 4.6875          $ 3.375
                  September 30, 1995                 $ 4.75            $ 3.3125
                  December 31, 1995                  $ 4.1875          $ 2.8125

                  March 31, 1996                     $ 3.6875          $ 2.625
                  June 30, 1996                      $ 4.75            $ 3.00

As of June 30, 1996, there were approximately 700 record holders of the Company's Common Stock.

The Company has not previously paid any cash dividends on common stock and does not anticipate or contemplate paying dividends on common stock in the foreseeable future. Except for the payment of dividends at the stated rate on the existing Series C Preferred Stock, it is the present intention of management to utilize all available funds for the development of the Company's business. In addition, the Company may not pay any dividends on common equity unless and until all dividend rights on outstanding preferred stock have been satisfied. The only other restrictions that limit the ability to pay dividends on common equity or that are likely to do so in the future, are those restrictions imposed by law or by the Company's line of credit agreement. Specifically, no dividends on any stock are allowed under the line of credit agreement other than on the Company's existing Series C Preferred Stock and a proposed $10 million mandatory redeemable preferred stock See Managements Discussion and Analysis of Financial Condition and Results of Operations of Magnum. The Company is currently in compliance with all covenants contained in the line of credit agreement. As of July 11, 1996, all of the Series C Preferred Stock had been called for redemption thereby eliminating any future dividend payments on that series. Proposed terms of the mandatory redeemable preferred stock would call for a nine percent (9%) dividend rate and a twelve and one-half percent (12.5%) overriding royalty interest in the properties to be developed from the proceeds of the offering. Under Nevada corporate law, no dividends or other distributions may be made which would render the Company insolvent or reduce assets to less than the sum of its liabilities plus the amount needed to satisfy outstanding liquidation preferences.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

         (a)  IDENTIFY DIRECTORS AND EXECUTIVE OFFICERS.

The following table sets forth the directors, executive officers and other significant employees of Magnum, their ages, and all offices and positions with Magnum. Each director is elected for a period of one year and thereafter serves until his successor is duly elected by the Shareholders and qualifies. Each of Magnum's current directors will be nominated for re-election, with no additional nominees being named.


                                              Positions
 Name                       Age  Term Served  With Company
- -----                       ---  -----------  ------------
Lloyd T. Rochford.......... 50    Feb. 1989   Chairman of the Board
Matthew C. Lutz............ 61    Dec. 1995   Vice Chairman and Exploration
                                              and Business Development Manager
Gary C. Evans...............39    Dec. 1995   Director, President and Chief
                                              Executive Officer
Gerald W. Bolfing.......... 66    Dec. 1995   Director
Oscar C. Lindemann......... 74    Dec. 1995   Director
Stanley  McCabe............ 62    Apr. 1995   Director
James E. Upfield........... 75    Dec. 1995   Director
Steven P.  Smart........... 41    Dec. 1995   Chief Financial Officer



         LLOYD T. ROCHFORD, age 50, Chairman, has previously served as President and a Director of Magnum since February 10, 1989 through December 31, 1995. During a portion of this time and prior thereto, Mr. Rochford managed his own private investments and operated a private company engaged in the finding, producing and developing of oil and gas properties.

         GARY C. EVANS, age 39, President, Chief Executive Officer and a Director of Magnum since December 1995. Served as Chairman, President and Chief Executive Officer of Hunter since September, 1992. Previously, President and Chief Operating Officer of Hunter from December, 1990 to September, 1992. Chairman and Chief Executive Officer of all of the Hunter's subsidiaries since their formation or acquisition. From 1981 to 1985, Mr. Evans was associated with the Mercantile Bank of Canada where he held various positions including Vice President and Manager of the Energy Division of the southwestern United States. As an oil and gas lending officer of a $4.5 billion Canadian bank, he initiated and managed an energy loan portfolio in excess of $125 million. From 1978 to 1981, he served in various capacities with National Bank of Commerce (now BancTexas) including its Credit Manager and Credit Officer. Mr. Evans serves on the Board of Directors of S.O.I. Industries, Inc. and Digital Communications Technology Corporation, two American Stock Exchange listed Companies.

         MATTHEW C. LUTZ, age 61, Vice Chairman and Business Development Manager of Magnum since December 1995. Mr. Lutz has held similar positions with Hunter since September 1993. From 1984 through 1992, Mr. Lutz was Senior Vice President of Exploration and on the Board of Directors of Enserch Exploration, Inc. with responsibility for Magnum's worldwide oil and gas exploration and development program. During his tenure, Enserch substantially increased its gas and oil reserves while having among the lowest reserve replacement costs in the industry. Prior to joining Enserch, Mr. Lutz spent twenty-eight years with Getty Oil Company. He advanced through several technical, supervisory and managerial positions which gave him various responsibilities including exploration, production, lease acquisition, administration and financial planning. Mr. Lutz played a major role in Getty's discoveries of reserves in the Onshore and Offshore United States.

         GERALD W. BOLFING, age 66, Director of Magnum since December 1995. Mr. Bolfing was appointed a Director of Hunter in August 1993. He is an investor in the oil and gas business and a past officer of one of Hunter's former subsidiaries. From 1962 to 1980, Mr. Bolfing was a partner in Bolfing Food Stores of Waco. During this time, he also joined American Service Company in Atlanta, Georgia, from 1964 to 1965, and was active with Cable Advertising Systems,

Inc. of Kerrville, Texas from 1978 to 1981. He joined Magnum's well servicing business in 1981 where he remained active until its divestiture in 1992.

     OSCAR C. LINDEMANN, age 74, Director of Magnum since December 1995. Mr. Lindemann was previously a Board of Director member of Hunter Resources, Inc. having been appointed in November, 1995. Mr. Lindemann has over forty years experience in the financial industry. Mr. Lindemann began his banking career with the Texas Bank and Trust in Dallas, Texas in 1951. He served the bank until 1977 in many capacities, including Chief Executive Officer and Chairman of the Board. Since leaving Texas Bank and Trust, he has served as Vice Chairman of both the United National Bank and the National Bank of Commerce, also in Dallas. Over many years, he has played a key role as an innovator and consultant to the banking industry. He retired from active involvement in commercial banking in 1987. Mr. Lindemann is a former President of the Texas Bankers Association, and State representative to the American Bankers Association. He was a Founding Director and Board Member of VISA, and a member of the Reserve City Bankers Association. He has served as an instructor at both the Southwestern Graduate School of Banking at S.M.U. and the School of Banking of the South at L.S.U. He has also served as a faculty member for four years in the College of Business at the University of Texas in Austin teaching various banking subjects. Mr. Lindemann is active in the United Fund in Dallas. He has served as Treasurer of the American Red Cross, and Chairman of the Investment Committee of the American Lutheran Church.

     STANLEY MCCABE, age 62, Director of Magnum since July 21, 1995. Mr. McCabe was appointed as Field Representative of Magnum on April 1, 1995. In 1989 Mr. McCabe formed Stanton Oil & Gas, Ltd. and served as president and chief executive officer. This company was formed as a drilling operator for joint ventures with other industry partners and individual investors to explore for oil and gas in Oklahoma and Texas. Mr. McCabe served as vice-president and director of the Registrant from September 16, 1990 to July 10, 1992. From July, 1992 until April 1, 1995 he has acted as a consultant to Magnum and has managed his own private investments.

     JAMES E.  UPFIELD,  age 75,  Director of Magnum since  December  1995.  Mr.
Upfield was appointed a Director of Hunter in August 1992. Mr. Upfield is Chairman of Temtex Industries, Inc. (NASDAQ - "TMTX") based in Dallas, Texas, a company that produces consumer hard goods, building materials and defense products for the U.S. Government. In 1969, Mr. Upfield served on a select Presidential Committee serving postal operations of the United States of America. He later accepted the responsibility for the Dallas region which encompassed the states of Texas and Louisiana. From 1959 to 1967, Mr. Upfield was President of Baifield Industries and its predecessor, a company he founded in 1949 which merged with Baifield in 1963. Baifield was engaged in prime Government contracts for military systems and sub-systems in the production of high strength-light weight metal products. In 1967, Baifield Industries, Inc. was acquired by Automatic Sprinkler Corporation of America, where Mr. Upfield remained until resigning in 1968 to pursue other business opportunities.

     STEVEN P. SMART, age 41, is a Senior Vice President and Chief Financial Officer of Magnum. Prior to joining Magnum, Mr. Smart was Controller for the last three years for a publicly traded oil and gas company on the Vancouver Stock Exchange. Prior to that time, Mr. Smart was Chief Financial Officer for a privately held independent oil and gas company. Mr. Smart has more than nineteen years of experience in the oil and gas industry including five years in the audit department with Touche Ross (now Deloitte & Touche). Mr. Smart's experience includes the areas of public reporting to the Securities and Exchange Commission, energy industry tax issues, public and private partnership reporting, and acquisitions. Mr. Smart is a Certified Public Accountant.

         (b)  IDENTIFY SIGNIFICANT OFFICERS OF SUBSIDIARIES.

     R. RENN ROTHROCK, JR., age 52, has been Executive Vice President of Hunter and President of Gruy since January 1994 after serving as Executive Vice President and Chief Operating Officer from May 1988. Mr. Rothrock was Executive Vice President and General Manager of Gruy Engineering Corporation from 1986 until May 1988. Over his 28-year career, Mr. Rothrock has also served as a reservoir engineer and operations research engineer at Skelly Oil Company and as an area engineer at Amerada Petroleum Corporation; the Engineering Editor of PETROLEUM ENGINEER INTERNATIONAL MAGAZINE; Vice President and Energy Manager of the First National Bank of Mobile, Alabama; Executive Vice President of Energy Assets International Corporation, a public company that raised $170 million for mezzanine financing of oil and gas ventures; and the producer and operator of his own gas gathering and transportation system. Mr. Rothrock earned a BS in Petroleum Engineering and a MS in Engineering from the University of Oklahoma. He is a member of the Society of Professional Engineers of AIME, the National Society of Professional Engineers, the National Academy of Forensic Engineers and the

Texas  Society  of  Professional   Engineers.   Mr.  Rothrock  is  a  registered
Professional Engineer in the states of Texas and Oklahoma.

         RICHARD R. FRAZIER, age 49, is President and Chief Operating Officer of Magnum Hunter Production, Inc. and Gruy since January 1994. From 1977 to 1993, Mr. Frazier was with Edisto Resources Corporation in Dallas, serving as Executive Vice President Exploration and Production from 1983 to 1993, where he had overall responsibility for its property acquisition, exploration, drilling, production, gas marketing and engineering functions. He has been responsible for hiring staff and coordinating efforts to evaluate, purchase and operate over $400 million in oil and gas properties, consisting of 2,200 wells in 19 states. From 1972 to 1976, Mr. Frazier served as District Production Superintendent and Petroleum Engineer with HNG Oil Company (Now Enron Oil & Gas) in Midland, Texas. Mr. Frazier's initial employment, from 1968 to 1971, was with Amerada Hess Corporation as a Petroleum Engineer involved in numerous projects in Oklahoma and Texas. Mr. Frazier graduated in 1970 from University of Tulsa with a Bachelor of Science Degree in Petroleum Engineering. He is a registered
Professional Engineer in Texas and a member of Society of Petroleum Engineers and many other professional organizations.

         (c)  FAMILY RELATIONSHIPS.

There is no family relationship which exists between any of the directors, executive officers or significant employees.

         (d)  INVOLVEMENT IN CERTAIN LEGAL PROCEEDINGS.

No present officer or director of Magnum; 1) has had any petition filed, within the past five years, in Federal Bankruptcy or state insolvency proceedings on such person's behalf or on behalf of any entity of which such person was an officer or general partner within two years of filing; or 2) has been convicted in a criminal proceeding within the past five years or is currently a named subject of a pending criminal proceeding; or 3) has been the subject, within the past five years, of any order, judgment, decree or finding (not subsequently reversed, suspended or vacated) of any court or regulatory authority involving violation of securities or commodities laws, or barring, suspending, enjoining or limiting any activity relating to securities, commodities or other business practice.

EXECUTIVE COMPENSATION.

The following table contains information with respect to all cash compensation paid or accrued by Magnum during the past three fiscal years to the Chief Executive Officer of Magnum. No other officer individually received annual cash compensation exceeding $100,000 during the past three years.



                                                                Long Term Compensation
                             Annual Compensation                Awards          Payouts

(a)           (b)   (c)     (d)       (e)     (f)          (g)          (h)     (i)
Name,               Year    Salary    Bonus   Other                     Number
Principal                                     Annual       Restricted   Options LTP      All Other
Position                                      Compensation Stock        SARs    Payouts  Compensation


L.T. Rochford       1995    $ 96,000  -0-     $15,693        -            -        -          -
                            ========  ===     =======
CEO
                    1994    $ 60,000  -0-     $25,244        -            -        -          -
                            ========  ===     =======

                    1993    $ 60,000  -0-     $21,506        -            -        -          -
                            ========  ===     =======

From April 1992 through the first half of 1995, Magnum provided Mr. Rochford with a vehicle and has paid the insurance thereon. Such payments amounted to approximately $17,389, $18,421 and $8,870 for the fiscal years ended December
31, 1993, 1994 and 1995, respectively. Pursuant to a Letter Agreement dated July
21, 1995, Mr. Rochford is to continue to receive a salary of $8,000 per month until December 31, 1996. Additionally Mr. Rochford is provided with the same benefits as other employees including health insurance coverage, the premiums of which totaled $6,823 for the fiscal years ended December 31, 1995 and 1994.

                                       42




     COMPENSATION OF DIRECTORS

Magnum  has  seven  individuals  who  serve  as  directors,  four of  which  are independent. Three of these directors receive compensation with respect to their services  and in  their  capacities  as  executive  officers  of  Magnum  and no additional  compensation has historically been paid for their services to Magnum as directors. The other four directors of Magnum are not employees of Magnum and received no compensation  for their services as directors.  Two former directors
received  5,000  shares  of  common  stock,   valued  at  $3.50  per  share,  as
compensation for their services in 1995. For 1996, directors are to receive $500 per meeting as  compensation  for their  services.  Other than the  compensation stated herein, Magnum has not entered into any arrangement, including consulting contracts, in consideration of the director's service on the board.

     EMPLOYMENT  CONTRACTS AND  TERMINATION OF EMPLOYMENT AND  CHANGE-IN-CONTROL
     ARRANGEMENTS
Magnum  has not  entered  into any  contracts  or  arrangements  with any  named
executive   officer  which  would  provide  such   individual  with  a  form  of
compensation  resulting from such  individual's  resignation,  retirement or any other  termination of such  executive  officer's  employment  with Magnum or its subsidiary,  or from a  change-in-control  of  Magnum  or a change  in the named executive officer's responsibilities following a change-in-control.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership after completion of the Business Combination of Magnum's common and preferred stock with respect to each director of Magnum, each beneficial owner of more than five percent of said securities, and all directors and executive officers of Magnum as a group:


                                    Amount and Nature
                      Title of       of Beneficial                 Percent of
                      Class           Ownership                     Class
                      ---------    -------------------          -------------

Lloyd T. Rochford     Common         257,939 Shares                  2.22
Matthew C. Lutz       Common          76,609 Shares (1)              0.66
Gary C. Evans         Common       1,712,166 Shares (1)             14.75
                      Series C
                      Preferred      111,825 Shares (1)             17.89
Gerald W. Bolfing     Common         321,960 Shares (1)              2.77
Oscar C. Lindemann      -               -                             -
Stanley McCabe        Common          67,150 Shares                  0.58
James E. Upfield      Common          28,090 Shares (1)              0.24
All directors and
officers as a group   Common       2,465,191 Shares                 21.24
                      Series C
                      Preferred      111,825 Shares                 17.89



- --------------------------------------
(1) Beneficial  share ownership is derived from Hunter share holdings  converted to Magnum Shares using the appropriate conversion factor.

The  foregoing   amounts   include  all  shares  these  persons  are  deemed  to
beneficially  own regardless of the form of ownership.  There does not exist any arrangement which may result in a change in control of Magnum.



                                       43




CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the acquisition of certain oil and gas properties on September 12, 1994, Stanley McCabe, former Field Representative of Magnum and a director of Magnum, received 60,000 restricted shares of Magnum's common stock for locating and evaluating the prospect for Magnum.

Management of the Company believes that while no independent determination was made concerning the fairness and reasonableness of the terms, the terms and conditions of the compensation are comparable and are at least as favorable as could be obtained from an unrelated party. Management based this belief on the fact that it is common in the industry to compensate a person for locating a prospect, and based on the prior experience of Management, the amount of the fee was consistent with those fees paid to third parties.

                                       44




                          INFORMATION CONCERNING HUNTER

DESCRIPTION OF  BUSINESS

     BUSINESS DEVELOPMENT

Hunter, (formerly Intramerican Corporation) was formed in 1922 for the purpose of exploring and developing mining properties (formerly as East Utah Mining
Company) in Utah and Colorado. In 1980, its name was changed to Intramerican Oil and Minerals, Inc. and incorporated in Pennsylvania. Simultaneously, it acquired producing oil and gas properties from previously formed limited partnerships.
The mining properties were sold in 1986 with the proceeds used to repay bank debt. The corporate name was changed to Intramerican Corporation effective
October 1, 1990,  to more  accurately  reflect its broader  base of  operations.
Effective December 1, 1990, Sunbelt Energy, Inc. and Subsidiaries ("Sunbelt") merged with a subsidiary of Intramerican Corporation. Following two years of combined operations and in conjunction with changes in executive management during 1992, the corporate name was changed to Hunter Resources, Inc., effective
November 10, 1992, to better emphasize Intramerican Corporation's involvement in the energy resources business.

Historically, Hunter has been an energy development and management company with business objectives in four principal activities:(1) the acquisition, production and sale of crude oil, condensate and natural gas; (2) the gathering, transmission, and marketing of natural gas; (3) the business of managing and operating producing oil and natural gas properties for interest owners; and (4) providing consulting and U.S. export services to facilitate Latin American trade in energy products. Hunter's operations have historically been conducted in five states, predominately in the Southwest region of the continental United States, and Mexico.

     RECENT DEVELOPMENTS.

On July 21, 1995, Hunter executed a definitive agreement to combine with Magnum,
an  American  Stock  Exchange   publicly  traded  company,   subject  to  Hunter
shareholder  approval (the "Business  Combination").  Pursuant to the definitive agreement,  Magnum issued to Hunter 2,750,000 shares of newly issued  restricted common stock in exchange for  substantially  all of the assets of Hunter subject to its  liabilities.  Hunter's  assets  primarily  consisted  of  capital  stock ownership in wholly-owned  subsidiaries and capital stock ownership interests in limited liability companies (the "Hunter Subsidiaries").

On December 19, 1995 to be effective December 22, 1995, Magnum and Hunter entered into an amended Agreement and Plan of Reorganization and Plan of Liquidation, as amended. The amendment was executed by Hunter shareholders holding in excess of fifty percent (50%) of the outstanding common stock of Hunter and one hundred percent (100%) of the outstanding preferred stock of Hunter. The amended agreement provided for the issuance to Hunter of an additional 2,335,077 shares of newly issued Magnum restricted common stock and 111,825 shares of Magnum Series C preferred stock. In summary, the total consideration paid by Magnum for the Hunter subsidiaries was 5,085,077 shares of restricted common stock and 111,825 shares of Series C preferred stock.

AS THE AMENDED AGREEMENT WAS EXECUTED BY HUNTER SHAREHOLDERS OWNING IN EXCESS OF
FIFTY  PERCENT  (50%)OF THE  OUTSTANDING  COMMON STOCK OF HUNTER AND ONE HUNDRED
PERCENT  (100%) OF THE  OUTSTANDING  PREFERRED  STOCK OF HUNTER,  ALL SUBSEQUENT
DISCUSSIONS AND  DISCLOSURES OF THE BUSINESS OF HUNTER IN THIS DOCUMENT  INCLUDE
THE ASSETS AND ASSOCIATED  LIABILITIES OF THE HUNTER SUBSIDIARIES THAT HAVE BEEN
SOLD AND TRANSFERRED TO MAGNUM IN THE BUSINESS COMBINATION.

In negotiating the number of Magnum common and preferred shares to be issued to Hunter for the acquisition of the Hunter Subsidiaries, consideration was given to the value of the assets of each of the Hunter Subsidiaries, the proved oil and gas reserves of the Hunter Subsidiaries (as applicable), the assumption of existing liabilities, and the market value of Magnum's common and preferred shares (prior to the date of the amended agreement through the date that the definitive agreement was executed and announced).


                                       45




As a result of the issuance of the common and preferred shares to Hunter by Magnum, Hunter is the owner of approximately 43.8% of Magnum's total issued and outstanding common stock. After approval of the Business Combination at the Hunter shareholder meeting anticipated to be held in June 1996, the common and preferred shares issued by Magnum will be subsequently distributed to the respective Hunter shareholders and Hunter will be liquidated. Shareholders of Hunter common stock are expected to receive one common share of Magnum for every
3.916 common shares of Hunter redeemed. Shareholders of Hunter preferred stock are expected to receive 1.241 shares of Magnum Series C preferred stock and
3.987 shares of Magnum common stock for every share of Hunter preferred redeemed.

     GAS GATHERING, TRANSMISSION AND MARKETING.

Hunter Gas Gathering,  Inc. (formerly IOM, Gas, Inc.), a wholly owned subsidiary of Hunter, owns and operates three gas gathering pipeline systems located in the states of Oklahoma,  Texas and Louisiana.  Compression  services are provided by this  subsidiary on all three systems through leases of the equipment from third parties. The North Appleby system is located primarily in Nacogdoches County, in
East Texas.  Approximately  39 wells are connected to the system.  Approximately
100 mmcf per month is  delivered  through the system into a Natural Gas Pipeline
Co.  pipeline.  The  Schulter  system is located in Okmulgee  County,  Oklahoma.
Approximately  10 mmcf per  month is  delivered  from 38 wells  into the  Enogex
pipeline.   The  Longwood   system  is  located  in  Caddo  Parish,   Louisiana.
Approximately  30 mmcf per month flows through the system from 28 wells, and the gas is delivered into the Koch-Gateway  pipeline.  A substantial  portion of the gas delivered through these systems is marketed by Hunter as an added service to the producers from whom Hunter acquires the gas.

     PETROLEUM MANAGEMENT AND CONSULTING SERVICES.

Gruy  Petroleum  Management  Co.  ("Gruy")  has a 37-year  history  of  managing properties for banks,  financial  institutions,  bankruptcy  trustees,  estates, individual  investors,  trusts and  independent  oil and gas  companies.  Hunter provides  drilling,  completion,  field  inspections,  joint interest  billings,
revenue  receipt  and  distribution   services,   regulatory  filings  with  the
appropriate  state and federal  authorities,  management of limited  partnership interests,  gas marketing,  environmental  compliance  services,  expert witness testimony  and  petroleum  engineering  services.  Gruy  manages,  operates  and provides  consulting  services on oil and gas properties located in five states, predominately within the Mid- Continent, West Texas, Eastern New Mexico and Gulf
Coast regions of the United States.

                                       46




EMPLOYEES AND MANAGEMENT.

Hunter has a total of 14 employees, all of whom are employed full-time. Seven of Hunter's eight officers are employed by Hunter on a full-time basis and Morgan
F. Johnston, Secretary, consults with Hunter on a part-time basis.


                             Held Office  Position with the Registrant
Name                    Age     Since     or Registrant's Subsidiaries
- ----                    ---  -----------  ----------------------------
Gary C. Evans           39      1990      Chairman, President and
                                          Chief Executive Officer
Matthew C. Lutz         62      1993      Vice Chairman and Exploration
                                          and Business Development
                                          Manager
R. Renn Rothrock, Jr.   53      1986      Executive Vice President
Richard R. Frazier      49      1994      Senior Vice President and
                                          Chief Operating Officer
Russell D. Talley       63      1991*     Executive Vice President/
                                          Drilling Manager
Steven P. Smart         41      1995      Senior Vice President and
                                          Chief Financial Officer
David M. Keglovits      44      1977      Vice President/Controller
                                          Assistant Secretary

   * Officer of Registrant's Subsidiary(s) only.

    GARY C. EVANS,  age 39, Chairman,  President and Chief Executive  Officer of
Hunter since September, 1992. Previously,  President and Chief Operating Officer
of Hunter from December,  1990 to September,  1992. Chairman and Chief Executive
Officer  of  all  of  the  Hunter's   subsidiaries   since  their  formation  or
acquisition.  From 1981 to 1985,  Mr. Evans was  associated  with the Mercantile
Bank of Canada where he held various  positions  including  Vice  President  and
Manager of the Energy Division of the southwestern  United States. As an oil and gas lending officer of a $4.5 billion Canadian bank, he initiated and managed an energy loan portfolio in excess of $125 million. From 1978 to 1981, he served in various capacities with National Bank of Commerce (now BancTexas)  including its
Credit Manager and Credit Officer. Mr. Evans serves on the Board of Directors of
S.O.I. Industries,  Inc., and Digital Communications Technology Corporation, two
American Stock Exchange  listed  Companies.  Mr. Evans was appointed  President,
Chief Executive Officer and a Director of Magnum in December 1995.

    MATTHEW  C.  LUTZ,  age 61,  Vice  Chairman  and  Exploration  and  Business
Development  Manager of Hunter since September 1993. From 1984 through 1992, Mr.
Lutz was Senior Vice President of  Exploration  and on the Board of Directors of
Enserch Exploration, Inc. with responsibility for Hunter's worldwide oil and gas exploration and development program.  During his tenure,  Enserch  substantially increased  its gas and oil  reserves  while  having  among  the  lowest  reserve replacement  costs in the  industry.  Prior to joining  Enserch,  Mr. Lutz spent
twenty-eight  years  with  Getty  Oil  Company.   He  advanced  through  several
technical,   supervisory  and  managerial   positions  which  gave  him  various
responsibilities   including   exploration,   production,   lease   acquisition,
administration and financial  planning.  Mr. Lutz played a major role in Getty's discoveries of reserves in the Onshore and Offshore United States.  Mr. Lutz was
appointed  Vice Chairman and  Exploration  and Business  Development  Manager of
Magnum in December 1995.

     R. RENN ROTHROCK JR., age 53,  President of Gruy  Petroleum  Management Co.
since  January  1994.  He  previously  was  Executive  Vice  President and Chief
Operating  Officer  when he  joined  Gruy in May  1987.  From  November  1977 to
February 1981, Mr. Rothrock was Vice President and Energy Development Manager of
First  National  Bank of  Mobile,  Alabama.  From  1981 to 1983,  he  served  as
Executive Vice President of Energy Assets International, a public company that raised $170 million for mezzanine financing of oil and gas ventures. From 1983 to 1986, he generated and managed his own producing wells, gas gathering and transportation system in the State of Texas. In 1986, Mr. Rothrock structured and negotiated the merger between Gruy Engineering Corporation and Energy Assets
International and served as Executive Vice President and General Manager of Gruy
Engineering  Corporation until the purchase of Gruy Petroleum  Management Co. by
Hunter Resources, Inc. in May 1988. Mr. Rothrock has served in various engineering and management positions for both major

                                       47




and large independent oil and gas companies. He has been in charge of all engineering functions including profit improvement in the district office of a major oil company. He has also served as engineering editor of PETROLEUM
ENGINEER INTERNATIONAL where he was responsible for the technical content of all material published in the magazine. Mr. Rothrock is a registered Professional
Engineer and member of the Society of Petroleum Engineers, National Academy of Forensic Engineers and several other industry organizations. Mr. Rothrock earned a BS in petroleum engineering in 1965 and a MS in engineering in 1969, both from the University of Oklahoma.

    RICHARD R.  FRAZIER,  age 49,  Senior  Vice  President  and Chief  Operating
Officer Gruy Petroleum  Management  Co., since January 1994.  From 1977 to 1993,
Mr.  Frazier  was with  Edisto  Resources  Corporation  in  Dallas,  serving  as
Executive  Vice  President  Exploration  and  Production  from 1983 to 1993. Mr.
Frazier  had  overall   responsibility   for  Hunter's   property   acquisition,
exploration,  drilling,  production, gas marketing and engineering functions. He has been  responsible  for hiring  staff and  coordinating  efforts to evaluate, purchase and operate over $400 million in oil and gas properties,  consisting of
2,200  wells in 19 states.  From 1972 to 1976,  Mr.  Frazier  served as District
Production Superintendent and Petroleum Engineer with HNG Oil Company (Now Enron
Oil & Gas) in Midland,  Texas. Mr. Frazier's  initial  employment,  from 1968 to
1971,  was with Amerada Hess  Corporation  as a Petroleum  Engineer  involved in numerous  projects in Oklahoma  and Texas.  Mr.  Frazier  graduated in 1970 from
University of Tulsa with a Bachelor of Science Degree in Petroleum  Engineering.
He is a  registered  Professional  Engineer  in Texas and a member of Society of
Petroleum Engineers and many other professional organizations.

    RUSSELL D. TALLEY,  age 63, Executive Vice President and Drilling Manager of
Gruy Petroleum Management Co., Houston Division, since January 1991. Mr. Talley brings 33 years of international and domestic drilling and production experience to Gruy. From 1959 to 1970, Mr. Talley worked for Diamond Shamrock Oil & Gas
Company in Amarillo, where he held substantial responsibilities in drilling, production and workover programs. He supervised operations for more than 300 properties, and drilled and completed wells in the predominant oil and gas basins of the Mid-Continent and portions of Canada. From 1970 to 1985, Mr.
Talley worked for Samedan Oil Corporation in Houston, where he became the Manager of Offshore Drilling and Production. He managed all domestic and Canadian drilling operations, supervised international operations in Ecuador, the North Sea and Canada. From 1985 to 1987, Mr. Talley was vice president of operations for Seagull Energy E & P, Inc. in Houston, where he was responsible for all onshore and offshore drilling operations. In 1988 he established Texstar
Energy Operators, Inc., which was acquired by Gruy in 1991.

     STEVEN P. SMART, age 41, Senior Vice President and Chief Financial  Officer
of Hunter.  Prior to joining Hunter, Mr. Smart was Controller for the last three years for a publicly traded oil and gas company on the Vancouver Stock Exchange.
Prior to that time, Mr. Smart was Chief  Financial  Officer for a privately held independent  oil and gas  company.  Mr.  Smart has more than  nineteen  years of experience  in the  oil and gas  industry  including  five  years  in the  audit department  with Touche Ross (now  Deloitte & Touche).  Mr.  Smart's  experience
includes  the  areas  of  public   reporting  to  the  Securities  and  Exchange
Commission,   energy  industry  tax  issues,   public  and  private  partnership
reporting,  and acquisitions.  Mr. Smart is a Certified Public  Accountant.  Mr.
Smart was appointed Senior Vice President and Chief Financial Officer of Magnum.

     DAVID M. KEGLOVITS,  age 43, Vice President and Treasurer of Gruy Petroleum
Management Co. Mr. Keglovits joined Gruy in March 1977 as an accountant before holding the positions of Assistant Controller, Controller and Chief Accounting
Officer. From December 1974 to December 1976, Mr. Keglovits was employed by Bell
Helicopter  International in their financial  management office in Tehran, Iran.
Mr. Keglovits is an Honors Graduate of the University of Texas at Austin, earning a BBA in Accounting.

PROPERTIES

    GENERAL.

The following tables summarize certain information regarding the estimated proved oil and gas reserves as of December 31, 1995 and 1994 and estimated future net revenues from oil and gas operations of Hunter as of December 31, 1995 and 1994. Such estimated reserves and future net revenues, as set forth herein and the Supplemental Information to Hunter's Consolidated Financial
Statements, are primarily based upon reports prepared by James J. Weisman, Jr., an independent registered petroleum engineer. All such reserves are located in the continental United States.


                                       48




The reserve data herein  represent  only  estimates that are based on subjective determinations.  Accordingly, the estimates are expected to change as additional information becomes available.  Of necessity,  estimates of oil and gas reserves
are  projections   based  upon   engineering   and  economic  data.   There  are
uncertainties  inherent in the  interpretation of such data, and there can be no assurance that the proved reserves set forth herein will ultimately be produced, or that the estimated revenues will be realized within the periods indicated. It should be noted that  petroleum  engineering is not an exact science but instead involves estimates based upon many factors.

Oil and gas prices used herein are based on the most current price available at the time the reserve study was prepared. The average price used in the following estimates at December 31, 1995, was $17.50 per barrel of oil and $2.03 per Mcf of gas (includes higher prices received on "rich" BTU gas and condensate). Lease operating costs are based on historical operating expense records.

Hunter accounts for its oil and gas properties using the full cost method, which requires Hunter to compare the net capitalized costs of its oil and gas properties to the present value of the projected cash flows from the associated oil and gas reserves.

    PROVED OIL AND GAS RESERVES.

Oil reserves are expressed in barrels (Bbls) and gas reserves are expressed in thousands of cubic feet (Mcf). The following table sets forth proved reserves considered to be economically recoverable under normal operating methods and existing conditions, at prices and operating costs prevailing at the date thereof.



                                         PROVED OIL AND GAS RESERVES
                                              AS OF DECEMBER 31,
                                      1995(1)                      1994
                              Oil (Bbls)   Gas (Mcf)     Oil (Bbls)    Gas(Mcf)
                              ---------    ----------    ---------     ---------

Proved Developed Reserves     1,434,070     7,884,429      761,615     2,137,089
Proved Undeveloped Reserves   1,688,312     3,088,869      368,436       680,792
                              ---------    ----------    ---------     ---------

TOTAL PROVED RESERVES         3,122,382    10,973,298    1,130,051     2,817,881
                              =========    ==========    =========     =========

- ------------------------
(1) Information disclosed here represents properties acquired by Magnum.

    Definition of Reserves -- The reserve categories are summarized as follows:

Proved developed reserves are those quantities of crude oil, natural gas and natural gas liquids which, upon analysis of geological and engineering data, demonstrate with reasonable certainty to be recoverable in the future from known oil and gas reservoirs under existing economic and operating conditions. This classification includes: (a) proved developed producing reserves which are those expected to be recovered from currently producing zones under continuation of present operating methods; (b) proved developed non-producing reserves consist of (i) reserves from wells which have been completed and tested but are not yet producing due to lack of market or minor completion problems which are expected to be corrected, and (ii) reserves currently behind the pipe in existing wells and are expected to be productive due to both the well log characteristics and analogous production in the immediate vicinity of the well.

Proved undeveloped reserves are those reserves which may be expected either from existing wells that will require an expenditure to develop or from undrilled acreage adjacent to productive units which are reasonably certain of production when drilled. Future development costs have been estimated to be approximately
$5,889,000 at December 31, 1995 with significant expenditures expected to begin in 1996 and 1997.


                                       49




No other estimates of total proven net oil or gas reserves have been filed by Hunter with, or included in any report to, any United States authority or agency pertaining to Hunter's individual reserves since the beginning of Hunter's last fiscal year.

    ESTIMATED FUTURE NET REVENUES.

The following table sets forth an estimate of future net revenues after deducting applicable production and ad valorem taxes, future capital costs and operating expenses, but before consideration of federal income taxes. The future net revenues have been discounted at an annual rate of 10% to determine the "present value". The present value is shown to indicate the effect of time on the value of the revenue stream and should not be construed as being the fair market value of the properties. Estimates have been made in accordance with current Securities and Exchange Commission guidelines concerning the use of constant oil and gas prices and operating costs in reserve evaluations.

                                                   Estimated Discounted
                                                   Future Net Revenues
                                                    As of December 31,

                                              1995(1)               1994
                                              -------               ----

    Developed                               $17,062,871           $ 5,899,522
                                            ===========           ===========
    Developed and Undeveloped               $30,507,735           $ 7,994,297
                                            ===========           ===========

- -----------------------------
(1) Information disclosed here represents properties acquired by Magnum.

    OIL AND GAS PRODUCTION.

The following table shows the approximate net production attributable to Hunter's oil and gas interests for the periods indicated.

                                                       Net Production
                                                     For the Year Ended
                                                        December 31,

                                             1995                    1994
                                             ----                    ----

         Oil (Bbls)                          54,307                    24,605
                                            =======                   =======
         Natural Gas (Mcf)                  445,886                   127,854
                                            =======                   =======

The following table shows the average sales price per barrel of oil and mcf of natural gas and the average production osts attributable to Hunter's oil and gas production for the periods indicated.

                                                     Average Sales Price
                                                     For the Year Ended
                                                        December 31,

                                               1995                      1994
                                               ----                      ----
Average Sales Price (1)
    Oil (Bbl)                                $16.09                    $13.70
                                             ======                    ======
    Natural Gas (Mcf)                       $  1.69                   $  1.90
                                            =======                   =======
Average Production Cost (2)
    Per equivalent barrel (3)                $ 5.92                   $  8.96
                                             ======                   =======
    Per dollar of sales                        0.47                      0.71
                                            =======                   =======
- -------------------
(1) Before deduction of production taxes.

(2)  Excludes depletion, depreciation and amortization. Production cost includes
     lease   operating   expenses  and  production  and  ad  valorem  taxes,  if
     applicable.

(3) Gas production is converted to equivalent barrels at the rate of six mcf of gas per barrel, representing the estimated relative energy content of natural gas and oil.



                                       50




PRODUCTIVE WELLS

The total gross and net wells, expressed separately for oil and gas, as of December 31, 1995 and 1994 are as follows:

                                             PRODUCTIVE WELLS(2)(3)
                                               AS OF DECEMBER 31,
                                                      1995
                              Gross (1)                      Net(1)
Location              Oil        Gas       Total        Oil       Gas    Total
- --------              ---        ---       -----       ----       ---    -----
Texas                 121         16         137       32.84     7.53    40.37
Oklahoma              241         19         260       43.82     5.98    49.80
Mississippi             4          0           4        2.98        0     2.98
New Mexico              3          4           7        2.48     1.14     3.62
Kansas                  2          0           2        1.74        0     1.74
                      ---        ---        ----      ------    -----    -----
                      371         39         410       83.86    14.65    98.51
                      ===         ==         ===      ======    =====    =====



                                               Productive Wells (2)
                                                As of December 31,
                                                      1994
                                 Gross (1)                       Net (1)
Location              Oil        Gas       Total        Oil       Gas    Totals
- --------              ---        ---       -----        ----      ---    ------
Texas                  56         13          69        1.87     6.22      8.09
Oklahoma              246         20         266       12.17     3.44     15.61
Mississippi             4          -           4        2.98        -      2.98
                      ---        ---       -----       -----     ----    ------
                      306         33         339       17.02     9.66     26.68
                      ===         ==         ===       =====     ====     =====

- --------------------

(1) The number of gross wells is the total number of wells in which a fractional working interest is owned. The number of net wells is the sum of the fractional working interests owned by Hunter in gross wells expressed in whole numbers and decimal fractions thereof.

(2) There were no producing wells in 1995 or 1994 that were producing from multiple completion zones.

(3)  Information disclosed here represents properties acquired by Magnum.

        DRILLING RESULTS.

Hunter's drilling activities were limited to workovers on existing wells during 1995 and 1994.

        DEVELOPED AND UNDEVELOPED ACREAGE.

The following tables set forth the approximate gross and net acres of productive properties in which Hunter has a working interest, and "net" refers to the sum of the fractional working interests owned by or attributable to Hunter in gross acres. Developed acreage is that acreage spaced or assignable to productive wells. Undeveloped acreage is considered to be that acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and gas regardless of whether or not such acreage contains proven reserves.

                                           Leasehold Acreage
                                           As of December 31,

                       Developed                         Undeveloped
              Gross Acres       Net Acres       Gross Acres         Net Acres

  1995(1)        60,747          20,072            2,326              1,777
                 ======          ======            =====              =====
  1994           43,985          10,548            1,738              1,631
                 ======          ======            =====              =====


                                       51




(1) Information disclosed here represents properties acquired by Magnum.

Essentially all of Hunter's oil and gas interests are working interests or overriding royalty interests under standard onshore oil and gas leases, rather than mineral ownership or fee title. The defensibility of Hunter's title to such interests in most cases is supported by written title opinions. Substantially all of Hunter's oil and gas properties are pledged to a financial institution under certain credit agreements.

         OFFICE SPACE.

Hunter leases office space as follows:

                Location                     Square Feet       Lease Expires
                --------                     -----------       -------------
        Irving (Las Colinas), Texas             7,439         November 1, 2001

         TITLE OF PROPERTIES.

Title to the properties acquired by Hunter is subject to royalty, overriding royalty, carried and other similar interests, contractual arrangements customary in the oil and gas industry, liens incident to operating agreements, liens for current taxes not yet due and to other comparatively minor encumbrances.
Hunter's oil and gas properties and gas gathering systems are mortgaged to secure borrowings under bank credit agreements assumed by Magnum in the Business
Combination.

COMPETITION.

The oil and gas industry is highly competitive. Competitors include major oil companies, other independent oil and gas concerns, and individual producers and operators, many of which have financing resources, staffs and facilities substantially greater than those of Hunter. In addition, Hunter frequently encounters competition in the acquisition of oil and gas properties, gas gathering systems, and in its management and consulting business. The principal means of competition are the amount and terms of the consideration offered. When possible, Hunter tries to avoid open competitive bidding for acquisition opportunities. The principal means of competition with respect to the sale of oil and natural gas production are product availability and price. While it is not possible for Hunter to state accurately its position in the oil and gas industry, Hunter believes that it represents a minor competitive factor.

BUSINESS RISKS AND REGULATION.

Hunter's operations are affected in various degrees by political developments, federal and state laws, and regulations. In particular, oil and gas production operations and economics are affected by price controls, tax and other laws relating to the petroleum industry. They are all affected by the changes in such laws, by changing administrative regulations, and by the interpretation and application of such rules and regulations.

Legislation affecting the oil and gas industry is under constant review for amendment or expansion. Numerous departments and agencies, both federal and state, are authorized by statute to issue and have issued rules and regulations binding on the oil and gas industry and its individual members, some of which carry substantial penalties for the failure to comply. The regulatory burden on the oil and gas industry increases Hunter's cost of doing business and, consequently, affects its profitability. Sales of crude oil, condensate and natural gas liquids by Hunter can be made at uncontrolled market prices.

Changing Oil and Natural Gas Prices and Markets -- The market for oil and natural gas produced by Hunter depends on factors beyond its control, including the extent of domestic production and imports of oil and natural gas, the proximity and capacity of natural gas pipelines and other transportation facilities, demand for oil and natural gas, the marketing of competitive fuels, and the effects of state and federal regulation of oil and natural gas production and sales. The oil and gas industry as a whole also competes with other industries in supplying the energy and fuel requirements of industrial, commercial and individual consumers.


                                       52




For over a decade, there has been a significant overall decline in the demand for natural gas in the United States and in the prices paid for oil and gas. The oversupply was caused primarily by a decrease in market demand and unusually warm weather conditions. Seasonal variations exist to the extent that the demand for natural gas is somewhat lower during the summer months than during the winter season. Gas prices have been extremely volatile over the past year and it is not known whether or not a current surplus in natural gas deliverability exists as has been the case over the past six (6) years. Crude oil prices are affected by a variety of factors. Since domestic crude oil price controls were lifted in 1981, the principal factors influencing the prices received by producers of domestic crude oil have been the pricing and production of the members of the Organization of Petroleum Exporting Countries ("OPEC"). While
Hunter cannot predict the future prices of oil and natural gas, the potential for further price volatility is probable and the possibility of price declines exists.

Hunter's production revenues and the carrying value of its oil and natural gas properties are affected by changes in oil and natural gas prices. Moreover, Hunter's current borrowings under certain credit facilities, its borrowing capacity and its ability to obtain additional capital are directly affected by oil and natural gas prices.

Federal  Regulation of Sales of Natural Gas -- Historically,  the transportation and sale for resale of gas in interstate  commerce have been regulated  pursuant to the Natural  Gas Act of 1938 (the "NGA).  In  addition,  since 1978,  maximum selling  prices of certain  categories  of gas,  whether sold in  interstate  or intrastate commerce,  have been regulated pursuant to the Natural Gas Policy Act of 1978 (the "NGPA").  These  statutes are  administered  by the Federal  Energy
Regulatory Commission ("FERC"). The provisions of these acts and regulations are complex.  However,  as a result of the  enactment  of the Natural  Gas  Wellhead
Decontrol Act of 1989 (the "Decontrol Act"), the remaining  restrictions imposed on the NGA and the NGPA with respect to "first  sales"  terminate on the earlier of January 1, 1993 or the  expiration of the  applicable  contract.  Any gas not otherwise  deregulated prior to January 1, 1993 was deregulated as of that date.
The effect of the Decontrol Act is to remove all remaining  price controls under
the  NGPA  and  to  remove  all  remaining  FERC   certificate  and  abandonment
jurisdiction otherwise applicable to producers under the NGA.

Several major regulatory changes have been implemented by the FERC from 1985 to the present that affect the economics of natural gas production, transportation and sales. In addition, the FERC continues to promulgate revisions to various aspects of the rules and regulations affecting those segments of the natural gas industry which remain subject to the FERC's jurisdiction. The stated purpose of many of these regulatory changes is to promote competition among the various sectors of the gas industry. The ultimate impact of the complex and overlapping rules and regulations issued by the FERC since 1985 cannot be predicted. In addition, many aspects of these regulatory developments have not become final but are still pending judicial and FERC final decisions.

FERC has issued Orders 636 and 636-A for the purpose of restructuring the gas pipeline sales and transportation services in the United States to promote competition in all phases of the gas industry. The impact of these FERC Orders has significantly altered the traditional way natural gas has been purchased, transported, and sold. The restructuring requirements that have emerged from the administrative and judicial review process has varied significantly from those previously in effect.

The price at which Hunter's natural gas may be sold will continue to be affected by a number of factors, including the price of alternate fuels such as oil and coal and competition among various natural gas producers and marketers.

Environmental   Regulation  --  Various  federal,   state  and  local  laws  and
regulations  covering  the  discharge  of  materials  into the  environment,  or otherwise  relating to the protection of the  environment,  may affect  Hunter's operations  and  costs as a result  of the  effect  on oil and gas  exploration, development and production operations. At present, substantially all of Hunter's
U.S.  production  of crude oil,  condensate  and natural gas is in states having conservation  laws and  regulations.  It is not anticipated  that Hunter will be required in the near future to expend  amounts  that are material in relation to its total  capital  expenditures  program  by reason of  environmental  laws and regulations,  but inasmuch as such laws and regulations are frequently  changed,
Hunter is unable to predict the ultimate cost of  compliance.  Hunter is able to control  directly  the  operations  of only  those  wells  of  which  it acts as operator.  Notwithstanding  Hunter's  lack of  control  over wells  operated  by others,  the failure of the  operator to comply  with  applicable  environmental regulations may, in certain circumstances, be attributable to Hunter.

                                       53




State Regulation -- State statutes and regulations require permits for drilling operations, drilling bonds and reports concerning operations. The Railroad
Commission of Texas regulates the production of oil and natural gas produced by Hunter in Texas. Similar regulations are in effect in all states in which Hunter produces oil and natural gas. Most states in which Hunter owns and operates properties have statutes, rules or regulations governing conservation matters, including the unitization or pooling of oil and gas properties, establishing of maximum rates or production from oil and gas wells and the spacing of such wells. Many states also restrict production to the market demand for oil and gas. Such statutes and regulations may limit the rate at which oil and gas could otherwise be produced from Hunter's properties. Some states have enacted statutes prescribing ceiling prices for gas sold within their state.

Many states have issued new  regulations  under  authority  of the Clean Air Act
Amendments  of  1990,  and  such   regulations  are  in  the  process  of  being
implemented.   These  regulations  may  require  certain  oil  and  gas  related installations to obtain federally  enforceable operating permits and may require the monitoring of emissions;  however, the impact of these regulations on Hunter is expected to be minor.  Several  states have also adopted  regulations  on the
handling,   transportation,   storage,   and  disposal  of  naturally  occurring
radioactive materials that are found in oil and gas operations.

LEGAL PROCEEDINGS.

Gruy Petroleum Management Co. is involved in several legal and administrative proceedings arising in the ordinary course of its oil and gas management business, none of which are material in the opinion of Management. Although the ultimate outcome of these proceedings cannot be ascertained at this time, management believes that the ultimate resolution of these matters will be favorable. See Note 6 to the Financial Statements (Item 7 of this Form 10-KSB).

SUBMISSION OF MATTERS TO A VOTE OF SECURITY SHAREHOLDERS.

Hunter had no matters requiring a vote of security holders during the fourth quarter of 1995 nor any as of June 30, 1996.

MARKET FOR HUNTER'S COMMON STOCK AND RELATED MATTERS.

Hunter's   Common  Stock  is  traded  on  the  Boston  Stock  Exchange  and  the over-the-counter market. No cash dividends have been declared or paid during the past two years  with  respect to the Common  Stock of  Hunter.  The table  below reflects  inter-dealer  prices without retail mark-up,  mark-down or conversion, and may not represent  actual  transactions.  The following  table indicates the high and low sales price for the Company's  Common Stock for each quarter during the past two years and for the first  quarter of 1996 as  reported by the Boston
Stock Exchange:

                                                High               Low
                                                ----               ---
                 QUARTER ENDED
                 March 31, 1996                 3/4                1/4
                 June 30, 1996                    1                1/2

         ENDING DECEMBER 31, 1995
                 Fourth Quarter                7/16                1/4
                 Third Quarter                  1/2               5/16
                 Second Quarter                7/16                1/8
                 First Quarter                  3/8                1/8

          ENDING DECEMBER 31, 1994
                 Fourth Quarter                 7/16               1/4
                 Third Quarter                 11/16              5/16
                 Second Quarter                  3/4              5/16
                 First Quarter                   3/4              5/16


                                       54




Hunter has declared no dividends on its Common Stock during 1994, 1995 or through March 31st of 1996. There are restrictions on Hunter with respect to declaring dividends on its common stock due to certain loan agreement covenants with its primary commercial bank.

The following table indicates the approximate number of holders of record of Hunter's Common Stock as of June 30, 1996:

                 Title of Class                     Number of Holders of Record
                 --------------                     ---------------------------
                 Common Stock--$.10 par value                   3,248

Note:The approximate number of holders of record does not include participants in securities position listings.

DIRECTORS AND EXECUTIVE OFFICERS OF HUNTER.

For information with regard to the Company's current executive officers located in this document. The current directors of the Company (who serve for a term of one year and until their successors are appointed) together with certain information about them, are as follows:

    Name            Age    Director Since  Officer Since   Position

Gary C. Evans        39    December 1990   December 1990   Chairman, President,
                                                           CEO, Director

Matthew C. Lutz      62    September 1993  September 1993   Vice Chairman and
                                                            Exploration and
                                                            Business Development
                                                            Manager

Gerald W. Bolfing    67    August 1993           N/A        Director

Oscar Lindemann      74    November 1995         N/A        Director

James E. Upfield     75    August 1992           N/A        Director

     MR.  EVANS,  age 39,  Chairman,  President and Chief  Executive  Officer of
Hunter since September, 1992. Previously,  President and Chief Operating Officer
of Hunter from December,  1990 to September,  1992. Chairman and Chief Executive
Officer  of  all  of  the  Hunter's   subsidiaries   since  their  formation  or
acquisition.  From 1981 to 1985,  Mr. Evans was  associated  with the Mercantile
Bank of Canada where he held various  positions  including  Vice  President  and
Manager of the Energy Division of the southwestern  United States. As an oil and gas lending officer of a $4.5 billion Canadian bank, he initiated and managed an energy loan portfolio in excess of $125 million. From 1978 to 1981, he served in various capacities with National Bank of Commerce (now BancTexas)  including its
Credit Manager and Credit Officer. Mr. Evans serves on the Board of Directors of
S.O.I. Industries,  Inc. and Digital Communications Technology Corporation,  two
American Stock Exchange  listed  Companies.  Mr. Evans was appointed  President,
Chief  Executive  Officer and a Director of Magnum  Petroleum,  Inc. in December
1995.

     MR. LUTZ, age 62, Vice Chairman and  Exploration  and Business  Development
Manager of Hunter since  September  1993.  From 1984 through 1992,  Mr. Lutz was
Senior Vice  President of  Exploration  and on the Board of Directors of Enserch
Exploration,  Inc. with  responsibility for the company's  worldwide oil and gas exploration and development program.  During his tenure,  Enserch  substantially increased  its gas and oil  reserves  while  having  among  the  lowest  reserve replacement  costs in the  industry.  Prior to joining  Enserch,  Mr. Lutz spent
twenty-eight  years  with  Getty  Oil  Company.   He  advanced  through  several
technical,   supervisory  and  managerial   positions  which  gave  him  various
responsibilities   including   exploration,   production,   lease   acquisition,
administration and financial  planning.  Mr. Lutz played a major role in Getty's discoveries of reserves in the Onshore and Offshore United States.  Mr. Lutz was
appointed Vice Chairman and Business  Development  Manager of Magnum  Petroleum,
Inc. in December 1995.

                                       55




     MR. BOLFING, age 66, Director of Hunter since August 1993. He is an investor in the oil and gas business and a past officer of one of Hunter's former subsidiaries. From 1962 to 1980, Mr. Bolfing was a partner in Bolfing
Food Stores of Waco,  Texas.  During this time, he also joined American  Service
Company  in  Atlanta,  Georgia,  from 1964 to 1965,  and was  active  with Cable
Advertising Systems,  Inc. of Kerrville,  Texas from 1978 to 1981. He joined the
Company's former subsidiary which was engaged in the well servicing business in 1981 where he remained active until its divestiture in 1992. Mr. Bolfing was appointed as a Director of Magnum Petroleum, Inc. in December 1995.

     MR.  LINDEMANN,  age 74,  Director  of Hunter  since  November,  1995.  Mr.
Lindemann  has over  forty  years  experience  in the  financial  industry.  Mr.
Lindemann began his banking career with the Texas Bank and Trust in Dallas, Texas in 1951. He served the bank until 1977 in many capacities, including Chief
Executive Officer and Chairman of the Board. Since leaving Texas Bank and Trust, he has served as Vice Chairman of both the United National Bank and the National
Bank of Commerce, also in Dallas. Over many years, he has played a key role as an innovator and consultant to the banking industry. He retired from active involvement in commercial banking in 1987. Mr. Lindemann is a former President of the Texas Bankers Association, and State representative to the American
Bankers Association. He was a Founding Director and Board Member of VISA, and a member of the Reserve City Bankers Association. He has served as an instructor at both the Southwestern Graduate School of Banking at S.M.U. and the School of Banking of the South at L.S.U. He has also served as a faculty member for four years in the College of Business at the University of Texas in Austin teaching various banking subjects. Mr. Lindemann is active in the United Fund in Dallas.
He has served as Treasurer of the American Red Cross, and Chairman of the Investment Committee of the American Lutheran Church. Mr. Lindemann was appointed as a Director of Magnum Petroleum, Inc. in December 1995.

     MR.  UPFIELD,  age 75, Director of Hunter since August 1992. Mr. Upfield is
Chairman of Temtex Industries, Inc. (NASDAQ - "TMTX") based in Dallas, Texas, a company that produces consumer hard goods, building materials and defense products for the U.S. Government. In 1969, Mr. Upfield served on a select
Presidential Committee serving postal operations of the United States of America. He later accepted the responsibility for the Dallas region which encompassed the states of Texas and Louisiana. From 1959 to 1967, Mr. Upfield was President of Baifield Industries and its predecessor, a company he founded in 1949 which merged with Baifield in 1963. Baifield was engaged in prime
Government contracts for military systems and sub-systems in the production of high strength-light weight metal products. In 1967, Baifield Industries, Inc.
was acquired by Automatic Sprinkler Corporation of America, where Mr. Upfield remained until resigning in 1968 to pursue other business opportunities. Mr.
Upfield was appointed as a Director of Magnum Petroleum, Inc. in December 1995.



                                       56




EXECUTIVE COMPENSATION.

Compensation which the Company paid for services in all capacities for the year ended December 31, 1995, to the executive officers of the Company is set forth as follows:


                                                    Long Term Compensation
                         Annual Compensation                Awards             Payouts

(a)              (b)   (c)       (d)      (e) *         (f)         (g)      (h)      (i)
Name,            Year  Salary    Bonus    Other                     Number
Principal                                 Annual        Restricted  Options  LTP      All Other
Position                                  Compensation  Stock       SARs     Payouts  Compensation

Gary C. Evans,   1995  $110,833  $50,000  $1,816           -        100,000    -          -
                       ========  =======  ======
Chairman,
President, CEO   1994  $121,000    -0-    $6,959           -           -       -          -
                       ========    ===    ======

                 1993  $113,500    -0-    $8,659           -           -       -          -
                       ========    ===    ======

Matthew C. Lutz  1995  $ 21,000    -0-    $-0-             -        100,000    -          -
                       ========    ===    ======
Vice Chairman
                 1994  $ 37,225    -0-    $-0-             -           -       -          -
                       ========    ===    ======

                 1993  $  -0-      -0-    $-0              -           -       -          -
                       ========  =======  ======

* Other Annual Compensation includes automobile allowances, payment for director meetings, and insurance benefits.

Each  outside  director  (non-officer)  of the  Company  receives  $500.00  plus expenses for attendance at each Board of Directors meeting. Each outside director elected prior to 1995 has previously been granted a stock option for the purchase in whole or in part of 100,000 shares of restricted common stock of the Company at a price of $0.1875 per share for a term of ten years from election date or ninety days after termination or resignation as a Director, whichever occurs first. During 1995, additional options to purchase 100,000 shares of common stock at $.1875 per share over a five year period were granted to each director who exercised in whole their existing options. Therefore, in 1995 certain directors exercised options previously granted to purchase 400,000 shares of common stock at $.1875 per share.

The Chairman, President, and Chief Executive Officer has been granted stock options totaling 350,000 shares exercisable under terms and conditions similar to those granted to the outside directors. During 1995, the Chairman was granted an additional option to purchase 100,000 shares of common stock at $.1875 per share over a five year period if he exercised an existing 100,000 share option. Therefore, in 1995 the Chairman exercised an option to purchase 100,000 shares of common stock at $.1875 per share.

The Vice Chairman of the Board has a Consulting and Advisory Agreement (the "Agreement") with the Company providing, among other things, for a compensation plan in connection with his capacity as Business Development Manager of the Company. The Agreement, which expires in September 1996, provides general
compensation   guidelines  to  be  considered  in  determining   fees  or  other
consideration that could be provided to the Vice Chairman for his role in arranging such transactions as oil and gas property acquisitions, mergers, the obtaining of management contracts or other business directly attributable to his efforts. Under the Agreement, Mr. Lutz provides his time and expertise without a specific salary, but at the discretion of the CEO and the Board of Directors, Mr. Lutz may earn compensation related to his specific accomplishments and additionally is provided with office space and certain expense reimbursements. The Agreement also provided for options to purchase 200,000 shares of restricted common stock of the Company for a period of five years at an exercise price of $0.1875 per share. During 1995, the Vice Chairman was granted an additional option to purchase 100,000 shares of common stock at $.1875 per share over a five year period if he exercised an existing option in a similar amount. Therefore, in 1995 the Vice Chairman exercised an option to purchase 100,000 shares of common stock at $.1875 per share.

At the discretion of the President, all employees of the Company are eligible to receive options for the purchase of Common Stock under the Company's Incentive Stock Option Plan (the "Plan"). As of December 31, 1995, 186,000 share options were issued and 14,000 share options had been exercised under the Plan by certain former employees.

The following tables present the options granted and exercised by executive officers during 1995:


                                     OPTION GRANTS IN 1995
                                       INDIVIDUAL GRANTS

- --------------------------------------------------------------------------------


       (a)                (b)              (c)                (d)              (e)

                                      Percent of Total
                                      Options/SARs
                        Options/      Granted to
                         SARs         Employees in       Exercise or Base   Expiration
      Name              Granted (#)   Fiscal Year        Price ($/SH)         Date
- ---------------------   -----------   ----------------   ----------------   ----------

Gary C. Evans
Chairman, President &    100,000          25%                $.1875         4/27/2000
CEO
Matthew C. Lutz
Vice Chairman            100,000          25%                $.1875         4/27/2000
- ---------------------   -----------   ----------------   ----------------   ----------





          OPTION EXERCISES IN 1995 AND DECEMBER 31, 1995 OPTION VALUES
- -------------------------------------------------------------------------------------------------------------------



        (a)                (b)                (c)                (d)                 (e)

                           Shares                              Number of
                                                               Unexercised     Value of Unexercised
                          Acquired                             Options/SARs    In-the-Money Options/
                                                               at FY-End (#)   SARs at FY End ($)
      Name              on Exercise (#)   Value Realized ($)   Exercisable/    Exercisable/
                                                               Unexercisable   Unexercisable
- ---------------------   ---------------   ------------------   -------------   ---------------------


Gary C. Evans
Chairman, President &     100,000             $18,750              350,000          $65,625
CEO
Matthew C. Lutz
Vice Chairman             100,000             $18,750              200,000          $37,500


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

    PRINCIPAL SHAREHOLDERS

The following table sets forth certain information reflecting the holdings of each shareholder who was known to the Company to be the beneficial owner, as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, of five percent (5%) or more of the Common Stock or Preferred Stock of the Company as of June 30, 1996. Unless otherwise indicated, each of the persons or entities named below as beneficially owning the shares set forth opposite his or its name has sole voting power and sole investment power with respect to such shares, and the shares are directly owned.



Name and Address of         Amount and Nature of          Percentage of
Beneficial Owner            Beneficial Ownership          Outstanding Shares (2)

Gary C. Evans               5,647,759 Shares (1)                  29.1%
600 East Las Colinas Blvd.     90,133 Preferred Shares (3)       100.0%
Suite 1200
Irving, Texas 75039

Jesse G. Edwards            1,537,261 Shares (4)                   7.9%
1890 Valley View Lane
Tyler, Texas  75703

Gerald W. Bolfing           1,360,794 Shares (6)                   7.0%
3613 Rockyledge
Waco, TX  76708

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth certain information with respect to the Common Stock and Preferred Stock of the Company beneficially owned by each director and nominee for director of the Company, and by all directors and officers as a group as of June 30, 1996. Unless otherwise indicated, each of the persons named below as beneficially owning the shares set forth opposite his or its name has sole voting power and sole investment power with respect to such shares, and the shares are directly owned.


Name of                     Amount and Nature of          Percentage of
Beneficial Owner            Beneficial Ownership          Outstanding Shares (%)

Gary C. Evans               5,647,759  Shares (1)                  29.1%
                               90,133  Pref. Shares (3)           100.0%
Matthew C. Lutz               500,000  Shares (5)                   2.6%
Oscar Lindemann                  -        -                          -
Gerald W. Bolfing           1,360,794  Shares (6)                   7.0%
James E. Upfield              210,000  Shares (6)                   1.1%
Steven P. Smart                 5,000  Shares                       Nil
                            ---------                             ------

Directors and Officers      7,723,553  Shares                      39.8%
   as a Group               =========                             ======
                               90,133  Pref.-Shares-(3)           100.0%
                            =========                             ======

(1) Includes i) 5,231,092 shares directly owned; ii) 350,000 shares underlying stock options; and iii) 66,667 shares held by a company controlled by Mr. Evans' wife.

(2) Outstanding shares for the purpose of calculating this percentage do not include shares held by or for the account of the Company, but include shares which can be acquired within sixty days by the exercise of stock options or conversion rights.
(3) Mr. Evans is the owner of all of the outstanding Preferred Stock of the Company with such stock being entitled to one vote per share. The Board of Directors of the Company holds a proxy to vote Mr. Evans' Preferred Stock.
(4)  Includes 30,000 shares held in the name of Mr. Edwards' wife.
(5)  Includes 200,000 shares underlying stock options.
(6)  Includes 100,000 shares underlying stock options.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

In connection with the combination with the Company, Magnum assumed a note receivable from a company affiliated with the President of the Company in the amount of $54,615 at December 31, 1995. This note bears interest at ten percent and is due on demand. Additionally, trade accounts receivable from this affiliated company were $51,346 at December 31, 1995.


At December 31, 1995 , the Company had unsecured personal accounts receivable from the President in the amount of $10,000 as of December 31, 1995, which amount has been subsequently repaid.

At December 31, 1995, the Company had a note receivable with a balance of $120,758 from an owner in an affiliated limited liability company. The note provided for interest at ten percent and had a due date of December 31, 1995, which was extended to June 30, 1996. The note was acquired by Magnum in the combination with the Company.

                       DESCRIPTION OF MAGNUM'S SECURITIES

The following statements are qualified in their entirety by reference to the detailed provisions of Magnum's Articles of Incorporation and Bylaws.

Magnum is presently authorized to issue 50,000,000 shares of $.002 par value Common Stock, and 10,000,000 shares of $.001 per value Preferred Stock. The holders of common stock, including the shares of common stock offered hereby, issuable upon conversion or exercise of the Series C Preferred Stock and Warrants, are entitled to equal dividends and distributions, per share, with respect to the common stock when, as and if declared by the Board of Directors from funds legally available therefor. No holder of any shares of common stock has a preemptive right to subscribe for any securities of Magnum nor are any common shares subject to redemption or convertible into other securities of Magnum. Upon liquidation, dissolution or winding up of Magnum, and after payment of creditors and preferred Shareholders, if any, the assets will be divided pro-rata on a share-for-share basis among the holders of the shares of common stock. All shares of common stock now outstanding are fully paid, validly issued and non-assessable. Holders of Magnum's common stock do not have cumulative voting rights, so that the holders of more than 50% of the combined shares voting for the election of directors may elect all of the directors, if they choose to do so and, in that event, the holders of the remaining shares will not be able to elect any members to the Board of Directors.

Under Magnum's Articles of Incorporation, as amended, the Board of Directors has the power, without further action by the holders of the Common Stock, to designate the relative rights and preferences of the preferred stock, and issue the preferred stock in such one or more series as designated by the Board of Directors. The designation of rights and preferences could include preferences as to liquidation, redemption and conversion rights, voting rights, dividends or other preferences, any of which may be dilutive of the interest of the holders of the Common Stock or the Preferred Stock of the other series. The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of Magnum without further shareholder action and may have adversely effect the rights and powers, including voting rights, of the holders of Common Stock. In certain circumstances, the issuance of preferred stock could depress the market price of the Common Stock. The Board of Directors effects a designation of each series of Preferred Stock by filing with the Nevada Secretary of State a Certificate of Designation defining the rights and preferences of each such series. Documents so filed are matters of public record and may be examined in accordance with procedures of the Nevada Secretary of State, or copies thereof may be obtained from Magnum.

In addition to the Series C Preferred Stock, the Board of Directors previously designated a Series A Preferred Stock and issued 216,000 shares of such series, of which 80,000 shares are presently outstanding. The Board of Directors also previously designated a Series B Preferred Stock and issued 248,500 shares of such series, of which only 74,550 shares remain outstanding. The other Series B shares have been canceled as part of an offer Magnum has made to Series B holders to convert their units into common stock, which terminated August 20, 1993. Shares of preferred stock in addition to Series A, Series B and Series C may be designated by the Board of Directors and issued from time to time in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions thereof, as may be determined by resolution of the Board of Directors of Magnum. Within the limits of authorized but unissued preferred stock, such additional series and shares of preferred stock may be designated by the Board of Directors and issued without further approval of the holders of Magnum's voting securities, except that so long as any Series C Preferred Stock is outstanding, Magnum may not issue any more series of stock having rights senior to the Series C Preferred Stock without the approval of holders of at least 50% of the outstanding shares of Series C Preferred Stock.

    SERIES C CONVERTIBLE PREFERRED STOCK

The Series C Convertible Preferred Stock has been authorized by the Board of Directors of Magnum as a series of Magnum's preferred stock, $.001 par value, consisting of 625,000 shares. As of July 11, 1996, all of the Series C Convertible Preferred Stock has been called for redemption thereby eliminating any future dividend payments on this issue.

    DIVIDENDS

Holders of shares of Series C Preferred Stock have been entitled to receive, when, as and if declared by the Board of Directors out of funds at the time legally available therefor, cash dividends at an annual rate of $1.10 per share, and no more, payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year beginning December 31, 1993, except that if any such date is a Saturday, Sunday or legal holiday, then such dividends shall be payable on the next day that is not a Saturday, Sunday or legal holiday. Dividends have accrued and have been cumulative from the date of first issuance of the Series C Preferred Stock and have been payable to holders of record as they appear on the stock books of Magnum on such record dates as are fixed by the Board of Directors.

The Series C Preferred Stock has been junior as to dividends to any series or class of Magnum's stock hereafter issued that ranks senior as to dividends to the Series C Preferred Stock ("senior dividend stock"). If at any time Magnum has failed to declare and pay or set apart for payment accrued and unpaid dividends on any senior dividend stock, Magnum may not pay any dividend on the Series C Preferred Stock. Magnum made a prior allocation of 50% of the net operating revenues received by the working interest owners from the West Dilley Prospect to pay dividends on the Series A Preferred Stock, and the revenues so allocated will not be available to pay any dividends on the Series C Preferred Stock. To the extent of such allocation, Series C Preferred Stock has been junior to Series A Preferred Stock. There are presently 80,000 shares of Series A Preferred Stock outstanding, which are entitled to an aggregate dividend in the total amount of $7.50 per share, payable only from the allocation of 50% of the Net Operating Revenue received by the working interest owners in the West Dilley Prospect. Magnum owns 90% of the working interest in such prospect. The dividend is cumulative to the extent accrued but not paid. To date no dividends have accrued or been paid on the Series A Preferred Stock because the revenues generated from such prospect which are allocable to the working interests have not exceeded working interests costs, so no net operating revenue has yet been generated that could be allocated to the payment of such dividends. Magnum also made a prior allocation of 50% of net operating revenues from all oil and gas produced from properties acquired or drilled after September 5, 1992 (which constitutes most of Magnum's present properties as well as all future acquisitions) and 50% of its remaining revenues from the West Dilley Prospect (after the Series A allocation), to make production payments of the Series B Production Certificates included in the Series B Units previously offered and sold by Magnum. 74,550 shares of Series B Preferred Stock remain outstanding, which are entitled to a cumulative annual dividend of $.35 per share ($26,093 total annually) until redeemed or converted, and twelve Series B Production Certificates. Holders of the Certificates representing this right are entitled to receive production payments from the 50% allocation of net operating revenues. The Series B Preferred Stock will be automatically redeemed and converted into common stock at the rate of one common share for two Series B Preferred Stock, and the Series B Production Certificates will expire when the sum of dividends paid with respect to the Series B Preferred Stock, plus production payments made with respect to the Series B Production Certificates, equals $10,000 (200%) of the original investment) per outstanding Series B Unit. Recently, Magnum made an offer to Series B Unit holders to exchange each of their Series B Production Certificates for 1,250 shares of Common Stock, and as part of such exchange, to agree to convert their Series B Preferred Stock into Common Stock not later than December 31, 1995. Pursuant to such offer, all but twelve of the Series B Production Certificates were exchanged for Common Stock. With only twelve Series B Production Certificates remaining outstanding, this requires a total payback of $60,000, of which $3,500 has already been paid back through dividends on the Series B Preferred Shares which are part of the same Units. Until this payout is made, Series C Preferred Stock has been junior to Series B Preferred Stock in the payment of dividends, and the revenues allocated to make production payments on the Series B Production Certificates has not been available for payment of dividends on the Series C Preferred Stock. Magnum made its first dividend payment on the Class B Preferred Stock in January of 1993. Subsequent dividend payments were made in April and July of 1993. The total amount of dividend payments to date is $40,343, of which only $7,219 was paid with respect to shares that remain outstanding. No production payments have been made to date with respect to the Series B Production Certificates. The Certificates are subject to a $175.00 annual servicing fee, and the revenue less costs allocable to the Certificates have not exceeded such fee.

The Series C Preferred Stock has had priority as to dividends over the Common Stock and any series or class of Magnum's stock hereafter issued that ranks junior as to dividends to the Preferred Stock ("junior dividend stock"), and no dividend (other than dividends payable solely in Common Stock or any other series or class of Magnum's stock hereafter issued that ranks junior as to dividends to the Series C Preferred Stock) may be declared, paid or set apart for payment on, and no purchase, redemption or other acquisition may be made by Magnum of, any Common Stock or junior dividend stock unless all accrued and unpaid dividends on the Series C Preferred Stock have been declared and paid or set apart for payment. Magnum may not pay dividends on any class or series of Magnum's stock having parity with the Series C Preferred Stock as to dividends, if any such stock is hereafter issued ("parity dividend stock"), unless it has declared and paid or set apart for payment, or contemporaneously declares and pays or sets apart for payment, all accrued and unpaid dividends for all prior periods on the Series C Preferred Stock; and Magnum may not pay dividends on the Series C Preferred Stock unless it has declared and paid or set apart for payment, or contemporaneously declares and pays or sets apart for payment all accrued and unpaid dividends for all prior periods on the parity dividend stock. Whenever all accrued dividends are not paid in full on the Series C Preferred Stock or any parity dividend stock, all dividends declared on the Series C Preferred Stock and such parity dividend stock will be declared and made pro rata so that the amount of dividends declared per share on the Series C Preferred Stock and such parity dividend stock will bear the same ratio that accrued and unpaid dividends per share on the Series C Preferred Stock and such parity dividend stock bear to each other.

The annual dividend rate on the Series C Preferred Stock is $1.10 per share. The amount of dividends payable per share of Series C Preferred Stock for each quarterly dividend will be computed by dividing the annual dividend amount by four. The amount of dividends payable for the initial dividend period and any period shorter than a full dividend period will be computed on the basis of a 365-day year. No interest will be payable in respect of any dividend payment on the Series C Preferred Stock which may be in arrears.

    REDEMPTION

The Preferred Stock may not be redeemed prior to two years after the date of this Prospectus. Any shares of Series C Preferred Stock outstanding thereafter are redeemable for cash, in whole or in part, at anytime, at the option of Magnum, at $10.50 per share plus any accrued and unpaid dividends, whether or not declared.

If fewer than all of the outstanding shares of Series C Preferred Stock are to be redeemed, Magnum will select those to be redeemed pro rata or by lot. There is no mandatory redemption or sinking fund obligation with respect to the Series C Preferred Stock. In the event that Magnum has failed to pay accrued dividends on the Series C Preferred Stock, it may not redeem any of the then outstanding Series C Preferred Stock until all such accrued and unpaid dividends and the then current quarterly dividend, pro-rated until the redemption date, have been paid in full on all shares of Series C Preferred Stock.

Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Series C Preferred Stock to be redeemed at the holder's address shown on the stock transfer books of Magnum. After the redemption date, unless there shall have been a default in payment of the redemption price, dividends will cease to accrue on the shares of Series C Preferred Stock called the redemption, and all rights of the holders of such Preferred Stock will terminate except the right to receive the redemption without interest, which shall be paid within 10 days of the redemption date.

    CONVERSION

Automatic Conversion. If, during the twenty consecutive trading days immediately prior to November 12, 1994, or any twenty consecutive trading days thereafter, the closing bid price for Magnum's Common Stock as quoted by any market maker in the over-the-counter market bulletin board or on NASDAQ or any national securities exchange, shall equal or exceed $5.00 per share, then the Series C Preferred Stock will be automatically converted into Common Stock as described below.

Optional Conversion. The holder of any shares of Series C Preferred Stock will have the right, at the holder's option, to convert any or all such shares into Common Stock. The Conversion Rate will be three shares of Common Stock per share of Series C Preferred Stock, If the Series C Preferred Stock is called for redemption, the conversion right will terminate at the close of business on the business day prior to the date fixed for redemption (unless Magnum defaults in the payment of the redemption price). Dividends, if any, declared and accrued but unpaid at the date of conversion will be paid in cash upon conversion, or at the option of Magnum will be converted into shares of Common Stock at the rate of $3.33 per share. No fractional shares of Common Stock will be issued upon conversion for accrued and unpaid dividends, if any, but in lieu thereof, the amount of any such dividends will be paid in cash by Magnum. The Conversion Price will be subject to adjustment in the event of the issuance of stock as a dividend on the Common Stock, subdivisions or combinations of the

Common Stock or similar events. Except as stated in the preceding sentence, the Series C Preferred Stock does not have rights protecting against dilution resulting from the sale of additional shares of Common Stock for less than the Conversion Price or the current market price of Magnum's securities.

    LIQUIDATION RIGHTS

In the event of any liquidation, dissolution or winding up of Magnum, holders of shares of Series C Preferred Stock are entitled to receive, out of legally available assets, a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date, and no more, before any payment or distribution is made to the holders of Common Stock or any series or class of Magnum's stock hereafter issued that ranks junior as to liquidation rights to the Series C Preferred Stock. But the holders of Series C Preferred Stock will not be entitled to receive the liquidation preference of such shares until the liquidation preferences of Series A & B Preferred Stock, and any other series or class of Magnum's stock hereafter issued that ranks senior as to liquidation rights to the Series C Preferred Stock ("senior liquidation stock") has been paid in full. The 80,000 shares of Series A Preferred Stock which are presently outstanding have a liquidation preference of the liquidation proceeds from Magnum's interest in the West Dilley Prospect. The 74,550 shares of Series B Preferred Stock which are outstanding are entitled to a liquidation preference of $.001 per share, which would amount to $74.55 in the aggregate. Series B Production Certificates are not entitled to any distributions upon liquidation, dissolution or winding up. The holders of Series C Preferred Stock and all other series or classes of Magnum's stock hereafter issued that rank on a parity as to liquidation rights with the Series C Preferred Stock are entitled to share ratably, in accordance with the respective preferential amounts payable on such stock, in any distribution (after payment of the liquidation preference of the senior liquidation stock) which is not sufficient to pay in full the aggregate of the amounts payable thereon. After payment in full of the liquidation preference of the shares of Series C Preferred Stock, the holders of such shares will not be entitled to any further participation in any distribution of assets by Magnum. Neither a consolidation, merger or other business combination of Magnum with or into another corporation or other entity nor a sale or transfer of all or part of Magnum's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of Magnum.

    VOTING RIGHTS

The holders of the Series C Preferred Stock will have no voting rights except as described below or required by law. In connection with any such vote, each outstanding share of Series C Preferred Stock will be entitled to one vote excluding shares held by Magnum or any entity controlled by Magnum, which shares shall have no voting rights.

In the event a default is incurred in the payment of any dividend declared by the Board of Directors on the Series C Preferred Stock and such default has not been cured by the date of any annual (or special in lieu of annual) meeting of shareholders at which directors are to be elected occurring at least one year but less than two years after the date of such default, the holders of Series C Preferred Stock shall have the right, voting as a class at such meeting, to elect two members to Magnum's board of directors.

So long as any Series C Preferred Stock is outstanding, Magnum shall not, without the affirmative vote of the holders of at least two-thirds of all outstanding shares of Series C Preferred Stock, voting separately as a class,
(I) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of Magnum so as to affect adversely the relative rights, preferences, qualification, limitations or restrictions of the Series C Preferred Stock, (ii) authorize or issue, or increase the authorized amount of, any additional class or series of stock or any security convertible into stock of such class or series, senior to or on a parity with the Series C Preferred Stock as to dividends or upon liquidation, dissolution or winding up of Magnum, (iii) effect any reclassification of the Series C Preferred Stock, or (iv) effect a merger of Magnum with any other corporation, exchange of shares or a sale of all or substantially all of the assets of Magnum if the shareholders of Magnum immediately prior to such merger, share exchange or sale will own less than 50% of the shares of the surviving (in case of a merger) or acquiring (in the case of an exchange of shares or a sale of assets) corporation immediately following such merger, share exchange or sale. Holders of Series C Preferred Stock will not have the right to vote for election of directors in any circumstance.

    OTHER PROVISIONS

Holders of Series C Preferred  Stock shall be entitled to notice in the event of
(a) the granting by Magnum to all holders of its Common Stock of rights to purchase any shares of capital stock or any other rights or (b) any reclassification of the Common Stock, any consolidation of Magnum with, or merger of Magnum into, any other persons, any merger of any person into Magnum (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Common Stock), or any sale or transfer of all or substantially all of the assets of Magnum.

The shares of Series C Preferred Stock, are duly and validly issued, fully paid and nonassessable. Magnum has reserved from its authorized but unissued Common Stock a sufficient number of shares for issuance upon conversion of the Series C Preferred Stock.

The holders of the shares of Series C Preferred Stock have no preemptive rights with respect to any securities of Magnum.

    WARRANTS

Each Warrant represents the right to purchase one share of Common Stock at an initial exercise of $5.50 per share. The exercise price and the number of shares issuable upon exercise of the Warrants are subject to adjustment in certain events, to the extent that such events occur after the effective date of the Warrant Agency Agreement, including the issuance of Common Stock as a dividend on shares of Common Stock, subdivisions or combinations of the Common Stock or similar events. Except as stated in the preceding sentence, the Warrants do not contain provisions protecting against dilution resulting from the sale of additional shares of Common Stock for less that the exercise price of the Warrants or the current market price of Magnum's securities.

The Warrants are exercisable during the period ending November 12, 1998. Holders of Warrants may exercise their Warrants for the purchase of shares of Common Stock only if a current prospectus relating to such shares is then in effect and only if such shares are qualified for sale, or deemed to be exempt from qualifications, under applicable state securities law. Magnum will use its best efforts to maintain a current prospectus relating to such shares of Common Stock at all times when the market price of the Common Stock exceeds the exercise price of the Warrants until the expiration date of the Warrants, although there can be no assurance that Magnum will be able to do so. Whether a current prospectus is in effect or not, the outstanding Warrants will be redeemable, in whole or in part, at the option of Magnum, upon not fewer than 30 days notice, at a redemption price equal to $.02 per Warrant beginning November 12, 1995, or earlier if the closing bid price for the Common Stock on any national securities exchange or automated interdealer quotation system or over-the-counter bulletin board equals or exceeds $6.75 for five consecutive trading days. Although Magnum would not normally do so, in the event it calls for redemption of the Warrants at a time when a current prospectus is not in effect, warrant holders would have no opportunity to exercise their warrants, and would be compelled to accept the redemption price of $.02 per warrant. If Magnum should call for redemption of the Warrants when a current prospectus is in effect, warrant holders will have a minimum of 30 days in which to decide wether to exercise their warrants, after which they will have to accept the redemption price.

Holders of Warrants will be entitled to notice in the event of (a) the granting by Magnum to all holders of its Common Stock of rights to purchase any share of capital stock or any other rights or (b) any reclassification of the Common Stock, any consolidation of Magnum with, or merger of Magnum into any other person or merger of any other person into Magnum (other than a merger that does not result in any reclassification, conversion, exchange or cancellation of any outstanding shares of Common Stock), or any sale or transfer of all or substantially all of the assets of Magnum.

Magnum has reserved from its authorized unissued shares a sufficient number of shares of Common Stock for issuance on exercise of the Warrants. During the period in which a Warrant is exercisable, exercise of such Warrant may be effected by delivery of the Warrant, duly endorsed for exercise and accompanied by payment of the exercise price and any applicable taxes or governmental charges, to the Warrant Agent. The shares of Common Stock issuable on exercise of the Warrant will be, when issued in accordance with the Warrants, fully paid and non-assessable.

For the life of the Warrants the holders thereof have the opportunity to profit from a rise in the market for Magnum's Common Stock, with a resulting dilution in the interest of all other shareholders. So long as the Warrants are outstanding, the terms on which Magnum could obtain additional capital may be adversely affected. The holders of such Warrants might be expected to exercise them at a time when Magnum would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable than those provided for by such Warrants.

Except as described above, the holders of the Warrants have no rights at Shareholders of Magnum until they exercise their Warrants.

    INDEMNIFICATION

The General Corporation Law of Nevada permits provisions in the articles, by-laws or resolutions approved by shareholders which limit liability of directors for breach of fiduciary duty of certain specified circumstances. Magnum's by-laws indemnify its Officers and Directors to the full extent permitted by Nevada law. The by-laws with certain exceptions eliminate any personal liability of a Director to Magnum or its shareholders for monetary damages for the breach of a Director's fiduciary duty and therefore a Director cannot be held liable for damages to Magnum or its shareholders for gross negligence or lack of due care in carrying out his fiduciary duties as a Director. Magnum's Articles provide for indemnification to the full extent permitted under law which includes all liability, damages and costs or expenses arising from or in connection with service for, unemployment by, or other affiliation with Magnum to the maximum extent and under all circumstances permitted by law. Nevada law permits indemnification if a director or officer acts in good faith in a manner reasonable believed to be in, or not opposed to, the best interest's of the corporation. A director or officer must be indemnified as to any matter in which he successfully defends himself. Indemnification is prohibited as to any matter in which the director or officer is adjudged liable to the corporation. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of Magnum pursuant to the foregoing provisions or otherwise, Magnum has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

    Differences between Pennsylvania and Nevada Corporate Law and the respective companies Articles and By laws.

A comparison of material differences between Pennsylvania corporate law (the "PBCL") and Nevada corporate law (the "NGCL") and the differences in the relationship between shareholders and the companies that result from the difference between the articles, by-laws and other governing documents follows:

                                       Hunter                                                  Magnum
                            (a Pennsylvania corporation)                               (a Nevada corporation)





1.  Amendment of Articles   Proposed by Resolution of                          Proposed by Resolution of Board of Directors
    of   Incorporation      Board of Directors
                                    OR
                            Petition of shareholders                           Approval by a majority of votes
                            entitled to cast at least
                            10% of all votes entitled
                            to be cast.

                            Approved by a majority of votes.

2.  Shareholder Meetings    Called by Board of Directors.                      Called by Board of Directors.
                                     OR
                            By shareholders entitled to cast at least 20% of
                            all votes entitled to be cast.

3.  Shareholder Action      Under the PBCL, if the by-laws provide, any        Under the NGCL, unless the articles of
    Without a Meeting       action required or permitted to be taken at any    incorporation provide otherwise, any action
                            meeting of shareholders may be taken without       required or permitted to be taken at any
                            a meeting if a consent setting forth the action    meeting of shareholders may be taken without
                            so taken is signed by the holders of outstanding   a meeting if a consent setting forth the action so
                            stock having not less than the minimum             taken is signed by the holders of outstanding
                            number of votes that would be necessary to         stock having not less than the minimum number
                            authorize or take such action at a meeting at      of votes that would be necessary to authorize or
                            which all shares entitled to vote thereon were     take such action at a meeting at which all shares
                            present and voted.  Otherwise shareholders         entitled to vote thereon were present and voted.
                            need unanimous consent.  The by-laws do not        Magnum's Articles of Incorporation do not
                            provide for less than unanimous consent.           provide otherwise.

4.  Mergers, Exchanges,     Materially the same as the NGCL                    Under the NGCL, the holders of a majority of
    Consolidations and                                                         the outstanding stock of the corporation entitled
    Dissolutions                                                               to vote thereon may approve an agreement of
                                                                               merger or exchange or the dissolution of a
                                                                               corporation, unless the Board of Directors or
                                                                               articles of incorporation require a greater vote.
                                                                               The Magnum Articles of Incorporation and
                                                                               Bylaws do not provide differently.


                                       67





5.  Disposition of Assets   Materially the same as the NGCL                    Under the NGCL, the sale, lease or exchange of
                                                                               all, or substantially all, of the assets of a
                                                                               corporation must be authorized by a resolution
                                                                               adopted by the holders of a majority of the
                                                                               outstanding stock of the corporation entitled to
                                                                               vote thereon, provided, however, that the
                                                                               articles of incorporation of the corporation may
                                                                               require the vote of a larger proportion of the
                                                                               shareholders and a separate vote or consent of
                                                                               any class of shareholders.  The Articles of
                                                                               Incorporation of Magnum do not provide for a
                                                                               different vote requirement.

6.  Election and Removal of The Bylaws of Hunter provide that directors        The Bylaws of Magnumr provide that directors
    Directors               may be elected at either annual or special         may be elected at either annual or special
                            meetings of the  shareholders  by a majority       meetings  of  the  shareholders  by  a
                            vote of the shareholders present and may be        majority  vote of the  shareholders  present
                            removed from office, with or without cause,        and may be removed from office, with or without
                            by the holders of a majority of the shares         cause, by the holders of a majority of the shares
                            of common stock outstanding.                       of common stock outstanding.

7.  Preemptive Rights       Materially the same as NGCL                        Under the NGCL, shareholders of a Nevada
                                                                               corporation have no preemptive rights unless
                                                                               granted in the Articles.  Articles do not provide



                                       68






8.  Dissenter's Rights      Materially the same as Nevada except that the      Under the NGCL, unless the articles of
                            PBCL provides for appraisal rights in              incorporation, bylaws or a resolution of the
                            connection with a sale, lease or exchange of       board of directors provide otherwise,
                            assets.                                            shareholders of a corporation have the right to
                                                                               dissent  from and obtain  appraisal rights in
                                                                               connection with any merger or exchange of the
                                                                               corporation, but not in connection with a sale,
                                                                               lease, or exchange of assets.  Magnum has not
                                                                               provided for appraisal rights in connection with a
                                                                               sale, lease or exchange of assets.  Further, under
                                                                               the NGCL, after a corporation has received a demand
                                                                               for payment by a dissenting shareholder, the
                                                                               corporation must estimate the fair value of such
                                                                               dissenting shareholder's shares, plus accrued
                                                                               interest, and send such payment to the dissenting
                                                                               shareholder.  However, a dissenting shareholder can
                                                                               notify the corporation of his own estimate of the
                                                                               fair value of his shares and the amount of interest
                                                                               due after the corporation has made or offered to make
                                                                               payment for such shareholder's shares.  If the
                                                                               corporation receives a demand for payment with a
                                                                               shareholder's own estimate of the fair value of his
                                                                               shares and neither the corporation nor the
                                                                               shareholder agrees upon the amount, the corporation
                                                                               must file a petition in the district court in the
                                                                               corporation's resident county asking for a finding
                                                                               and determination of the fair market value of the
                                                                               shareholder's shares.  If the corporation fails to
                                                                               file such a petition within 60 days after receiving
                                                                               demand for payment, the corporation must pay each
                                                                               dissenting shareholder whose demand remains unsettled
                                                                               the amount demanded.  All dissenting shareholders
                                                                               whose demands remain unsettled  must be made parties
                                                                               to the proceeding initiated by the corporation, and
                                                                               each dissenting shareholder who is a party to the
                                                                               proceeding is entitled to a judgement by the court
                                                                               for an amount the court finds is the fair value of
                                                                               his shares, plus interest, which exceeds the amount
                                                                               paid by the corporation.


                                       69





9.  Distributions           The PBCL provides that a distribution may not      Same as the PBCL except that there is no
                            be made if, after giving effect thereto: (1) the   provision for the Board to base its
                            corporation would be unable to pay its debts as    determination that a distribution is not
                            they become due in the usual course of its         prohibited on the current value of the assets and
                            business; or (2) the total assets of the           liabilities of the corporation, either valued
                            corporation would be less than the sum of its      separately or valued in segments or as an entity
                            total liabilities plus the amount that would be    as a going concern.
                            needed,   if  the  corporation  were  to  be
                            dissolved to satisfy the preferential rights
                            upon   dissolution  of  shareholders   whose
                            preferential  rights are  superior  to those
                            receiving  the  distribution.  The  board of
                            directors may base its determination  that a
                            distribution   is   not   prohibited   under
                            subsection   (2)  on  one  or  more  of  the
                            following: (1) the book values of the assets
                            and  liabilities of the  corporation.  (2) a
                            valuation  that  takes  into   consideration
                            unrealized  appreciation and depreciation or
                            other  changes  in value of the  assets  and
                            liabilities  of  the  corporation;  (3)  the
                            current value of the assets and  liabilities
                            of the corporation, either valued separately
                            or valued in segments or as an entirety as a
                            going concern;  or (4) any other method that
                            is reasonable in the circumstances.

                            A  distribution  is  defined  as a direct or
                            indirect transfer of money or other property
                            (except its own shares or options, rights or
                            warrants  to  acquire  its  own  shares)  or
                            incurrence of  indebtedness by a corporation
                            to or for the  benefits of any or all of its
                            shareholders in respect of any of its shares
                            whether   by   dividend   or  by   purchase,
                            redemption  or  other   acquisition  of  its
                            shares or otherwise.


                                       70





10.  Transaction With      Materially the same as the NGCL                     The NGCL generally provides that no contract
     Interested Directors                                                      or other transaction between a corporation and one
                                                                               or more of its directors or officers is void or
                                                                               voidable solely for this reason if any of the
                                                                               following exist: (a) The fact of the common
                                                                               directorship, office or financial interest is
                                                                               disclosed or known to the board of directors or
                                                                               committee and the board of committee authorizes,
                                                                               approves or ratifies the contract or transaction
                                                                               in good faith by a vote sufficient for the purpose
                                                                               without counting the vote or votes of the common
                                                                               or interested director or directors. (b) The fact
                                                                               of the common directorship, office or financial
                                                                               interest is disclosed or known to the stockholders,
                                                                               and they approve or ratify the contract or
                                                                               transaction in good faith by a majority vote of
                                                                               stockholders holding a majority of the voting power.
                                                                               (c) The contract or transaction is fair as to the
                                                                               corporation at the time it is authorized or
                                                                               approved.



                                       71






11. Restrictions on Certain While the PBCL has similar provisions as the       Nevada has adopted a statutory provision which
    Business Combinations   NGCL regarding restrictions on certain             is intended to curb abusive takeovers of Nevada
    with Interested         business combinations with interested              corporations.  Under the NGCL, business
    Stockholders            stockholders, the Hunter bylaws provide that       combinations with interested stockholders are
                            such provisions of the PBCL shall not be           not permitted for a period of five years
                            applicable to the company.                         following the date such stockholder became an
                                                                               interested stockholder.  The NGCL defines an
                                                                               interested stockholder, generally, as a person
                                                                               who owns 10% or more of the outstanding
                                                                               shares of the corporation's voting stock.


                                                                               In addition, the NGCL generally disallows the
                                                                               exercise of voting rights with respect to "control
                                                                               shares" of an "issuing corporation" held by an
                                                                               "acquiring person," unless such voting rights are
                                                                               conferred by a majority vote of the disinterested
                                                                               stockholders. "Control shares" are the voting
                                                                               shares of an issuing corporation acquired in
                                                                               connection with the acquisition of a "controlling
                                                                               interest". "Controlling interest" is defined in
                                                                               terms of threshold levels of voting share
                                                                               ownership, which thresholds, whenever each may
                                                                               be crossed, trigger application of the voting bar
                                                                               with respect to the shares newly acquired.

                                                                               The NGCL also permits directors to resist a change
                                                                               or potential change in control of the corporation
                                                                               if the directors determine that the change or
                                                                               potential change is opposed to or not in the best
                                                                               interest of the corporation. As a result, the
                                                                               Board of Directors of Magnum may have more
                                                                               discretion than the Board of Directors of Hunter
                                                                               in considering and responding to unsolicited
                                                                               offers to purchase a controlling interest in
                                                                               Magnum.

12. Right to Examine Voting The PBCL provides that voting listed may be        The NGCL is similar to the PBCL except that to
Lists, Books and Records    inspected at any lawfully called shareholder       examine the books and records, a shareholder
of the Company              meeting.  In addition, the corporate records may   must have been a shareholderfor at least 6 months
                            be examined by shareholders upon a written         or over 5% or greater than the outstanding shares
                            demand stating a proper purpose.                   of the Company.  In addition, a shareholder who
                                                                               owns 15% or more of the outstanding shares of
                                                                               the Company may inspect the financial records
                                                                               of the Company.



                                       72





13. Liabilities            Under provisions of the Articles of                 The General Corporation Law of Nevada permits
  of Directors             Incorporation and By-Laws of Hunter, each           provisions in the articles, by-laws or resolutions
                           person who is or was a director or officer of       approved by shareholders which limit liability of
                           Hunter will be indemnified by Hunter as a           directors for breach of fiduciary duty of certain
                           matter of right to the extent permitted             specified circumstances.  Magnum's by-laws indemnify
                           or authorized by law.  The effects of the           its Officers and Directors to the full extent
                           Articles of Incorporation, By-Laws, and             permitted by Nevada law.  The by-laws with certain
                           other applicable law may be summarized as           exceptions eliminate any personal liability of a
                           follows:                                            Director to Magnum or its shareholders for monetary
                                (a)  Under Pennsylvania law, to the            damages for the breach of a Director's fiduciary
                           extent that such a person is successful on          duty and therefore a Director cannot be held liable
                           the merits in defense of a suit or proceeding       for damages to Magnum or its shareholders for gross
                           brought against him by reason of the fact           negligence or lack of due care in carrying out his
                           that he is a director or officer of Hunter,         fiduciary duties as a Director.  Magnum's Articles
                           he shall be indemnified against expenses            provide for indemnification to the full extent
                           (including attorney's fees) reasonably              permitted under law which includes all liability,
                           incurred in connection with such action.            damages and costs or expenses arising from or in
                                (b)  In other circumstances, a director        connection with service for, unemployment by, or
                           of Hunter may be indemnified against expenses       other affiliation with Magnum to the maximum extent
                           (including attorney's fees) judgements, fines       and under all circumstances permitted by law.
                           and amounts paid in settlement actually and         Nevada law permits indemnification if a director or
                           reasonably incurred by him in connection            officer acts in good faith in a manner reasonable
                           with such action, suit or proceeding if he          believed to be in, or not opposed to, the best
                           acted in good faith and in a manner he              interest's of the corporation.  A director or
                           reasonably believed to be in and not opposed        officer must be indemnified as to any matter in
                           to the best interest of Hunter, and, with           which he successfully defends himself.
                           respect to a criminal action or proceeding,         Indemnification is prohibited as to any matter in
                           had reasonable cause to believe his conduct         which the director or officer is adjudged liable to
                           was unlawful; however in any action or suit         the corporation.  Insofar as indemnification for
                           by or in the right of Hunter to procure a           liabilities arising under the Securities Act may be
                           judgement in its favor, such person will not        permitted to directors, officers, and controlling
                           be indemnified if he has been adjudged to be        persons of Magnum pursuant to the foregoing
                           liable to Hunter unless and only to the extent      provisions or otherwise, Magnum has been advised that
                           that the court in which such action or suit was     in the opinion of the Securities and Exchange
                           brought determines upon application that, despite   Commission, such indemnification is against public
                           the adjudication of liability but in view of all    policy as expressed in the Act and is, therefore,
                           the circumstances of the case, such person is       unenforceable.
                           fairly and reasonably entitled to indemnity for
                           such expenses which such court deems proper.  A
                           determination that indemnification of a director
                           or officer is proper will be made by a
                           disinterested majority of Hunter's Board of
                           Directors, by independent legal counsel, or by
                           the stockholders of Hunter.
                                (c)  Hunter's By-Laws contain a provision
                           which eliminates, to the fullest extent permitted
                           by the State of Pennsylvania, the liability of
                           directors of Hunter from monetary damages arising
                           from any breach of fiduciary duties as a member
                           of Hunter's Board of Directors.  This provision
                           will not eliminate liability for, among other
                           matters, breaches of duty of loyalty, acts or
                           omissions not in good faith or knowing violations
                           of law.






                                       73



         INTEREST OF HUNTER'S OFFICERS AND DIRECTORS IN THE TRANSACTION


Pursuant to the terms of the Agreement and Plan of Reorganization and Plan of Liquidation, any officer or director who owns Hunter common stock will share in the exchange of such stock for Magnum common stock. In addition, Gary C. Evans will receive 359,316 shares of Magnum common stock and 111,825 shares of Magnum Series C preferred stock in exchange for all of the issued and outstanding shares of Hunter preferred stock.

All current officers of Hunter have become officers of Magnum.

Effective December 31, 1995, Lloyd T. Rochford, the then current President, Chief Executive and Financial Officer and a director of Magnum, resigned as an officer of Magnum but remains as Chairman of Magnum. In addition, Stan McCabe resigned as an officer of Magnum but also remains as a director. A new board of directors was appointed for Magnum. The new board consists of Lloyd T. Rochford as Chairman, Matthew C. Lutz as Vice Chairman, Gary C. Evans, Stan McCabe, James
W. Upfield, Gerald W. Bolfing and Oscar C. Lindemann. An audit committee was appointed consisting of James E. Upfield, Stan McCabe and Gerald Bolfing. Mr. Evans was appointed President and Chief Executive Officer of Magnum. Mr. Lutz also was appointed Exploration and Business Development Manager and William C. Jones was appointed Secretary.

The following table sets forth certain information with respect to the beneficial ownership, after completion of the Business Combination, of Magnum's common and preferred stock with respect to each director of Magnum, each beneficial owner of more than five percent of said securities, and all directors and executive officers of Magnum as a group:



                                                       Amount and Nature           Percent
                                                         of Beneficial               of
                               Title of Class              Ownership                Class
                          -----------------------------------------------------------------
Lloyd T. Rochford         Common                              257,939 Shares          2.22
Matthew C. Lutz           Common                               76,609 Shares          0.66
Gary C. Evans             Common                            1,712,166 Shares         14.75
                          Series C Preferred                  111,825 Shares         17.89
Gerald W. Bolfing         Common                              321,960 Shares          2.77
Oscar C. Lindemann                -                                   -               -
Stanley McCabe            Common                               67,150 Shares          0.58
James E. Upfield          Common                               28,090 Shares          0.24
All directors and
officers as a group       Common                            2,465,191 Shares         21.24
                          Series C Preferred                  111,825 Shares         17.89


                         FEDERAL INCOME TAX CONSEQUENCES

General

The following summary of the anticipated federal income tax consequences to Magnum, Hunter and to Hunter Shareholders of the proposed sale of assets and liquidation of Hunter is not intended as tax advice and is not intended to be a complete description of the federal income tax consequences of the proposed transactions. This summary is based upon an opinion rendered by Hein + Associates, LLP, Certified Public Accountants and the Internal Revenue Code of 1986 (the "Code"), as presently in effect, the rules and regulations promulgated thereunder, current administrative interpretations, and court decisions. A copy of the opinion is attached as Exhibit 8.1. No assurance can be given that future legislation, regulations, administrative interpretations or court decisions will not significantly change these authorities (possibly with retroactive effect).

No rulings have been requested or received from the Internal Revenue Service ("IRS") as to the matters discussed and there is no intent to seek any such ruling. Accordingly, no assurance can be given that the IRS will not challenge the tax treatment of certain matters discussed or, if it does challenge the tax treatment, that it will not be successful.

The discussion of federal income tax consequences set forth below is directed primarily toward individual taxpayers who are citizens or residents of the United States. However, because of the complexities of federal, state, and local income tax laws, it is recommended that Hunter Shareholders consult their own tax advisors concerning the federal, state, and local tax consequences of the proposed transactions to them. Further, persons who are trusts, tax-exempt entities, corporations subject to specialized federal income tax rules or non-U.S. citizens or residents are particularly cautioned to consult their tax advisors in considering the tax consequences of the proposed transactions.

The sale of substantially all of the assets of Hunter pursuant to the Agreement and Plan of Reorganization and Plan of Liquidation with Magnum will be accorded tax-free treatment under ss.368(a)(1)(C) of the Code. To qualify for tax-free treatment, the transaction must be described as a "reorganization" under the Code. In order for the transaction to be so classified, it must fall within one of the statutory definitions of a reorganization in ss.368 and comply with certain judicial and administrative rules, limitations, and tests. Once a transaction is described as a reorganization, then several Code sections affecting the tax treatment of the parties apply.

    Federal Income Tax Consequences to Hunter

Since Hunter received Magnum Shares solely in exchange for the assets of Hunter, Hunter will not recognize a gain or loss on the transfer of its assets to Magnum. Hunter's basis in the Magnum Shares will be equal to its basis in the assets transferred to Magnum. Hunter will recognize no gain or loss on the distribution of "qualified property" to Hunter Shareholders "in pursuance of the plan of reorganization." The term "qualified property" includes the Magnum Shares, thus Hunter will not recognize a gain or loss on the distribution of the Magnum Shares to Hunter Shareholders. As of December 31, 1995, Hunter and certain of the Hunter Subsidiaries had a net operating loss ("NOL") carryforward available of approximately $2 million. Section 382 of the Code limits the NOL carryover of a loss corporation following an ownership change. After an ownership change, the amount of taxable income that a corporation may offset by an NOL carryforward is limited. Acquisition of the Hunter Subsidiaries by Magnum is an ownership change, thus use of the NOL of Hunter and the Hunter Subsidiaries will be limited after the Business Combination.

    Federal Income Tax Consequences to the Shareholders upon Liquidation

Hunter Shareholders will not recognize gain or loss upon the redemption of their Company stock in exchange for Magnum Shares. Hunter Shareholders will recognize gain or loss to the extent they receive cash for fractional shares. Hunter Shareholders receiving Magnum Shares retain the same tax basis for the Magnum Shares that they had in Hunter stock surrendered. Where some gain or loss has been recognized because of the receipt of cash, the basis is decreased by the cash received and any loss recognized on the exchange, and increased by any gain recognized. Allocation of basis among the Magnum Shares is determined under regulations to the Code. If Hunter stock was held as a capital asset, then the Magnum Shares will tack the holding period of Hunter stock exchanged. Hunter Shareholders must file with his or her income tax return for the year in which the reorganization is consummated, a statement which provides details relating to the property transferred, securities received and liabilities, in any, assumed in the exchange.

Federal Income Tax Consequences to Magnum

Magnum will not recognize gain or loss upon the issuance of the Magnum Shares. Magnum's basis in the assets transferred from Hunter is the same as Hunter's basis in such assets which does not necessarily reflect the dollar amount of such assets recorded on Magnum's financial statements. Magnum's holding period for the assets received from Hunter includes the period for such assets in the hands of Hunter. Following the reorganization, Magnum will be entitled to claim percentage depletion with respect to production from those of its oil and gas properties with respect to which Hunter was entitled to claim percentage depletion before the reorganization.

                                  LEGAL OPINION

The validity of the shares of Magnum Common Stock and Preferred Stock offered to holders of Hunter Common Stock by this Information Statement and Prospectus will be passed upon for Magnum by William C. Jones, Esq.

                                     EXPERTS

The audited financial statements of Hunter as of December 31, 1995 and 1994 and for the years ended December 31, 1995 and 1994 included in this Registration Statement have been audited by Hein + Associates LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The audited financial statements of Magnum as of December 31, 1995 and for the year ended December 31, 1995 included in this Registration Statement have been audited by Hein + Associates LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The consolidated financial statements of Magnum for the year ended December 31, 1994, included in this Registration Statement, have been included herein in reliance on the report, which includes an explanatory paragraph concerning a change in Magnum's method of accounting for oil and gas producing operations, of Hansen, Barnett & Maxwell, independent certified public accountants, given on authority of that firm as experts in accounting and auditing. The historical summaries of revenue and direct operating expenses for the Arrington, Reef, Tana, and Meridian acquisitions included in the Registration Statement have been audited by Hein + Associates LLP, independent certified public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The historical summary of revenues and direct operating expenses for the Arrington acquisition are for the years ended March 31, 1995 and 1994. The historical summaries of revenues and direct operating expenses for the Reef and Tana acquisitions are for the year ended December 31, 1994 and the nine months ended September 30, 1995. The historical summary of revenues and direct operating expenses for the Meridian acquisition are for the years ended December 31, 1995 and 1994. The federal income tax consequences of the Business Combination to holders of Hunter common stock and Hunter preferred stock has been passed upon by Hein + Associates LLP, Dallas, Texas.




                          INDEX TO FINANCIAL STATEMENTS
                                                                                                                     Page
         Pro Forma Consolidated Financial Information for Magnum Petroleum, Inc. and Subsidiaries....................F-3
         Pro Forma Consolidated Statement of Operations
              for the Year Ended December 31, 1995 (Unaudited).......................................................F-4
         Pro Forma Consolidated Statement of Operations for the Six Months
              Ended June 30, 1996 (Unaudited)........................................................................F-5
         Notes to Pro Forma Consolidated Financial Information.......................................................F-6

         Consolidated Financial Statements of Magnum

         Independent Auditor's Report - 1995.........................................................................F-8
         Report of Independent Certified Public Accountants - 1994...................................................F-9
         Audited Consolidated Balance Sheet as of June 30, 1996 and December 31, 1995...............................F-10
         Audited Consolidated Statements of Operations for the Six Months Ended
             June 30, 1996 and 1995 and the Years Ended December 31, 1995 and 1994..................................F-11
         Audited Consolidated Statements of Stockholders' Equity for the Six Months
             Ended June 30, 1996 and the Years Ended December 31, 1995 and 1994 ....................................F-12
         Audited Consolidated Statements of Cash Flows for the Six Months
             Ended June 30, 1996 and 1995 and the Years Ended December 31, 1995 and 1994............................F-13
         Notes to Consolidated Financial Statements.................................................................F-14

         Consolidated Financial Statements of Hunter

         Independent Auditor's Report...............................................................................F-29
         Audited Consolidated Statement of Net Assets in Liquidation as of June 30, 1996 and December 31, 1995......F-30
         Audited Consolidated Statements of Operations for the Six Months
             Ended June 30, 1996 and 1995 and the Years Ended December 31, 1995 and 1994............................F-31
         Audited Consolidated Statements of Stockholders' Equity for the Six Months Ended June 30, 1996 and
             the Years Ended December 31, 1995 and 1994.............................................................F-32
         Audited Consolidated Statements of Cash Flows for the Six Months
             Ended June 30, 1996 and 1995 and the Years Ended December 31, 1995 and 1994............................F-33
         Notes to Consolidated Financial Statements.................................................................F-34

         Arrington Acquisition Historical Financial Information

         Independent Auditor's Report...............................................................................F-44
         Historical Summary of Revenue and Direct Operating Expenses
              for the Years Ended March 31, 1995 and 1994...........................................................F-45
         Notes to Historical Summary of Revenues and Direct Operating Expenses
              for Years Ended March 31, 1994 and 1995...............................................................F-46

         Midland Acquisition Historical Financial Information

         Historical Balance Sheets (Unaudited)
             as of September 30, 1995 and December 31, 1994.........................................................F-48
         Historical Statements of Operations (Unaudited)
             for the Nine Months Ending September 30, 1995 and for the Year Ending December 31, 1994................F-49
         Historical Statements of Cash Flows for the Nine Months Ending September 30, 1995 and the Year
             Ending December 31, 1994...............................................................................F-50
         Notes to Historical Financial Statements (Unaudited).......................................................F-51





                                       F-1





         Reef Acquisition Historical Financial Information

         Independent Auditor's Report...............................................................................F-53
         Historical Summary of Revenues and Direct Operating Expenes
             for the Year Ending December 31, 1994 and the Nine Months Ending September 30, 1995....................F-54
         Notes to Historical Summary of Revenues and Direct Operating Expenses
             for theYear Ending December 31, 1994 and the Nine Months Ending September 30, 1995.....................F-55

         Tana Acquisition Historical Financial Information

         Independent Auditor's Report...............................................................................F-57
         Historical Summary of Revenues and Direct Operating Expenses
             for the Year Ending December 31, 1994 and the Nine Months Ending September 30, 1995....................F-58
         Notes to Historical Summary of Revenues and Direct Operating Expenses
             for theYear Ending December 31, 1994 and the Nine Months Ending September 30, 1995.....................F-59

         Superior Acquisition Historical Financial Information

         Historical Summary of Revenues and Direct Operating Expenes (Unaudited)
             for the Year Ending December 31, 1994 and the Nine Months Ending September 30, 1995....................F-61
         Notes to Unaudited Historical Summary of Revenues and Direct Operating Expenses
             for the Year Ending December 31, 1994 and the Nine Months Ending September 30, 1995....................F-62

         Meridian Acquisition Historical Financial Information

         Independent Auditor's Report...............................................................................F-63
         Historical Summary of Revenues and Direct Operating Expenses
             for the Years Ending December 31, 1995 and 1994 and the
             Three Months Ending March 31, 1996 and 1995............................................................F-64
         Notes to Historical Summary of Revenues and Direct Operating Expenses
             for the Years Ending December 31, 1995 and 1994 and the
             Three Months Ending March 31, 1996 and 1995............................................................F-65


                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES

                  Pro Forma Consolidated Financial Information


Magnum Petroleum, Inc. ("Magnum") and Hunter Resources, Inc. ("Hunter") entered into a letter of intent dated July 7, 1995 and subsequently entered into an amended definitive agreement dated December 19, 1995 to be effective December 22, 1995, whereby Magnum acquired all of the assets of Hunter, which consisted of stock of subsidiary corporations and capital stock ownership interests in limited liability companies (the "Acquisition"). Magnum issued 5,085,077 shares of its restricted common stock and 111,825 shares of its Series C preferred stock to Hunter and issued 575,000 shares of restricted common stock as payment of fees directly related to the Acquisition. The Acquisition was recorded on the "purchase method" based upon the estimated value of the consideration (the common and preferred stock issued) that Magnum paid for the Acquisition. As the Acquisition was recorded at December 31, 1995, no pro forma consolidated balance sheet was necessary.

In addition, Hunter has adjusted the pro forma consolidated statement of operations for 1995 for the acquisition by Hunter on March 31, 1995 of the Arrington oil and gas properties, the October 18, 1995 acquisition of the remaining  seventy-five  percent  (75%)  ownership  interest  in Midland  Hunter
Petroleum Limited Liability Company ("Midland"), the October 25, 1995 acquisition of the Reef oil and gas properties, the November 9, 1995 acquisition of the Tana oil and gas properties, the December 1, 1995 acquisition of the Superior gas gathering pipelines and the June 28, 1996 acquisition of the Meridian oil and gas properties and pipelines as if the acquisitions had been consummated at the beginning of 1995. The Arrington, Midland, Reef, Tana, Superior and Meridian acquisitions were previously reported on Forms 8-K or amended Forms 8-K filed by Hunter or Magnum on September 26, 1995, July 24, 1996, January 8, 1996, January 24, 1996, August 21, 1996 and August 16, 1996,
respectively. Additionally, Magnum has adjusted the pro forma consolidated statement of operations for the six months ended June 30, 1996 for the Meridian acquisition as if the acquisition had been consummated at the beginning of 1996. As the Meridian acquisition was recorded at June 30, 1996, no pro forma consolidated balance sheet was necessary.

The pro forma financial information is not necessarily indicative of the results that would have occurred had the Acquisition occurred on the indicated dates.

The pro forma financial information should be read in conjunction with the financial statements of each of the entities that are a party to the Acquisition, and are contained in this document. The historical summaries of revenues and operating expenses for the Arrington, Reef, Tana, Superior and Meridian acquisitions were filed in Forms 8-K or amended Forms 8-K as referenced above. The unaudited historical financial statements of Midland were filed in a Form 8-K as referenced above. The pro forma consolidated statement of operations for the year ended December 31, 1995 includes the results of operations for the Reef, Tana and Superior acquisitions from January 1, 1995 to the dates of consolidation with the Company, which were the month ends closest to the dates of acquisition noted above. The historical summaries of revenues and operating expenses for these acquisitions report the results of operations through September 30, 1995.




                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)



                                                      For the Twelve Months ended December 31, 1995
                             -------------------------------------------------------------------------------------------------------

                             Magnum   Hunter  Arrington Midland   Reef       Tana      Superior    Meridian   Pro forma   Combined
                              Hist-    Hist-    Hist-    Hist-    Hist-      Hist-      Hist-       Hist-    Adjustments  Pro forma
                             orical   orical   orical   orical   orical     orical     orical      orical
                            --------------------------------------------------------------------------------------------------------
Revenues:
Gas gathering and marketing $        $  469,000 $        $        $         $         $2,212,000 $2,023,000 $           $ 4,704,000
Oil and gas sales            616,596  1,625,000  123,000  563,000  937,000  1,636,000     36,000  4,229,000 (F)(141,000)  9,624,596
Oil field services and
 commissions                  31,978    565,000                                                             (A)  11,000     607,978
Interest                     152,371     27,000                                                                             179,371
Other                                   281,000           115,000                                           (F) (29,000)    367,000
                            --------------------------------------------------------------------------------------------------------
 TOTAL REVENUES              800,945  2,967,000  123,000  678,000  937,000  1,636,000  2,248,000  6,252,000    (159,000) 15,482,945
                            --------------------------------------------------------------------------------------------------------


Expenses:
Purchases of natural gas                329,000                                        1,587,000                          1,916,000
Pipeline operations                      85,000                                          374,000  1,606,000               2,065,000
Lease operating              267,513    762,000   32,000  405,000  244,000    563,000             1,481,000 (F)(101,000)  3,653,513
Cost of services              26,134    454,000                                                                             480,134
Depreciation, depletion,
 amortization and impairment 421,101    919,000           102,000                                          (B)4,087,000   5,529,101
General and administrative   977,070    702,000            44,000                                          (C)  135,000   1,858,070
Interest                       1,882    298,000            34,000                                          (D)3,400,000   3,733,882
Other                         75,517    100,000                                                                             175,517
                            --------------------------------------------------------------------------------------------------------
 TOTAL EXPENSES            1,769,217  3,649,000   32,000  585,000  244,000    563,000  1,961,000  3,087,000   7,521,000  19,411,217
                            --------------------------------------------------------------------------------------------------------


NET INCOME (LOSS)           (968,272)  (682,000)  91,000   93,000  693,000  1,073,000    287,000  3,165,000  (7,680,000) (3,928,272)

PREFERRED DIVIDENDS         (617,220)    (9,000)                                                           (E)  (83,173)   (709,393)
                            --------------------------------------------------------------------------------------------------------
NET INCOME (LOSS) APPLICABLE
 TO COMMON SHARES      $  (1,585,492) $(691,000 $ 91,000 $ 93,000 $693,000 $1,073,000  $ 287,000 $3,165,000 $(7,763,173)$(4,637,665)
                            --------------------------------------------------------------------------------------------------------
NET LOSS PER SHARE
(primarily and
fully diluted)         $       (0.28) $   (0.04)                                                                        $     (0.41)
                            --------------------------------------------------------------------------------------------------------



            See Notes to Pro Forma Consolidated Financial Information

                     MAGNUM PETROLEUM, INC AND SUBSIDIARIES
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS


                                                                    For the Six Months Ended June 30, 1996
                                                ------------------------------------------------------------------------------------

                                                       Magnum              Meridian            Pro Forma           Combined
                                                     Historical           Historical           Adjustments         Pro Forma
                                                ------------------------------------------------------------------------------------
Revenues
     Oil and gas sales                          $      2,821,000   $      2,689,000   $(G)      578,000   $         6,088,000
     Gas gathering and marketing                       1,528,000            816,000    (G)      158,000             2,502,000
     Oil field services and commissions                  201,000                                                      201,000
     Gain on sale of assets                              143,000                                                      143,000
     Interest income                                      31,000                                                       31,000
     Other income                                         12,000                                                       12,000
                                                ------------------------------------------------------------------------------------

TOTAL REVENUES                                         4,736,000          3,505,000             736,000             8,977,000
                                                ------------------------------------------------------------------------------------

Expenses
     Lease operating                                    1,126,000           663,000    (G)      151,000              1,940,000
     Pipeline operating                                   190,000           578,000    (G)      117,000                885,000
     Purchases of natural gas                           1,124,000                                                    1,124,000
     Costs of services                                    327,000                                                      327,000
     Depreciation, depletion,
          amortization and impairment                   1,084,000                      (B)    1,463,000              2,547,000
     General and administrative                           443,000                      (C)       50,000                493,000
     Interest expense                                     499,000                      (D)    1,397,000              1,896,000
                                                ------------------------------------------------------------------------------------

TOTAL EXPENSES                                          4,793,000         1,241,000           3,178,000              9,212,000
                                                ------------------------------------------------------------------------------------
NET INCOME (LOSS)                                        (57,000)         2,264,000          (2,442,000)             (235,000)

PREFERRED DIVIDENDS                                     (340,000)                                                    (340,000)
                                                ------------------------------------------------------------------------------------
NET INCOME (LOSS) APPLICABLE
   TO COMMON SHARES                               $     (397,000)  $      2,264,000     $    (2,442,000)  $          (575,000)
                                                ====================================================================================
NET INCOME PER SHARE
   (primary and fully diluted)                    $        (0.03)                                         $             (0.05)
                                                ====================================================================================


                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
              Notes to Pro Forma Consolidated Financial Information

A) To reflect overhead fee income charged to outside owners on the acquired properties for which operating rights were also acquired. The overhead fee income generated by the Arrington acquisition was estimated at $7,000 for the year ended December 31, 1995. The remainder of $4,000 arose from the Reef acquisition.

B) To reflect additional depreciation and depletion on oil and gas properties as recalculated using the full cost method and depreciation of pipelines using the straight-line method over a fifteen (15) year estimated life. For purposes of this computation it was assumed that the combination of Magnum and Hunter and the Arrington, Midland , Reef, Tana, Superior and Meridian acquisitions occurred at the beginning of the period. Magnum's combined oil and gas reserve estimates as of December 31, 1995 and June 30, 1996 served as the base for the depletion computation for the Magnum and Hunter combination and the other acquisitions.


C) To reflect additional estimated general and administrative costs associated with the increase in the number of properties and the assumption of operator's duties on the acquired properties. The estimated additional general and administrative expense for the Arrington acquisition was $2,000 for the year ended December 31, 1995. An additional $9,000 arose from the Reef acquisition, $15,000 from the Tana acquisition, $20,000 from the Superior acquisition and $100,000 from the Meridian acquisition. Also, the adjustment for the year ended December 31, 1995 includes the elimination of $11,000 related to the Midland acquisition as such amounts are included in the Hunter historical amounts. For the six months ended June 30, 1996, the adjustment reflects the estimated general and administrative costs from the Meridian acquisition.


D) To reflect the additional interest expense associated with the financed portion of the acquisitions. For this purpose, the Arrington, Reef, Tana, Superior and Meridian acquisitions were assumed to have occurred at the beginning of 1995 and for the same amounts when actually closed later in 1995 or 1996. Interest rates were assumed to be libor plus 2.5 percent in effect currently per Magnum's principal lending institutions. The estimated interest expense for the Arrington acquisition amounted to $32,000 for the year ended December 31, 1995. The Reef acquisition amounted to $163,000, the Tana acquisition amounted to $335,000, the Superior acquisition amounted to $79,000 and the Meridian acquisition amounted to $2,800,000. Also, the adjustment for the year ended December 31, 1995 includes the elimination of $9,000 related to the Midland acquisition as such amounts are included in the Hunter historical amounts. For the six months ended June 30, 1996, the adjustment of $1,397,000 was attributable to the Meridian debt and was computed assuming the Meridian acquisition occurred at the beginning of 1996 using the same interest rate assumed in the 1995 interest adjustment. A one-eighth (1/8) percent change in the interest rate would result in an increase or decrease in the interest adjustment of approximately $55,000 and $22,000 for the year ended December 31, 1995 and the six months ended June 30, 1996, respectively.


E) To reflect preferred stock dividends associated with the preferred shares issued as a part of Magnum's acquisition of Hunter.


F) To eliminate amounts related to the Midland acquisition which are recorded in the Hunter historical amounts.

G) To accrue estimated June 1996 operations from the properties acquired in the Meridian acquisition. The historical amounts presented for the Meridian acquisition are for the five months ended May 31, 1996. Actual results for the month of June were not available from the seller. The estimate of June operations is based on recent historical trends and as such, is considered reasonable.

H) The following pro forma estimates of proved oil and gas reserves for the combined properties were prepared by the Company in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the reserves are located onshore in the continental United States.

The following unaudited table sets forth the pro forma proved oil and gas reserves for the combined properties at December 31, 1995, together with the changes therein.


                                                Oil and
                                               Condensate            Natural Gas
Proved developed and undeveloped reserves:       (BBLS)                 (MCF)
                                               ---------------------------------

         Balance at January 1, 1995             3,465,000            71,303,000
         Revisions of previous estimates          536,000              (798,000)
         Production                              (204,000)           (5,257,000)
                                               ---------------------------------

         Balance at December 31, 1995           3,797,000            65,248,000
                                               =================================

Proved developed reserves at:
         December 31, 1995                      1,711,000            59,973,000
                                               =================================



Standardized  Measure of  Discounted  Future Net Cash Flows  Relating  to Proved
Reserves:



                                                              December 31, 1995
                                                                  (Unaudited)
                                                                 ------------

Future Cash Flows                                          $      176,395,000
Future Development and Production Costs                           (72,197,000)
                                                                  ------------
Future Net Cash Flows, Before Income Tax                          104,198,000
Future Income Tax Expenses                                        (14,115,000)
                                                                  ------------
Future Net Cash Flows                                              90,083,000
10% Discount to Reflect Timing of Net Cash Flows                  (39,168,000)
                                                                  ------------
Standardized Measure of Discounted Future Net Cash Flows   $       50,915,000
                                                                  ============


Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves:



                                                               December 31, 1995
                                                                  (Unaudited)
                                                               -----------------

Standardized measure, beginning of period                     $      44,210,000
Revisions:
     Net Change in sales price, net of production costs              11,505,000
     Revisions of quantity estimates                                  2,826,000
     Accretion of discount                                            4,421,000
     Changes in timing, future development and other                 (4,363,000)
Extension and discoveries                                               582,000
Sales, net of production costs                                       (5,559,000)
Net changes in income taxes                                          (2,707,000)
                                                               -----------------
Standardized measure, end of period                           $      50,915,000
                                                               =================

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors and Stockholders
Magnum Petroleum, Inc.

We have audited the accompanying consolidated balance sheet of Magnum Petroleum, Inc. and Subsidiaries as of December 31, 1995, and the related consolidated statements of operations, cash flows, and stockholders' equity for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Magnum Petroleum, Inc. and Subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the year then ended, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for oil and gas producing operations from the successful efforts method to the full cost method.



HEIN + ASSOCIATES LLP

Dallas, Texas
April 3, 1996

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




Board of Directors and Stockholders
Magnum Petroleum, Inc.

We have audited the accompanying consolidated statements of operations, cash flows, and stockholders' equity of Magnum Petroleum, Inc. and Subsidiaries for the year ended December 31, 1994. These financial statements are the responsibility of management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the results of the operations and cash flows of Magnum Petroleum, Inc. and Subsidiaries for the year ended December 31, 1994, in conformity with generally accepted accounting principles.

As discussed in Note 2 to the financial statements, the Company changed its method of accounting for oil and gas producing operations from the successful efforts method to the full cost method.


HANSEN, BARNETT & MAXWELL

Salt Lake City, Utah
March 26, 1995, except for Note 2,
   as to which the date is September 29, 1995

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS

                                                                                                 June 30,          December 31,
                                                                                                   1996                1995
                                                                                           -----------------------------------------

                                                                                               (Unaudited)
                                         ASSETS
CURRENT ASSETS:
     Cash and cash equivalents                                                                 $      2,778,000    $     1,543,666
     Securities available for sale                                                                            -            101,640
     Accounts receivable
      Trade, net of allowance of $134,158                                                             1,609,000          1,246,652
      Due from affiliates                                                                               162,000            115,961
      Other                                                                                                   -             22,368
     Note receivable from affiliate                                                                     148,000            120,758
     Note receivable                                                                                    106,000            -
     Other current assets                                                                                82,000            -
     Current portion of long-term note receivable                                                       204,000            200,955
                                                                                           -----------------------------------------
          TOTAL CURRENT ASSETS                                                                        5,089,000          3,352,000
                                                                                           -----------------------------------------
PROPERTY, PLANT AND EQUIPMENT
     Oil and gas properties, full cost method
       Unproved                                                                                        864,000             842,889
       Proved                                                                                       68,280,000          36,256,428
     Pipelines                                                                                       6,882,000           1,087,310
     Other property                                                                                    218,000             145,957
                                                                                           -----------------------------------------
          TOTAL PROPERTY, PLANT AND EQUIPMENT                                                       76,244,000          38,332,584
     Accumulated depreciation, depletion and impairment                                             (3,002,000)         (1,928,078)
                                                                                           -----------------------------------------
NET PROPERTY, PLANT AND EQUIPMENT                                                                   73,242,000          36,404,506

OTHER ASSETS
     Deposits and other assets                                                                         509,000            118,007
     Long-term notes receivable, net of imputed interest                                               147,000            190,287
                                                                                           -----------------------------------------
TOTAL ASSETS                                                                              $         78,987,000   $     40,064,800
                                                                                           =========================================

                          LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Trade accounts payable and accrued liabilities                                         $          1,832,000  $       1,282,995
    Dividends payable                                                                                   156,000            177,304
    Suspended revenue payable                                                                           882,000            793,680
    Current maturities of long-term debt                                                              2,021,000          2,014,000
                                                                                           ----------------------------------------
          TOTAL CURRENT LIABILITIES                                                                   4,891,000          4,267,979
                                                                                           -----------------------------------------
LONG-TERM LIABILITIES
   Long-term debt                                                                                    46,056,000          7,597,597
   Production payment liability                                                                         246,000            288,235
   Other                                                                                                  4,000            289,983
   Deferred income taxes                                                                              3,125,000          3,125,000

COMMITMENTS AND CONTINGENCIES (Note 11)

STOCKHOLDERS' EQUITY
     Preferred stock - $.001 par value; 10,000,000 authorized
          216,000  designated as Series A; 80,000 shares issued and  outstanding                              -                 80
          925,000  designated  as Series B; 41,500 and 62,050  shares issued and
           outstanding, respectively                                                                          -                 62
          625,000 designated as Series C; 567,600 and 625,000 shares issued and
           outstanding, respectively (liquidation preference of $5,676,000)                               1,000                625
   Common stock - $.002 par value; 50,000,000 shares authorized
         11,950,220 and 11,598,183 shares issued and outstanding, respectively                           24,000             23,196
   Additional paid-in capital                                                                        30,282,000         29,659,992
       Accumulated deficit                                                                           (5,642,000)        (5,244,899)
       Receivable from stockholders                                                                           -               (250)
       Unrealized gain on investments                                                                         -             57,200
                                                                                           ----------------------------------------
TOTAL STOCKHOLDERS' EQUITY                                                                           24,665,000         24,496,006
                                                                                           ----------------------------------------
   TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY                                              $         78,987,000  $      40,064,800
                                                                                           =========================================

              The accompanying notes are an integral part of these
                       consolidated financial statements

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                           Six Months Ended                    For the Years Ended
                                                                               June 30,                             December 31,
                                                             -----------------------------------------------------------------------
                                                                        1996               1995                 1995         1994
                                                             -----------------------------------------------------------------------

                                                                    (Unaudited)         (Unaudited)
Operating Revenues:
     Oil and gas sales                                       $        2,821,000  $         302,000     $       616,596  $  729,478
     Gas gathering and marketing                                      1,528,000                  -                   -           -
     Oil field services and commissions                                 201,000             20,000              31,978      15,704
                                                             -----------------------------------------------------------------------

          Total Operating Revenue                                     4,550,000            322,000             648,574     745,182
                                                             -----------------------------------------------------------------------

Operating Costs and Expenses:
     Lease operating                                                  1,126,000             93,000             267,513     317,761
     Pipeline operating                                                 190,000                  -                   -           -
     Purchases of natural gas                                         1,124,000                  -                   -           -
     Costs of services                                                  327,000             10,000              26,134       6,631
     Depreciation and depletion                                       1,084,000            103,000             421,101     243,180
     General and administrative                                         443,000            543,000             977,070     768,838
                                                             -----------------------------------------------------------------------

          Total Operating Costs and Expenses                          4,294,000            749,000           1,691,818   1,336,410
                                                             -----------------------------------------------------------------------

Operating Profit (Loss)                                                 256,000           (427,000)         (1,043,244)   (591,228)
     Gain (loss) on dispostion of assets                                143,000            (15,000)            (75,517)          -
     Interest income                                                     31,000             85,000             152,371      51,506
     Other income                                                        12,000                  -                   -           -
     Interest expense                                                  (499,000)            (3,000)             (1,882)     (6,660)
                                                             -----------------------------------------------------------------------


Net Loss                                                                (57,000)          (360,000)           (968,272)   (546,382)
     Dividends Applicable to Preferred Stock                           (340,000)          (293,000)           (617,220)   (579,325)
                                                             -----------------------------------------------------------------------

Net Loss Applicable to Common Shares                         $         (397,000) $        (653,000)   $     (1,585,492)$(1,125,707)
                                                             -----------------------------------------------------------------------

Loss Per Common Share                                        $            (0.03) $           (0.12)   $          (0.28)$     (0.27)
                                                             -----------------------------------------------------------------------

Common Shares Used in Per Share Calculation                          11,658,958          5,413,989           5,606,669   4,166,822
                                                             -----------------------------------------------------------------------


              The accompanying notes are an integral part of these
                       consolidated financial statements




                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
 FOR THE SIX MONTHS ENDED JUNE 30, 1996 AND THE YEARS ENDED DECEMBER 31, 1995 AND 1994                                       Unreal-
                                                                                                                     Recei-  ized
                                                                                            Deferred                 vable   Gain
                                                                                 Additional Costs of     Accum-      from   (Loss)On
                                            Preferred Stock      Common Stock     Paid-In   Warrant      ulated      Stock-  Invest-
                                              Shares   Amount   Shares    Amount  Capital   Offering     Deficit     holder  ments
                                             ---------------------------------------------------------------------------------------
Balance at December 31, 1993                  672,050   $673  3,472,345  $ 6,945 $10,499,891 $   -     $(2,533,700)$(465,645) $    -

Conversion of 10,500 shares of Series B
 and 40,025 shares of Series C preferred stock
 to common stock                              (50,525)   (51)   125,325      251        (200)
Issuance of Series C preferred stock           24,250     24                         290,976
Issued for notes receivable                                     150,000      300     187,200
Adjustment of price of stock previously issued
 for notes receivable                                                               (187,500)
Issued to acquire oil and gas properties                        613,000    1,226   1,232,274
Issued in exchange for Series B production
 certificates, net of $42,924 offering costs                    176,375      352     583,664 (240,281)
Costs incurred in warrant offering
Interest accrued on receivable                                                                                      (11,355)
Payments received on receivable                                                                                     414,500
Dividends declared on preferred stock                                                                    (579,325)
Net loss                                                                                                 (546,382)
Unrealized loss on investments                                                                                               (8,528)
                                           -----------------------------------------------------------------------------------------
Balance at December 31, 1994                  645,775   646   4,537,045    9,074  12,606,305 (240,281) (3,659,407)  (62,500) (8,528)
                                           -----------------------------------------------------------------------------------------
Conversion of 2,000 shares of Series B and 9,300
 shares of Series C preferred
 stock to common stock                        (11,300)  (12)     28,900       58         (46)
Issuance from exercise of warrants                              833,324    1,667   3,331,629
Costs incurred in warrant offering                                                           (250,488)
Offset warrant offering costs                  20,750    21                         (490,769) 490,769
Issuance of Series C preferred stock                                                 248,979
Issued to acquire oil and gas properties                        386,615      773   1,378,431
Issued as compensation to directors                               5,000       10      17,490
Issued for services                                              22,222       44      84,400
Issued to directors for collateral                              125,000      250                                       (250)
Sale of investment shares                                                                                                     8,528
Payments received on receivable               111,825   112                                                          62,500
Acquisition of Hunter Resources, Inc. for
 Series C preferred stock and common stock                    5,660,077   11,320  12,483,573
Dividends declared on preferred stock                                                                    (617,220)
Net loss                                                                                                 (968,272)
Unrealized gain on investments                                                                                               57,200
                                               -------------------------------------------------------------------------------------
Balance at December 31, 1995                  767,050  $767  11,598,183  $23,196 $29,659,992 $   -    $(5,244,899)  $ (250) $57,200
                                               -------------------------------------------------------------------------------------
Conversion of 20,550 shares of Series B
 preferred stock to common stock (unaudited)  (20,550)  (20)     10,275       20
Conversion of 57,400 shares of Series C
 preferred stock to common stock (unaudited)  (57,400)  (57)    172,200      344        (287)
Issued for accrued dividends (unaudited)                          3,527        7      11,738
Issued to acquire oil and gas properties
 (unaudited)                                                    166,035      332     610,768
Sale of investment shares (unaudited)                                                                                       (57,200)
Dividends declared on preferred stock
 (unaudited)                                                                                             (340,000)
Net Loss (unaudited)                                                                                      (57,000)
Rounding (unaudited)                                    310                  101        (211)                (101)     250
                                           =========================================================================================
Balance at June 30, 1996 (Unaudited)         689,100 $1,000  11,950,220  $24,000 $30,282,000 $   -    $(5,642,000)  $    -  $     -
                                           =========================================================================================

              The accompanying notes are an integral part of these
                       consolidated financial statements.




                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                   Six Months Ended             For the Years Ended
                                                                                       June 30,                     December 31,
                                                                           ---------------------------------------------------------

                                                                                   1996             1995         1995        1994
                                                                           ---------------------------------------------------------

                                                                               (Unaudited)    (Unaudited)
CASH FLOW FROM OPERATING ACTIVITIES:
   Net loss                                                                 $       (57,000)   $   (360,000) $ (968,272) $ (546,382)
   Adjustments to reconcile net loss to cash provided by (used for)
       operating activities:
      Depreciation and depletion                                                  1,084,000         103,000     421,101     243,180
      Common stock issued for services                                                    -          17,000     101,944          -
      Loss on sale of assets                                                      (143,000)          15,000      75,517          -
      Interest accrued on notes receivable from stockholders                              -               -          -      (11,355)
      Other                                                                               -               -      14,935      29,631
      Changes in certain assets and liabilities
         Securities available for sale                                                    -          23,000     (30,338)    (31,903)
         Accounts receivable                                                       (386,000)        (43,000)    (36,769)    (27,724)
         Notes receivable                                                           (93,000)        319,000          -           -
         Other current assets                                                       (82,000)        (11,000)         -           -
         Costs in excess of billings on uncompleted drilling contracts                   -           55,000      54,590     (54,590)
         Deposits and other assets                                                (401,000)           1,000         349      33,117
         Accounts payable and accrued liabilities                                  549,000         (481,000)   (512,737)    366,066
         Suspended revenue payable                                                  88,000                -          -           -
         Other liabilities                                                        (286,000)               -          -           -
                                                                           ---------------------------------------------------------
    Net Cash Provided By (Used By) Operating Activities                            273,000         (362,000)   (879,680)         40
                                                                           ---------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Proceeds from sale of assets                                                   188,000           73,000     88,475      650,041
    Additions to property and equipment                                        (37,301,000)      (1,128,000)(1,244,128)  (1,945,093)
    Loan made for promissory note receivable                                            -                -    (120,758)    (319,206)
    Payments received on promissory notes receivable                                    -                -     334,442           -
    Obligations and property acquisitions funded in Hunter acquisition                  -                -  (1,034,417)          -
                                                                           ---------------------------------------------------------
   Net Cash Used By Investing Activities                                       (37,113,000)      (1,055,000)(1,976,386)  (1,614,258)
                                                                           ---------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Proceeds  from  issuance  of common and  preferred  stock,  net of offering         -         3,332,000  3,331,808      145,594
    Payments  received on notes  receivable  from  shareholders                         -            63,000     62,500      414,500
    Proceeds  from long-term   debt   borrowings                                54,313,000               -    (185,600)     (46,663)
    Payments  of  principal  on  notes  payable                                (15,848,000)        (167,000)        -            -
    Production  payment liability                                                  (42,000)              -          -            -
    (Increase)  decrease  in  segregated  funds for  payments  of note  payable        -            130,000    130,000     (130,000)
    Dividends paid                                                               (349,000)         (290,000)  (583,495)    (510,044)
                                                                           ---------------------------------------------------------
     Net Cash Provided By (Used By) Financing Activities                        38,074,000        3,068,000   2,755,213    (126,613)
                                                                           ---------------------------------------------------------
NET INCREASE (DECREASE) IN CASH AND CASH  EQUIVALENTS                            1,234,000        1,651,000    (100,853) (1,740,831)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                 1,544,000        1,645,000   1,644,519   3,385,350
                                                                           --------------------------------------------------------
CASH AND CASH EQUIVALENTS AT END OF PERIOD                                   $   2,778,000   $    3,296,000  $1,543,666  $1,644,519
                                                                           =========================================================


        The accompanying notes are an integral part of these consolidated financial statements.

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization and Nature of Operations
- -------------------------------------
Magnum Petroleum, Inc. (the "Company") is incorporated under the laws of the state of Nevada. The Company is engaged in the acquisition, operation and development of oil and gas properties, the gathering, transmission and marketing of natural gas, providing management and advisory consulting services on oil and gas properties for third parties, and providing consulting and U.S. export services to facilitate Latin American trade in energy products. In conjunction with the above activities, the Company is licensed to operate a commercial salt water disposal facility in the state of Oklahoma and owns and operates oil and gas properties in six states, predominantly in the Southwest region of the United States. In addition, the Company owns and operates three gathering systems located in Texas, Louisiana and Oklahoma.

Unaudited Information
- ---------------------
The financial statements as of June 30, 1996 and for the six months ended June 30, 1996 and 1995, are unaudited. In the opinion of management, all necessary adjustments (which include only normal recurring adjustments) have been made to present fairly the financial position, results of operations and changes in cash flows for the unaudited periods.

Merger and Consolidation
- ------------------------
The accompanying financial statements include the accounts of the Company and its existing wholly-owned subsidiary, Cushing Disposal, Inc.; and beginning on December 31, 1995, the accounts of Hunter as described below. As more fully discussed in Note 3, the Company entered into an amended definitive agreement on December 19, 1995 to acquire all of the assets, subject to the existing liabilities, of Hunter Resources, Inc. ("Hunter"). The purchase was accounted for by the purchase method effective December 31, 1995. As such, the accompanying consolidated financial statements for 1995 include the balance sheet accounts of Hunter. However, the Statement of Operations for 1995 does not include the operations of Hunter for 1995. All significant intercompany accounts and transactions have been eliminated in consolidation. Certain reclassifications have been made to the consolidated financial statements of the prior year to conform with the current presentation.

Cash and Cash Equivalents
- -------------------------
The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company has cash deposits in excess of federally insured limits.

Investments
- -----------
In 1994, the Company adopted Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities. Under this standard, the equity securities held by the Company that have readily determinable fair values are classified as current assets available-for-sale and are measured at fair value. Unrealized gains and losses for these investments are reported as a separate component of stockholders' equity. In 1994, investments in equity securities for which sale within one year was restricted by governmental securities regulations were classified as non-current assets.

At December 31, 1995 the Company's available for sale securities had an amortized cost basis of $44,440, gross unrealized gains reported in equity of $57,200 and a fair market value of $101,640. During 1995, Securities were sold for gross proceeds of $73,083 and the Company realized a gain of $19,370.

Suspended Revenues
- ------------------
Suspended revenue interests represent oil and gas sales payable to third parties largely on properties operated by the Company. The Company distributes such amounts to third parties upon receipt of signed division orders or resolution of other legal matters.

Oil and Gas Producing Operations
- --------------------------------
The Company follows the full-cost method of accounting for oil and gas properties, as prescribed by the Securities and Exchange Commission ("SEC"). Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Costs directly associated with the

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically and any provision for impairment is transferred to the full-cost amortization base. Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate. Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized. The Company's unproved properties excluded from the amortization base were $864,000 and $842,889 at June 30, 1996 and December 31, 1995, respectively. These costs arose in 1995 and are expected to be evaluated and transferred into the amortization base over the next twelve months.

The net capitalized costs are subject to a "ceiling test," which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

Drilling Operations
- -------------------
Fees from fixed-price contracts with other working interest owners to drill, complete and place oil and gas wells into production less related costs are accounted for as adjustments to oil and gas properties.

Pipelines
- ---------
Pipelines are carried at cost. Depreciation is provided using the straight-line method over an estimated useful life of 15 years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

Other Property
- --------------
Other property and equipment are carried at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from five to ten years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

Gas Gathering and Marketing Revenues
- ------------------------------------
The Company receives fees for the gathering of natural gas on its pipeline system for the benefit of other parties. In addition, the gas connected to the pipeline is sold to third parties resulting in marketing revenue. These revenues are recognized as earned.

Other Oil and Gas Related Services
- ----------------------------------
Other oil and gas related services consist largely of fees earned from the Company's salt water disposal facility. Such fees are recognized in the month the disposal service is provided.

Impact of Recently Issued Pronouncements
- ----------------------------------------
The Financial Accounting Standards Board (FASB) has issued Statement No. 121, "Accounting for Impairments of Long-Lived Assets". Except for oil and gas properties which are governed by the full cost method, the Company intends to adopt this standard in 1996. Management believes it will not have a material impact on the Company's financial statements. The FASB has also issued Statement No. 123, "Accounting for Stock-Based Compensation". The Company will adopt this standard in 1996, also. At this time, management anticipates it will continue accounting for stock based compensation in 1996 under guidance provided by the existing standard but will provide pro forma disclosures as allowed by Statement No. 123.

Income Taxes
- ------------
The Company files a consolidated federal income tax return. The Company applies Statement of Financial Accounting Standards No. 109 (SFAS 109). As required by SFAS 109, income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

Loss Per Common Share
- ---------------------
Loss per common share is based on the weighted average number of shares of common stock outstanding. Convertible securities and warrants were anti-dilutive at June 30, 1996 and 1995 and December 31, 1995 and 1994 and were not included in the calculation of loss per common share.

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

Deferred Cost of Warrant Exercise Offering
- ------------------------------------------
The Company incurred costs to update its registration statement relating to Series C preferred stock that is convertible into common stock and relating to common stock purchase warrants. The Company made an offer to the warrant holders allowing them to exercise their warrants at a discount through February 16, 1995. As presented in Note 7, certain of the common stock purchase warrants were exercised prior to the expiration of the discount period. The Company had deferred direct costs as of December 31, 1994 of $240,281 related to the discounted warrant exercise offering. Such costs and $250,488 incurred in 1995 were offset against the proceeds received in 1995 from the exercise of the warrants.

Statements of Cash Flows
- ------------------------
During the year ended December 31, 1995, the Company changed its method of accounting for cash flows from operating activities from the direct method to the indirect method. Prior periods have been restated for the effects of the change.

Use of Estimates and Certain Significant Estimates
- --------------------------------------------------
The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates. Significant assumptions are required in the valuation of proved oil and gas reserves, which as described above may affect the amount at which oil and gas properties are recorded. It is at least reasonably possible those estimates could be revised in the near term and those revisions could be material.

NOTE 2--CHANGE IN ACCOUNTING METHOD

The Company accounted for its oil and gas producing activities using the successful efforts method from inception through June 30, 1995. However, the full cost method has subsequently been adopted. The Company is of the opinion that the full cost method of accounting is preferable to the successful efforts method of accounting for its oil and gas activities for the following reasons:

(1) The Company recently acquired the subsidiaries of Hunter (See note 3), which comprise corporations engaged in oil and gas related activities and which utilize the full cost method of accounting for these activities. For both legal and accounting purposes, the Company is the acquiring entity; however, the subsidiaries are increasing their oil and gas activities and have more proved oil and gas reserves than the Company. Furthermore, management of Hunter became the management of the Company upon completion of the acquisition. One of the Hunter subsidiaries specializes in the management of oil and gas properties and all accounting functions and financial reporting have been undertaken by the subsidiaries' personnel. The individuals employed by the subsidiaries will comprise the vast majority of the Company's employees and the Company believes that by allowing these employees and Hunter's management to continue to use the full cost method, it would greatly benefit in accurately reporting on its oil and gas operations.

(2) The subsidiaries have established a relationship with lending sources which the Company intends to continue to utilize and expand upon. These sources are accustomed to evaluating the subsidiaries' financial statements on the full cost method of accounting. The Company intends to request additional borrowing arrangements from these lenders and believes that it is desirable for these lending sources to review financial statements prepared on a consistent basis.

(3) The Company occasionally engages in turnkey drilling activities and in the sale of oil and/or gas prospects. The Company believes that these activities are secondary to its primary oil and gas operations. However, in accounting for these activities utilizing the successful efforts method of accounting, 47% of the Registrant's operating revenue during 1994 and 66% of its operating revenue on an unaudited basis - during the first six months of 1995 came from such secondary sources. Knowing that the successful efforts method permits the recognition of revenue from such secondary sources, the Registrant has sought for and has engaged in turnkey drilling activities and in the sale of oil and/or gas prospects to effect the results of its operations. The Company's use of the successful efforts method, although allowed by generally accepted accounting principles, has resulted in peaks and valleys in operating results for previous accounting periods. The full cost method of accounting would require that these activities be

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

     spread over a period of time, and if profitable, recognized through a reduction of the cost per unit of oil and gas produced. Thus the full cost method avoids the large variances in revenue and associated expenses which the Registrant has previously reported in its quarterly and annual financial statements.

The accompanying financial statements have been restated to apply the full cost method retroactively. This change in accounting principle has no significant effect on income taxes. The effect of the accounting change on net loss and accumulated deficit as previously reported for the respective periods is:

                                                                                                              Year Ended
                                                                                                              December 31,
                                                                                                        ----------------------------

                                                                                                                 1994
                                                                                                        ----------------------------
Statement of Operations:

Net Loss as Previously Recorded                                                                         $      (1,258,808)

Adjustment for Effect of Change in Accounting Principle that is Applied Retroactively                   $         712,426

Net Loss as Adjusted                                                                                    $        (546,382)

Per Share Amounts:

Net Loss as Previously Reported                                                                         $            (.44)

Adjustment for Effect of Change in Accounting Principle that is Applied Retroactively                   $             .17

Net Loss as Adjusted                                                                                    $            (.27)

Common Shares Used in Per Share Calculation                                                                     4,166,822






                                                                                                   1995                   1994
                                                                                      ----------------------------------------------
Statement of Accumulated Deficit:

Balance at Beginning of Period as Previously Reported                                 $          (4,166,058)  $        (2,327,925)

Add Adjustment for the Cumulative Effect on Prior Years
  of Applying Retroactively the Full Cost Method                                      $             506,651   $          (205,775)

Balance at Beginning of Period, as Adjusted                                           $          (3,659,407)  $        (2,533,700)

Net Loss                                                                              $            (968,272)  $          (546,382)

Preferred Dividends                                                                   $            (617,220)  $          (579,325)

Balance at End of Year                                                                $          (5,244,899)  $        (3,659,407)

The effect on 1995 operations of changing the accounting method was to increase net loss and net loss per share by $307,000 and $.05, respectively.


                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

NOTE 3--ACQUISITIONS AND DISPOSITIONS

During the year ended December 31, 1994, the Company acquired three properties through the issuance of both cash and common stock. One property was acquired for $888,000, for which the Company paid $200,000 cash and issued 343,000 shares of its common stock, based on a value of $2.00 per share or $686,000. Two other properties were acquired for a total of $692,500. In one transaction, 150,000 shares were issued at $1.25 per share for $187,500 and in the other transaction, 120,000 shares were issued at $3.00 per share for $360,000. In the latter transaction, the Company committed to file a registration statement relating to 40,000 shares, and has agreed to pay all costs relating to the registration of these shares.

During 1994 the Company sold a 20% working interest in unproved oil and gas mineral leases in which the Company has acquired an interest. The Company received cash and 22,220 shares of the common stock of a publicly traded corporation.

During March of 1995, the Company acquired an additional fifty percent (50%) working interest (for a total of 100% working interest) in a proved undeveloped oil and gas property on which one well is located. The acquisition cost of this additional interest was $410,000, of which $130,000 was paid in cash and 80,000 shares of the Company's restricted common stock, valued at $3.50 per share, were issued. During April of 1995, the Company also acquired an additional 40 percent working interest (for a total 90% working interest) in a proved undeveloped property on which one well is located. The acquisition cost of this additional interest was $480,000, of which $20,000 was paid in cash and 125,000 shares of the Company's restricted common stock were issued, valued at $3.50 per share, and the transfer of securities held by the Company as an investment in equity securities at December 31, 1994.

In October 1995, the Company issued 85,131 shares of common stock, valued at $3.52 per share, in an acquisition completed by a Hunter subsidiary for the remaining stock ownership interest in a limited liability company. Also, in October 1995, the Company issued 64,176 shares of common stock, valued at $4.00 per share, in an acquisition of oil and gas properties completed by a Hunter subsidiary. In December 1995, the Company issued 32,308 shares of common stock, valued at $3.25 per share, in an acquisition of a proven undeveloped property by a Hunter subsidiary.

The Company executed a definitive agreement on July 21, 1995 to acquire all of the assets, subject to the existing liabilities of Hunter Resources, Inc. ("Hunter"). Pursuant to the agreement, the Company issued, subject to shareholder approval, 2,750,000 shares of its restricted common stock to Hunter in exchange for the assets acquired. In addition, 575,000 shares of restricted common stock were issued to a third party as an additional cost of the acquisition. The third party distributed a total of 250,000 of the shares to a former director and a former officer of the Company for their assistance in completing the acquisition.

On December 19, 1995 to be effective December 22, 1995, the Company and Hunter entered into an amended agreement. Under the terms of the amendment, which was executed by Hunter shareholders representing over fifty percent (50%) of the common stock of Hunter, an additional 2,335,077 shares of restricted common stock and 111,825 shares of Series C preferred stock were issued to Hunter. The acquisition was recorded under the "purchase method" of accounting, based upon the estimated value of the shares issued of $12,495,005. The operations of Hunter have been consolidated with those of the Company beginning on December 31, 1995.

On June 28, 1996, Magnum closed on the purchase of 469 natural gas wells and approximately 427 miles of a gas gathering pipeline system from Meridian. The net purchase price after certain purchase price adjustments was approximately $35,350,000, funded by a loan from Magnum's principal lending financial institutions. As the purchase was not completed until the end of the second quarter of 1996, the Statements of Operations for 1996 do not include any operating results for the purchased properties. The purchase price was allocated based on estimated fair market values resulting in the recording of $29,560,000 as oil and gas properties and $5,790,000 as pipelines. The gas wells and gas gathering system are located in the Panhandle of Texas and Western Oklahoma and are more commonly referred to as the "Panoma Properties."

The following summary, prepared on a pro forma basis, presents the results of operations for the six months ended June 30, 1996 and the years ended December 31, 1995 and 1994 as if the acquisitions occurred as of the beginning

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

of the respective years. The following proforma information includes the results of operations for the Meridian acquisition as well as the other acquisitions above for the six months ended June 30, 1996 and the year ended December 31, 1995. The pro forma information for the year ended December 31, 1994 includes all the acquisitions above excluding the Meridian acquisition. The pro forma information includes the effects of adjustments for increased interest expense and depreciation and depletion:

                                                                                  (Unaudited)
                                                                    June 30,
                                                                     1996                 1995                1994
                                                                     ----                 ----                ----

Revenue................................................         $  8,977,000  $        15,482,945  $        8,385,688
Net Income (Loss) Applicable to Common Stock...........             (575,000)          (4,637,665)            650,915
Net Income (Loss) Per Common Share.....................         $       (.05) $              (.41) $              .06



NOTE 4--NOTES RECEIVABLE

During July of 1994, the Company received an interest bearing note due on May 1, 1995, in exchange for $319,206 paid by the Company. Interest in the amount of $3,000 per month accrued through February 28, 1995 and was paid in March 1995. For the remaining two months, interest in the amount of $4,500 per month was accrued which, along with the principal amount, was paid during May 1995. The note was collateralized by securities, the fair market value of which was less than the amount of the note.

On July 28, 1995, the Company received a non-interest bearing note receivable in the amount of $223,500 in exchange for its interest in an oil and gas property. Interest at 10 percent was inputed on the note resulting in a discount of $28,366. The note provides for payments of $7,000 per month.

NOTE 5--RELATED PARTY TRANSACTIONS

During June of 1993, the Company sold 250,000 shares of its common stock at $2.00 per share for a total of $500,000. The purchasers made a 10% down payment of $50,000 and executed notes for $450,000, payable in one year and bearing interest at 6% per annum. During June of 1994, the Company renegotiated the notes and entered into a verbal agreement with another individual whereby $27,000 of interest due on the previous notes was accrued and a new principal amount of $289,500, being a reduction of $160,500 from the original notes, was agreed upon as the amount due to the Company. Additionally, the Company sold this individual 40,000 shares of the Company's common stock at $1.25 per share for net proceeds of $50,000. The full amount of the reduced purchase price was paid during the third quarter of 1994; however, no interest was paid. The Company does not intend to pursue the collection of the unpaid interest from any of the parties involved. The net effect of the above transactions was that the Company sold 300,000 shares of its common stock for $350,000 or approximately $1.17 per share.

During June of 1994, the Company also issued 110,000 shares of its common stock pursuant to an agreement to pay the Company within one year of the issuance of the shares, $137,500 and interest at the rate of 5% per annum, which is equivalent to $1.25 per share. Prior to December 31, 1994, the Company had collected $75,000 and subsequently the balance of the note was paid. The Company did not collect any interest due on the Note and does not intend to pursue the collection thereof.

In conjunction with the acquisition of Hunter, the Company assumed a note receivable with a balance of $174,235 and $120,758 at June 30, 1996 and December 31, 1995 from an owner in an affiliated limited liability company. The note provides for interest at ten percent and had a due date of December 31, 1995, which has been extended to August 31, 1996.

In connection with the acquisition of Hunter, the Company assumed a note receivable from a company affiliated with the President of the Company in the amount of $54,615 at December 31, 1995. This note bears interest at ten percent

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

and is due on demand. Additionally, trade accounts receivable from this affiliated company were $51,346 at December 31, 1995 and June 30, 1996.

In connection with the acquisition of Hunter, the Company assumed unsecured accounts receivable from the President personally in the amount of $10,000 as of December 31, 1995, which amount was repaid in February 1996.

A company owned by two former directors of the Company operated several of the wells in which the Company has an interest. Operating fees paid this company were $400, $17,000, $35,319 and $1,602 in the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995 and 1994, respectively. The operations of these wells have been transferred to a subsidiary of Magnum. In addition, the related company received a commission of $25,000 from the sale of an oil and gas property to the Company in 1995.

NOTE 6--LONG-TERM DEBT

Long-term debt at December 31, 1995 and 1994 consisted of the following:

                                                                                               1995               1994
                                                                                        --------------------------------------------
Banks
         Promissory   note,   collateralized   by  pipelines  and  oil  and  gas
         properties,  payable  in  monthly  installments  for  1996 of  $174,000 through  October 1, 1996,  then  $171,000  thereafter  plus interest at prime plus one percent  (total of 9.75% at December 31, 1995),  assumed in Hunter
         acquisition (1)                                                                $       9,554,597  $      -

         Note payable, payable in monthly installments of $498 through July 1996 plus interest at 7.25 percent, collateralized by truck,
         assumed in Hunter acquisition                                                              3,000         -

         Notes payable to banks,  collateralized by vehicles, payable in monthly installments of $1,075,  including interest at 7.5% to 10.75%,  through
         April 1998. The notes were paid in full in 1995
         or assumed by one of the Company's directors.                                                 -      29,165
Other
         Notes payable,  non-interest bearing and  uncollateralized,  payable in monthly installments of $1,000 through July 1, 2000, assumed
         in Hunter acquisition                                                                     54,000         -

         Notes payable to purchase oil and gas property, the terms of which were suspended in 1994 awaiting further development of the related property.
         An agreement  was entered into in 1995 to settle the note for $130,000.
         Funds were segregated at
         December  31, 1994, in that amount, for payment in 1995                                       -     130,000

         Notes payable to purchase oil and gas property, payable in monthly
         installments of $3,000, including interest at an imputed rate of 8%                           -      26,435
                                                                                        --------------------------------------------
    Total Long-Term Debt                                                                        9,611,597    185,600
    Less Current Portion                                                                        2,014,000    173,925
                                                                                        --------------------------------------------

    Long-Term Debt                                                                      $       7,597,597  $  11,675
                                                                                        ============================================




                                      F-20



                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

Maturities of long-term debt based on contractual requirements for the years ending December 31, are as follows:

                                          1996                $  2,014,000
                                          1997                   2,508,000
                                          1998                   2,627,000
                                          1999                   2,151,000
                                          2000                     311,597
                                                              ---------------
                                                             $   9,611,597

(1) The promissory note to bank is a borrowing under a $20,000,000 line of credit on which there existed a borrowing base of approximately $8.7 million at December 31, 1995. The balance at December 31, 1995 includes $1,125,000 due to the seller of certain oil and gas properties which was refinanced in February, 1996 under the line of credit. The final principal payments under the line of credit are due June 1, 2000. The amount that can be borrowed under the line of credit is based upon a designated percentage of oil and gas reserve values. The line of credit includes covenants, the most restrictive of which require maintenance of a current ratio and tangible net worth, as specifically defined in the loan agreement.

On June 26, 1996,  Magnum received a commitment from Wells Fargo Bank,  N.A., as
Agent, and Banque Paribas, as Co-agent, (hereinafter collectively referred to as "Banks") for a new credit facility for the benefit of Magnum and several wholly-owned subsidiaries. The purpose of the new line of credit is to 1) refinance the Company's existing indebtedness with First Interstate Bank of Texas, N.A. (a wholly-owned subsidiary of Wells Fargo Bank, N.A.), 2) finance the acquisition of oil and gas reserves including the $35.4 million Panoma
Property acquisition from Meridian Oil Inc. ("Meridian"), a wholly-owned subsidiary of Burlington Resources, Inc., 3) future property development, and 4) working capital support and general corporate purposes. The credit facility is subject to a "Borrowing Base" determination established from time-to-time by the Banks based upon proven oil and gas reserves and gas gathering assets owned by Magnum and its subsidiaries. The availability under the Company's existing credit facility was $16 million and has now been increased to $48 million based upon the acquisition of the Panoma Properties. The new credit facility gives the Company the flexibility to choose a range of either "LIBOR" or "Prime" based interest rates options. At June 30, 1996, the outstanding debt balance on the credit facility notes was $48 million with no required principal payments due on $40 million of the notes until June 30, 2001, when any remaining principal balance will be due in full. The terms of the remaining notes of $8 million require quarterly principal payments of $1 million beginning March 31, 1997.


NOTE 7--INCOME TAXES

The Company  accounts for income taxes in accordance with Statement of Financial
Accounting  Standards No. 109,  Accounting for Income Taxes,  which requires the recognition  of a  liability  or asset,  net of a valuation  allowance,  for the deferred tax consequences of all temporary differences between the tax bases and the reported  amounts of assets and  liabilities,  and for the future benefit of
operating  loss  carryforwards.   The  tax  effects  of  significant   temporary
differences and carryforwards are as follows:



                                                                                          December 31,
                                                                                   1995                   1994
                                                                                   ----                   ----
Property and equipment, including intangible drilling costs          $            (5,890,000)  $           (218,231)
                                                                     ---------------------------------------------------------------
Total deferred tax liability                                                      (5,890,000)              (218,231)
                                                                     ---------------------------------------------------------------
Allowance for doubtful accounts                                                       50,000                    160
Depletion carryforwards                                                              365,000
Operating loss carryforwards                                                       2,350,000              1,135,089
                                                                     ---------------------------------------------------------------
Total deferred tax assets                                                          2,765,000              1,135,249
                                                                     ---------------------------------------------------------------
Valuation allowance                                                                       -                (917,018)
                                                                     ---------------------------------------------------------------
Net Deferred Tax Liability                                           $            (3,125,000)  $                 -
                                                                     ===============================================================

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

The Company and its subsidiaries have net operating loss carryforwards (NOL) of approximately $6,400,000 that expire, if unused, in years 1996 through 2010.
Approximately $1,700,000 of the NOL carries a limitation of approximately $200,000 per year. In addition, the Company has depletion carryforwards of approximately $1,000,000.

NOTE 8--STOCKHOLDERS' EQUITY

Shares of preferred stock may be issued in such series, with such designations, preferences, stated values, rights, qualifications or limitations as determined solely by the Board of Directors. Of the 10,000,000 shares of $.001 par value preferred stock the Company is authorized to issue, 216,000 shares have been designated as Series A Preferred Stock, 925,000 shares have been designated as Series B preferred stock, and 625,000 shares have been designated as Series C Preferred Stock. Thus, 8,234,000 preferred shares have been authorized for issuance but have not been issued nor have the rights of these preferred shares been designated. No dividends can be paid on the common stock until the dividend requirements of the preferred shares have been satisfied.

Holders of the Series A preferred stock are entitled to receive dividends only to the extent that funds are available from the West Dilley Prospect. Such dividends are limited to $7.50 per share, in the aggregate. Dividend payments to Series A preferred shareholders will be based on 50% of the net operating revenue received by the working interest owners of the West Dilley Prospect. Due to a decline in production from the well located on this prospect, the Company has shut this well in and is no longer producing it. The Series A dividends are not cumulative except for unpaid amounts due from this calculation. No dividends have been paid on the Series A preferred stock. There is no aggregate annual dividend requirement for the Series A preferred stock.

The Series B preferred stock was issued as a unit, comprised of 1,000 shares of Series B preferred stock and 2 production certificates. The Series B preferred stockholders are entitled to receive cumulative dividends of $0.35 annually per share, payable quarterly. The holders of the units are entitled to receive
$10,000 per unit in dividends and in production payments. The production payments were derived from 50% of the Company's net revenue from production of oil and gas.

The Board of Directors declared dividends on the Series B preferred stock of $11,000, $21,893 and $25,172 for the six months ended June 30, 1995 and the years ended December 31, 1995 and 1994, respectively.

Beginning June 15, 1994, the Company offered to exchange (the "Exchange Offer") 1,250 shares of common stock for each Series B production certificate. During 1994, 141.1 production certificates were exchanged for 176,375 shares of common stock and the Series B preferred shareholders agreed to convert their Series B preferred shares into common stock at December 31, 1995 if all dividends were paid through that date. Most of the shares were converted in early 1996.

Separate and apart from the Exchange Offer, two of the Company's officers and directors (the "Officers") set aside 125,000 shares (the "Stock") of their own common stock of the Company for a single individual (the "Individual") who owned approximately 55% of the Series B Production certificates that were exchanged. The Stock is being held by an independent party to this transaction until fair market value of the Exchange Shares, when the Exchange Shares become eligible for sale pursuant to Rule 144 of the Securities Act of 1933, is determined. If the fair market value of the Exchange Shares is at least $5.00 per share, then the Stock will be returned to the Officers. If the value of the Exchange Shares is less than $5.00 per share, the Individual will receive a certain number of the shares as specified in the agreement. The Company issued 125,000 shares of its common stock to the Officers in exchange for their assignment to the Company of all of the Officers' rights, title and interest in the Stock. The Company has recorded the new shares issued at par value.

The Series C preferred stock is convertible at the option of the holder at any time into three shares of common stock and, after November 12, 1994, will automatically convert into common stock anytime the closing bid price of the common stock equals or exceeds $5.00 per share for twenty consecutive trading days. The Series C preferred stock is redeemable by the Company beginning November 12, 1995, at $10.50 per share plus accrued and unpaid dividends. If declared by the Board of Directors, dividends accrue at the annual rate of $1.10 per share, are cumulative from the date of first issuance and are paid quarterly in arrears. The Board of Directors declared dividends on the Series C

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

preferred stock of $340,000 for the six months ended June 30, 1996, $282,000 for the six months ended June 30, 1995, $595,327 for the year ended December 31, 1995, and $554,153 for the year ended December 31, 1994. During 1994, 40,025 Series C preferred shares were converted into 120,075 shares of common stock and 24,250 shares of Series C preferred stock were issued upon exercise of representatives' warrants. The aggregate annual dividend requirements for the 625,000 shares of Series C preferred stock outstanding at December 31, 1995 amounts to $687,500.

The preferred shareholders are not entitled to vote except on those matters in which the consent of the holders of preferred stock is specifically required by Nevada law. If the Company were to liquidate prior to payment of the full dividend requirements on the preferred stock, the preferred stock would receive a liquidation preference from the liquidation proceeds. The Series A preferred shareholders would receive an amount equal to the lesser of the proceeds from the liquidation of the West Dilley Prospect or the remaining unpaid dividend. The Series C preferred shareholders would receive a liquidation preference of $10.00 per share, plus an amount equal to any accrued and unpaid dividends to the payment date. On liquidation, holders of all series of the preferred stock would be entitled to receive the par value, $.001 per share, in preference to the common stock shareholders.

The Series C preferred stock was originally issued as a unit comprised of one share of Series C preferred stock and warrants to purchase 3 shares of common stock. A total of 1,687,500 warrants were issued and are exercisable at $5.50 per share through November 12, 1998. The Company offered the holders of the warrants a discount period commencing November 15, 1994 and ending February 16, 1995 during which time the warrants could be exercised at $4.00. During this time, warrants were exercised for 833,324 shares of common stock. The exercise of these warrants resulted in cash proceeds of $3,333,298 to the Company. The warrants are redeemable by the Company at $0.02 per warrant upon 30 day notice at any time after November 12, 1995 or earlier if the closing bid price of the common stock equals or exceeds $6.75 for five consecutive trading days. At June 30, 1996 and December 31, 1995, 854,176 of the warrants remained outstanding.

The Company granted an unrelated company the right to acquire 100,000 shares of common stock under the terms of a consulting agreement. The rights became exercisable at the rate of 3,325 shares in November 1994, 8,335 shares per month from December 1994 through October 1995 and 4,990 shares in November 1995. The rights are exercisable at $4.125 per share. The rights expire in November 1996 if not exercised by then. All of the rights were outstanding at June 30, 1996 and December 31, 1995.

During 1995, 20,750 representatives' warrants were exercised at $12.00 per warrant resulting in $249,000 of proceeds to the Company. Each warrant entitles the holder to receive one share of Series C preferred stock and 3 common stock warrants exercisable at $4.00 per share through February 1995 and $5.50 thereafter. 9,300 shares of Series C preferred stock and 2,000 shares of Series B preferred stock have also been converted into 28,900 shares of common stock. The Company issued 5,000 shares of common stock, valued at $3.50 per share to its directors, which resulted in $17,500 of compensation expense in 1995. Also, 22,222 shares of common stock with a value of $3.80 per share were issued for services.

During the six months ended June 30, 1996, 20,550 shares of Series B preferred stock were converted to 10,275 shares of common stock.

On June 5, 1996, Magnum called for the redemption of 208,333 shares of its Series C preferred stock at $10.50 per share, as provided by the terms of the certificate of designations, plus accrued dividends with an extended redemption date of July 10, 1996. Terms of the preferred stock provide for the option by the holder to convert the preferred shares into common stock at the rate of three (3) shares of common stock for each share of Series C preferred stock. At June 30, 1996, 57,400 shares of the preferred stock had converted into 172,200 shares of Magnum common stock. An additional, 3,527 shares of common stock were issued for accrued dividends to conversion date. Subsequent to June 30, 1996, an additional 236,992 shares of the preferred stock were converted for 732,223 shares of common stock, including accrued dividends paid in common stock. Additionally, 8,224 shares of preferred stock were redeemed for $86,352 after June 30, 1996.

On July 11, 1996, Magnum called for the redemption the remaining 322,384 shares of its Series C preferred stock. The redemption price was $10.50 per share, plus accrued dividends of $.141 per share from July 1, 1996 through the

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

extended redemption date of August 16, 1996, for a total redemption price of $10.641 per share. The Series C preferred shares could be converted, at the option of the holder, at any time prior to August 16, 1996 into common stock. 302,492 shares of Series C preferred stock were converted into 938,451 shares of common stock including the accrued dividends paid in common stock. Additionally, 19,892 shares of preferred stock were redeemed for cash in the amount of $210,431.

After both redemption calls, Magnum converted 596,884 shares of its Series C preferred stock into common stock and redeemed 28,116 shares of its Series C preferred stock.


NOTE 9--SUPPLEMENTAL NONCASH INVESTING AND FINANCING ACTIVITIES

During 1994, the Company purchased oil and gas properties by issuing 613,000 shares of common stock valued at $1,233,500 along with cash in the amount of $200,000. The Company issued 176,375 shares of its common stock, valued at $584,016, in exchange for the production payment interests held by production certificate holders. Shareholders converted 10,500 shares of Series B preferred stock and 40,025 shares of Series C preferred stock into 5,250 and 120,075 shares of common stock, respectively. A vehicle with a carrying value of $10,923 was sold to an officer of the Company with the officer assuming a related note payable in the amount of $10,923. The Company received equity securities with a fair value of $66,660 as partial payment for the sale of property interests. The Company granted shareholders a $187,500 adjustment to the price of common stock previously sold by reducing notes receivable from the shareholders by that amount. Also in 1994, the Company issued 150,000 shares of common stock in exchange for notes receivable from the purchasing shareholders in the amount of $187,500.

During 1995, as more fully described in Note 3, the Company issued common stock and preferred stock valued at $12,495,005 in the acquisition of Hunter Resources, Inc. assets. Oil and gas properties were acquired by issuing $1,379,204 of common stock and $22,220 of marketable securities; preferred stock was converted to common stock; and common stock was issued for a receivable from a shareholder of $250. In addition $17,500 of common stock was issued as compensation to directors and $84,444 of common stock was issued for services.

During 1996, the Company acquired oil and gas properties by issuing 166,035 shares of common stock valued at $611,000. Additionally, the Company paid $475,000 for interest during the six months ended June 30, 1996.

NOTE 10--ENVIRONMENTAL ISSUES

Being engaged in the oil and gas exploration and development business, the Company may become subject to certain liabilities as they relate to environmental clean up of well sites or other environmental restoration procedures as they relate to the drilling of oil and gas wells and the operation thereof. In the Company's acquisition of existing or previously drilled well bores, the Company may not be aware of what environmental safeguards were taken at the time such wells were drilled or during the time that such wells were operated. Should it be determined that a liability exists with respect to any environmental clean up or restoration, the liability to cure such a violation would most likely fall upon the Company. In certain acquisitions the Company has received contractual warranties that no such violations exist, while in other acquisitions the Company has waived its rights to pursue a claim for such violations from the selling party. No claim has been made nor has a claim been asserted, nor is the Company aware of the existence of any liability which the Company may have, as it relates to any environmental clean up, restoration or the violation of any rules or regulations relating thereto.

NOTE 11-COMMITMENTS AND CONTINGENCIES

The Company assumed in the Hunter acquisition lease agreements for the use of office space and office equipment. The office space lease extends through November 2001 with an option to renew the lease for a three year term. The office equipment lease extends until 1998. The leases have been classified as operating leases. The following is a schedule by years of future minimum lease payments required under the operating lease agreements:

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               PERIOD SUBSEQUENT TO DECEMBER 31, 1995 IS UNAUDITED

Year Ended December 31:
1996..................................................$126,906
1997.................................................. 120,178
1998.................................................. 120,188
1999.................................................  117,419
2000.................................................  124,238
Thereafter.........................................    112,515
                                                       -------
 Total Minimum Payments Required......................$721,444
                                                      ========
Rental expense was $58,000, $31,000, $61,191 and $21,283 for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995 and 1994, respectively.

At December 31, 1995, the Company is involved in litigation proceedings arising in the normal course of business. The Company has accrued $100,000 as of December 31, 1995 for potential expenses to be incurred in settlement of the litigation. In the opinion of management, any additional liabilities resulting from such litigation would not have a material effect on the Company's financial condition.

NOTE 12-FINANCIAL INSTRUMENTS AND CONCENTRATION OF CREDIT RISK

Financial instruments that subject the Company to credit risk consist principally of accounts and notes receivable. The receivables are primarily from companies in the oil and gas business or from individual oil and gas investors. These parties are primarily located in the Southwestern regions of the United States. No single receivable is considered to be sufficiently material as to constitute a concentration. The Company does not ordinarily require collateral, but in the case of receivables for joint operations, the Company often has the ability to offset amounts due against the participant's share of production from the related property. The Company believes the allowance for doubtful accounts at December 31, 1995 is adequate.

Management estimates the market values of notes receivable and payable based on expected cash flows and believes those market values approximate carrying values at December 31, 1995. The market values of equity investments are based upon quoted prices (see Note 1).

NOTE 13 - FOURTH QUARTER ADJUSTMENT

In the fourth quarter of 1995, due to downward revisions of the Company's reserves at year-end, the Company made adjustments to depreciation and depletion that impacted previously reported quarterly results. The effect of the adjustments was to increase the reported net loss attributable to common stockholders of $868,405 for the nine month period ended September 30, 1995 to a net loss of approximately $1,046,000.

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
          SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
                                   (UNAUDITED)



Proved oil and gas reserves consist of those estimated quantities of crude oil, natural gas, and natural gas liquids that geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods.

Estimates of petroleum reserves have been made by independent engineers and Company employees. These estimates include reserves in which the Company holds an economic interest under production-sharing and other types of operating agreements. These estimates do not include probable or possible reserves. The estimated net interests in proved reserves are based upon subjective engineering judgments and may be affected by the limitations inherent in such estimation. The process of estimating reserves is subject to continual revision as additional information becomes available as a result of drilling, testing, reservoir studies and production history. There can be no assurance that such estimates will not be materially revised in subsequent periods.

Estimated quantities of proved oil and gas reserves of the Company were as follows:

                                                                                                             Natural Gas
                                                                                            Oil               (Thousand
                                                                                         (Barrels)           Cubic Feet)
                                                                               -----------------------------------------------------
December 31, 1994
     Proved reserves.........................................................             1,260,520            4,914,207
     Proved developed reserves...............................................               239,795              394,872
                                                                               =====================================================

December 31, 1995
     Proved reserves.........................................................             3,767,739           14,071,916
     Proved developed reserves...............................................             1,681,841            8,796,748
                                                                               =====================================================


     The changes in proved reserves for the year ended December 31, 1995 and
                             1994 were as follows:
                                                                                                             Natural Gas
                                                                                            Oil               (Thousand
                                                                                         (Barrels)           Cubic Feet)
                                                                               -----------------------------------------------------

Reserves at December 31, 1993................................................             1,445,990            3,672,779

Purchase of minerals-in-place................................................               368,448            2,337,359
Production...................................................................               (41,835)             (88,176)
Revisions of estimates.......................................................              (512,083)          (1,007,755)
                                                                               -----------------------------------------------------
Reserves at December 31, 1994................................................             1,260,520            4,914,207

Purchase of minerals-in-place................................................             3,122,382           10,973,298
Extensions and  discoveries..................................................                38,498              564,247
Production...................................................................               (29,972)            (102,056)
Revisions of estimates.......................................................              (623,689)          (2,277,780)
                                                                                ----------------------------------------------------
Reserves at December 31, 1995................................................             3,767,739           14,071,916
                                                                                ====================================================





                          MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
                                      (UNAUDITED)


The aggregate amounts of capitalized costs relating to oil and gas producing activities and the related accumulated depreciation, depletion and impairment as of December 31, 1995 and 1994 were as follows:

                                                                                1995                     1994
                                                                       -------------------------------------------------------------
Unproved oil and gas properties.......................................  $              842,889    $            700,344
Proved properties.....................................................              36,256,428               7,932,496
                                                                       -------------------------------------------------------------
Gross Capitalized Costs...............................................              37,099,317               8,632,840

Accumulated depreciation, depletion and impairment....................              (1,914,602)             (1,499,095)
                                                                       -------------------------------------------------------------
Net Capitalized Costs.................................................  $           35,184,715    $          7,133,745
                                                                       =============================================================

 Costs incurred in oil and gas producing activities, both capitalized and expensed, during the years ended December 31, 1995 and 1994 were as follows:

                                                                                1995                     1994
                                                                       -------------------------------------------------------------
Property acquisition costs
     Proved properties................................................    $         27,983,521  $            1,737,543
     Unproved properties..............................................                 142,545                     -
     Exploration costs................................................                 340,411                  -
Development costs.....................................................                       -                 791,144
                                                                       -------------------------------------------------------------
Total Costs Incurred..................................................    $         28,466,477  $            2,528,687
                                                                       =============================================================

     Results of operations from oil and gas producing activities for the years ended December 31, 1995 and 1994 were as follows:

                                                                                1995                     1994
                                                                       -------------------------------------------------------------
Oil and gas production revenue........................................ $              616,596   $             729,478
Disposal services revenue.............................................                 31,978                  15,704
Production costs......................................................               (293,647)               (324,392)
Depreciation and depletion ...........................................               (421,101)               (243,180)
                                                                       -------------------------------------------------------------
Results of Operations for Producing Activities........................ $              (66,174)  $             177,610
                                                                       =============================================================

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
          SUPPLEMENTAL INFORMATION ON OIL AND GAS PRODUCING ACTIVITIES
                                   (UNAUDITED)


     The standardized measure of discounted estimated future net cash flows related to proved oil and gas reserves at December 31, 1995 and 1994 were as follows:

                                                                                    1995                   1994
                                                                        ----------------------------------------------
Future cash inflows.................................................... $         95,068,694   $        25,900,669
Future development and production costs................................          (37,746,877)          (10,011,434)
                                                                        ----------------------------------------------
Future net cash flows, before income tax...............................           57,321,817            15,889,235
Future income taxes....................................................          (11,381,779)           (3,679,963)
                                                                        ----------------------------------------------
Future Net Cash Flows..................................................           45,940,038            12,209,272
10% annual discount....................................................          (16,120,359)           (5,974,156)
                                                                        ----------------------------------------------
Standardized Measure of Discounted Future Net Cash Flows............... $         29,819,679   $         6,235,116
                                                                        ==============================================

     The primary changes in the standardized measure of discounted estimated future net cash flows for the years ended December 31, 1995 and 1994 were as follows:

                                                                                     1995                   1994
                                                                        ------------------------------------------------------------
Purchases of minerals-in-place......................................... $         30,507,745   $         2,736,310
Extensions, discoveries and improved recovery, less related costs......              582,001               162,944
Sales of oil and gas produced, net of production costs.................             (350,083)             (300,517)
Development costs incurred during the period...........................                                    467,192
Revision of prior estimates:
   Net change in price and costs.......................................            4,864,688            (1,074,222)
   Change in quantity estimates......................................             (7,637,000)           (2,981,078)
Accretion of discount..................................................              623,512             1,289,466
Net change in income taxes.............................................           (5,006,300)             (594,905)
                                                                        ------------------------------------------------------------
Net Change............................................................. $         23,584,563   $          (294,810)
                                                                        ============================================================


   Estimated future cash inflows are computed by applying year-end prices of oil and gas to year-end quantities of proved reserves. Estimated future development and production costs are determined by estimating the expenditures to be incurred in developing and producing the proved oil and gas reserves at the end of the year, based on year-end costs and assuming continuation of existing economic conditions. Estimated future income tax expense is calculated by applying year-end statutory tax rates to estimated future pre-tax net cash flows related to proved oil and gas reserves, less the tax basis of the properties involved.

   The assumption used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.

                          Independent Auditor's Report



Board of Directors
Hunter Resources, Inc.

We have audited the consolidated statement of net assets in liquidation of Hunter Resources, Inc. and subsidiaries as of December 31, 1995. In addition, we have audited the consolidated statements of operations, stockholders' equity and cash flows for the years ended December 31, 1995 and 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As described in Note 3 to the consolidated financial statements, a majority of the Company's stockholders approved a plan to dispose of the Company's operating assets and liabilities as of December 22, 1995 and subsequently liquidate the Company. As a result, the Company has changed its basis of accounting as of December 31, 1995 from the going-concern basis to a liquidation basis.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets in liquidation of Hunter Resources, Inc. and subsidiaries as of December 31, 1995, and the results of their operations and their cash flows for the years ended December 31, 1995 and 1994, in conformity with generally accepted accounting principles applied on the bases described in the preceding paragraph.

HEIN + ASSOCIATES LLP




April 3, 1996
Dallas, Texas

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
              CONSOLIDATED STATEMENTS OF NET ASSETS IN LIQUIDATION





                                 ASSET                                        June 30,          December 31,
                                                                               1996                 1995
                                                                           ----------------------------------
                                                                            (Unaudited)

Investment in securities, at estimated market value                       $  12,495,000        $ 12,495,000
                                                                           ----------------------------------
Total Assets                                                              $  12,495,000        $ 12,495,000
                                                                           ==================================




                         STOCKHOLDERS' EQUITY

Commitments and contingencies (Note 6)

Stockholders' Equity:
Preferred stock, no par value: 1,000,000 shares authorized
   for each Class A,B,C;   90,000 shares
   (Class A, Series 1) issued and outstanding                          $         90,000     $        90,000

Common Stock, $.10 par value; 100,000,000 shares authorized;
   18,454,000 shares issued and outstanding                                   1,845,000           1,845,000

Additional paid-in capital                                                    1,834,000           1,834,000

Accumulated deficit                                                           8,736,000           8,936,000
                                                                         ------------------------------------
                                                                             12,505,000          12,705,000
Treasury stock                                                                  (10,000)           (210,000)
                                                                         ------------------------------------
Total Stockholders' Equity                                             $     12,495,000     $    12,495,000

                                                                         ====================================


        The accompanying notes are an integral part of these statements.

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS



                                                                     For the Six Months Ended              For the Years Ended
                                                                              June 30,                         December 31,
                                                                           1996       1995               1995               1994
                                                                       -------------------------------------------------------------

                                                                          (Unaudited)       (Unaudited)
DISCONTINUED OPERATIONS
    Income (loss) from operations                                     $       -   $     9,000      $   (682,000)    $      15,000
    Gain (loss) from disposition of assets                              (200,000)          -         10,333,000                -
                                                                       -------------------------------------------------------------
NET INCOME (LOSS)                                                     $       -   $     9,000      $  9,651,000)    $      15,000

PREFERRED DIVIDENDS                                                           -            -             (9,000)           (9,000)

NET INCOME (LOSS) APPLICABLE TO COMMON STOCK                          $ (200,000) $     9,000      $  9,642,000     $       6,000
                                                                       =============================================================
NET INCOME (LOSS) PER SHARE                                           $    (0.01) $        *       $       0.53     $          *
                                                                       =============================================================
WEIGHTED AVERAGE SHARES OUTSTANDING                                   18,454,261   17,728,000        18,072,000        17,333,000
                                                                       =============================================================

* Less than $.01 per share.


         The accompanying notes are an integral part of these statements




                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

                                    Preferred Stock         Common Stock        Capital in                Treasury Stock   Advances
                                                                                 Excess of   Accumulated  and Put Option      to
                                     Shares  Amount     Shares         Amount    Par Value    (Deficit)  Shares   Amount  Affiliates
                                     ----------------------------------------------------------------------------------------------

BALANCE, JANUARY 1, 1994             90,000  $90,000  16,566,000   $  1,657,000 $1,457,000 $  (712,000)  22,000 $(10,000)  $(64,000)
Net Income                                                                                      15,000
Preferred dividends                                                                  9,000      (9,000)
Common stock issued for liabilities                      241,000         24,000     36,000
Common stock issued for cash                             279,000         28,000     73,000
Common stock issued for services                         380,000         38,000     46,000
Payments and advances
   to affiliates, net                                                                                                        64,000
                                     -----------------------------------------------------------------------------------------------



BALANCE, DECEMBER 31, 1994           90,000   90,000  17,466,000      1,747,000  1,621,000    (706,000)  22,000  (10,000)        -

Net loss                                                                                     9,651,000
Preferred dividends                                                                  9,000      (9,000)
Common stock issued for cash                             400,000         40,000     35,000
Common stock issued to acquire oil and
    gas properties                                       588,000         58,000    169,000
Put stock issued for assets
    acquired                                                                                            516,000 (200,000)
                                     -----------------------------------------------------------------------------------------------


BALANCE DECEMBER 31, 1995            90,000   90,000  18,454,000      1,845,000  1,834,000   8,936,000  538,000 (210,000)        -

Expiration of put option (unaudited)                                                          (200,000)        (516,000) 200,000
                                     -----------------------------------------------------------------------------------------------
Balance June 30, 1996 (Unaudited)    90,000  $90,000  18,454,000     $1,845,000 $1,834,000 $ 8,736,000  22,000 $(10,000)   $    -
                                     ===============================================================================================


         The accompanying notes are an integral part of these statements




                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                            Six Months Ended             For the Years Ended
                                                                                 June 30,                    December 31,
                                                                             1996     1995              1995             1994
                                                                        ------------------------------------------------------------
                                                                         (Unaudited)(Unaudited)

CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME (LOSS)                                                       $(200,000) $   9,000    $    9,651,000     $     15,000
Adjustments to reconcile to net cash
 provided by operating activities:
 Litigation accrual                                                            -          -            100,000               -
 Common stock issued for services                                              -          -                 -            84,000
 Depreciation, depletion, amortization, and impairment                         -     176,000           919,000          263,000
(Gain)loss on sale of assets                                              200,000    (27,000)       (9,678,000)              -
 Adjustment of allowances and payables                                         -     (63,000)          (35,000)        (138,000)
 Change in assets and liabilities:
  (Increase) decrease in notes and accounts
    receivable, trade and affiliates                                           -    (146,000)         (620,000)         (11,000)
  (Increase) decrease in other current assets                                  -     (24,000)           32,000           39,000
  (Increase) decrease in other assets                                          -          -           (102,000)              -
  Increase (decrease) in accounts payable,
   accrued liabilities and suspended revenue payable                           -     364,000           861,000          121,000
  Increase (decrease) in due to affiliates                                     -          -            753,000               -
                                                                        ------------------------------------------------------------
Total adjustments                                                              -     280,000         1,881,000          358,000
                                                                        ------------------------------------------------------------
NET CASH PROVIDED BY OPERATING ACTIVITIES:                                     -     289,000         1,199,000          373,000
                                                                        ------------------------------------------------------------

CASH FLOW FROM INVESTING ACTIVITIES:
  Proceeds from sale of property and equipment                                 -      43,000            28,000           23,000
  Additions to property and equipment                                          -  (1,574,000)       (9,279,000)        (830,000)
  Increase (decrease) in long-term accounts receivables,
       trade and affiliate                                                     -      14,000                -                -
                                                                        ------------------------------------------------------------
NET CASH USED FOR INVESTING ACTIVITIES:                                        -  (1,517,000)      ( 9,251,000)        (807,000)
                                                                        ------------------------------------------------------------
CASH FLOW FROM FINANCING ACTIVITIES:
 Proceeds  from  long-term  debt                                               -   2,604,000         9,818,000          493,000
 Increase  (decrease)  in other  liabilities                                   -     367,000           (17,000)          27,000
 Payments on long-term debt                                                    -  (1,535,000)       (2,182,000)        (259,000)
 Proceeds from production payable                                              -          -            300,000               -
 Payments on production payable                                                -          -            (12,000)              -
 Proceeds from sale of stock                                                   -      38,000            75,000          101,000
 Other                                                                         -          -             45,000               -
                                                                        ------------------------------------------------------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                                      -   1,474,000         8,027,000          362,000
                                                                        ------------------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIIVALENTS                          -     246,000           (25,000)         (72,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR                                   -      25,000            25,000           97,000
                                                                        ------------------------------------------------------------
CASH AND CASH EQUIVALENTS, END OF YEAR                                    $    - $   271,000          $     -        $   25,000
                                                                        ============================================================



         The accompanying notes are an integral part of these statements

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


(1)  NATURE OF OPERATIONS AND PRESENTATION:
Hunter Resources, Inc. and Subsidiaries (the "Company"), formerly Intramerican Corporation, a Pennsylvania Corporation, has historically been engaged in the acquisition, operation, and development of oil and gas properties; the gathering, transmission and marketing of natural gas; providing of management and advisory consulting services on oil and gas properties for third parties; and providing consulting and U.S. export services to facilitate Latin American trade in energy products. The Company previously owned and operated oil and gas properties in five states, predominantly in the Southwest region of the United States. In addition, the Company owned and operated three gathering systems located in Texas, Louisiana and Oklahoma.

As more fully discussed in Note 3, Magnum Petroleum, Inc. ("Magnum") entered into an amended definitive agreement on December 19, 1995 to acquire substantially all of the assets, subject to the existing liabilities, of the Company. The assets consisted primarily of the capital stock ownership in wholly-owned subsidiaries and capital stock ownership interests in limited liability companies. The purchase was accounted for by the purchase method effective December 31, 1995. As such, the accompanying consolidated financial statements for 1995 do not include the balance sheet accounts of the Company and its subsidiaries. However, the Statement of Operations for 1995 does include the operations of the Company and its subsidiaries for 1995. A vital part of the definitive agreement is a provision for the liquidation of the Company upon formal shareholder approval of the agreement and the exchange of Magnum shares for existing Company shares. As a result, the Company has changed its basis of accounting as of and for periods subsequent to December 31, 1995 to the liquidation basis of accounting.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

     PRINCIPLES OF CONSOLIDATION
     ---------------------------
The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries and its pro-rata share of the accounts of an oil and gas limited liability company in which the Company owned less than a controlling stock ownership interest until October 1995 when the Company purchased the remaining stock ownership interest from a third party. The major operating subsidiaries of the Company were Magnum Hunter Production, Inc., Gruy Petroleum Management Company and Hunter Gas Gathering, Inc. All significant intercompany transactions and balances have been eliminated in consolidation. Certain reclassifications have been made to the consolidated financial statements of the prior year to conform with the current presentation. See Note 1.

     FINANCIAL INSTRUMENTS
     ---------------------
The Company's investment in securities is classified as a financial instrument. The estimated market value of this investment is based upon quoted prices that have been discounted by management due to the significant amount of the investment held by the Company.

The put option on common stock (Note 5) is also classified as a financial instrument. The option is recorded as a $200,000 reduction of stockholders' equity, but management estimated the market value of the put option as zero at December 31, 1995 because the option subsequently expired unexercised in April 1996.

     GAS GATHERING AND MARKETING REVENUES
     ------------------------------------
The Company receives fees for the gathering of natural gas on its pipeline system for the benefit of other parties. In addition, the gas connected to the pipeline is sold to third parties resulting in marketing revenue. These revenues are recognized as earned.

     OIL FIELD SERVICES AND DRILLING OPERATIONS
     ------------------------------------------
The Company receives management and consulting fees for drilling, operating and providing related services to oil and gas wells. These fees are recognized as earned.

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


     OIL AND GAS PROPERTIES
     ----------------------
The Company follows the full-cost method of accounting for oil and gas properties, as prescribed by the Securities and Exchange Commission ("SEC"). Accordingly, all costs associated with acquisition, exploration and development of oil and gas reserves, including directly related overhead costs, are capitalized.

All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Cost directly associated with the acquisition and evaluation of unproved properties are excluded from the amortization base until the related properties are evaluated. Such unproved properties are assessed periodically and a provision for impairment is made to the full-cost amortization base when appropriate. Sales of oil and gas properties are credited to the full-cost pool unless the sale would have a significant effect on the amortization rate. Abandonments of properties are accounted for as adjustments to capitalized costs with no loss recognized. The net capitalized costs are subject to a "ceiling test," which limits such costs to the aggregate of the estimated present value of future net revenues from proved reserves discounted at ten percent based on current economic and operating conditions.

     PIPELINES
     ---------
Pipelines are carried at cost. Depreciation is provided using the straight-line method over an estimated useful life of 15 years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition. During 1995, the Company recorded a $338,000 charge as additional depreciation to adjust a gathering system to its net realizable value.

     SERVICE EQUIPMENT AND OTHER
     ---------------------------
Service equipment and other property and equipment are carried at cost. Depreciation is provided using the straight-line method over estimated useful lives ranging from five to ten years. Gain or loss on retirement or sale or other disposition of assets is included in income in the period of disposition.

     IMPACT OF RECENTLY ISSUED PRONOUNCEMENTS
     ----------------------------------------
The Financial Accounting Standards Board (FASB) has issued Statement No. 121, "Accounting for Impairments of Long-Lived Assets" and Statement No. 123, "Accounting for Stock-Based Compensation". Management believes neither of these accounting standards will impact the Company's financial statements.

     USE OF ESTIMATES AND CERTAIN SIGNIFICANT ESTIMATES
     --------------------------------------------------
The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and accompanying notes. Actual results could differ from those estimates.

     INCOME TAXES
     ------------
The Company files a consolidated federal income tax return. The Company applies Statement of Accounting Standards No. 109 (SFAS 109). As required by SFAS 109, income taxes provided are for the tax effects of transactions reported in the financial statements and consist of taxes currently due, if any, plus net deferred taxes related primarily to differences between the basis of assets and liabilities for financial and income tax reporting. Deferred tax assets and liabilities represent the future tax return consequences of those differences which will either be taxable or deductible when the assets and liabilities are recovered or settled. Deferred tax assets include recognition of operating losses that are available to offset future taxable income and tax credits that are available to offset future income taxes. Valuation allowances are recognized to limit recognition of deferred tax assets where appropriate. Such allowances may be reversed when circumstances provide evidence that the deferred tax assets will more likely than not be realized.

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


     INTANGIBLE ASSETS
     -----------------
The excess of cost over the fair value of net assets acquired (goodwill) has been amortized using the straight-line method. Through December 31, 1995, approximately $1,158,000 was being amortized over a thirty year period and $37,000 was being amortized over a five year period.

     EARNINGS PER SHARE
     ------------------
Per share information is based on the weighted average number of common stock and common stock equivalent shares outstanding. Common equivalent shares arising from dilutive stock options outstanding are computed using the treasury stock method. Stock options and convertible securities were antidilutive at June 30, 1996 and 1995 and December 31, 1995 and 1994.

(3)  LIQUIDATION BASIS OF ACCOUNTING AND DISCONTINUED OPERATIONS:

Magnum executed a definitive agreement on July 21, 1995 to acquire substantially all of the assets of the Company, subject to the existing liabilities. Pursuant to the agreement, Magnum issued, subject to shareholder approval, 2,750,000 shares of its restricted common stock to the Company in exchange for the assets acquired. In addition, 575,000 shares of Magnum restricted common stock were issued to a third party investment banking firm as compensation and considered an additional cost of the acquisition. The firm subsequently distributed a total of 250,000 of the shares to a former director and a former officer of Magnum for their assistance in completing the acquisition.

On December 19, 1995 to be effective December 22, 1995, Magnum and the Company entered into an amended agreement. Under the terms of the amendment, which was executed by Company shareholders representing over fifty percent (50%) of the common stock of the Company and one hundred percent (100%) of the outstanding preferred stock of the Company, an additional 2,335,077 shares of Magnum restricted common stock and 111,825 shares of Magnum Series C preferred stock were issued to the Company. Therefore, the total consideration paid by Magnum to the Company for subsequent distribution to the Company's respective shareholders was 5,085,077 shares of restricted common stock and 111,825 shares of Series C preferred stock. The acquisition was recorded by Magnum under the "purchase method" of accounting, based upon the estimated value of the shares issued of $12,495,000. The operations of the Company have been consolidated with those of Magnum beginning on December 31, 1995.

A vital part of the definitive agreement with Magnum is a provision for the liquidation of the Company upon formal shareholder approval of the agreement and the exchange of Magnum shares for existing Company shares. As a result, the Company has changed its basis of accounting at and for periods subsequent to December 31, 1995 to the liquidation basis of accounting. In accordance with the liquidation basis of accounting, assets are to be restated to estimated net realizable value and liabilities are to be stated at their estimated settlement value. As the Company's only remaining asset is its investment in Magnum shares which are ultimately to be distributed to the Company's shareholders in exchange for existing shares of the Company, no liquidation basis adjustments to the Company's assets and liabilities were necessary at June 30, 1996 and December 31, 1995. The Company's investment in securities of Magnum is recorded at June 30, 1996 and December 31, 1995 at $12,495,000, which represents the estimated market value. As the stock put option expired unexercised in April 1996, the deferred gain has been adjusted by $200,000 to reflect the expiration of the option.

Since all of the Company's operating assets and liabilities were disposed of effective December 31, 1995, the Company's revenues and expenses for the six months ended June 30, 1996 and 1995 and the years ended December 31, 1995 and 1994 have been netted and presented as discontinued operations. The Company's revenues and other operating information from its industry segments are presented in Note 10.

(4)  STATEMENTS OF CASH FLOWS:

For purposes of the statements of cash flows, the Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

The following disclosures provide supplemental information with respect to the Company's statements of cash flows:

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994




                                                                                  For Six Months Ended          For the Year Ended
                                                                                        June 30,                   December 31,
                                                                                 1996             1995           1995       1994
                                                                                --------        --------       ---------  --------
                                                                                (Unaudited)       (Unaudited)
Non-Cash Investing and Financing Activities
 Oil and gas properties acquired in exchange for common stock              $       -        $     227,000  $      227,000  $      -
                                                                           =========================================================
 Oil and gas properties acquired in exchange for note payable              $       -        $      -       $    1,125,000  $      -
                                                                           =========================================================
 Net assets exchanged for stock of Magnum
                                                                           $       -        $      -       $   12,495,000  $      -
                                                                           =========================================================
      Stock issued in settlement of liabilities                            $       -        $      -       $       -       $ 60,000
                                                                           =========================================================
      Other:
      Interest paid                                                        $       -        $      70,000  $      325,687  $ 43,000
                                                                           =========================================================




(5)  ACQUISITIONS AND SALES OF PROPERTY:

In 1995, the Company closed an acquisition of domestic producing oil and gas properties for $1.4 million. The purchase price was comprised of $1.2 million cash and $200,000 in restricted common stock of Hunter, valued at $.3875 per share. Additionally, the seller was granted a put option for the Company, which was personally guaranteed by the Company's President, to buy back the Hunter shares for $200,000 beginning March 31, 1996. The put option was assumed by Magnum in the combination with Hunter and in April 1996 the put option expired unexercised.

During 1995, the Company acquired the remaining seventy-five percent (75%) ownership interest in an affiliated company from a joint venture partner. The purchase price of $1,075,000 consisted of i) $300,000 in cash, ii) $300,000 represented by 85,131 shares of restricted common stock of Magnum valued at $3.52 per share and iii) the assumption of existing bank indebtedness of $475,000. As additional consideration, 50,000 warrants to purchase common stock of Magnum were issued at exercise prices ranging from $4.00 to $4.50 per share.

Also in 1995, the Company acquired producing oil and gas properties for $2,315,000 from a third party. The purchase price was comprised of $2,058,000 cash, funded by the Company's bank line of credit, and $257,000 represented by 64,176 shares of Magnum restricted common stock valued at $4.00 per share.

During 1995, the Company acquired producing oil and gas properties from a third party for approximately $4,229,000. The initial purchase price was comprised of $3,104,000 cash, funded by the Company's line of credit with a bank, and a note payable to the previous owner of the properties in the amount of $1,125,000 secured by 610,170 shares of Magnum restricted common stock.

Additionally, in 1995 the Company acquired two unregulated gas gathering systems from a publicly held company. The total consideration was $1,000,000, funded substantially by the Company's line of credit with a bank.

Including the Company's pro-rata interest in certain assets, the Company acquired oil and gas producing properties with proved reserves, as estimated by the Company's independent petroleum engineer during 1994 of approximately 32,000 barrels of oil and 1,389,000 MCF of natural gas (unaudited). The Company's costs of the property acquisitions were approximately $749,000 for 1994.

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


The Company sold oil and gas properties with proved reserves, as estimated by the Company's independent petroleum engineer during 1994 of approximately 1,000 barrels of oil and 33,000 MCF of natural gas (unaudited). The net proceeds of approximately $23,000 was credited to oil and gas properties.

(6)   COMMITMENTS AND CONTINGENCIES:

A subsidiary of the Company was a defendant in litigation brought by Oklahoma Gas & Electric Company against IOM Gas, Inc. ( IOM), now known as Hunter Gas Gathering, Inc., and another third party, a company controlled by the Company's former Chairman. A settlement agreement was executed in 1994 by the Company and $117,000 was charged to operations representing the legal costs associated with defending the Company's interest in the litigation.

At December 31, 1995, the Company is involved in litigation proceedings arising in the normal course of business. The Company accrued $100,000 as of December 31, 1995 for potential legal expenses to be incurred in defending itself and ultimate settlement of the litigation. In the opinion of management, any additional liabilities resulting from such litigation would not have a material effect on the Company's financial condition. As a part of the combination with Magnum, any liability related to lawsuits was assumed by Magnum.

The Company had an employment agreement with the President that required minimum monthly salary payments of $9,583 through December 31, 1994. The agreement may be terminated by the Company only with cause. The agreement automatically renews for successive one year periods unless terminated by either party. If the Company terminates the agreement, the President is entitled to a severance payment of $57,500.

The Company had a non-cancelable lease agreement extending to November 1, 2001 on its corporate headquarters. In addition, the Company had a lease for office equipment which extended until 1998. Both lease agreements were assumed by Magnum in the combination with the Company. The Company incurred rental expense of $57,000, $114,000 and $90,000 for the six months ended June 30, 1995 and the years ended December 31, 1995 and 1994, respectively.

(7)   RELATED PARTY TRANSACTIONS:

On September 1, 1992, the Company entered into a Resignation Agreement (the "Agreement") with the then Chairman of the Company. The Agreement provided for a cash payment of $55,086 to the former Chairman in exchange for the cancellation of the former Chairman's employment agreement with the Company. Additionally, certain accounts receivable due from the former Chairman and a corporation controlled by him, totaling $36,199 at August 31, 1992, have been recharacterized as a note receivable bearing interest at 8% per annum and maturing in a lump sum in December, 1995. The note is collateralized by a second mortgage against a gas gathering system and was acquired by Magnum in the combination with the Company.

At December 31, 1995 the Company had a note receivable from a company affiliated with the President of the Company in the amount of $54,615. This note bears interest at ten percent and is due on demand. Additionally, trade accounts receivable from this affiliated company were $51,346 at December 31, 1995. These receivables were assumed by Magnum in the combination with the Company.

At December 31, 1995, the Company had unsecured accounts receivable from the President personally in the amount of $10,000 as of December 31, 1995, which amount has been subsequently repaid.

The Vice Chairman of the Board has a Consulting and Advisory Agreement (the "Agreement") with the Company providing, among other things, for a compensation plan in connection with his capacity as Business Development Manager of the Company. The Agreement, which expires in September 1996, provides general
compensation   guidelines  to  be  considered  in  determining   fees  or  other
consideration that could be provided to the Vice Chairman for his role in arranging such transactions as oil and gas property acquisitions, mergers, the obtaining of management contracts or other business directly attributable to his efforts. Under the Agreement, Mr. Lutz provides his time and expertise without salary, but is provided with office space and certain expense reimbursements. The Agreement also provided for options to purchase 200,000 shares of restricted common stock of the Company for a period of five years at an exercise price of $0.1875 per share. During 1995, the Vice Chairman was granted options to purchase 100,000 shares of common stock at $.1875 per share over a five year period. Also, in 1995 the Vice Chairman exercised options to purchase 100,000 shares of common stock at $.1875 per share.

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


At December 31, 1995, the Company had a note receivable with a balance of $120,758 from a minority owner in an affiliated limited liability company. The note provided for interest at ten percent and had a due date of December 31, 1995, which was extended to June 30, 1996. The note was acquired by Magnum in the combination with the Company.

(8)   EQUITY TRANSACTIONS AND STOCK OPTIONS:

Upon the merger of Sunbelt Energy, Inc. with a subsidiary of the Company, the shareholders of Sunbelt received 5,585,000 shares of previously unissued and currently unregistered common stock of the Company and 270,397 shares of Class A, Series 1 preferred stock, designated as cumulative, convertible preferred stock (CCP Stock), no par value. The CCP Stock has voting rights of one vote per share and is entitled to preferred stock dividends accruing from the date of issuance and payable in common stock of the Company. At December 31, 1995 and 1994, preferred convertible dividends in arrears totaled $9,013 for each year in aggregate of $.38 and $.33 per common share, representing 23,478 and 26,928 shares of common stock, respectively. The CCP Stock can convert to common stock of the Company by multiplying the number of shares being converted by a fraction equal to $1.00 divided by the lesser of the average trading price of the common stock of the Company or the book value of the common stock, limited to 90% of the book value. The preferred stock is to be exchanged in the combination with Magnum.

During 1990, the Board of Directors approved for each Director the option to purchase 100,000 shares over the next ten years at an option price of $.1875 per share. In 1990, the President was granted the option to purchase 250,000 shares through December, 1995 at an option price of $.1875 as consideration for his personal guarantee of the Company's indebtedness. Such option was extended until December 31, 1996. In 1995, certain existing directors were granted options to purchase 400,000 shares of common stock over a five year period at an option price of $.1875 per share. During 1994, no stock options to management and directors were exercised, however, 400,000 options were exercised by certain directors in 1995. As of December 31, 1995, 500,000 options remain exercisable by existing directors. As of December 31, 1995, 186,000 shares are available under the Company's Incentive Stock Option Plan (the "Plan). During 1994, stock options for 14,000 shares were issued and exercised under the Plan by certain former employees of the Company.

In July 1995, the Company borrowed $300,000 under a production payment obligation from a third party. As a part of the obligation, the Company also issued to the third party warrants for the purchase of 100,000 shares of common stock of the Company at $1.00 per share.
The warrants have a five year term.

(9)   SIGNIFICANT CUSTOMERS:

For the year ended December 31, 1995, no single customer accounted for ten percent or more of the Company's gross revenue. For 1994, two customers, Oryx Energy Company and Oklahoma Gas & Electric Company, accounted for 18 percent and 19 percent of gross revenue, respectively.

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


(10) INDUSTRY SEGMENTS:

 The Company and its subsidiaries were engaged in energy consulting services, oil and gas production, and the gathering, transmission and marketing of natural gas until December 31, 1995 as described in Note 3. The following table sets forth information by industry segment for the years ended December 31, 1995 and 1994.

                                                                                  For the Years Ended
                                                                                      December 31,
                                                                                 1995           1994
                                                                           ------------    ------------
Operating revenues:
     Gas gathering                                                         $    469,000    $   443,000
     Energy consulting                                                          565,000      1,122,000
     Oil and gas production                                                   1,625,000        581,000
                                                                           -------------  ------------
                                                                           $  2,659,000    $ 2,146,000
                                                                           =============  ============
Operating profit (loss):
     Gas gathering <F1>                                                    $   (328,000)   $    61,000
     Energy consulting                                                           30,000        383,000
     Oil and gas production                                                     408,000         35,000
                                                                          --------------  ------------
                                                                                110,000        479,000
                                                                          --------------  ------------
Depreciation, depletion and amortization
     Gas Gathering <F1>                                                         383,000         44,000
     Energy consulting                                                           81,000         85,000
     Oil and gas production                                                     455,000        134,000
                                                                          -------------- -------------
                                                                                919,000        263,000
                                                                          -------------- -------------
Other income (expense):
     Other income                                                               281,000        184,000
     Interest income                                                             27,000         26,000
     Interest expense                                                          (298,000)       (46,000)
     General and administrative                                                (802,000)      (630,000)
                                                                          -------------- -------------
                                                                               (792,000)      (464,000)
                                                                          -------------- -------------
Income (loss) from discontinued operations                                 $   (682,000) $      15,000
                                                                           ============= =============

Identifiable assets at end of  period:
     Gas gathering                                                         $         -   $     476,000
     Energy consulting                                                               -       1,348,000
     Oil and gas production                                                          -       3,111,000
                                                                           ------------- -------------
                                                                           $         -   $   4,935,000
                                                                           ============= =============
Capital  expenditures  during  period  (including  capital  leases and  non-cash additions):
     Gas gathering                                                         $  1,020,000  $       3,000
     Energy consulting                                                           25,000         52,000
     Oil and gas production                                                   9,587,000        784,000
                                                                          --------------  -------------
                                                                            $10,632,000  $     839,000
                                                                          ==============  =============

<F1>  Includes a writedown to a pipeline of $338,000 in 1995.


                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
    SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994



CAPITALIZED COSTS
- -----------------
Capitalized costs and accumulated depreciation, depletion, amortization and impairment related to the Company's oil and gas properties, all of which were evaluated, were as follows:

                                                                               At December 31,
                                                                        1995                     1994
                                                               ---------------------------------------------------------------------
Total evaluated capitalized costs                                     $              -     $          6,874,000
Accumulated depreciation, depletion,
     amortization and impairment                                                     -               (4,354,000)
                                                               ---------------------------------------------------------------------
                                                                      $              -     $          2,520,000
                                                               =====================================================================


COST INCURRED
- -------------
  Costs incurred by the Company with respect to its oil and gas producing activities were as follows:

                                                                               For the Years Ended
                                                                                  December 31,
                                                                         1995                    1994
                                                                 -------------------------------------------------------------------
Property acquisition costs:
   Proved Properties <F1>                                           $        9,587,000     $            749,000
   Unproved Properties                                                               -                        -
Exploration costs                                                                    -                        -
Development costs                                                                    -                   35,000
                                                                 -------------------------------------------------------------------
                                                                    $        9,587,000     $            784,000
                                                                 ===================================================================


<F1> 1995  includes  non-cash  additions  from issuance of stock of $228,000 and issuance of a note payable to a seller of $1,125,000.


  The amortization rates for capitalized property costs, determined on an overall basis under the unit-of-production method, were $3.54 per equivalent barrel in 1995 and $2.92 in 1994.

RESULTS OF OIL AND GAS PRODUCING ACTIVITIES
- -------------------------------------------

                                                                               For the Years Ended
                                                                                  December 31,
                                                                         1995                    1994
                                                                 -------------------------------------------------------------------
Revenues                                                           $         1,625,000     $            581,000
Production costs, including severance
    and for ad valorem taxes                                                  (762,000)                (412,000)
Depreciation, depletion, amortization, and impairment                         (455,000)                (134,000)
                                                                 -------------------------------------------------------------------
Results of operations for producing activities                     $           408,000     $             35,000
                                                                 ===================================================================

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
          SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994


OIL AND GAS RESERVE INFORMATION
The estimates of proved oil and gas reserves utilized in the preparation of the financial statements were prepared primarily by an independent petroleum engineer in accordance and with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. Accordingly, reserve estimates are expected to change as future information becomes available. All of the Company's reserves are located onshore in the continental United States.

The following unaudited table sets forth proved oil and gas reserves at December 31, 1995 and 1994, together with the changes therein:


                                                    Oil and              Natural
                                                  Condensate              Gas
Proved developed and undeveloped reserves:          (BBLS)               (MCF)
                                            ------------------   ---------------

Balance at January 1, 1994                       519,000             2,063,000
  Revisions of previous estimates                604,000              (473,000)
  Sales of minerals in place                      (1,000)              (33,000)
  Purchase of minerals in place                   32,000             1,389,000
  Production                                     (24,000)             (128,000)
                                            ------------------    --------------
Balance at December 31, 1994                   1,130,000              2,810,000
  Revisions of previous estimates                761,000              1,828,000
  Sales of minerals in place                  (3,122,000)           (10,973,000)
  Purchase of minerals in place                1,285,000              6,781,000
  Production                                     (54,000)              (446,000)
                                            ------------------    --------------
Balance at December 31, 1995                         -                      -
                                            ==================    ==============




Proved developed reserves at December 31:
  1994                                           762,000              2,137,000
                                            ==================    ==============
  1995                                               -                   -
                                            ==================    ==============

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
          SUPPLEMENTAL INFORMATION TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (UNAUDITED)
                 FOR THE YEARS ENDED DECEMBER 31, 1995 AND 1994

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves:

The assumptions used to compute the standardized measure are those prescribed by the Financial Accounting Standards Board and as such, do not necessarily reflect the Company's expectations of actual revenues to be derived from those reserves nor their present worth. The limitations inherent in the reserve quantity estimation process are equally applicable to the standardized measure computations since these estimates are the basis for the valuation process.



                                                                                At December 31,       At December 31,
                                                                                    1995                   1994

                                                                                ----------------   --------------------

Future Cash Flows                                                                $   -                  $  21,706,000
Future Production Costs                                                              -                     (7,312,000)
Future Development Costs                                                             -                     (1,953,000)
                                                                                ----------------   --------------------
Future Net Cash Flows, Before Income Tax                                             -                     12,441,000

Future Income Tax Expenses                                                           -                     (3,121,000)
                                                                                ________________   ____________________
Future Net Cash Flows
                                                                                     -                      9,320,000
10% Discount to Reflect Timing of Net Cash Flows                                     -                     (3,355,000)
                                                                                ----------------   --------------------
Standardized Measure of Discounted Future Net Cash Flows                         $   -                  $   5,965,000
                                                                                ================   ====================

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves:





                                                                              For the Year Ended     For the Year Ended
                                                                                  December 31,           December 31,
                                                                                     1995                  1994
                                                                                ----------------    -------------------

Standardized measure, beginning of year                                          $  5,965,000           $   2,479,000
Revisions:
       Net Change in sales price, net production costs                               2,978,000               (238,000)
       Revisions of quantity estimates                                               9,460,000              5,305,000
       Accretion of discount                                                           597,000                248,000
       Changes in timing, future development and other                              (4,622,000)            (1,277,000)
Purchases of reserves in-place                                                      14,895,000                840,000
Sales of reserves in-place                                                         (30,508,000)                (5,000)
Sales, net of production costs                                                        (863,000)              (169,000)
Net changes in income taxes                                                          2,098,000             (1,218,000)
                                                                                ----------------    -------------------
Standardized measure, end of year                                                  $   -                $   5,965,000
                                                                                ================    ===================

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
Hunter Resources, Inc.
Irving, Texas

We have audited the accompanying Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired March 31, 1995, for the years ended March 31, 1995 and 1994. The Historical Summaries are the responsibility of the Company's management. Our responsibility is to express an opinion on the Historical Summaries based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Historical Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ( for inclusion in the Form 8-K/A of Hunter Resources, Inc.) as described in Note 2 and are not intended to be a complete presentation of the properties' revenues and expenses.

In our opinion, the Historical Summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the Properties Acquired March 31, 1995, for the years ending March 31, 1995 and 1994, in conformity with generally accepted accounting principles.


HEIN + ASSOCIATES LLP


August 15, 1995
Dallas, Texas

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                       PROPERTIES ACQUIRED MARCH 31, 1995

       Historical Summary of Revenue and Direct Operating Expenses for the
                      years ending March 31, 1994 and 1995


                                           For the Years Ended
                                               March 31,
                                       1994                      1995
                                --------------------  --------------------------
Oil and gas sales               $   671,000            $      528,000
Direct lease operating             (169,000)                 (145,000)
                                --------------------  --------------------------
Net Revenues                    $   502,000            $      383,000
                                ====================  ==========================


                         See Notes to Historical Summary

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                       Properties Acquired March 31, 1995

 Notes to Historical Summary of Revenues and Direct Operating Expenses for Years
                          Ended March 31, 1994 and 1995

1.    Basis of Presentation
The accompanying Historical Summary of Revenue and Direct Operating Expenses relates to the operations of the oil and gas properties acquired by Hunter
Resources, Inc. (Company) on March 31, 1995 ("Arrington Acquisition"). The properties were acquired in exchange for 516,129 shares of restricted common stock valued at $200,000 and $1,213,000 in cash provided by a revolving credit facility. Revenues are recorded when oil and gas is produced and direct operating expenses are recorded when the related liability is incurred. Depreciation and amortization of oil and gas properties and general and administrative expenses have been excluded from operating expenses in the accompanying historical summary because the amounts would not be comparable to those resulting from proposed future operations.

2. The Historical Summary presented herein was prepared for the purposes of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K/A as promulgated by Regulation S-X Rule 1-02(v) of the Securities Exchange Act of 1934.

3. The following estimates of proved oil and gas reserves for the Arrington properties were prepared by the Company in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provisions for price and cost escalation except by contractual agreement. The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Arrington reserves are located onshore in the continental United States.

The following unaudited table sets forth the proved oil and gas reserves for the Arrington properties at March 31, 1994 and March 31, 1995, together with the changes therein:

                                            Oil and Condensate      Natural Gas
Proved developed and undeveloped reserves:       (BBLS)                (MCF)
                                              ----------------------------------

         Balance at April 1, 1993                 41,000              2,034,000
         Revisions of previous estimates          (8,000)                14,000
         Production                               (6,000)              (279,000)
                                              ----------------------------------
Balance at March 31, 1994                         27,000              1,769,000

         Revisions of previous estimates           5,000                122,000
         Production                               (4,000)              (225,000)
                                              ----------------------------------
Balance at March 31, 1995                         28,000              1,666,000
                                              ==================================
Proved developed reserves at:
         March 31, 1994                           27,000              1,769,000
                                              ==================================
         March 31, 1995                           28,000              1,666,000
                                              ==================================

Standardized  Measure of  Discounted  Future Net Cash Flows  Relating  to Proved
Reserves:



                                                                                           March 31,              March 31,
                                                                                             1995                   1994
                                                                               ----------------------------------------------------
Future Cash Flows                                                              $           3,327,000      $       3,629,000
Future Production Costs                                                                    1,271,000             (1,176,000)
Future Development Costs                                                                           -                      -
                                                                               ----------------------------------------------------
Future Net Cash Flows, Before Income Tax                                                   2,056,000              2,453,000
Future Income Tax Expenses                                                                  (230,000)              (309,000)
                                                                               ----------------------------------------------------
Future Net Cash Flows                                                                      1,826,000              2,084,000
10% Discount to Reflect Timing of Net Cash Flows                                            (603,000)              (688,000)
                                                                               ----------------------------------------------------
Standardized Measure of Discounted Future Net Cash Flows                       $           1,223,000      $       1,396,000
                                                                               ====================================================

Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves:



                                                                                     March 31,              March 31,
                                                                                       1995                   1994
                                                                               ---------------------------------------------------
Standardized measure, beginning of year                                        $     1,396,000        $     1,816,000
Revisions:
     Net Change in sales price, net of production costs                                (87,000)              (261,000)
     Revisions of quantity estimates                                                   195,000                (59,000)
     Accretion of discount                                                             140,000                182,000
     Changes in timing, future development and other                                  (131,000)                10,000
Sales, net of production costs                                                        (383,000)              (502,000)
Net changes in income taxes                                                             93,000                210,000
                                                                               ---------------------------------------------------
Standardized measure, end of year                                              $     1,223,000        $     1,396,000
                                                                               ===================================================

               MIDLAND HUNTER PETROLEUM LIMITED LIABILITY COMPANY
                          (A Limited Liability Company)
                            HISTORICAL BALANCE SHEETS
                                   (Unaudited)

                                                                                         September 30,         December 31,
                                                                                            1995                  1994
                                                                                ----------------------------------------------------
                       ASSETS
CURRENT ASSETS
      Cash                                                                        $          47,000      $        43,000
      Trade accounts receivable                                                              77,000               96,000
      Other current assets                                                                   12,000               12,000
                                                                                ----------------------------------------------------
               TOTAL CURRENT ASSETS                                                         136,000              151,000
                                                                                ----------------------------------------------------

PROPERTY AND EQUIPMENT
      Oil and gas properties, full cost method                                            1,563,000            1,497,000
      Accumulated depreciation, depletion, amortization and impairment                     (476,000)            (375,000)
                                                                                ----------------------------------------------------
PROPERTY AND EQUIPMENT, NET                                                              1,087,000            1,122,000
                                                                                ----------------------------------------------------
ORGANIZATION COSTS, NET                                                                      2,000                3,000
                                                                                ----------------------------------------------------
TOTAL ASSETS                                                                     $        1,225,00      $     1,276,000
                                                                                ====================================================


                       LIABILITIES AND MEMBERS' EQUITY

LIABILITIES

ACCOUNTS PAYABLE
      Trade                                                                       $         170,000      $       155,000
      Affiliate                                                                              60,000               68,000
OTHER CURRENT LIABILITIES                                                                         -               91,000
NOTES PAYABLE - CURRENT                                                                     204,000              283,000
                                                                                ----------------------------------------------------
TOTAL CURRENT LIABILITIES                                                                   434,000              597,000
                                                                                ----------------------------------------------------

LONG TERM DEBT, LESS CURRENT PORTION                                                        191,000              170,000
                                                                                ----------------------------------------------------
 TOTAL LIABILITIES                                                                          625,000              767,000
                                                                                ----------------------------------------------------
MEMBERS' EQUITY

PAID-IN CAPITAL                                                                             560,000             562,000

RETAINED EARNINGS (DEFICIT)                                                                  40,000             (53,000)
                                                                                ----------------------------------------------------

               TOTAL MEMBERS' EQUITY                                                        600,000              509,000
                                                                                ----------------------------------------------------
               TOTAL LIABILITIES AND MEMBERS' EQUITY                              $       1,225,000      $     1,276,000
                                                                                ====================================================







                  See Notes to Historical Financial Statements

               MIDLAND HUNTER PETROLEUM LIMITED LIABILITY COMPANY
                          (A Limited Liability Company)
                       HISTORICAL STATEMENTS OF OPERATIONS
                                   (Unaudited)



                                         Nine Months Ended           Year Ended
                                          September 30,             December 31,
                                              1995                     1994
                                   ---------------------------------------------

REVENUES

  Oil and gas revenues                 $    563,000            $      921,000
  Other                                     115,000                         -
                                   ---------------------------------------------

       TOTAL REVENUES                       678,000                   921,000
                                   ---------------------------------------------
EXPENSES

      Lease operations                      405,000                   693,000
      Depreciation, depletion and
      amortization                          102,000                   167,000
      General and administrative             44,000                    25,000
      Interest                               34,000                    32,000
                                   ---------------------------------------------

       TOTAL EXPENSES                       585,000                   917,000
                                   ---------------------------------------------
       NET INCOME                      $     93,000            $       4,000

       RETAINED EARNINGS:
       Beginning of year                    (53,000)                 (57,000)
                                   ---------------------------------------------
       Ending balance                  $     40,000            $     (53,000)
                                   =============================================





                  See Notes to Historical Financial Statements

               MIDLAND HUNTER PETROLEUM LIMITED LIABILITY COMPANY
                          (A Limited Liability Company)
                       HISTORICAL STATEMENTS OF CASH FLOWS
                                   (Unaudited)


                                                                                       Nine Months Ended             Year Ended
                                                                                        September 30,               December 31,
                                                                                             1995                       1994
                                                                                   -------------------------------------------------

CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME                                                                          $     93,000                 $    4,000
      Adjustments to reconcile net income to net cash
        provided by operating activities:
        Depreciation, depletion and amortization                                         102,000                    167,000
        Changes in:
          Trade accounts receivable                                                       19,000                     20,000
          Accounts payable, trade and affiliates                                           7,000                     12,000
          Other current liabilities                                                      (91,000)                         -
                                                                                   -------------------------------------------------
CASH PROVIDED BY OPERATING ACTIVITIES                                                    130,000                    203,000
                                                                                   =================================================

CASH FLOWS FROM INVESTING ACTIVITIES:
      Decrease in oil and gas properties from receipt
        of pre-acquisition revenues and property sales                                          -                    87,000
      Investment in oil and gas properties                                                (66,000)                 (274,000)
                                                                                   -------------------------------------------------
CASH USED BY INVESTING ACTIVITIES                                                         (66,000)                 (187,000)
                                                                                   -------------------------------------------------

CASH FLOW FROM FINANCING ACTIVITIES:
      Proceeds from long-term debt                                                        138,000                   239,000
      Repayment of long-term debt                                                        (196,000)                 (222,000)
      Member distributions                                                                 (2,000)                  (38,000)
                                                                                   -------------------------------------------------

CASH USED BY FINANCING ACTIVITIES                                                         (60,000)                  (21,000)
                                                                                   -------------------------------------------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS                                        4,000                    (5,000)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                                             43,000                    48,000
                                                                                   -------------------------------------------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                                           $       47,000                $   43,000
                                                                                   =================================================




                                      F-50




               MIDLAND HUNTER PETROLEUM LIMITED LIABILITY COMPANY
                          (A Limited Liability Company)
                    NOTES TO HISTORICAL FINANCIAL STATEMENTS
                                   (Unaudited)


(1)   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      General
      -------
      Midland Hunter Petroleum Limited Liability Company, a Limited Liability Company (The Company) is a Wyoming Limited Liability Company formed January 18, 1993. The Company is a joint venture established to acquire and develop oil and gas properties. The Company's assets are located in Texas and Oklahoma.

      Oil and Gas Properties
      ----------------------
      The Company follows the full cost method of accounting for oil and gas properties. Accordingly, all costs associated with acquisition, exploration, and development of oil and gas reserves, including directly related overhead costs, are capitalized.

      All capitalized costs of oil and gas properties, including the estimated future costs to develop proved reserves, are amortized on the unit-of-production method using estimates of proved reserves. Investments in unproved properties and major development projects are not amortized until proved reserves associated with the projects can be determined or until impairment occurs. If the results of an assessment indicate that the properties are impaired, the amount of the impairment is added to the capitalized costs to be amortized.

      In addition, the capitalized costs are subject to a "ceiling test", which basically limits such costs to the aggregate of the "estimated present value", discounted at 10%, of future net revenues from proved reserves, based on current economic and operating conditions, plus the lower of cost or fair market value of unproved properties.

      Sales of proved and unproved properties are accounted for as adjustments of capitalized costs with no gain or loss recognized, unless such adjustments would significantly alter the relationship between capitalized costs and proved reserves of oil and gas, in which case the gain or loss is recognized in income. Abandonments of properties are accounted for as adjustments of capitalized costs with no loss recognized.

      Cash Equivalents
      ----------------
      For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

      Organization Costs
      ------------------
      Costs incurred in connection with formation of the Company have been capitalized and are being amortized over a period of 60 months on the straight-line basis.

      Federal Income Taxes
      --------------------
      The Company is a partnership for income tax purposes. Income tax liabilities and benefits resulting from the Company's activities are attributed directly to the Company's Members and are not provided for in the accompanying financial statements.

(2)   MEMBERS' EQUITY

      The Company is a limited liability company. Member contributions are made based on opportunities available to the Company and Members are not obligated to make future contributions. Profit and loss are allocated to Members based on the initial contributions of Members, as defined. Distributions to Members are made in accordance with allocated profit and loss and provisions for preferential return of capital where Members have made Excess Capital Contributions, as defined.

               MIDLAND HUNTER PETROLEUM LIMITED LIABILITY COMPANY
                          (A Limited Liability Company)
                    NOTES TO HISTORICAL FINANCIAL STATEMENTS
                                   (Unaudited)



(3) SUPPLEMENTAL INFORMATION TO STATEMENT OF CASH FLOWS



                                         Nine Months Ended           Year Ended
                                           September 30,            December 31,
                                                1995                    1994
                                      ------------------------------------------

Cash Paid for Interest                 $      34,000              $    33,000
                                      ==========================================



(4) NOTES PAYABLE AND LONG-TERM DEBT

      Long term debt at September 30, 1995 consists of a note payable to International Bank of Commerce for $395,000 (current portion of $204,000). This note bears interest at prime rate plus 2% (10.75% at September 30, 1995), is collateralized by property and equipment, assignment of death value proceeds of life insurance of certain members of management and is guaranteed by Members and the President of a Member. This note includes certain covenants, the most restrictive of which is the maintenance of at least a $200,000 net worth by the Company. The Company is in compliance with the covenant at September 30, 1995. The note payable balance was paid in full subsequent to September 30, 1995 by a Member.

      At December 31, 1994, the Company also had a note payable to the seller of an acquired property with a balance of $37,000 bearing interest at 10%, due January, 1995. Such note was paid in full during 1995.

(5)   RELATED PARTY TRANSACTIONS

      Operations of the Company are managed by an affiliate of a Member. All oil and gas properties operated by this affiliate are charged overhead reimbursements in accordance with published industry guidelines. Substantially all production revenues and expenses of the Company are handled by this affiliate and are credited or charged by the affiliate to the Company.

(6)  RESERVE INFORMATION

     Unaudited oil and gas reserve information as of December 31, 1994 and September 30, 1995 is not presented here as such information is not available.

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
Hunter Resources, Inc.
Irving, Texas

We have audited the accompanying Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired October 25, 1995, for the nine months ended September 30, 1995 and the year ended December 31, 1994. The Historical Summaries are the responsibility of the Company's management. Our responsibility is to express an opinion on the Historical Summaries based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Historical Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ( for inclusion in the Form 8-K/A of Hunter Resources, Inc.) as described in Note 2 and are not intended to be a complete presentation of the properties' revenues and expenses.

In our opinion, the Historical Summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the Properties Acquired October 25, 1995, for the nine months ended September 30, 1995 and the year ended December 31, 1994, in conformity with generally accepted accounting principles.


HEIN + ASSOCIATES LLP


November 22, 1995
Dallas, Texas

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      PROPERTIES ACQUIRED OCTOBER 25, 1995

      Historical Summary of Revenues and Direct Operating Expenses for the Year Ending December 31, 1994 and the Nine Months Ending September 30, 1995


                                      Year Ended             Nine Months Ended
                                      December 31,             September 30,
                                         1994                      1995
                                 -----------------------------------------------

Oil and gas sales                   $   1,446,000              $    859,000
Direct operating expenses                (327,000)                 (225,000)
                                 -----------------------------------------------

Net revenues                            1,119,000               $   634,000
                                 ===============================================



                         See Notes to Historical Summary

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      Properties Acquired October 25, 1995

 Notes to Historical Summary of Revenues and Direct Operating Expenses for Year
       Ending December 31, 1994 and Nine Months Ending September 30, 1995

1.  Basis of Presentation

The accompanying Historical Summary of Revenues and Direct Operating Expenses relates to the operations of the oil and gas properties acquired by Hunter Resources, Inc. (Company) on October 25, 1995 ("Reef" acquisition). The properties were acquired in exchange for 64,176 shares of restricted common stock of Magnum Petroleum, Inc. valued at $257,000 and $2,058,000 in cash provided by a revolving credit facility. Revenues are recorded when oil and gas is produced and direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses and production taxes. Depreciation and amortization of oil and gas properties and general and administrative expenses have been excluded from operating expenses in the accompanying historical summary because the amounts would not be comparable to those resulting from proposed future operations.

2. The Historical Summary presented herein was prepared for the purposes of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K/A as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

3. The following estimates of proved oil and gas reserves for the Reef properties were prepared by the Company in accordance and with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Reef reserves are located onshore in the continental United States.

The following unaudited table sets forth the proved oil and gas reserves for the Reef properties at December 31, 1994 and September 30, 1995, together with the changes therein:

                                                                Oil and            Natural
                                                               Condensate            Gas
Proved developed and undeveloped reserves:                       (BBLS)             (MCF)
                                                           ----------------------------------------
Balance at January 1, 1994                                     416,000             267,000
Revisions of previous estimates                                 64,000             109,000
Extensions and discoveries                                      13,000                   -
Production                                                     (88,000)            (46,000)
                                                           ----------------------------------------
   Balance at December 31, 1994                                405,000             330,000

          Revisions of previous estimates                      (17,000)            (31,000)
          Production                                           (47,000)            (24,000)
                                                           ----------------------------------------
   Balance at September 30, 1995                               341,000             275,000
                                                           ========================================
   Proved developed reserves at:
      December 31, 1994                                        405,000             330,000
                                                           ========================================
      September 30, 1995                                       341,000             275,000
                                                           ========================================


                                      F-55


Standardized Measure of Discounted Future Net Cash Flows Relating to
Proved Reserves:


                                                                          September 30,         December 31,
                                                                             1995                  1994
                                                                       -----------------------------------------

Future Cash Flows                                                      $   5,873,000        $   6,763,000
Future Production Costs                                                   (1,973,000)          (2,073,000)
Future Development Costs                                                           -                    -
                                                                       -----------------------------------------
Future Net Cash Flows, Before Income Tax                                   3,900,000            4,690,000
Future Income Tax Expenses                                                  (555,000)            (831,000)
                                                                       -----------------------------------------
Future Net Cash Flows                                                      3,345,000            3,859,000
10% Discount to Reflect Timing of Net Cash Flows                          (1,099,000)          (1,315,000)
                                                                       -----------------------------------------
Standardized Measure of Discounted Future Net Cash Flows                   2,246,000            2,544,000
                                                                       =========================================


Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Reserves:



                                                                           September 30,         December 31,
                                                                               1995                  1994
                                                                       -----------------------------------------

Standardized measure, beginning of period                              $   2,544,000        $   2,330,000
Revisions:
     Net Change in sales price, net of production costs                      115,000              734,000
     Revisions of quantity estimates                                        (205,000)             635,000
     Accretion of discount                                                   254,000              233,000
     Changes in timing, future development and other                         (13,000)             (73,000)
 Sales, net of production costs                                              634,000)          (1,119,000)
 Net changes in income taxes                                                 185,000             (196,000)
                                                                       -----------------------------------------
Standardized measure, end of period                                    $   2,246,000  $         2,544,000
                                                                       =========================================




                                      F-56

                          INDEPENDENT AUDITOR'S REPORT



Board of Directors
Hunter Resources, Inc.
Irving, Texas

We have audited the accompanying Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired November 9, 1995, for the nine months ended September 30, 1995 and the year ended December 31, 1994. The Historical Summaries are the responsibility of the Company's management. Our responsibility is to express an opinion on the Historical Summaries based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Historical Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission ( for inclusion in the Form 8-K/A of Hunter Resources, Inc.) as described in Note 2 and are not intended to be a complete presentation of the properties' revenues and expenses.

In our opinion, the Historical Summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the Properties Acquired November 9, 1995, for the nine months ended September 30, 1995 and the year ended December 31, 1994, in conformity with generally accepted accounting principles.


HEIN + ASSOCIATES LLP


December 21, 1995
Dallas, Texas

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      PROPERTIES ACQUIRED NOVEMBER 9, 1995

      Historical Summary of Revenues and Direct Operating Expenses for the Year Ending December 31, 1994 and the Nine Months Ending September 30, 1995


                                                                              Year  Ended                    Nine Months
                                                                                  1994                       Ended  1995
                                                                        ------------------------------------------------------------
Oil and gas sales                                                       $           3,176,000   $           1,495,000
Direct operating expenses                                                            (674,000)               (531,000)
                                                                        ------------------------------------------------------------

Net revenues                                                            $           2,502,000   $             964,000
                                                                        ============================================================




                         See Notes to Historical Summary

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      Properties Acquired November 9, 1995

 Notes to Historical Summary of Revenues and Direct Operating Expenses for Year
       Ending December 31, 1994 and Nine Months Ending September 30, 1995

1.  Basis of Presentation

      The accompanying Historical Summary of Revenues and Direct Operating Expenses relates to the operations of the oil and gas properties acquired by Hunter Resources, Inc. (the "Company") on November 9, 1995 (the "Tana" acquisition). The properties were acquired in exchange for $3,104,000 in cash, funded by an existing bank line of credit, and a note payable to the previous owner in the amount of $1,125,000 collaterialized by 610,170 shares of restricted common stock of Magnum Petroleum, Inc. Revenues are recorded when oil and gas is produced and direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include lease operating expenses and production taxes. Depreciation and amortization of oil and gas properties and general and administrative expenses have been excluded from operating expenses in the accompanying historical summary because the amounts would not be comparable to those resulting from proposed future operations.

2. The Historical Summary presented herein was prepared for the purposes of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K/A as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

3. The following estimates of proved oil and gas reserves for the Tana properties were prepared by the Company in accordance and with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Tana reserves are located onshore in the continental United States.

      The following unaudited table sets forth the proved oil and gas reserves for the Tana properties at December 31, 1994 and September 30, 1995, together with the changes therein:

                                                                      Oil and                Natural
                                                                     Condensate                Gas
Proved developed and undeveloped reserves:                             (BBLS)                 (MCF)
                                                           -------------------------------------------------------------------------
         Balance at January 1, 1994                                     719,000             4,125,000
         Revisions of previous estimates                                  4,000              (284,000)
         Production                                                    (112,000)             (651,000)
                                                           -------------------------------------------------------------------------
         Balance at December 31, 1994                                   611,000             3,190,000
         Revisions of previous estimates                                 (2,000)              (11,000)
         Production                                                     (47,000)             (348,000)
                                                           -------------------------------------------------------------------------
         Balance at September 30, 1995                                  562,000             2,831,000
                                                           =========================================================================
Proved developed reserves at:

         December 31, 1994                                              264,000             2,146,000
                                                           =========================================================================
         September 30, 1995                                             215,000             1,788,000
                                                           ========================================================================


            Standardized Measure of Discounted Future Net Cash Flows
                          Relating to Proved Reserves:




                                                                                September 30,         December 31,
                                                                                    1995                  1994
                                                                       -------------------------------------------------------------
Future Cash Flows                                                      $         15,216,000  $        16,172,000
Future Production Costs                                                          (4,655,000)          (4,925,000)
Future Development Costs                                                         (1,571,000)          (1,571,000)
                                                                       -------------------------------------------------------------
Future Net Cash Flows, Before Income Tax                                          8,990,000            9,676,000
Future Income Tax Expenses                                                       (1,666,000)          (1,906,000)
                                                                       -------------------------------------------------------------
Future Net Cash Flows                                                             7,324,000            7,770,000
10% Discount to Reflect Timing of Net Cash Flows                                 (1,570,000)          (1,851,000)
                                                                       -------------------------------------------------------------

Standardized Measure of Discounted Future Net Cash Flows               $          5,754,000  $         5,919,000
                                                                       =============================================================


       Changes in Standardized Measure of Discounted Future Net Cash Flows
                          Relating to Proved Reserves:


                                                                                 September 30,        December 31,
                                                                                     1995                1994
                                                                       -------------------------------------------------------------

Standardized measure, beginning of period                              $          5,919,000  $         6,726,000
Revisions:
     Net Change in sales price, net of production costs                             442,000            1,047,000
     Revisions of quantity estimates                                                (43,000)            (425,000)
     Accretion of discount                                                          592,000              673,000
     Changes in timing, future development and other                               (381,000)             (30,000)
 Sales, net of production costs                                                    (964,000)          (2,502,000)
 Net changes in income taxes                                                        189,000              430,000
                                                                       -------------------------------------------------------------

Standardized measure, end of period                                    $          5,754,000  $         5,919,000
                                                                       =============================================================


                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      PROPERTIES ACQUIRED DECEMBER 1, 1995

      Historical Summary of Revenues and Direct Operating Expenses for the Year Ending December 31, 1994 and the Nine Months Ending September 30, 1995
                                   (Unaudited)


                                                                                     Year                 Nine Months
                                                                                     Ended                   Ended
                                                                                      1994                    1995
                                                                        ------------------------------------------------------------
Gas gathering and marketing                                                $        3,133,000      $        1,797,000
Oil and gas sales                                                                      39,000                  33,000
Purchases of natural gas                                                           (2,451,000)             (1,287,000)
Pipeline operating expenses                                                          (494,000)               (298,000)
                                                                        ------------------------------------------------------------
Net revenues                                                               $          227,000      $          245,000
                                                                        ------------------------------------------------------------




                    See Notes to Unaudited Historical Summary

                     HUNTER RESOURCES, INC. AND SUBSIDIARIES
                      Properties Acquired December 1, 1995

     Notes to Unaudited Historical Summary of Revenues and Direct Operating
                               Expenses for Year

       Ending December 31, 1994 and Nine Months Ending September 30, 1995

1.  Basis of Presentation

      The accompanying Historical Summary of Revenues and Direct Operating Expenses relates to the operations of the gathering systems acquired by Hunter Resources, Inc. (the "Company") on December 1, 1995 (the "Superior" acquisition). The properties were acquired in exchange for $1,000,000 in cash, funded by an existing bank line of credit. Revenues are recorded when gas is transported through the gathering systems and when oil and gas is sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include purchases of natural gas and pipeline operating expenses. Depreciation and amortization of oil and gas properties and general and administrative expenses have been excluded from operating expenses in the accompanying historical summary because the amounts would not be comparable to those resulting from proposed future operations.

2. The Historical Summary presented herein was prepared for the purposes of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

                          INDEPENDENT AUDITOR'S REPORT




Board of Directors
Magnum Petroleum, Inc.
Irving, Texas

We have audited the accompanying Historical Summaries of Revenue and Direct Operating Expenses of Properties Acquired June 28, 1996, for the years ended December 31, 1994 and 1995. The Historical Summaries are the responsibility of the Company's management. Our responsibility is to express an opinion on the Historical Summaries based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the Historical Summaries are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the Historical Summary. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall Historical Summary presentation. We believe that our audit provides a reasonable basis for our opinion.

The accompanying Historical Summaries were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission (for inclusion in the Form 8-K/A of Magnum Petroleum, Inc.) as described in Note 2 and are not intended to be a complete presentation of the properties' revenues and expenses.

In our opinion, the Historical Summaries referred to above present fairly, in all material respects, the revenue and direct operating expenses of the Properties Acquired, June 28, 1996 in conformity with generally accepted accounting principles.


HEIN + ASSOCIATES LLP


August 2, 1996
Dallas, Texas

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                        PROPERTIES ACQUIRED JUNE 28, 1996

      Historical Summary of Revenues and Direct Operating Expenses for the
                     Years Ending December 31, 1994 and 1995



                                                     Three Months Ended March 31,                       Year Ended December 31,
                                                    1996                     1995                   1995                     1994
                                      ----------------------------------------------------------------------------------------------
                                                  (Unaudited)              (Unaudited)
Gas gathering                         $              498,000     $           523,000   $           2,023,000     $        2,036,000
Oil and gas sales                                  1,553,000                 891,000               4,229,000              5,885,000
Lease operating expense                             (388,000)               (336,000)             (1,481,000)            (1,761,000)
Pipeline operating expense                          (320,000)               (415,000)             (1,606,000)            (1,542,000)
                                      ----------------------------------------------------------------------------------------------

Net Revenue                           $            1,343,000     $          663,000     $          3,165,000     $        4,618,000
                                      ==============================================================================================


                         See Notes to Historical Summary

                     MAGNUM PETROLEUM, INC. AND SUBSIDIARIES
                        Properties Acquired June 28, 1996

 Notes to Historical Summary of Revenues and Direct Operating Expenses for Years
                        Ending December 31, 1994 and 1995

1.  Basis of Presentation

      The accompanying Historical Summary of Revenues and Direct Operating Expenses relates to the operations of the oil and gas properties and pipeline gathering system acquired by Magnum Petroleum, Inc. (the "Company") on June 28, 1996 (the "Meridian" Properties). The properties and pipeline gathering system were acquired in exchange for $35,350,000 in cash, funded by a new senior bank line of credit. Revenues are recorded when gas is transported through the gathering system and when oil and gas is sold. Direct operating expenses are recorded when the related liability is incurred. Direct operating expenses include pipeline operating expenses, lease operating expenses and production taxes. Depreciation and amortization of oil and gas properties and general and administrative expenses have been excluded from operating expenses in the accompanying historical summary because the amounts would not be comparable to those resulting from proposed future operations. Sales of natural gas historically were made to an affiliated entity of Meridian.

2. The Historical Summary presented herein was prepared for the purposes of complying with the financial statement requirements of a business acquisition to be filed on Form 8-K/A as promulgated by Regulation S-B Item 3-10 of the Securities Exchange Act of 1934.

3.  Contingencies

     Certain owners of a special overriding royalty on certain oil and gas properties acquired by the Company have filed a claim against Meridian. The claim involves a dispute over prices paid to the claimants. The Company was indemnified in the Purchase and Sale Agreement by Meridian, the seller, against this claim or any form of similar claim in the future. As of March 31, 1996, the asserted claim would be approximately $621,000. As Meridian's indemnification includes this claim as well as any future claim which could arise as it specifically relates to this matter, the Company believes the claim will not have a financial impact on its financial statements.

4. The following estimates of proved oil and gas reserves for the Meridian properties were prepared by the Company in accordance with guidelines established by the Securities and Exchange Commission and the Financial Accounting Standards Board, which require that reserve reports be prepared under existing economic and operating conditions with no provision for price and cost escalation except by contractual agreement. The Company emphasizes that reserve estimates of new discoveries or undeveloped properties are more imprecise than those of producing oil and gas properties. Accordingly, these estimates are expected to change as future information becomes available. All of the Meridian reserves are located onshore in the continental United States.

The following unaudited table sets forth the proved oil and gas reserves for the Meridian properties at December 31, 1994 and 1995, together with the changes therein:


                                                                       Oil and
                                                                      Condensate          Natural Gas
Proved developed and undeveloped reserves:                              (BBLS)               (MCF)
                                                           -------------------------------------------------------------------------
          Balance at January 1, 1994                                     33,000            58,290,000
          Revisions of previous estimates                                 1,000               451,000
          Production                                                     (4,000)           (4,721,000)
                                                           -------------------------------------------------------------------------
          Balance at December 31, 1994                                   30,000            54,020,000
          Revisions of previous estimates                                 1,000             1,516,000
          Production                                                     (2,000)           (4,360,000)
                                                           -------------------------------------------------------------------------


          Balance at December 31, 1995                                   29,000            51,176,000
                                                           =========================================================================
Proved developed reserves at:

          December 31, 1994                                              30,000            54,020,000
                                                           =========================================================================
          December 31, 1995                                              29,000            51,176,000
                                                           =========================================================================


Standardized Measure of Discounted Future Net Cash Flows
Relating to Proved Reserves:




                                                                                         December 31,
                                                                        ------------------------------------------------------------

                                                                                  1995                 1994
                                                                        ------------------------------------------------------------
                                                                                (Unaudited)          (Unaudited)
Future Cash Flows                                                       $        82,741,000  $        81,326,000
Future Production Costs                                                         (34,969,000)         (34,450,000)
Future Development Costs                                                             -                   -
                                                                        ------------------------------------------------------------
Future Net Cash Flows, Before Income Tax                                         47,772,000           46,876,000
Future Income Tax Expenses                                                       (4,455,000)          (4,141,000)
                                                                        ------------------------------------------------------------
Future Net Cash Flows                                                            43,317,000           42,735,000
10% Discount to Reflect Timing of Net Cash Flows                                (19,666,000)         (19,188,000)
                                                                        ------------------------------------------------------------

Standardized Measure of Discounted Future Net Cash Flows                $        23,651,000  $        23,547,000
                                                                        ============================================================

Changes in Standardized Measure of Discounted Future Net Cash Flows
Relating to Proved Reserves:



                                                                                         December 31,
                                                                       -------------------------------------------------------------

                                                                                  1995                  1994
                                                                       -------------------------------------------------------------
                                                                                (Unaudited)           (Unaudited)
Standardized measure, beginning of period                              $         23,547,000  $        34,583,000
Revisions:
     Net Change in sales price, net of production costs                           3,105,000          (19,950,000)
     Revisions of quantity estimates                                              1,251,000              549,000
     Accretion of discount                                                        2,355,000            3,458,000
     Changes in timing, future development and other                             (3,686,000)           2,339,000
 Sales, net of production costs                                                  (2,748,000)          (4,124,000)
 Net changes in income taxes                                                       (173,000)           6,692,000
                                                                       -------------------------------------------------------------

Standardized measure, end of period                                    $         23,651,000  $        23,547,000
                                                                       -------------------------------------------------------------

                                     PART II

Indemnification of Directors and Officers.

The statutes, charter provisions, bylaws, contracts or other arrangements under which controlling persons, directors or officers of the registrant are insured or indemnified in any manner against any liability which they may incur in such capacity are as follows:

     (a) Section 78.751 of the Nevada Business Corporation Act provides that each corporation shall have the following powers:

         1. A corporation may indemnify any person who was or is a party or is threatened to be made party to any threatened, pending or completed actions, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorney's fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, does not, of itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had proceeding, he had reasonable cause to believe that his conduct was unlawful.

         2. A corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorney's fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amount paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction, determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

         3. To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections 1 and 2, or in the defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney's fees, actually and reasonably incurred by him in connection with the defense.

         4. Any indemnification under subsections 1 and 2, unless ordered by a court or advanced pursuant to subsection 5, must be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. That determination must be made:

               (a)  By the shareholders;

               (b) By the board of directors by majority vote or a quorum consisting of directors who were not parties to the act, suit or proceedings;

               (c) If a majority vote of a quorum consisting of directors who were not parties to the act, suit or proceeding so orders, by independent legal counsel, in a written opinion; or

               (d)  If a quorum  consisting of directors who were not parties to
                    the  act,  suit  or  proceeding   cannot  be  obtained,   by
                    independent legal counsel in a written opinion.

          5. The certificate or articles of incorporation, the bylaws or an agreement made by the corporation may provide that the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding must be paid by the corporation as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he is not entitled to be indemnified by the corporation. The provisions of this subsection do not affect any rights to advancement of expenses to which corporate personnel other than director of officers may be entitled under any contract or otherwise by law.

     6. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this section:

               (a) Does not exclude any other rights to which a person seeking indemnification or advancement of expenses may be entitled under the certificate or articles of incorporation of any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, for either an action in his official capacity or an action in another capacity while holding his office, except that indemnification, unless ordered by a court pursuant to subsection 2 or for the advancement of expenses made pursuant to subsection 5, may not be made to or on behalf of any director or officer if a final adjudication establishes that his acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action. Continues for a person who has ceased to be a director, officer, employee or agent and inures to the benefit of the heirs, executors and administrators of such a person."

               (b) The registrant's Articles of Incorporation limit liability of its Officers and Directors to the full extent permitted by the Nevada Business Corporation Act.


Exhibits Index
- --------------
                                                                                               Sequential
                                                                                               Page Number
Exhibit No.             Document                                                              Or Location

3.1 & 4.1               Articles of Incorporation                                                  *
3.2 & 4.2               Articles of Amendment                                                      **
3.3 & 4.3               Articles of Amendment                                                      ***
3.4 & 4.4               By-Laws, as Amended                                                        ***
5.1 & 24.3              Opinion & Consent of Counsel                                               ****
8.1                     Tax Opinion (Including Consent)                                            ****
10.1                    Agreement and Plan of Reorganization and                                   *****
                        Plan of Liquidation
10.2                    Amendment to Agreement and Plan of                                         ****
                        Reorganization and Plan of Liquidation
10.3                    Employment Agreement for Gary C. Evans                                     154
10.4                    Employment Agreement for Matthew C. Lutz                                   160
10.5                    Credit Agreement dated June 28, 1996 among Wells Fargo                     165
                        Bank (Texas), N.A. et al and the Company
10.6                    Puchase and Sale Agreement, dated May 17, 1996 between                     ******
                        Meridian Oil, Inc. and ConMag Energy Corporation
21.1                    Subsidiaries of the Registrant                                             239
24.1                    Consent of Hansen, Barnett & Maxwell as                                    241
                        Accountants
24.2                    Consent of Hein + Associates LLP as                                        243
                        Accountants

*         Incorporated by reference to Registration Statement on Form S-18, File No. 33-30298-D.
**        Incorporated by reference to Form 10-K for the year ended December 31, 1990.
***       Incorporated by reference to Registration Statement on Form SB-2, File No. 33-66190.
****      Incorporated by reference to Registration Statement on Form S-4, File No. 333-2290.
*****     Incorporated by reference to Form 8-K/A dated July 21, 1995, filed on October 3, 1995.
******    Incorporated by reference to Form 8-K dated June 28, 1996, filed July 12, 1996.

Undertakings.
- -------------

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (5) The Registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas on September 24, 1996.

MAGNUM PETROLEUM, INC.



By: /s/ Gary C. Evans
- ---------------------------------
   Gary C.  Evans, President, CEO


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


Signature                           Title                             Date


/s/ Lloyd T. Rochford       Chairman and Director             September 24, 1996
- -----------------------
Lloyd T. Rochford


/s/ Gary C. Evans           Chief Executive Officer           September 24, 1996
- -----------------------     President and Director
Gary C.  Evans



/s/ Matthew C. Lutz         Vice Chairman and Director        September 24, 1996
- -----------------------
Matthew C. Lutz


/s/ Gerald W. Bolfing       Director                          September 24, 1996
- -----------------------
Gerald W. Bolfing


/s/ Oscar C. Lindemann      Director                          September 24, 1996
- -----------------------
Oscar C. Lindemann


/s/ Stanley McCabe          Director                          September 24, 1996
- -----------------------
Stanley McCabe


/s/ James E. Upfield        Director                          September 24, 1996
- -----------------------
James E. Upfield


/s/ Steven P. Smart         Chief Financial Officer           September 24, 1996
- -----------------------
Steven P. Smart

                                  Exhibit Index
                                  -------------

                                                                      Sequential
                                                                     Page Number
Exhibit No.             Document                                     Or Location
- -----------             --------                                     -----------
10.3                    Employment Agreement for Gary C. Evans            154
10.4                    Employment Agreement for Matthew C. Lutz          160
10.5                    Credit Agreement dated June 28, 1996 among        165
                        Wells Fargo Bank (Texas), N.A. et al and the
                        Company
21.1                    Subsidiaries of the Registrant                    239
24.1                    Consent of Hansen, Barnett & Maxwell as           241
                        Accountants
24.2                    Consent of Hein + Associates LLP as               243
                        Accountants

                                  EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT
                              --------------------

         This Agreement ("Agreement") is entered into as of the first day of December, 1990, between Gary C. Evans ("Employee") and Intramerican Corporation, a Pennsylvania corporation ("Employer"), WITNESSETH:

         WHEREAS, the Chairman of the Board of Directors of Employer has offered Employee employment in consideration for the compensation and the other mutual benefits hereinafter set forth, and Employee is willing to accept employment on these terms.

         NOW, THEREFORE, in consideration of the mutual promises hereinafter contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, it is agreed:

     1. EMPLOYMENT. Employer employs Employee and Employee accepts employment from Employer upon the terms and conditions specified in this Agreement.

     2. TERM. Subject to the provisions regarding termination specified in Sections 9, 10 and 11, the initial term of this Agreement shall begin on January 1, 1991, and shall terminate on December 31, 1994 (the "Initial Term"). This Agreement shall thereafter be automatically renewed for successive one (1) year terms, unless otherwise terminated as provided in this Agreement.

     3. COMPENSATION. For all services rendered by Employee under this Agreement, Employer shall initially pay Employee $9,583.33 per month (the "Basic Salary"). The Basic Salary may be increased or decreased as the Board of Directors of Employer may from time to time determine. The Basic Salary shall be in addition to providing group medical and dental insurance, a four-wheel drive vehicle for his business and personal use and any other fringe benefits provided to Employee at the discretion of the Board of Directors of Employer.

     4. BONUS. Pursuant to Article 3.02 of the Plan and Agreement of Reorganization and Merger ("Merger Agreement) between Employer and others dated December 21 , 1990, the Surviving Corporation, as defined therein, shall succeed to the rights, damages or awards of the Peko Suit which accrue to Sunbelt. With respect to any monetary benefits realized by the Surviving Corporation as a result of its continuing involvement in the Peko Suit, Gary C. Evans shall receive a cash bonus equal to all monetary sums payable to the Surviving
Corporation by any party to the action, including legal fees or other reimbursements, less reimbursements and benefits payable to the Surviving Corporation in accordance with Article 3.02 of the Merger Agreement. This bonus is not exclusive and is in addition to any bonus that might be awarded to Employee by the Board of Directors from time to time.

     5. EXPENSES. Subject to the rules and procedures Employer may specify from time to time, Employer shall also reimburse Employee for all reasonable expenses incurred by Employee on behalf of Employer. Employee shall submit to Employer vouchers, receipts and invoices for such expenses incurred, and Employer shall pay such amount or reimburse Employee therefor within a reasonable time thereafter.

     6. DUTIES. Employee is engaged as President and Chief Operating Officer of Employer. The specific duties of Employee shall be determined from time to time by the Board of Directors of Employer.

     7. EMPLOYMENT SERVICE. Employee shall comply with all policies, standards and regulations of Employer now or hereafter promulgated. So long as Employee is employed by Employer, Employee shall not directly, either as an Employee, Employer, consultant, agent, principal, partner, corporate officer, director or in any other individual or representative capacity, engage in or participate in any business that is in direct competition with the business of Employer.

     8. VACATIONS AND DAYS OFF. Employee may take reasonable vacations and days off agreeable to Employer and Employee.

     9. TERMINATION AFTER NOTICE. Either Employee or Employer may terminate the employment of Employee upon written notice given thirty (30) days after the end of the Initial Term or any renewal thereof. Under this paragraph 9, the Employee shall be entitled to six (6) months severance pay.

     10. TERMINATION WITHOUT NOTICE. Employer may terminate the employment of Employee hereunder without prior notice:

         A. (i) if Employee fails or refuses to perform the usual, customary duties of his employment in a prompt, faithful and diligent manner as judged in the sole discretion of Employer's Board of Directors;

               (ii) if Employee materially breaches this Agreement;

               (iii)if Employee  materially  fails or refuses to comply with the policies, standards and regulations of Employer established from time to time; or

               (iv) for "other good cause" (as defined below).

          B. The term "other good cause" as used in this Agreement shall include, but shall not necessarily be limited to, habitual impertinence, pattern of conduct that tends to hold Employer up to ridicule in the community, conduct disloyal to Employer, conviction of any crime of moral turpitude, and substantial dependence, as judged by the Board of Directors of Employer, on alcohol or any controlled substance. "Controlled substance" means a drug, immediate precursor or other substance listed in Schedules I-V or Penalty Groups 14 of the Texas Controlled Substances Act, as amended, or a drug, immediate precursor or other substance listed in Schedules I-V of the Federal Comprehensive Drug Abuse Prevention and Control Act of 1970, as amended.

          C. If the  employment  of  Employee  is  terminated  pursuant  to this
     Section 10, Employer shall pay to Employee any compensation or benefits earned or vested, but not paid, to Employee prior to termination. The payment shall be in full and complete discharge of any and all liabilities and obligations of Employer to Employee hereunder, and Employee shall be entitled to no further benefits under this Agreement.

     11. TERMINATION UPON DEATH OR DISABILITY.

          A. The employment of Employee shall terminate upon the death of Employee. Except for any other benefits that may have accrued to Employee, Employer shall pay to the estate of Employee the compensation that would otherwise have been payable to Employee through the date on which death occurs. Employer shall have no additional financial obligation under this Agreement to Employee or his estate.

          B. If Employee becomes permanently disabled because of sickness, physical or mental disability, or any other reason, so that it reasonably appears that he will be unable to complete his duties under this Agreement, the Employer shall have the option to immediately terminate this Agreement by giving a minimum of ninety (90) days written notice of termination to the Employee. Such termination shall be without prejudice to any right or remedy to which the Employer may be entitled either at law, in equity, or under this Agreement.

     12. CONFIDENTIALITY. Employee recognizes and acknowledges that, by virtue of his employment, he will become familiar with confidential information including trade secrets pertaining to the business of Employer and that Employer would suffer irreparable injury if this information were divulged. Therefore, Employee agrees to keep in strict secrecy any confidence during employment and after termination, for any reason, any and all information Employee acquires or to which he has access during his employment by Employer that has not been publicly disclosed by Employer and is not a matter of common knowledge in the fields of work of Employer (the "Confidential Information"). The Confidential Information shall include, but shall not be limited to, trade secrets, technical data, mailing lists, the names of suppliers and customers. Except with the prior written approval of Employer or in response to court order, Employee shall neither (i) directly or indirectly, disclose any of the Confidential Information at any time to any person except authorized personnel of Employer nor (ii) use the Confidential Information in any way. In addition to, and not in limitation of the foregoing, all data, drawings and other records and written material prepared or compiled by Employee or furnished to Employee while in the employ of Employer shall be the sole and exclusive property of Employer, and none of the data, drawings or other records, or copies thereof, shall be retained by Employee after termination for any reason of his employment.

     13. COVENANT NOT TO COMPETE. Employee covenants and agrees that, upon termination of his employment, whether by termination of this Agreement, by wrongful discharge, or otherwise, Employee shall not directly or indirectly, enter into or engage generally in direct competition with Employer in the oil and gas industry, either as an individual on his own or as a partner or joint venturer, or as an employee or agent for any person, or as an officer, director or shareholder or otherwise, for a period of six (6) months after the date of termination of his employment hereunder. This covenant on the part of Employee shall be construed as an Agreement independent of any other provision of this Agreement; the existence of any claim or cause of action of Employee against Employer, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Employer of this covenant. Employee covenants and agrees not to use or attempt to use the Gruy name outside his employment by Employer.

     14. ENFORCEMENT. Employer agrees that damages at law alone will be insufficient remedy to Employer if Employee violates the terms of Sections 7, 12 and 13 of this Agreement, and that Employer would suffer irreparable damage as a result of violation. Accordingly, it is agreed that if there is a breach or threatened breach, Employer shall be entitled, upon application to a court of competent jurisdiction, to obtain injunctive relief to enforce the provisions of Sections 7, 12 and 13. Employer shall be entitled to recover its reasonable attorneys' fees incurred in enforcing any provision of this Agreement whether at law or in equity. Injunctive relief shall be in addition to any other rights or remedies available to Employer, including damages at law.

     15. CONTINUING EFFECT. The provisions of Sections 12 and 13 of this Agreement shall continue to be binding upon Employee in accordance with their terms, notwithstanding termination of Employee's employment hereunder for any reason.

     16. REPURCHASE OPTION. Upon the death or voluntary resignation of Employee as a full-time employee of Employer (the "triggering event"), Employer shall have the option to purchase all of the shares of common stock and preferred stock of Employer owned by Employee at such time. Employer shall have thirty
(30) days after the triggering event to exercise such option by giving notice to Employee or Employee's estate, and by paying, in cash, within ten (10) days after such notice, the value of such stock as hereinafter set forth. Should Employer fail to timely give notice or timely pay, then this option to purchase shall terminate. Upon the triggering event due to the death of Employee, the value to be paid for the common stock shall be the greater of the: (i) average price of the Employer's common stock over the thirty (30) consecutive trading days preceding the triggering event using the closing price if the common stock is trading on a stock exchange or the NASDAQ National Market System, or the average of the bid and asked price if trading over-the-counter, or (ii) book value ("book value" shall mean the Employer's consolidated total assets, less the sum of [consolidated total liabilities, equity capital attributable to outstanding preferred stock and minority interests] determined in accordance with GAAP) of the common stock for the most recent quarter as shown in the Corporation's Form 10-Q. Upon the triggering event due to the voluntary resignation of Employee, the value to be paid for the common stock shall be the lesser of the: (i) average price of the Employer's common stock over the thirty
(30) consecutive trading days preceding the triggering event using the closing price if the common stock is trading on the stock exchange or the NASDAQ national market system, or the average of the bid and asked price if trading over-the-counter, or (ii) book value of the common stock for the most recent quarter as shown in the Corporation's Form 10-Q. In no event will the common stock be valued at less than $.1875 per share. Employer's preferred stock shall be valued at One Dollar t$1.00) per share, plus the value of any accrued but unpaid dividends. This repurchase option will expire in its entirety at the end of the Initial Term of this Agreement.

     17. WAIVER OF BREACH. The waiver by Employer of a breach of any of the provisions of this Agreement by Employee shall not be construed as a waiver of any subsequent breach by Employee.

     18. BINDING EFFECT: Assignment. As allowed by law, the rights and obligations of the Employer under this Agreement shall inure to the benefit or and shall be binding upon the successors and assigns of Employer and Employee hereby agrees to the assignment of this contract if same is necessary by Employer.

     19. INVALID PROVISIONS. It is understood and agreed that in the event any paragraph, provision or clause of this Agreement or any combination thereof is found to be unenforceable at law, in equity, or under any presently existing or hereafter enacted legislation, regulation or order of the United States, any state or subdivision thereof or any municipality, those findings shall not in any way affect the other paragraphs, provisions or clauses in this Agreement, which shall continue in full force and effect.

     20. ATTORNEY'S FEES. In the event it becomes necessary for either party to enforce this Agreement in a court of law, the prevailing party shall be entitled to reasonable attorneys' fees.


     21. MISCELLANEOUS. This Agreement shall be deemed to be performed in Dallas County, Texas, and shall be construed and enforced in accordance with the laws of the State of Texas. This Agreement contains the entire Agreement of the parties and supersedes all prior agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement may be changed only by an Agreement in writing signed by the party against whom any waiver, change, amendment, modification or discharge is sought. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement. Any notice required or permitted to be given under this Agreement to Employer shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to the principal place of business of Employer. Any notice required or permitted to be given under this Agreement to Employee shall be sufficient if in writing and if sent by certified or registered mail, first class, return receipt requested, to Employee at his last known address. Employee shall be solely responsible for notifying Employer of his address on the date of this Agreement and all subsequent changes of address. When the context in which words are used in this Agreement indicate that such is the intent, words in the singular shall include plural and vice versa and words in the masculine gender shall include the feminine and neuter genders and vice versa.

IN WITNESS WHEREOF, the parties have executed this Agreement effective the day and year first above written.

EMPLOYER:

INTRAMERICAN CORPORATION
By: /s/ David A. Nelson
    -----------------------
    David A. Nelson, Chairman &
    Chief Executive Officer

EMPLOYEE:

/s/ Gary C, Evans
- -----------------
Gary C. Evans, President & Chief
Operating Officer

                                  EXHIBIT 10.4

                        CONSULTING AND ADVISORY AGREEMENT

This Consulting and Advisory Agreement ("Agreement") is made and entered into as of this 22nd day of September, 1993, by and between Matthew C. Lutz ("Lutz") and Hunter Resources, Inc. ("Hunter"), a Pennsylvania Corporation.

                                    Recitals
                                    --------

     A. Lutz is experienced as an exploration geologist in the oil and gas industry. Lutz has played a key role in his thirty-six (36) year career in building exploration and production organizations and providing the necessary strategy for growth within the company's where he has been employed. Lutz is also experienced in dealing with industry partners, banks, financial institutions, and equity investors as it pertains to energy transactions and investments in the oil and gas industry.

     B. Lutz is experienced at evaluating oil and gas exploration and production transactions and determining fair and equitable trades by and between buyers and sellers of oil and gas properties and exploration and development plays within the energy industry.

     C. Lutz is experienced at making executive/board of director level presentations and decisions in addition to providing market analysts and broker/dealer interviews concerning the energy industry and the current activities of the company's wherein he has been employed.

     D. Hunter is an energy development and management company engaged in three principal activities: (i) the production and sale of crude oil, condensate and natural gas; (ii) the gathering, transmission, and marketing of natural gas; and
(iii) the business of managing and operating producing oil and natural gas properties for non-operating interest owners.

     E. Hunter's wholly owned subsidiary, Gruy Petroleum Management Co. ("Gruy") is a name well known and respected within the petroleum business, being the surname of the founder.

     F. Hunter desires to avail itself from time to time of Lutz's experience and advice. Hunter desires to enter into this Agreement with Lutz and Lutz is willing to provide consulting and advisory services to Hunter and Gruy under the terms and conditions of this Agreement.

NOW, THEREFORE, for and in consideration of the mutual promises and covenants contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1. ENGAGEMENT. Hunter hereby retains Lutz as its Vice Chairman of the Board of Directors and Business Development Manager. Lutz will be eligible for the minimum compensation and benefits provided to all Board of Directors. Lutz hereby agrees to make himself available to render his professional advice and reasonable assistance to Hunter and Hunter's Chief Executive Officer under the general terms and conditions hereinafter set forth.

2. DUTIES. During the term of this Agreement, Lutz agrees to assist and advise Hunter upon Hunter's reasonable requests in the following general areas; however, it is expressly understood by the parties hereto that Lutz will not have any day-to-day responsibilities:

     a)   Preliminary   review  of  energy   transactions  with  Hunter's  Chief
          Executive Officer to determine the feasibility of same;

     b) assistance in the detailed analysis of energy transactions from a geological and explorationist point of view;

     c) assistance in the preparation and presentation of the geological and explorational materials included in investment memorandums and other similar matters as may be required by industry partners, bankers, financial institutions, stock analysts and equity investors;

     d) provide assistance in the negotiating process and the review of final documents required for closing of any specific transaction; e) strategic consulting including, but not limited to:

          i) Periodic strategic planning sessions; ii) analysis of potential mergers, acquisitions or significant events; iii) assistance in implementation of the company's overall strategy as it relates to its acquisition efforts in the energy industry; and fl such other general assistance and advice that may be mutually agreed upon.

3. COMPENSATION. The incentive compensation to Lutz for entering into this Agreement and for the assistance and advice that he may render will be the issuance by Hunter of 200,000 shares of "qualified" common stock options with a term of five years and an exercise price of .1875 per share (attached hereto is the Stock Option Agreement; all the terms of which are incorporated herein as reference).

     Upon the completion and closing of transactions by Hunter, wherein Lutz performed "Duties" as outlined in this Agreement, compensation will be due and payable to Lutz. The form of compensation may include, but not be limited to, working interests, overriding royalty interests, net profits interest, and reversionary interests in the oil and gas properties acquired. Additionally, restricted common stock, restricted preferred stock, common stock options, etc., may be offered to Lutz as the form of compensation based upon the level of performance of Lutz's "Duties" as outlined herein. Lutz and Hunter's Chief Executive Officer will negotiate a fair and equitable form of compensation and submit same to Hunter's Board of Directors for review and approval.

     An example of a fee schedule typically paid on oil and gas transactions that are presented from and are the exclusive knowledge of the broker, is as follows:

            Purchase Price of Transaction                     Percent
            -----------------------------                     -------
            First Million Dollars                               3%
            Second Million Dollars                              2%
            Third Million Dollars                               1%
            In Excess of Three Million Dollars              1/2% of 1%

4. Office Space. Hunter will provide Lutz office space to be used at his discretion in its corporate headquarters presently located at 5100 North O'Connor Blvd., Suite 600, Irving, Texas 75039. Lutz will have access to a telephone for unlimited business purposes and the use of secretarial and support personnel from Hunter's existing staff of employees.

5. Expenses. Hunter will reimburse Lutz for Lutz's actual out-of-pocket expenses incurred in the performance of his consulting and advisory services which may include travel, hotels, meals, long distance charges, postage, printing, photocopying, courier services, messenger services, and other similar costs upon submission of appropriate documentation supporting such costs. Any cost in excess of One Thousand Dollars ($1,000.00) must be pre-approved by the Chief Executive Officer of Hunter or it shall not be subject to reimbursement in Hunter's discretion. Hunter understands that in some cases the provider of certain services and goods may ask for payment in advance and for some major disbursements, invoices from outside providers will be sent directly to Hunter. Approval of a budget for a particular project by Hunter shall be authorization to incur the expenses detailed in such budget.

6. Term. This Agreement shall be for a term of three (3) years unless sooner terminated as provided in Paragraph 7 below.

7.   Termination. This Agreement shall terminate:

     a) if there has been a material breach of this Agreement and such breach has not been cured by the alleged breaching party on or before thirty
          (30) days from the date of the receipt of a written notice from the non-breaching party detailing the breach;

     b) at the end of three (3) years of the date of this Agreement and any renewals and extension thereof;

     c)   resignation by Lutz;

     d) death or disability of Lutz to such an extent that he cannot perform the duties outlined in this Agreement.

     It is expressly understood by the parties hereto that any earned but unpaid compensation due to Lutz (as outlined in the Compensation Section) prior to the termination of this Agreement, shall inure to the benefit and shall be binding upon the successors and assigns of Lutz.

8. Accuracy of Information and Indemnification. Hunter agrees to timely furnish to Lutz truthful and accurate information in all respects. Hunter agrees to cooperate with Lutz in the performance of Lutz's consulting services. Hunter will have final approval of all brochures, offering memorandums. geological presentations, etc.

     In connection with this Agreement, Hunter, for itself and its subsidiaries hereby covenants and agrees to indemnify and hold harmless Lutz from and against any and all damage, claim or liability, as a result of any breach of this Agreement; provided that Hunter shall have no obligation to indemnify Lutz with respect to any act or omission of Lutz, that constitutes gross negligence or willful misconduct.

9. Conflicts of Interest. Lutz hereby agrees not to engage in the management of oil and gas properties, field consulting services or expert witness consulting or any other activity that in any way competes with Hunter or its subsidiaries without first obtaining the prior written approval of the Chief Executive Officer of Hunter during the term of this Agreement, which approval shall not be unreasonably withheld.

10.  Miscellaneous.

     a) Assignability. Unless otherwise agreed to in writing by both parties hereto, the rights, obligations and benefits established by this Agreement shall be nonassignable by either of the parties hereto and any such attempt of assignment shall be null and void and of no effect whatsoever.

     b) Board of Director Approval. This Agreement is subject to the approval of the Board of Directors of Hunter at the next scheduled Board of Directors meeting (presently scheduled for September 14, 1993). Compensation due to Lutz under Paragraph 3 will require the affirmative vote of the majority of the Board of Directors of Hunter at which time Lutz must abstain from voting.

     c) Entire Agreement. This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, and may not be changed except by a writing signed by the party against whom enforcement or discharge is sought.

     d) Waiver of Breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the other party.

     e) Construction of Language. The language used in this Agreement shall be construed as a whole according to its fair meaning, and not strictly for nor against either party

     f) Captions and Headings. The paragraph headings throughout this Agreement are for convenience and referenced only, and shall in no way be deemed to define, limit or add to the meaning of any provision of this Agreement.

     g) State Law. This Agreement, its interpretation, and its application shall be governed by the laws of the State of Texas.

     h) Counterparts. This Agreement may be executed in several counterparts, each of which shall be an original, and such counterparts shall together constitute one and the same instrument.

     i) Costs. In the event of any legal proceeding between any of the parties to enforce or defend the terms and rights set forth in this Agreement, the prevailing party or parties shall be paid all costs of such legal proceeding, including but not limited to, attorney fees by the other party or parties.

     j) Notices and Waivers. Any notice or waiver required or permitted to be given by the parties hereto shall be in writing and shall be deemed to have been given, when delivered, three (3) business days after being mailed by certified or registered mail, faced during regular business hours of the recipient and there is conformation of receipt, or sent by prepaid full rate telegram to the following addresses:

          To Lutz:          Mr. Matthew C. Lutz
                            604 Bellah
                            Irving, Texas 75062
                            Phone No. (214) 570-5904

          To Hunter         Mr. Gary C. Evans
                            President
                            Hunter Resources, Inc.
                            5100 N. O'Connor Blvd., Suite 600
                            Irving, TX 75039
                            Phone No. (214) 401-0752
                            Fax No. (214) 401-3111

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the day and year first above written notwithstanding the actual date of signatures.

MATTHEW C. LUTZ

By: /s/ Matthew C. Lutz
    -----------------------
    Matthew C. Lutz



HUNTER RESOURCES, INC.

By:  /s/ Gary C. Evans
    --------------------
    Gary C. Evans, President and
    Chief Executive Officer

STATE OF TEXAS
COUNTY OF DALLAS

BEFORE ME, the undersigned authority, on this day personally appeared GARY C. EVANS, President and Chief Executive Officer of Hunter Resources, Inc., a Pennsylvania Corporation, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he had executed the same for the purposes and consideration therein expressed. in the capacity therein stated, and as the act and deed of said corporation.

GIVEN UNDER MY HAND AND SEAL OF OFFICE. this the 22nd day of September. 1993.


/s/ Nicki J. Lutz
- -----------------
Notary Public in and for
the State of Texas


STATE OF TEXAS
COUNTY OF DALLAS

BEFORE ME, the undersigned authority, on this day personally appeared MATTHEW C. LUTZ, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that he had executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE, this the 22nd day of September, 1993.

/s/ Francis P. Evans
- ----------------------
Notary Public in and for
the State of Texas

                                  EXHIBIT 10.5

                                CREDIT AGREEMENT


     THIS CREDIT AGREEMENT (the "Agreement"), dated as of June 28, 1996, is among MAGNUM PETROLEUM, INC., a corporation duly organized and validly existing under the laws of the State of Nevada ("Borrower"), each of the banks or other lending institutions which is or which may from time to time become a signatory hereto or any successor or assignee thereof, WELLS FARGO BANK (TEXAS), NATIONAL ASSOCIATION, a national banking association, as an issuing bank (in such capacity, together with its successors in such capacity, an "Issuing Bank") and as agent for itself, the Co-Agent, the Issuing Banks and the other Banks (in such capacity, together with its successors in such capacity, the "Agent"), and BANQUE PARIBAS, as co-agent (in such capacity, the "Co-Agent").

                                R E C I T A L S:

     The Borrower has requested that the Banks extend credit to the Borrower in the form of (i) revolving credit advances and letters of credit not to exceed an aggregate principal amount of the lesser of the Borrowing Base (hereinafter defined) or $100,000,000 outstanding at any time, and (ii) a term loan in the principal amount of $8,000,000. The Banks are willing to make such extensions of credit to the Borrower upon the terms and conditions hereinafter set forth.

     NOW THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

     Section 1.1 Definitions. As used in this Agreement, the following terms have the following meanings:

               "Acquired Properties" means the real and personal property acquired by Borrower and one or more of the Guarantors pursuant to the Acquisition.

               "Acquisition"   means  the  acquisition  by  the  Borrower  or  a
          Guarantor of certain real and personal property from Meridian Oil Company.

               "Acquisition Documents" means all documents, instruments and agreements executed and delivered in connection with the Acquisition.

               "Additional Costs" has the meaning specified in Section 6.1.

               "Adjusted Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined by the Agent to be equal to the Eurodollar Rate for such Eurodollar Loan for


CREDIT AGREEMENT - Page 1
          such Interest Period divided by 1 minus the Reserve Requirement for such Eurodollar Loan for such Interest Period.

               "Affiliate" means, as to any Person, any other Person (a) that directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such Person; (b) that directly or indirectly beneficially owns or holds five percent or more of any class of voting stock of such Person; or (c) five percent or more of the voting stock of which is directly or indirectly beneficially owned or held by the Person in question. The term "control" means the possession, directly or indirectly, of the power to direct or cause direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, in no event shall the Agent, the Co-Agent, the Issuing Bank or any Bank be deemed an Affiliate of the Borrower or any of its Subsidiaries.

               "Agent Fee Letter" means the letter agreement dated June 27, 1996 between the Agent and the Borrower.

               "Applicable Base Rate Margin" means (i) 0% during any period in which the aggregate outstanding amount of Revolving Credit Loans is less than 75% of the Borrowing Base; or (ii) .25% during any period in which the aggregate outstanding amount of Revolving Credit Loans is greater than or equal to 75% of the Borrowing Base. The initial Applicable Base Rate Margin shall be .25%.

               "Applicable Eurodollar Margin" means (i) 1.5% during any period in which the aggregate outstanding amount of Revolving Credit Loans is less than 25% of the Borrowing Base; (ii) 1.75% during any period in which the aggregate outstanding amount of Revolving Credit Loans is greater than or equal to 25% but less than 50% of the Borrowing Base;
          (iii) 2.0% during any period in which the aggregate outstanding amount of Revolving Credit Loans is greater than or equal to 50% but less than 75% of the Borrowing Base; and (iv) 2.25% during any period in which the aggregate outstanding amount of Revolving Credit Loans is greater than or equal to 75% of the Borrowing Base. Notwithstanding the foregoing, during any period in which the Term Loans are outstanding, each Applicable Eurodollar Margin shall be increased by .25%. The initial Applicable Eurodollar Margin shall be 2.50%.

               "Applicable Lending Office" means for each Bank and each Type of Loan, the Lending Office of such Bank (or of an Affiliate of such Bank) designated for such Type of Loan below its name on the signature pages hereof or such other office of such Bank (or of an Affiliate of such Bank) as such Bank may from time to time specify to the Borrower and the Agent as the office by which its Loans of such Type are to be made and maintained.

               "Applicable   Rate"  means  the  Applicable   Revolving  Rate  or
          Applicable Term Rate, as the case may be.



CREDIT AGREEMENT - Page 2

               "Applicable Revolving Rate" means: (a) during the period that a Revolving Credit Loan is a Base Rate Loan, the Base Rate plus the Applicable Base Rate Margin; and (b) during the period that a Revolving Credit Loan is a Eurodollar Loan, the Adjusted Eurodollar Rate plus the Applicable Eurodollar Margin.

               "Applicable Term Rate" means with respect to the Term Loans: (a) during the period prior to November 1, 1996, the Base Rate plus 2.25%;
          (b) during the period commencing on November 1, 1996 until and including December 31, 1996, the Base Rate plus 3.0%; and (c) for each quarter thereafter commencing with the quarter ending March 31, 1997, the Base Rate plus 3.25%, which percentage shall increase by .25% per quarter.

               "Assignee" has the meaning assigned to it in Section 15.8(b).

               "Assigning  Bank"  has  the  meaning  assigned  to it in  Section
          15.8(b).

               "Assignment and Acceptance" means an assignment and acceptance entered into by a Bank and its assignee and accepted by the Agent pursuant to Section 15.8, in substantially the form of Exhibit "G" hereto.

               "Bank" means each bank or other lending institution that is or that may from time to time become a signatory hereto, any successor or assignee thereof and solely for the purposes of the Security Documents, any Person holding Swap Obligations of the Borrower that was previously a signatory to this Agreement.

               "Base Rate" means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greater of
          (a) the Prime Rate in effect on such day, or (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. For purposes hereof: "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect at its Principal Office; and "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Agent from three federal funds brokers of recognized standing selected by it. If for any reason the Agent determines (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate, for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms hereof, the Base Rate shall be determined without regard to clause (b) of the first sentence of this definition, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.



CREDIT AGREEMENT - Page 3

               "Base Rate Loans" means Loans the interest rates on which are determined on the basis of the rates referred to in the definition of "Base Rate" in this Section 1.1.

               "Beneficial Owner" shall be determined in accordance with Rules 13d-3 and 13d-5 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended and as it may be amended from time to time, or any successor provision thereto, except that a Person shall be deemed to have "beneficial ownership" of all shares that such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time.

               "Borrower  Pledge  Agreement"  means the Pledge  Agreement of the
          Borrower in favor of the Agent for the benefit of itself, the Co-Agent, the Banks and the Issuing Banks, in substantially the form of Exhibit "D-1" hereto, as the same may be amended, supplemented, or modified.

               "Borrowing Base" means an amount of indebtedness which can be adequately supported by the value of oil and gas reserves and assets, contracts and throughput attributable to the Mortgaged Properties owned by Borrower and its Subsidiaries in which the Agent holds a perfected, first priority Lien, the values of which shall be determined and redetermined by the Banks, in the exercise of their sole discretion, in accordance with the terms hereof and their customary practices and standards for the valuation of similar property. The initial Borrowing Base shall be $40,000,000.

               "Borrowing Base Deficiency" means as of any date, that the aggregate outstanding Revolving Credit Loans plus the Letter of Credit Liabilities exceed the Borrowing Base as determined by the Banks pursuant to Section 2.8 and as reduced from time to time pursuant to Sections 2.8(c) and 5.5(b).

               "Borrowing Base Deficiency Rate" means, the lesser of (a) the Maximum Rate, or (b) the Applicable Rate in effect from day to day, plus two percent.

               "Borrowing Base Reduction Amount" means (a) prior to May 1, 1997, $1,500,000, and (b) commencing on May 1, 1997 and thereafter, $1,250,000.

               "Business Day" means (a) a day other than Saturday, Sunday or day on which commercial banks in Dallas or Houston, Texas are not authorized or required to close, and, (b) with respect to all borrowings, payments, Conversions, Continuations, Interest Periods, and notices in connection with Eurodollar Loans, any day which is a Business Day described in clause (a) above and which is also a day on which dealings in Dollar deposits are carried out in the London interbank market.

               "Capital Lease Obligations" means, as to any Person, the obligations of such Person to pay rent or other amounts under a lease of (or other agreement conveying the right to use) real and/or personal property, which obligations are required to be classified and accounted for as a capital lease on a balance sheet of such Person under GAAP. For


CREDIT AGREEMENT - Page 4
          purposes  of  this  Agreement,   the  amount  of  such  Capital  Lease
          Obligations shall be the capitalized amount thereof, determined in accordance with GAAP.

               "Change in Control" shall mean an occurrence where (a) any Person, or any Persons acting together in a manner which would constitute a "group" (a "Group") for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended and as it may be amended from time to time, or any successor provision thereto, together with any Affiliates thereof, (i) become the Beneficial Owners of capital stock of the Borrower through a purchase, merger or other acquisition transaction, entitling such Person or Persons and its or their Affiliates to exercise more than 50% of the total voting power of all classes of the Borrower's capital stock entitled to vote generally in the election of directors or (ii) shall succeed in having sufficient of its or their nominees who are not supported by a majority of the then current board of directors of the Borrower elected to the board of directors of the Borrower such that such nominees, when added to any existing directors remaining on the board of directors of the Borrower after such election who are Affiliates of or acting in concert with any such Persons, shall constitute a majority of the board of directors of the Borrower, (b) a plan is adopted relating to the liquidation or dissolution of the Borrower, (c) the Borrower shall consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person other than a Subsidiary, or any other Person shall consolidate with or merge into the Borrower (other than, in the case of this clause (c), pursuant to any consolidation or merger where Persons who are Beneficial Owners of the Borrower's capital stock entitled to vote generally in the election of directors immediately prior thereto become the Beneficial Owners of shares of capital stock of the surviving corporation entitling such Persons to exercise more than 50% of the total voting power of all classes of such surviving corporation's capital stock entitled to vote generally in the election of directors or persons holding similar positions), (d) Gary C. Evans shall fail to own 10% or more of the outstanding capital stock of Borrower entitling him to exercise at least 10% of the total voting power of all classes of the Borrower's capital stock entitled to vote generally in the election of directors, or (e) a material change in the management of the Borrower shall occur. Without limiting the foregoing, a material change in management of the Borrower shall be deemed to have occurred if Gary C. Evans ceases to be actively involved in the day to day management of the Borrower.

               "Closing Date" means the date on which the closing of the loan transactions contemplated by this Agreement occurs.

               "Co-Agent Fee Letter" means the letter agreement dated June 27, 1996, between the Co-Agent and the Borrower.

               "Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated and rulings issued thereunder.

               "Collateral" has the meaning specified in Section 7.1.



CREDIT AGREEMENT - Page 5

               "Commitments" means, as to each Bank, its Revolving Credit Commitment and its Term Loan Commitment.

               "Consolidated Current Assets" means, at any particular time, all amounts which in conformity with GAAP, would be included as current assets on a consolidated balance sheet of the Borrower.

               "Consolidated Current Liabilities" means, at any particular time, all amounts which, in conformity with GAAP, would be included as liabilities on a consolidated balance sheet of the Borrower; provided, however, that the current portion of long-term Debt shall be excluded from the calculation of current liabilities.

               "Consolidated EBITDA" means, for any period, the sum of the following for the Borrower determined on a consolidated basis in accordance with GAAP and without duplication: (i) Consolidated Net Income for such period before provision for income taxes, plus (ii) depreciation, depletion, amortization and other non-cash charges, which in determining Consolidated Net Income for such period were deducted from gross income, plus (iii) Interest Expense for such period.

               "Consolidated Interest Coverage Ratio" means, at any particular time, the ratio of (a) Consolidated EBITDA to (b) Interest Expense.

               "Consolidated Net Income" means, for any period, the consolidated net income of Borrower and its Subsidiaries for such period determined in accordance with GAAP provided that there shall be excluded therefrom: (a) any net income (or net loss) of any Person in which Borrower has an ownership interest other than the Subsidiaries, except to the extent that any such income has actually been received by the Borrower in the form of cash dividends or similar distributions; (b) any net gains on the sale or other disposition, not in the ordinary course of business, of investments and other capital assets, provided that there shall also be excluded any related charges for taxes thereon and other costs associated with the sale or other disposition thereof; and (c) any net gain arising from the collection of proceeds of any insurance policy.

               "Consolidated  Net Worth"  means,  at any  particular  time,  all
          amounts  which,  in  conformity  with  GAAP,   would  be  included  as
          stockholders' equity on a consolidated balance sheet of the Borrower.

               "Consolidated Tangible Net Worth" means, at any particular time, all amounts which, in conformity with GAAP, would be included as Consolidated Net Worth; provided, however, there shall be excluded therefrom: (a) any amount at which shares of capital stock of the Borrower appear as an asset on the Borrower's balance sheet, (b) goodwill, including any amounts, however designated, that represent the excess of the purchase price paid for assets or stock over the value assigned thereto, (c) patents, trademarks, trade names, and copyrights, (d) deferred expenses (excluding bank related fees and expenses), (e) loans and advances, other than travel and expense related advances to any stockholder, director, officer, or employee of the Borrower or any Affiliate of the


CREDIT AGREEMENT - Page 6

          Borrower not made in the ordinary course of business, and (f) all other assets which are properly classified as intangible assets.

               "Contingent Liabilities" means, as applied to any Person, those direct or indirect liabilities of that Person with respect to any Debt, lease, dividend, letter of credit or other obligation (the "primary obligations") of another Person (the "primary obligor"), including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase, repurchase or otherwise acquire such primary obligations or any property constituting direct or indirect security therefor, or (b) to advance or provide funds (i) for the payment or discharge of any such primary obligation, or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary obligation, or (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof. The amount of any Contingent Liabilities shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Liabilities are made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

               "Continue," "Continuation," and "Continued" shall refer to the continuation pursuant to Section 5.2 of a Eurodollar Loan as a Eurodollar Loan from one Interest Period to the next Interest Period.

               "Convert,"   "Conversion,"  and  "Converted"  shall  refer  to  a
          conversion pursuant to Section 5.2 or Article VI of one Type of Loan into another Type of Loan.

               "Current Ratio" means, at any particular time, the ratio of Consolidated Current Assets to Consolidated Current Liabilities.

               "Debt" means as to any Person at any time (without  duplication):
          (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, notes, debentures, or other similar instruments, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable of such Person arising in the ordinary course of business that are not past due by more than 90 days, (d) all Capital Lease Obligations of such Person, (e) all obligations secured by a Lien existing on property owned by such Person, whether or not the obligations secured thereby have been assumed by such Person or are non-recourse to the credit of such Person, (f) all Contingent Liabilities and all reimbursement obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bankers' acceptances, surety or other bonds and similar instruments, and (g) all liabilities of such Person in respect of unfunded vested benefits under any Plan.

               "Default" means an Event of Default or the occurrence of an event or condition which with notice or lapse of time or both would become an Event of Default.


CREDIT AGREEMENT - Page 7

               "Default Rate" means the lesser of (i) the Maximum Rate, or (ii) the sum of the Applicable Revolving Rate or Applicable Term Rate, as the case may be, in effect from day to day, plus two percent.

               "Determination Date" means each January 1, April 1, July 1 and October 1 of each year, commencing October 1, 1996.

               "Dollars" and "$" mean lawful money of the United States of America.

               "Eligible Assignee" means any commercial bank, savings and loan association, savings bank, finance company, insurance company, pension fund, mutual fund, or other financial institution (whether a corporation, partnership, or other entity) approved by the Agent, which approval shall not be unreasonably withheld or delayed, and unless an Event of Default has occurred and is continuing, reasonably approved by Borrower to the extent required in Section 15.8, such approval by Borrower not to be unreasonably withheld or delayed.

               "Engineering   Reports"  shall  have  the  meaning  specified  in
          subsection 2.8(a).

               "Environmental Laws" means any and all federal, state, and local laws, regulations, and requirements pertaining to health, safety, or the environment, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. ss. 9601 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. ss. 6901 et seq., the Occupational Safety and Health Act, 29 U.S.C. ss. 651 et seq., the Clean Air Act, 42 U.S.C. ss. 7401 et seq., the Clean Water Act, 33 U.S.C. ss. 1251 et seq., and the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., as such laws, regulations, and requirements may be amended or supplemented from time to time.

               "Environmental Liabilities" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs, and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, expert and consulting fees and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, by any Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including any Environmental Law, permit, order or agreement with any Governmental Authority or other Person, arising from environmental, health or safety conditions or the Release or threatened Release of a Hazardous Material into the environment, resulting from the past, present, or future operations of such Person or its Affiliates.

               "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations and published interpretations thereunder.

               "ERISA Affiliate" means any corporation or trade or business which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the


CREDIT AGREEMENT - Page 8

          Code) as the Borrower or is under common control (within the meaning of Section 414(c) of the Code) with the Borrower.

               "Eurodollar Loans" means Loans the interest rates on which are determined on the basis of the rates referred to in the definition of "Adjusted Eurodollar Rate" in this Section 1.1.

               "Eurodollar Rate" means, for any Eurodollar Loan for any Interest Period therefor, the rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) at which the Reference Bank is offered Dollar deposits at or about 10:00 A.M., New York City time, two Business Days prior to the first day of such Interest Period in the interbank eurodollar market where the eurodollar and foreign currency and exchange operations in respect of its Eurodollar Loans are then being conducted for delivery on the first day of such Interest Period for a number of days comprised therein and in an amount comparable to the principal amount of the Eurodollar Loan to which such Interest Period relates.

               "Event of Default" has the meaning specified in Section 13.1.

               "Excluded Subsidiaries" means Cushing Disposal, Inc. and Hunter Butcher International Limited Liability Company.

               "Federal  Funds  Rate"  means,  for any day,  the rate per  annum
          (rounded upwards, if necessary, to the nearest 1/16 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published on such next succeeding Business Day, the Federal Funds Rate for any day shall be the average rate charged to Wells Fargo on such day on such transactions as determined by the Agent.

               "GAAP" means generally accepted accounting principles, applied on a consistent basis, as set forth in Opinions of the Accounting
          Principles Board of the American Institute of Certified Public Accountants and/or in statements of the Financial Accounting Standards Board and/or their respective successors and which are applicable in the circumstances as of the date in question. Accounting principles are applied on a "consistent basis" when the accounting principles applied in a current period are comparable in all material respects to those accounting principles applied in a preceding period.

               "Gas Gathering Systems" means those certain gas gathering systems consisting of all equipment, assets, rights-of-way, surface leases, contracts and related assets more particularly described on Schedule
          1.1 attached hereto.



CREDIT AGREEMENT - Page 9

               "Governmental Authority" means any nation or government, any state or political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

               "Guarantor" means each present and future Subsidiary (other than the Excluded Subsidiaries) of Borrower.

               "Hazardous Material" means any substance, product, waste, pollutant, material, chemical, contaminant, constituent, or other material which is or becomes listed, regulated, or addressed under any Environmental Law, including, without limitation, asbestos, petroleum, and polychlorinated biphenyls.

               "Hydrocarbons" means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, carbon dioxide, liquid hydrocarbons, gaseous hydrocarbons, and all other minerals, and all products obtained, refined or processed therefrom.

               "Interest Expense" means, for any period, all interest on Debt (including the interest portion of payments under Capital Lease Obligations and any capitalized interest) of Borrower and its Subsidiaries (determined on a consolidated basis) paid or accrued during such period, provided that there shall be added to "Interest Expense" any fees or commissions payable in connection with any letters of credit during such period.

               "Interest Period" means, with respect to any Eurodollar Loan, each period commencing on the date such Loan is made or Converted from a Base Rate Loan or, in the case of each subsequent, successive Interest Period applicable to a Eurodollar Loan, the last day of the next preceding Interest Period with respect to such Loan, and ending on the numerically corresponding day in the first, second or third calendar month thereafter, as the Borrower may select as provided in
          Section 5.1 or 5.2 hereof, except that each such Interest Period which commences on the last Business Day of a calendar month (or on any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month.

          Notwithstanding the foregoing: (a) each Interest Period which would otherwise end on a day which is not a Business Day shall end on the next succeeding Business Day (or, if such succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day); (b) any Interest Period which would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date; (c) no more than six Interest Periods for Eurodollar Loans shall be in effect at the same time; (d) no Interest Period for any Eurodollar Loans shall have a duration of less than one month and, if the Interest Period for any Eurodollar Loans would otherwise be a shorter period, Eurodollar Loans shall not be available hereunder; and (e) no Interest Period may extend beyond a principal repayment date unless, after giving effect thereto, the aggregate principal amount of the Eurodollar Loans having Interest Periods that end after such principal payment date shall be equal to or less than the Loans to be outstanding hereunder after such principal payment date.


CREDIT AGREEMENT - Page 10

               "Issuing Bank" means, with respect to any Letter of Credit, Wells Fargo or any of its Affiliates or, with the approval of the Agent, any other Bank which chooses to be an Issuing Bank hereunder, in its capacity as issuer of each Letter of Credit, and any successor Issuing Bank appointed pursuant to the terms of Section 4.9.

               "L/C Application" has the meaning specified in Section 4.1.

               "L/C Documents" has the meaning specified in Section 4.1.

               "LC Participation" means, with respect to any Bank at any time, the amount of the participating interest held by such Bank in respect of a Letter of Credit.

               "Letter of Credit" means any standby letter of credit issued by an Issuing Bank for the account of the Borrower pursuant to Article IV.

               "Letter of Credit Liabilities" means, at any time, the aggregate face amounts of all outstanding Letters of Credit.

               "Letter  of  Credit  Request  Form"  means  a   certificate,   in
          substantially the form of Exhibit "C" hereto, properly completed and signed by the Borrower requesting issuance of a Letter of Credit.

               "Lien" means any lien, mortgage, security interest, tax lien, financing statement, pledge, charge, hypothecation, assignment, preference, priority, or other encumbrance of any kind or nature whatsoever (including, without limitation, any conditional sale or title retention agreement), whether arising by contract, operation of law, or otherwise.

               "Loan Documents" means this Agreement and all promissory notes, security agreements, pledge agreements, deeds of trust, mortgages, fee letters, assignments, guaranties, letters of credit, letter of credit applications and other instruments, documents, and agreements executed and delivered pursuant to or in connection with this Agreement, as such instruments, documents, and agreements may be amended, modified, renewed, extended, or supplemented from time to time.

               "Loan Request Form" means a certificate, in substantially the form of Exhibit "B" hereto, properly completed and signed by the Borrower requesting a Loan.

               "Loans" means the Revolving Credit Loans and the Term Loans.

               "Majority Banks" means at any time while no Loans or Letter of Credit Liabilities are outstanding, Banks having at least 50% of the aggregate amount of the Commitments and, at any time while Loans or Letter of Credit Liabilities are outstanding, Banks holding at least 50% of the outstanding aggregate principal amount of the Loans and LC Participations.



CREDIT AGREEMENT - Page 11

               "Material Subsidiary" means each Subsidiary that is designated as a "Material Subsidiary" on Schedule 9.14 attached hereto and any direct or indirect Subsidiary of Borrower that the Agent hereafter designates by written notice to the Borrower as a "Material Subsidiary."

               "Maximum Rate" means, at any time and with respect to any Bank, the maximum rate of interest under applicable law that such Bank may charge the Borrower. The Maximum Rate shall be calculated in a manner that takes into account any and all fees, payments, and other charges in respect of the Loan Documents that constitute interest under applicable law. Each change in any interest rate provided for herein based upon the Maximum Rate resulting from a change in the Maximum Rate shall take effect without notice to the Borrower at the time of such change in the Maximum Rate. For purposes of determining the Maximum Rate under Texas law, the applicable rate ceiling shall be the indicated rate ceiling described in, and computed in accordance with,
          Article 5069-1.04, Vernon's Texas Civil Statutes.

               "Mortgaged Properties" means all right, title and interest of Borrower and its Subsidiaries in and to (i) the Oil and Gas Properties identified on Schedule 1.1(a) hereof and such other Oil and Gas Properties as may from time to time become subject to the terms of this Agreement or any Security Document; and (ii) the Gas Gathering Systems and such other assets and properties as may from time to time become subject to this Agreement or any Security Document.

               "Multiemployer Plan" means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

               "Net Cash Proceeds" means in connection with any issuance by the Borrower or any of its Subsidiaries of equity or debt securities or instruments or the incurrence of other loans other than as permitted by Section 11.1, the cash proceeds received from such issuance, net of all reasonable investment banking fees, legal fees, accountants' fees, underwriting discounts and commissions and other customary fees and expenses, actually incurred and satisfactorily documented in connection therewith.

               "New Properties" shall have the meaning specified in subsection 5.5(d) hereof.

               "Notes" means the Revolving Credit Notes and the Term Notes.

               "Obligated Party" means any Person who is or becomes party to any agreement that guarantees or secures payment and performance of the Obligations or any part thereof.

               "Obligations"   means   all  (a)   Swap   Obligations,   and  (b)
          obligations, indebtedness, and liabilities of the Borrower to the Agent, the Co-Agent, the Issuing Banks and the Banks, or any of them, arising pursuant to any of the Loan Documents, now existing or hereafter arising, whether direct, indirect, related, unrelated, fixed, contingent, liquidated,


CREDIT AGREEMENT - Page 12
          unliquidated, joint, several, or joint and several, including, without limitation, the obligations, indebtedness, and liabilities of the Borrower under this Agreement and the other Loan Documents (including, without limitation, all of Borrower's contingent reimbursement obligations in respect of Letters of Credit), and all interest accruing thereon and all attorneys' fees and other expenses incurred in the enforcement or collection thereof.

               "Oil and Gas Properties"  means and includes,  collectively,  (a)
          all Hydrocarbons prior to severance, and all leases, licenses and other contracts or arrangements granting interests in Hydrocarbons or proceeds of Hydrocarbons prior to severance, including without limitation all fee mineral interests, oil, gas and other minerals, leases, subleases, farmouts, royalties, overriding royalties, net profits interests, production payments and similar mineral interests, and all unsevered oil, gas, and other minerals in, under or attributable to any of the foregoing properties and interests, (b) all leases, licenses and other contracts or arrangements granting rights to explore for Hydrocarbons on or under partially or completely undeveloped acreage, and (c) all oil wells, gas wells, injection wells and other wells and all production therefrom.

               "Operating   Lease"   means  any  lease   (other   than  a  lease
          constituting a Capital Lease Obligation) of real or personal property.

               "Payment  Notice" means a request for payment  given  pursuant to
          Section 5.5 hereof.

               "Payor" has the meaning assigned to it in Section 5.8.

               "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to all or any of its functions under ERISA.

               "Permitted Debt" has the meaning specified in Section 11.1.

               "Permitted Liens" has the meaning specified in Section 11.2.

               "Person"  means  any  individual,  corporation,  business  trust,
          association,   company,   partnership,   joint  venture,  Governmental
          Authority, or other entity.

               "Plan" means any employee benefit or other plan established or maintained by the Borrower or any ERISA Affiliate and which is covered by Title IV of ERISA.

               "Principal Office" means the principal office of the Agent, presently located at 1000 Louisiana, Houston, Texas 77002.

               "Prohibited  Transaction"  means  any  transaction  set  forth in
          Section 406 of ERISA or Section 4975 of the Code.



CREDIT AGREEMENT - Page 13

               "Quarterly Payment Date" means the last day of each March, June, September and December of each year, the first of which shall be September 30, 1996.

               "Reference Bank" means Wells Fargo.

               "Register" has the meaning assigned to it in Section 15.8(d).

               "Regulation D" means Regulation D of the Board of Governors of the Federal Reserve System as the same may be amended or supplemented from time to time.

               "Regulatory  Change" means,  with respect to any Bank, any change after the date of this Agreement in United States federal, state, or foreign laws or regulations (including Regulation D) or the adoption or making after such date of any interpretations, directives, or requests applying to a class of banks including such Bank of or under any United States federal or state, or any foreign laws or regulations (whether or not having the force of law) by any court or governmental or monetary authority charged with the interpretation or administration thereof.

               "Release" means, as to any Person, any release, spill, emission, leaking, pumping, injection, deposit, disposal, disbursement, leaching, or migration of Hazardous Materials into the indoor or outdoor environment or into or out of property owned by such Person, including, without limitation, the movement of Hazardous Materials through or in the air, soil, surface water, ground water, or property.

               "Remedial Action" means all actions required to (a) clean up, remove, treat, or otherwise address Hazardous Materials in the indoor or outdoor environment, (b) prevent the Release or threat of Release or minimize the further Release of Hazardous Materials so that they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, or (c) perform pre-remedial studies and investigations and post-remedial monitoring and care.

               "Reportable Event" means any of the events set forth in Section 4043 of ERISA.

               "Required Banks" means at any time while no Loans or Letter of Credit Liabilities are outstanding, Banks having at least 66-2/3% of the aggregate amount of the Commitments and, at any time while Loans or Letter of Credit Liabilities are outstanding, Banks holding at least 66-2/3% of the outstanding aggregate principal amount of the Loans and LC Participations.

               "Required Payment" has the meaning assigned to it in Section 5.8.

               "Reserve Requirement" means, for any Eurodollar Loan for any Interest Period therefor, the average maximum rate at which reserves
          (including any marginal, supplemental or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System in New York City with deposits exceeding $1,000,000,000 against "Eurocurrency Liabilities" as such


CREDIT AGREEMENT - Page 14
          term is used in Regulation D. Without limiting the effect of the foregoing, the Reserve Requirement shall reflect any other reserves required to be maintained by such member banks by reason of any Regulatory Change against (i) any category of liabilities which includes deposits by reference to which the Adjusted Eurodollar Rate is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Loans.

               "Revolving Credit Commitment" means, as to each Bank, the obligation of such Bank to make Revolving Credit Loans and purchase participations in Letters of Credit pursuant to Section 4.1 in an aggregate principal amount at any one time outstanding up to but not exceeding the amount set forth opposite the name of such Bank on the signature pages hereof under the heading "Revolving Credit
          Commitment," or in the Assignment and Acceptance pursuant to which such Bank assumed its Revolving Credit Commitment, as applicable as the same may be (a) reduced pursuant to Section 2.7 or terminated pursuant to Section 2.7 or 13.2 and (b) reduced or increased from time to time pursuant to assignments by or to such Bank pursuant to Section 15.8.

               "Revolving Credit Loan" means, as to each Bank, the loans to be made by such Bank pursuant to Section 2.1.

               "Revolving Credit Note" means a promissory note of the Borrower payable to the order of a Bank, in substantially the form of Exhibit "A-1" hereto, and all extensions, renewals, and modifications thereof and all substitutions therefor.

               "Revolving Credit Termination Date" means 11:00 A.M. Houston, Texas time on June 30, 2001, or such earlier date and time on which the Revolving Credit Commitments terminate as provided in this Agreement.

               "RICO" means the Racketeer Influenced and Corrupt Organization Act of 1970, as amended from time to time.

               "Security Documents" means all mortgages, deeds of trust, security agreements, guaranties, assignments of production and financing statements or such other instruments securing or ensuring payment and performance of the Obligations or any part thereof, as the same may be amended, supplemented, or modified from time to time.

               "Subsidiary" means any corporation, partnership, joint venture, business trust or other legal entity in which the Borrower, either directly or indirectly through one or more intermediaries, owns or holds beneficial or record ownership of a majority of the outstanding voting securities or equity interests therein.

               "Subsidiary Guaranty Agreement" means the Guaranty Agreement of the Subsidiaries (other than the Excluded Subsidiaries) in favor of the Agent for the benefit of itself, the Co-Agent, the Banks and the Issuing Banks, in substantially the form of Exhibit "E" hereto, as the same may be amended, supplemented, or modified.



CREDIT AGREEMENT - Page 15

               "Subsidiary Pledge Agreement" means the Pledge Agreement of the Subsidiaries (other than the Excluded Subsidiaries) in favor of the Agent for the benefit of itself, the Co-Agent, the Banks and the Issuing Banks, in substantially the form of Exhibit "D-2" hereto, as the same may be amended, supplemented, or modified.

               "Swap Obligations" shall mean any indebtedness, obligations and liabilities owed by the Borrower to any Bank arising under financial interest swap agreements entered into by Borrower to lock in interest rates payable under this Agreement or commodity swap agreements or similar contractual arrangements intended to hedge market price fluctuations and interest rates applicable to this Agreement or crude oil, natural gas or other Hydrocarbons; provided that (i) no such commodity swap agreement shall be entered into which would require Borrower to deliver, or make cash settlement payments based upon quantities of Hydrocarbons which, in the aggregate for all such agreements, would exceed 75% of the estimated production during the term of such agreements from that portion of the Mortgaged Properties consisting of proved developed producing reserves, and (ii) such contracts shall not have a maturity exceeding two years, without the prior consent of the Required Banks.

               "Term Loan" means, as to each Bank, the term loan to be made by such Bank pursuant to Section 3.1.

               "Term Loan Commitments" means, as to each Bank, the obligation of such Bank to make a Term Loan hereunder in the principal amount set forth opposite the name of such Bank on the signature pages hereto under the heading "Term Loan Commitment," or on the signature pages of an Assignment and Acceptance, as applicable.

               "Term Note" means a promissory note of the Borrower payable to the order of a Bank, in substantially the form of Exhibit "A-2" hereto, and all extensions, renewals, and modifications thereof and all substitutions therefor.

               "Type" means any type of Loan (i.e., Base Rate Loan or Eurodollar
          Loan).

               "UCC" means the Uniform Commercial Code as in effect in the State of Texas.

               "Wells Fargo" means Wells Fargo Bank, National Association.

     Section 1.2 Other Definitional Provisions. All definitions contained in this Agreement are equally applicable to the singular and plural forms of the terms defined. The words "hereof," "herein," and "hereunder" and words of similar import referring to this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all Article and Section references pertain to this Agreement. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. Terms used herein that are defined in the UCC, unless otherwise defined herein, shall have the meanings specified in the UCC.



CREDIT AGREEMENT - Page 16

                                   ARTICLE II

                             Revolving Credit Loans

         Section 2.1 Revolving Credit Commitments. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make one or more Revolving Credit Loans to the Borrower from time to time from the date hereof to and including the Revolving Credit Termination Date in an aggregate principal amount at any time outstanding up to but not exceeding the amount of such Bank's Revolving Credit Commitment as then in effect, provided that the aggregate amount of all Revolving Credit Loans at any time outstanding shall not exceed the lesser of (i) the aggregate amount of the Revolving Credit Commitments minus the outstanding Letter of Credit Liabilities or (ii) the Borrowing Base (as reduced from time to time by the Borrowing Base Reduction Amount or otherwise pursuant to the terms of this Agreement) minus the outstanding Letter of Credit Liabilities. Subject to the foregoing limitations, and the other terms and provisions of this Agreement, the Borrower may borrow, repay, and reborrow hereunder the amount of the Revolving Credit Commitments by means of Base Rate Loans and Eurodollar Loans and, until the Revolving Credit Termination Date, the Borrower may Convert Loans of one Type into Loans of another Type. Loans of each Type made by each Bank shall be made and maintained at such Bank's Applicable Lending Office for Loans of such Type.

         Section 2.2 Revolving Credit Notes. The obligation of the Borrower to repay each Bank for Revolving Credit Loans made by such Bank and interest thereon shall be evidenced by a Revolving Credit Note executed by the Borrower, payable to the order of such Bank, in the principal amount of such Bank's Revolving Credit Commitment, and dated the date hereof or such later date as may be required with respect to transactions contemplated by Section 15.8.

         Section 2.3 Repayment of Revolving Credit Loans. The Borrower shall repay the unpaid principal amount of all Revolving Credit Loans on the Revolving Credit Termination Date.

         Section 2.4 Interest. The unpaid principal amount of the Revolving Credit Loans shall bear interest at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Revolving Rate. If at any time the Applicable Revolving Rate for any Revolving Credit Loan shall exceed the Maximum Rate, thereby causing the interest accruing on such Revolving Credit Loan to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Revolving Rate for such Revolving Credit Loan shall not reduce the rate of interest on such Revolving Credit Loan below the Maximum Rate until the aggregate amount of interest accrued on such Revolving Credit Loan equals the aggregate amount of interest which would have accrued on such Revolving Credit Loan if the Applicable Revolving Rate had at all times been in effect. Accrued and unpaid interest on the Revolving Credit Loans shall be due and payable as follows:



CREDIT AGREEMENT - Page 17

               (i) in the case of Base Rate Loans, on each Quarterly Payment Date and on the Revolving Credit Termination Date;

               (ii) in the case of each Eurodollar Loan, on the last day of the Interest Period with respect thereto or in the case of any Interest Period that exceeds three months, on the last day of the third month of the Interest Period and on the last day of the Interest Period with respect thereto;

               (iii) upon the payment or prepayment of any Revolving Credit Loan or the Conversion of any Loan to a Loan of another Type (but only on the principal amount so paid, prepaid, or Converted); and

               (iv) on the Revolving Credit Termination Date.

Notwithstanding the foregoing, any outstanding principal of any Revolving Credit Loan and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

         Section 2.5 Use of Proceeds. The proceeds of Revolving Credit Loans shall be used by the Borrower to refinance outstanding Debt owed to Wells Fargo, finance oil and gas reserve acquisitions, develop property, support working capital and for general corporate purposes.

         Section 2.6 Commitment Fee. The Borrower agrees to pay to the Agent for the account of each Bank a commitment fee on the daily average unused portion of the amount available under such Bank's Revolving Credit Note pursuant to the Borrowing Base (as reduced from time to time by the applicable Borrowing Base Reduction Amount or otherwise pursuant to the terms of this Agreement) for the period from and including the date of this Agreement to and including the Revolving Credit Termination Date, at the rate of one-half percent per annum based on a 360 day year and the actual number of days elapsed. Accrued commitment fee shall be payable in arrears on each Quarterly Payment Date and on the Revolving Credit Termination Date.

         Section 2.7 Reduction or Termination of Revolving Credit Commitments. The Borrower shall have the right to terminate in whole or reduce in part the available Borrowing Base or the unused portion of the Revolving Credit Commitments upon at least three Business Days' prior notice (which notice shall be irrevocable) to the Agent specifying the effective date thereof, whether a termination or reduction is being made, and the amount of any partial reduction, provided, however, the Revolving Credit Commitment shall never be reduced below an amount equal to the outstanding Letter of Credit Liabilities. Each partial reduction shall be in the amount of $1,000,000 or an integral multiple thereof and the Borrower shall simultaneously prepay the amount by which the unpaid principal amount of the Revolving Credit Loans plus the outstanding Letter of Credit Liabilities exceeds the lesser of (i) an amount equal to the Borrowing Base, or (ii) the Revolving Credit Commitments (after giving effect to such


CREDIT AGREEMENT - Page 18
notice) plus accrued and unpaid interest on the principal amount so prepaid. The Borrowing Base and/or the Commitments may not be reinstated after they have been terminated or reduced.

         Section 2.8       Borrowing Base.

                  (a) The Borrowing Base shall be cumulative of all other limitations contained in this Agreement and the other Loan Documents. During the period from the Closing Date until the initial Determination Date, the Borrowing Base shall be $40,000,000. The Borrowing Base shall be redetermined quarterly on each Determination Date, commencing
         October 1, 1996. Upon delivery of the engineering reserve evaluation reports required by subsections 10.1(l) and (m) (collectively, the "Engineering Reports") and such other reports, data and supplemental information as may, from time to time, be reasonably requested by the Agent and the Banks, together with a certificate from the chief financial officer of Borrower that, to the best of such officer's knowledge, after making due inquiry (A) the factual information upon which such Engineering Reports are based is true and correct, (B) the certificate identifies the Properties covered by the Engineering Reports that have not been previously included in any prior Engineering Report, and (C) no Mortgaged Properties have been sold since the last Determination Date, on each Determination Date or on such other date as otherwise permitted hereunder, the Agent shall redetermine the Borrowing Base in accordance with its customary practices and standards for loans secured by similar types of property. Within 45 days of its receipt of the Engineering Reports, the Agent shall provide such redetermined Borrowing Base in writing to the Banks. Within ten days after their receipt of such information, the Banks shall give the Agent written notice of whether the Banks approve of the Agent's proposed Borrowing Base. If, for any reason, all of the Banks do not approve of the proposed Borrowing Base, the Agent and the Banks shall consult with one another to determine the Borrowing Base that will be approved by all of the Banks. The Borrowing Base established pursuant to this subsection shall be effective as of the ensuing Determination Date and shall remain in effect until it is subsequently redetermined pursuant to this subsection 2.8(a) or subsection 2.8(b) or is adjusted pursuant to subsection 2.8(c).

                  (b) In addition to the determinations of the Borrowing Base required pursuant to subsection 2.8(a), special determinations thereof may be made for any reason (but not more than once during any twelve month period by Majority Banks and once by the Borrower unless the redetermination is being requested by the Borrower in connection with the repayment of the Term Loan prior to December 31, 1996 in which case, the Borrower may request two special determinations in a twelve-month period) at the option of either (i) the Borrower or (ii) Majority Banks. To request a special determination of the Borrowing Base, the Person requesting such determination shall provide the Agent and the Borrower with a written request of such determination. Any such special determination of the Borrowing Base shall be made by the Banks in consultation with one another using their customary standards for oil and gas lending and shall be based upon the most recent Engineering Reports delivered to the Banks by the Borrower and such other reports and data as the Banks may reasonably request. The Agent shall notify the Borrower of the redetermined Borrowing Base within forty-five days of the Agent's


CREDIT AGREEMENT - Page 19
         receipt of the special determination request and the redetermined Borrowing Base shall be effective upon such notification.

                  (c) The Borrowing Base shall automatically reduce by the Borrowing Base Reduction Amount, effective as of the first day of each November, February, May and August of each year commencing on November 1, 1996 until and including the Revolving Credit Termination Date.

                                   ARTICLE III

                                   Term Loans

         Section 3.1 Commitments. Subject to the terms and conditions of this Agreement, each Bank severally agrees to make a Term Loan to the Borrower in the amount of such Bank's Term Loan Commitment in a single advance on or before June 28, 1996.

         Section 3.2 Term Notes. The obligation of the Borrower to repay each Bank for the Term Loan made by such Bank and interest thereon shall be evidenced by a Term Note executed by the Borrower, payable to the order of such Bank, in the principal amount of such Bank's Term Loan Commitment, and dated the date hereof or such later date as may be required with respect to transactions contemplated by Section 15.8.

         Section 3.3 Repayment of Term Loans. The Borrower shall repay the unpaid principal amount of the Term Loans on December 31, 1996; provided, however, if the Borrower does not pay the Term Loans in full on or prior to December 31, 1996, the outstanding principal amount of the Term Loans plus accrued and unpaid interest thereon shall be due and payable in seven quarterly installments, each in the principal amount of one-eighth of the aggregate outstanding principal balance of the Term Loans on December 31, 1996, payable on the last day of each March, June, September and December commencing on March 31, 1997, until and including September 30, 1998, with a final installment in the amount of all outstanding principal of the Term Loans due and payable on December 31, 1998.

         Section 3.4 Interest. The unpaid principal amount of the Term Loans shall bear interest at a varying rate per annum equal from day to day to the lesser of (a) the Maximum Rate, or (b) the Applicable Term Rate. If at any time the Applicable Term Rate for any Term Loan shall exceed the Maximum Rate, thereby causing the interest accruing on such Term Loan to be limited to the Maximum Rate, then any subsequent reduction in the Applicable Term Rate for such Term Loan shall not reduce the rate of interest on such Term Loan below the Maximum Rate until the aggregate amount of interest accrued on such Term Loan equals the aggregate amount of interest which would have accrued on such Term Loan if the Applicable Term Rate had at all times been in effect. Accrued and unpaid interest on the Term Loans shall be due and payable on each Quarterly Payment Date and on the final maturity date. Notwithstanding the foregoing, any outstanding principal of any Term Loan and (to the fullest extent permitted by law) any other amount payable by the Borrower under this Agreement or any other Loan Document that is not paid in full when due (whether at stated maturity, by acceleration, or otherwise) shall bear interest at the Default Rate for the period from and including the due date


CREDIT AGREEMENT - Page 20
thereof to but excluding the date the same is paid in full. Interest payable at the Default Rate shall be payable from time to time on demand.

     Section 3.5 Use of Proceeds. The proceeds of Term Loans shall be used by the Borrower to provide short-term financing for the Acquisition.

                                   ARTICLE IV

                                Letters of Credit

         Section 4.1 Letters of Credit. Subject to the terms and conditions of this Agreement, each Issuing Bank agrees to issue one or more Letters of Credit for the account of the Borrower from time to time from the date hereof to and including the Revolving Credit Termination Date; provided, however, that the outstanding Letter of Credit Liabilities shall not at any time exceed the lesser of (1) $10,000,000, (2) an amount equal to the aggregate amount of the Revolving Credit Commitments minus the sum of the outstanding Revolving Credit Loans, or
(3) the Borrowing Base (as reduced from time to time) minus the sum of the outstanding Revolving Credit Loans. Each Letter of Credit shall have an expiration date not beyond the Revolving Credit Termination Date, shall be payable in Dollars, must be satisfactory in form and substance to the applicable Issuing Bank, and shall be issued pursuant to such documents and instruments (including, without limitation, such Issuing Bank's standard application and agreement for issuance of letters of credit as then in effect [each an "L/C
Application"]) as such Issuing Bank may require (collectively, the "L/C Documents"). No Letter of Credit shall require any payment by the Issuing Bank to the beneficiary thereunder pursuant to a drawing prior to the third Business Day following presentment of a draft and any related documents to the Issuing Bank.

         Section 4.2 Participation by Banks. By the issuance of any Letter of Credit and without any further action on the part of the applicable Issuing Bank or any of the Banks in respect thereof, each Issuing Bank hereby grants to each Bank and each Bank hereby irrevocably agrees to acquire from each Issuing Bank a participation in each such Letter of Credit and the related Letter of Credit Liabilities, effective upon the issuance thereof without recourse or warranty, equal to such Bank's pro rata part (based on the Revolving Credit Commitments) of such Letter of Credit and Letter of Credit Liabilities. Each Issuing Bank shall provide a copy of each Letter of Credit to each other Bank promptly after issuance. This agreement to grant and acquire participations is an agreement between each Issuing Bank and the Banks, and neither Borrower nor any beneficiary of a Letter of Credit shall be entitled to rely thereon. Borrower agrees that each Bank purchasing a participation from any Issuing Bank pursuant to this Section 4.2 may exercise all its rights to payment against Borrower including the right of setoff, with respect to such participation as fully as if such Bank were the direct creditor of Borrower in the amount of such participation.

         Section 4.3 Procedure for Issuing Letters of Credit. Each Letter of Credit shall be issued on at least five Business Days prior notice from the Borrower to the applicable Issuing Bank (with a copy to the Agent) by means of a Letter of Credit Request Form describing the transaction proposed to be supported thereby and specifying (a) the requested date of issuance (which shall be a Business Day), (b) the face amount of the Letter of Credit, (c) the expiration


CREDIT AGREEMENT - Page 21

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date of the Letter of Credit,  (d) the name and address of the  beneficiary  and the account party, and (e) the form of the draft and any other documents required to be presented at the time of any drawing (such notice to set forth the exact wording of such documents or to attach copies thereof). Such Issuing Bank shall notify each Bank of the contents of each such notice on the day such notice is received by such Issuing Bank if received by 11:00 a.m. Houston, Texas time on a Business Day and otherwise on the next succeeding Business Day. Upon fulfillment of the applicable conditions precedent contained in Article VIII, such Issuing Bank shall make the applicable Letter of Credit available to Borrower or, if so requested by Borrower, to the beneficiary of the Letter of Credit.

         Section 4.4 Reimbursements; Payments Constitute Revolving Credit Loans. Each payment by an Issuing Bank pursuant to a drawing under a Letter of Credit shall constitute and be deemed a Base Rate Loan by each Bank to the Borrower under such Bank's Revolving Credit Note and this Agreement as of the day and time such payment is made by such Issuing Bank and in the amount of such Bank's pro rata share of such payment; provided, however, if the applicable conditions precedent contained in Section 8.2 are not satisfied on the date such payment is made, the Borrower shall pay to the Agent for the account of the Issuing Bank, prior to 11:00 a.m. Houston, Texas time on the Business Day immediately following the date such payment is made by the Issuing Bank, the amount of such payment, together with interest thereon at the Base Rate plus the Applicable Base Rate Margin from the date such payment is made by the Issuing Bank. If the Borrower fails to reimburse the Issuing Bank for such drawing prior to 11:00 a.m. Houston, Texas time on the Business Day following the date such payment is made by the Issuing Bank, such amount shall bear interest at the Default Rate for the period from and including the due date thereof to but excluding the date the same is paid in full. Promptly on the Business Day immediately following the date each payment is made by an Issuing Bank pursuant to a drawing under a Letter of Credit and after receipt of notice from the Issuing Bank of the Borrower's failure to reimburse the Issuing Bank for such payment and the amount of such payment, each Bank will make available to the Agent for the account of the Issuing Bank at the Principal Office in immediately available funds, such Bank's pro rata share of such payment. Each Bank hereby agrees that its obligation to participate in each Letter of Credit, and to pay or to reimburse the Issuing Bank for its participating share of the drafts drawn or amounts otherwise paid thereunder, is absolute, irrevocable and unconditional and shall not be affected by any circumstances whatsoever (including, without limitation, the occurrence or continuance of any Default or Event of Default), and that each such payment shall be made without offset, abatement, withholding or other reduction whatsoever.

         Section 4.5 Letter of Credit Fee. The Borrower shall pay to the Agent for the account of the Banks (to be shared ratably) a nonrefundable Letter of Credit fee payable on the date each Letter of Credit is issued, renewed or extended in an amount equal to the greater of (i) 1% per annum of the face amount of such Letter of Credit, for the period during which such Letter of Credit will remain outstanding, based on a 360 day year and the actual number of days elapsed, or (ii) $350. A nonrefundable fee in the amount of 1/8% of the face amount of such Letter of Credit shall be payable by the Borrower to the applicable Issuing Bank for its own account. In addition to the foregoing fees, the Borrower shall pay or reimburse the applicable Issuing Bank for such normal and customary costs and expenses as are incurred or charged by such Issuing


CREDIT AGREEMENT - Page 22

Bank in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

         Section 4.6 Obligations Absolute. The obligations of the Borrower under this Agreement and the other Loan Documents (including without limitation the obligation of the Borrower to reimburse the Issuing Bank for draws under any Letter of Credit) shall be absolute, unconditional, and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement and the other Loan Documents under all circumstances whatsoever, including without limitation the following circumstances:

               (a) Any lack of validity or enforceability of any Letter of Credit or any other Loan Document;

               (b) Any amendment or waiver of or any consent to departure from any Loan Document;

               (c) The existence of any claim, set-off, counterclaim, defense or other rights which the Borrower, any Obligated Party, or any other Person may have at any time against any beneficiary of any Letter of Credit, the Issuing Bank, or any other Person, whether in connection with this Agreement or any other Loan Document or any unrelated transaction;

               (d) Any statement, draft, or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever;

               (e) Payment by the Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not comply with the terms of such Letter of Credit; or

               (f) Any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

         Section 4.7 Limitation of Liability. The Borrower assumes all risks of the acts or omissions of any beneficiary of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Issuing Bank, the Agent, the Co-Agent, any Bank nor any of their officers or directors shall have any responsibility or liability to the Borrower or any other Person for: (a) the failure of any draft to bear any reference or adequate reference to any Letter of Credit, or the failure of any documents to accompany any draft at negotiation, or the failure of any Person to surrender or to take up any Letter of Credit or to send documents apart from drafts as required by the terms of any Letter of Credit, or the failure of any Person to note the amount of any instrument on any Letter of Credit, each of which requirements, if contained in any Letter of Credit itself, it is agreed may be waived by the Issuing Bank, (b) errors, omissions, interruptions, or delays in transmission or delivery of any messages, (c) the validity, sufficiency, or genuineness of any draft or other document, or any endorsement(s) thereon, even if any such draft, document or endorsement should in fact prove to be in any and all respects invalid,


CREDIT AGREEMENT - Page 23
insufficient,  fraudulent,  or  forged  or any  statement  therein  is untrue or inaccurate in any respect, (d) the payment by the Issuing Bank to the beneficiary of any Letter of Credit against presentation of any draft or other document that does not comply with the terms of the Letter of Credit, or (e) any other circumstance whatsoever in making or failing to make any payment under a Letter of Credit. The Issuing Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

         Section 4.8 Letter of Credit Documents. Certain additional provisions regarding the obligations, liabilities, rights, remedies and agreements of the Borrower and the Issuing Bank relative to the Letters of Credit shall be set forth in the L/C Documents.

         Section 4.9 Replacement of the Issuing Bank. Borrower may, with the approval of Required Banks, appoint a successor Issuing Bank hereunder upon the condition precedent that such successor Issuing Bank shall become a party to this Agreement and expressly agree to be bound by the terms and conditions contained in this Agreement pertaining to the Issuing Bank. Upon the appointment of a successor Issuing Bank, the Issuing Bank replaced by such successor Issuing Bank shall cease to issue Letters of Credit but shall continue to carry out its obligations hereunder and shall continue to have the benefit of this Agreement and the other Loan Documents with respect to the outstanding Letters of Credit issued by it until all such Letters of Credit have expired and any drawings thereunder have been reimbursed in full.

                                    ARTICLE V

                          Borrowing Procedure; Payments

         Section 5.1 Borrowing Procedure. The Borrower shall give the Agent notice by means of a Loan Request Form of each requested Loan at least one Business Day before the requested date of each Base Rate Loan and at least three Business Days before the requested date of each Eurodollar Loan, specifying: (a) the requested date of such Loan (which shall be a Business Day), (b) the amount of such Loan, (c) whether such Loan is a Revolving Credit Loan or a Term Loan and the Type of the Loan, and (d) in the case of a Eurodollar Loan, the duration of the Interest Period for such Loan. The Agent at its option may accept telephonic requests for Loans, provided that such acceptance shall not constitute a waiver of the Agent's right to delivery of a Loan Request Form in connection with subsequent Loans. Any telephonic request for a Loan by the Borrower shall be promptly confirmed by submission of a properly completed Loan Request Form to the Agent. Each Revolving Credit Loan shall be in a minimum principal amount of $500,000 or an integral multiple thereof. The aggregate principal amount of Eurodollar Loans having the same Interest Period shall be at least equal to $500,000. The Agent shall notify each Bank of the contents of each such notice. Not later than 12:00 P.M. Houston, Texas time on the date specified for each Loan hereunder, each Bank will make available to the Agent at the Principal Office in immediately available funds, for the account of the Borrower, its pro rata share of each Loan. After the Agent's receipt of such funds and subject to the other terms and conditions of this Agreement, the Agent will make each Loan available to the Borrower by depositing the same, in immediately available funds, in an account of the Borrower (designated by the Borrower) maintained with the Agent at the Principal Office. All notices


CREDIT AGREEMENT - Page 24
under this Section shall be irrevocable and shall be given not later than 12:00 P.M. Houston, Texas, time on the day which is not less than the number of Business Days specified above for such notice.

         Section 5.2 Conversions and Continuations. The Borrower shall have the right from time to time to Convert all or part of a Loan of one Type into a Loan of another Type or to Continue Eurodollar Loans as Eurodollar Loans by giving the Agent written notice at least three Business Days before Conversion into a Base Rate Loan and at least three Business Days before Conversion into or Continuation of a Eurodollar Loan, specifying: (a) the Conversion or Continuation date, (b) the amount of the Loan to be Converted or Continued, (c) in the case of Conversions, the Type of Loan to be Converted into, and (d) in the case of a Continuation of or Conversion into a Eurodollar Loan, the duration of the Interest Period applicable thereto; provided that (i) Eurodollar Loans may only be Converted on the last day of the Interest Period, and (ii) except for Conversions into Base Rate Loans, no Conversions shall be made while a Default has occurred and is continuing. The Agent shall promptly notify each Bank of the contents of each such notice. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston, Texas time on the day which is not less than the number of Business Days specified above for such notice. If the Borrower shall fail to give the Agent the notice as specified above for Continuation or Conversion of a Eurodollar Loan prior to the end of the Interest Period with respect thereto, such Eurodollar Loan shall be Converted automatically into a Base Rate Loan on the last day of the then current Interest Period for such Eurodollar Loan.

         Section 5.3 Method of Payment. All payments of principal, interest, and other amounts to be made by the Borrower under this Agreement and the other Loan Documents shall be made to the Agent at the Principal Office for the account of each Bank's Applicable Lending Office in Dollars and in immediately available funds, without setoff, deduction, or counterclaim, not later than 11:00 A.M., Houston, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day). The Borrower shall, at the time of making each such payment, specify to the Agent the sums payable by the Borrower under this Agreement and the other Loan Documents to which such payment is to be applied (and in the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent may apply such payment to the Obligations in such order and manner as it may elect in its sole discretion, subject to Section 5.6 hereof). Each payment received by the Agent under this Agreement or any other Loan Document for the account of a Bank shall be paid promptly to such Bank, in immediately available funds, for the account of such Bank's Applicable Lending Office. Whenever any payment under this Agreement or any other Loan Document shall be stated to be due on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of the payment of interest and commitment fee, as the case may be.

         Section 5.4 Voluntary Prepayment. The Borrower may, upon at least one Business Day's prior notice to the Agent in the case of Base Rate Loans and at least three Business Days' prior notice to the Agent in the case of Eurodollar Loans, prepay the Loans in whole at any time or from time to time in part without premium or penalty (except as set forth in Section 6.5) but


CREDIT AGREEMENT - Page 25
with accrued interest to the date of prepayment on the amount so prepaid, provided that (a) Eurodollar Loans may be prepaid only on the last day of the Interest Period for such Loans, and (b) each partial prepayment shall be in the principal amount of $500,000 or an integral multiple thereof. All notices under this Section shall be irrevocable and shall be given not later than 11:00 A.M. Houston, Texas, time on the day which is not less than the number of Business Days specified above for such notice.

         Section 5.5       Mandatory Prepayment or Addition of Collateral.

                  (a) If at any time a Borrowing Base Deficiency exists, the Agent shall send the Borrower a Payment Notice and the Borrower shall immediately prepay the outstanding Revolving Credit Loans by the amount of the Borrowing Base Deficiency, plus accrued and unpaid interest on the amount so prepaid in accordance with this Section 5.5 unless Borrower exercises the option to increase the Collateral as provided by
         Section 5.6. If within 30 days of the date Borrower receives a Payment Notice the Borrower has not prepaid the Revolving Credit Loans by the amount of the Borrowing Base Deficiency or complied with Section 5.6 hereof, the amount of the Borrowing Base Deficiency shall be due and payable in six monthly installments, each in the amount of one-sixth of the principal amount of the Borrowing Base Deficiency, plus accrued and unpaid interest thereon, with the first such installment being due and payable immediately (and in any event, within 33 days after Borrower received the Payment Notice). During any period of time in which a Borrowing Base Deficiency has occurred and is continuing, the Obligations shall bear interest at the Borrowing Base Deficiency Rate.

                  (b) After a Borrowing Base has been determined, upon the sale by the Borrower of any Mortgaged Property (other than the sale of Hydrocarbons after severance in the ordinary course of business), the Borrowing Base shall be reduced, effective on the date of consummation of such sale, by an amount which the Borrower certifies in writing to the Banks is the Borrowing Base value last assigned to such Mortgaged Property according to the most recent Engineering Reports delivered to the Banks; provided, however, that if the Banks, for any reason, disagree with the proposed Borrowing Base value certified by the Borrower, then the Banks shall determine, which determination shall be conclusive absent manifest error, the Borrowing Base value last assigned to such Mortgaged Property according to the most recent Engineering Reports delivered to the Banks; provided, further, that no such reduction to the Borrowing Base shall be required if the aggregate net sales proceeds of all sales of Mortgaged Property occurring since the last Determination Date do not exceed $1,000,000, and provided further, that all such sales shall be subject to the provisions of
         Section 11.8. The net proceeds received from the sale of such Mortgaged Property shall on the first Business Day after receipt, be applied first, to the extent that the sale of any such Mortgaged Property causes a Borrowing Base Deficiency to exist, to the outstanding Revolving Credit Loans in an amount required to eliminate the Borrowing Base Deficiency, and second, to the outstanding Term Loans. So long as no Default has occurred and is continuing, any remaining proceeds may be retained by the Borrower.



CREDIT AGREEMENT - Page 26

                  (c) If, subsequent to the Closing Date, unless the Required Banks and the Borrower shall otherwise agree and except in connection with up to $15,000,000 of Net Cash Proceeds received in connection with the issuance of a new series of preferred stock in form and substance similar to that described in the Weisser, Johnson offering memorandum previously delivered to the Agent and the Banks, Borrower or any of its Subsidiaries shall issue any capital stock, equivalent ownership interests, warrants or options to purchase any of the foregoing, or shall incur any Debt other than Permitted Debt, 100% of the Net Cash Proceeds thereof shall on the first Business Day after receipt, be applied first, to the extent any Borrowing Base Deficiency exists, in an amount sufficient to eliminate any such Borrowing Base Deficiency and second, to reduce the outstanding Term Loans until the Term Loans are repaid in full. So long as no Default has occurred and is continuing, any remaining Net Cash Proceeds may be retained by the Borrower.

                  (d) Within ten days after Borrower has received a Payment Notice, Borrower shall make a prepayment of principal on the Revolving Credit Notes equal to the amount by which the outstanding principal balance of the Revolving Credit Loans exceeds the Borrowing Base as of such date. Provided, however, that if the Payment Notice and demand for payment is made in connection with a quarterly redetermination of the Borrowing Base no payment of the amount specified above shall be due if Borrower has notified Lender in writing (within three days after Borrower has received the Payment Notice) of Borrower's election to comply with Section 5.6 hereof and has provided the Agent with complete descriptions of the Oil and Gas Properties or other properties or interests ("New Properties") which Borrower shall add or cause to be added to the Collateral and subject to Liens in favor of the Agent for purposes of Section 5.6 hereof.

         Section 5.6 Borrower's Option to Increase Collateral. Within ten days after the date on which the Agent receives notice of Borrower's election to comply with this Section 5.6 in order to avoid a prepayment of amounts required pursuant to Section 5.5 hereof, Borrower shall grant to the Agent for the benefit of the Agent, Co-Agent, the Issuing Banks and the Banks, valid, enforceable, perfected, first priority liens in the New Properties, subject to Security Documents and accompanied by title opinions and/or other evidence of title, each of which shall be in form and substance satisfactory to the Agent and the Banks. In addition, Borrower shall deliver to the Agent upon request, such other information, data, and reports describing the New Properties and the reserves and production related thereto, as the Agent and the Banks shall reasonably request. Within a reasonable period of time after the date on which the Agent receives notice of Borrower's election hereunder, the Banks shall redetermine (as of the immediately preceding Determination Date) and notify Borrower of the Borrowing Base determined as if the New Properties were part of the Collateral as of such Determination Date. Within ten Business Days after receipt of such notice, Borrower shall make a prepayment of principal on the Revolving Credit Loans equal to the amount (if any) by which the outstanding principal balance of the Revolving Credit Loans, as of such Determination Date, exceeds the Borrowing Base as of such Determination Date as determined by the Banks pursuant to this Section 5.6. No redetermination to increase the Borrowing Base shall be effective until the Agent has valid, perfected, enforceable first priority Liens on the New Properties that are to be part of the Collateral.


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         Section 5.7 Pro Rata Treatment. Except to the extent otherwise provided herein: (a) each Loan shall be made by the Banks under Section 2.1 and 3.1 or deemed made by the Banks under Section 4.4, each payment of commitment fee under
Section 2.6 and letter of credit fee under Section 4.5 (other than the 1/8% fronting fee) shall be made for the account of the Banks, and each termination or reduction of the Revolving Credit Commitments under Section 2.7 shall be applied to the Revolving Credit Commitments of the Banks, pro rata according to the respective unused Revolving Credit Commitments and each Letter of Credit shall be deemed participated in by the Banks, pro rata according to the amounts of their respective Revolving Credit Commitments; (b) the making, Conversion, and Continuation of Loans of a particular Type (other than Conversions provided for by Section 6.4) shall be made pro rata among the Banks holding Loans of such Type according to the amounts of their respective Commitments; (c) each payment and prepayment of principal of or interest on Loans by the Borrower of a particular Type shall be made to the Agent for the account of the Banks holding Loans of such Type pro rata in accordance with the respective unpaid principal amounts of such Loans held by such Banks; and (d) Interest Periods for Loans of a particular Type shall be allocated among the Banks holding Loans of such Type pro rata according to the respective principal amounts held by such Banks.

         Section 5.8 Non-Receipt of Funds by the Agent. Unless the Agent shall have been notified by a Bank or the Borrower (the "Payor") prior to the date on which such Bank is to make payment to the Agent of the proceeds of a Loan to be made by it hereunder or the Borrower is to make a payment to the Agent for the account of one or more of the Banks, as the case may be (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, pay to the Agent the amount made available to it together with interest thereon in respect of the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.

         Section 5.9 Withholding Tax Exemption. Each Bank that is not incorporated under the laws of the United States of America or a state thereof agrees that it will deliver to the Borrower and the Agent two duly completed copies of Form 1001 or 4224, certifying in either case that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes. Each Bank which so delivers a Form 1001 or 4224 further undertakes to deliver to Borrower and the Agent two additional copies of such form (or a successor form) on or before the date such form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent form so delivered by it, and such amendments thereto or extensions or renewals thereof as may be reasonably requested by the Borrower or the Agent, in each case certifying that such Bank is entitled to receive payments from the Borrower under any Loan Document without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which


CREDIT AGREEMENT - Page 28
would prevent such Bank from duly completing and delivering any such form with respect to it and such Bank advises the Borrower and the Agent that it is not capable of receiving such payments without any deduction or withholding of United States federal income tax.

         Section 5.10 Computation of Interest. Interest on the Eurodollar Loans shall be computed on the basis of a year of 360 days and the actual number of days elapsed (including the first day but excluding the last day) unless such calculation would result in a usurious rate, in which case interest shall be calculated on the basis of a year of 365 or 366 days, as the case may be. Interest on Base Rate Loans and all other amounts payable by the Borrower hereunder shall be computed on the basis of a year of 365 days and the actual number of days elapsed (including the first day but excluding the last day).

                                   ARTICLE VI

                         Yield Protection and Illegality

         Section 6.1       Additional Costs.

                  (a) The Borrower shall pay directly to each Bank from time to time such amounts as such Bank may determine to be necessary to compensate it for any costs incurred by such Bank which such Bank determines are attributable to its making or maintaining of any Eurodollar Loans hereunder or its obligation to make any of such Loans hereunder, or any reduction in any amount receivable by such Bank hereunder in respect of any such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called "Additional Costs"), resulting from any Regulatory Change which:

                           (i) changes the basis of taxation of any amounts payable to such Bank under this Agreement or its Notes in respect of any of such Loans (other than taxes imposed on the overall net income of such Bank or its Applicable Lending Office for any Eurodollar Loans by the jurisdiction in which such Bank has its principal office or such Applicable Lending Office);

                           (ii) imposes or modifies any reserve, special deposit, minimum capital, capital ratio, or similar requirement relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Bank (including any Eurodollar Loans or any deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof); or

                           (iii) imposes any other condition affecting this Agreement or the Notes or any of such extensions of credit or liabilities or commitments.

         Each Bank will notify the Borrower of any event occurring after the date of this Agreement which will entitle such Bank to compensation pursuant to this Section 6.1(a) as promptly as practicable and in any event, within 180 days, after it obtains knowledge thereof and determines to request such compensation, and will designate a different


CREDIT AGREEMENT - Page 29

         Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Bank, violate any law, rule, or regulation or be in any way disadvantageous to such Bank, provided that such Bank shall have no obligation to so designate an Applicable Lending Office located outside the United States of America. Borrower shall not be obligated to pay for any such amounts if such Bank does not notify the Borrower that such additional amounts are owing within 180 days of the date such Bank obtains knowledge thereof. Each Bank will furnish the Borrower with a certificate setting forth the basis and the amount of each request of such Bank for compensation under this Section 6.1(a). If any Bank requests compensation from the Borrower under this Section 6.1(a), the Borrower may, by notice to such Bank (with a copy to the Agent) suspend the obligation of such Bank to make or Continue making, or Convert Loans into, Loans of the Type with respect to which such compensation is requested until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 6.4 hereof shall be applicable).

                  (b) Without limiting the effect of the foregoing provisions of this Section 6.1, in the event that, by reason of any Regulatory Change that becomes effective after date hereof, any Bank either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Bank which includes deposits by reference to which the interest rate on Eurodollar Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Bank which includes Eurodollar Loans or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, if such Bank so elects by notice to the Borrower (with a copy to the Agent), the obligation of such Bank to make or Continue making, or Convert Loans into, Eurodollar Loans hereunder shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 6.4 hereof shall be applicable).

                  (c) Determinations and allocations by any Bank for purposes of this Section 6.1 of the effect of any Regulatory Change on its costs of maintaining its obligations to make Eurodollar Loans or of making or maintaining Eurodollar Loans or on amounts receivable by it in respect of Eurodollar Loans, and of the additional amounts required to compensate such Bank in respect of any Additional Costs, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis.

     Section 6.2 Limitation on Types of Loans. Anything herein to the contrary notwithstanding, if with respect to any Eurodollar Loans for any Interest Period therefor:

                  (a) The Agent determines (which determination shall be conclusive) that quotations of interest rates for the relevant deposits referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof are not being provided in the relative amounts or for the relative maturities for purposes of determining the rate of interest for Eurodollar Loans as provided in this Agreement; or



CREDIT AGREEMENT - Page 30

                  (b) Required Banks determine (which determination shall be conclusive) and notify the Agent that the relevant rates of interest referred to in the definition of "Eurodollar Rate" in Section 1.1 hereof on the basis of which the rate of interest for such Loans for such Interest Period is to be determined do not accurately reflect the cost to the Banks of making or maintaining Eurodollar Loans for such Interest Period;

then the Agent shall give the Borrower prompt notice thereof specifying the relevant amounts or periods, and so long as such condition remains in effect, the Banks shall be under no obligation to make additional Eurodollar Loans or to Convert Base Rate Loans into Eurodollar Loans and the Borrower shall, on the last day(s) of the then current Interest Period(s) for the outstanding Eurodollar Loans, either prepay such Eurodollar Loans or Convert such Eurodollar Loans into Base Rate Loans in accordance with the terms of this Agreement.

         Section 6.3 Illegality. Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Bank or its Applicable Lending Office to (a) honor its obligation to make Eurodollar Loans hereunder or
(b) maintain Eurodollar Loans hereunder, then such Bank shall promptly notify the Borrower (with a copy to the Agent) thereof and such Bank's obligation to make or maintain Eurodollar Loans and to Convert Base Rate Loans into Eurodollar Loans hereunder shall be suspended until such time as such Bank may again make and maintain Eurodollar Loans (in which case the provisions of Section 6.4 hereof shall be applicable).

         Section 6.4 Treatment of Eurodollar Loans. If the Eurodollar Loans of any Bank are to be Converted pursuant to Section 6.1 or 6.3 hereof, such Bank's Eurodollar Loans shall be automatically Converted into Base Rate Loans on the last day(s) of the then current Interest Period(s) for the Eurodollar Loans (or, in the case of a Conversion required by Section 6.1(b) or 6.3 hereof, on such earlier date as such Bank may specify to the Borrower with a copy to the Agent) and, unless and until such Bank gives notice as provided below that the circumstances specified in Section 6.1 or 6.3 hereof which gave rise to such Conversion no longer exist:

                  (a) To the extent that such Bank's Eurodollar Loans have been so Converted, all payments and prepayments of principal which would otherwise be applied to such Bank's Eurodollar Loans shall be applied instead to its Base Rate Loans;

                  (b) All Loans which would otherwise be made or Continued by such Bank as Eurodollar Loans shall be made as or Converted into Base Rate Loans and all Loans of such Bank which would otherwise be Converted into Eurodollar Loans shall be Converted instead into (or shall remain as) Base Rate Loans; and

If such Bank gives notice to the Borrower (with a copy to the Agent) that the circumstances specified in Section 6.1 or 6.3 hereof which gave rise to the Conversion of such Bank's Eurodollar Loans pursuant to this Section 6.4 no longer exist (which such Bank agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Loans are outstanding, such Bank's Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Loans to the extent necessary so that, after giving effect thereto, all Loans held by the Banks holding Eurodollar


CREDIT AGREEMENT - Page 31

Loans and by such Bank are held pro rata (as to principal amounts, Types, and Interest Periods) in accordance with their respective Commitments.

         Section 6.5 Compensation. The Borrower shall pay to the Agent for the account of each Bank, upon the request of such Bank through the Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Bank) to compensate it for any loss, cost, or expense incurred by it as a result of:

                  (a) Any payment, prepayment or Conversion of a Eurodollar Loan for any reason (including, without limitation, the acceleration of the outstanding Loans pursuant to Section 13.2) on a date other than the last day of an Interest Period for such Loan; or

                  (b) Any failure by the Borrower for any reason (including, without limitation, the failure of any conditions precedent specified in Article VIII to be satisfied) to borrow, Convert, or prepay a Eurodollar Loan on the date for such borrowing, Conversion, or prepayment, specified in the relevant notice of borrowing, prepayment, or Conversion under this Agreement.

Without limiting the effect of the preceding sentence, such compensation shall include an amount equal to the excess, if any, of (i) the amount of interest which otherwise would have accrued on the principal amount so paid or Converted or not borrowed for the period from the date of such payment, Conversion, or failure to borrow to the last day of the Interest Period for such Loan (or, in the case of a failure to borrow, the Interest Period for such Loan which would have commenced on the date specified for such borrowing) at the applicable rate of interest for such Loan provided for herein over (ii) the interest component of the amount such Bank would have bid in the London interbank market for Dollar deposits of leading banks and amounts comparable to such principal amount and with maturities comparable to such period.

         Section 6.6 Capital Adequacy. If after the date hereof, any Bank shall have determined that the adoption or implementation of any applicable law, rule, or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any central bank or other Governmental Authority charged with the interpretation or administration thereof, or compliance by such Bank (or its parent) with any guideline, request, or directive regarding capital adequacy (whether or not having the force of law) of any central bank or other Governmental Authority, has or would have the effect of reducing the rate of return on such Bank's (or its parent's) capital as a consequence of its obligations hereunder or the transactions contemplated hereby to a level below that which such Bank (or its parent) could have achieved but for such adoption, implementation, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within ten
(10) Business Days after demand by such Bank (with a copy to the Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its parent) for such reduction; provided, however, Borrower shall not be liable for any such amounts unless the Bank to which such amounts are due gives Borrower notice thereof within 180 days of the date that such Bank obtains knowledge that such additional compensation is owing. A certificate of such Bank claiming compensation under this Section and setting forth the additional amount or amounts to


CREDIT AGREEMENT - Page 32
be paid to it hereunder shall be conclusive, provided that the determination thereof is made on a reasonable basis. In determining such amount or amounts, such Bank may use any reasonable averaging and attribution methods.

         Section 6.7 Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified, or deemed applicable any tax, reserve, special deposit, or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or the commitments to issue or participate in Letters of Credit hereunder, and the result shall be to increase the cost to the Issuing Banks or any Bank of issuing, maintaining or participating in any Letter of Credit or its commitment to issue or participate in Letters of Credit hereunder or reduce any amount receivable by any Issuing Bank or any Bank hereunder in respect of any Letter of Credit (which increase in cost, or reduction in amount receivable, shall be the result of such Issuing Bank's or such Bank's reasonable allocation of the aggregate of such increases or reductions resulting from such event), then, upon demand by such Issuing Bank or such Bank, the Borrower agrees to pay such Issuing Bank or such Bank, from time to time as specified by such Issuing Bank or such Bank, such additional amounts as shall be sufficient to compensate such Issuing Bank or such Bank for such increased costs or reductions in amount. A statement as to such increased costs or reductions in amount incurred by such Issuing Bank or such Bank, submitted by such Issuing Bank or such Bank to the Borrower, shall be conclusive as to the amount thereof, provided that the determination thereof is made on a reasonable basis.

                                   ARTICLE VII

                                    Security

         Section 7.1 Collateral. To secure full and complete payment and performance of the Obligations, the Borrower shall execute and deliver or cause to be executed and shall grant or cause to be granted to the Agent for the benefit of itself, the Co-Agent, the Issuing Banks and the Banks, or confirm that the Agent possesses, a perfected first priority Lien on all of the following property whether now owned or hereafter acquired (which, together with any other property and collateral which may now or hereafter secure the Obligations or any part thereof, is sometimes herein called the "Collateral"):

                  (a) The Mortgaged Properties, which shall consist of properties, constituting at least 80% of the present value of the Borrower's and the Subsidiaries (other than the Excluded Subsidiaries) proved reserves (whether developed or undeveloped).

                  (b) All Hydrocarbons which are derived from or attributable to the Mortgaged Properties or which are purchased, exchanged or transported in connection with the operation of the Gas Gathering Systems.

                  (c) All accounts (including accounts in the form of joint interest billings), contract rights and general intangibles, relating to the sale, purchase, exchange, transportation or processing of Hydrocarbons in connection with operation of the Gas Gathering Systems or produced or to be produced from the Mortgaged Properties,


CREDIT AGREEMENT - Page 33
          including without limitation all operating agreements and oil or gas purchase, sale and transportation contracts, together with all accounts and proceeds attributable to the sale of Hydrocarbons produced from the Mortgaged Properties or any portion thereof or sold or transported in connection with the operation of the Gas Gathering Systems.

               (d) All personal property and fixtures pertaining, affixed or incidental to, situated upon or used or useful in connection with all or any part of the Mortgaged Properties and the operating, working or developing thereof, including without limitation all surface or subsurface machinery, equipment, facilities or other Property of whatever kind or nature which are useful for the production, treatment, storage or transportation of any Hydrocarbons, including, but not by way of limitation, all oil wells, gas wells, water wells, injection wells, other wells, casing, tubing, rods, pumps, pumping units and engines, Christmas trees, derricks, separators, gun barrels, flow lines, tanks, gas systems (for gathering, treating and compression), water systems (for treating, disposal and injection), power plants, poles, lines, transformers, starters and controllers, machine shops, tools, storage yards and equipment stored therein, buildings and camps, structures, field separators, liquid extraction plants, plant compressors, field gathering systems, pipelines, tanks and tank batteries, fixtures, valves, fittings, parts, engines, boilers, meters, apparatus, appliances, tools, implements, cables, wires, towers, telegraph, telephone and other communication systems, roads, loading racks and shipping facilities.

               (e) All logs, drilling reports, geophysical or geological data, division orders, transfer orders, operating agreements, abstracts, title opinions, files, records, memoranda and other written information in the possession or control of the Borrower or its Subsidiaries not subject to specific confidentiality agreements binding upon Borrower or its Subsidiaries relating to any wells included in the Mortgaged Properties.

               (f) All accounts, accounts receivable, investment property, chattel paper, documents, instruments, and general intangibles of the Borrower and its Subsidiaries (other than the Excluded Subsidiaries), whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Borrower Pledge Agreement and the Subsidiary Pledge Agreement.

               (g)  All  of  the  outstanding  capital  stock  of  the  Material
          Subsidiaries, whether now owned or hereafter acquired, and all products and proceeds thereof, pursuant to the Borrower Pledge Agreement and the Subsidiary Pledge Agreement. The Agent shall retain possession of the certificates evidencing the capital stock of the Material Subsidiaries, together with stock powers duly executed in blank.

               (h) All products and proceeds of any and all of the foregoing and all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

         Section 7.2 Security Documents. Borrower and each Subsidiary shall execute and cause to be executed such deeds of trust, mortgages and other documents and instruments including without limitation Uniform Commercial Code financing statements, as the Agent and the Banks, in their sole discretion, deem necessary or desirable to create, evidence and perfect


CREDIT AGREEMENT - Page 34
the Agent's Liens in the Collateral. Borrower, the Agent and the Banks agree that Schedules 1.1 and 1.1(b) shall be amended and additional Security Documents executed from time to time to reflect the addition of New Properties to the Collateral, such amendment to be made upon the granting by Borrower or any Subsidiary, as the case may be, to the Agent of valid, enforceable, perfected first priority Liens on the New Properties pursuant to Section 5.6 hereof.

         Section 7.3 Evidence of Title; Legal Opinions. On or before the 30 days after the Closing Date, Borrower shall obtain and deliver, or cause to be obtained and delivered, to the Agent (a) at the Agent's option, landman title reviews, title opinions, reports and/or runsheets dated a current date, addressed to the Agent, the Co-Agent, the Issuing Banks and the Banks and issued by landmen and/or attorneys acceptable to the Agent competent in the examination of land title, relating to those Mortgaged Properties identified by the Agent, and showing that (i) Borrower has good and defensible title to such Mortgaged Properties including all production of Hydrocarbons therefrom, and (ii) the Security Documents create in favor of the Agent a perfected, first priority Lien on such Mortgaged Properties including all production of Hydrocarbons therefrom;
(b) an opinion of outside legal counsel to the Borrower and the Guarantors addressed to the Agent, the Co-Agent, the Issuing Banks and the Banks, addressing the matters set forth in Exhibit "F" hereto and in form and substance satisfactory to the Agent and the Banks; and (c) an opinion of Oklahoma legal counsel addressed to the Agent, the Co-Agent, the Issuing Banks and the Banks as to the enforceability and form of the mortgages to be filed in the State of Oklahoma.

         Section 7.4 Subsidiary Guaranty Agreement. Each Subsidiary (other than the Excluded Subsidiaries) of Borrower, whether now owned or hereafter acquired, shall guarantee the prompt payment and performance of the Obligations pursuant to the Subsidiary Guaranty Agreement and shall execute a counterpart of the Subsidiary Pledge Agreement.

         Section 7.5 Setoff. If an Event of Default shall have occurred and is continuing, the Agent, the Co-Agent, each Issuing Bank and each Bank are hereby authorized at any time and from time to time, without notice to the Borrower (any such notice being hereby expressly waived by the Borrower), to set off and apply any and all deposits (general, time or demand, provisional or final) at any time held and other indebtedness at any time owing by the Agent, the Co-Agent, each Issuing Bank or such Bank to or for the credit or the account of the Borrower against any and all of the obligations of the Borrower now or hereafter existing under this Agreement, the Notes, or any other Loan Document, irrespective of whether or not the Agent, the Co-Agent, such Issuing Bank or such Bank shall have made any demand under this Agreement, the Notes or any other Loan Document and although such obligations may be unmatured. The Agent, the Co-Agent, each Issuing Bank and each Bank agree promptly to notify the Borrower (with a copy to the Agent) after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights and remedies of the Agent, the Co-Agent, each Issuing Bank and each Bank hereunder are in addition to other rights and remedies (including, without limitation, other rights of setoff) which the Agent, the Co-Agent, each Issuing Bank and each such Bank may have.



CREDIT AGREEMENT - Page 35

                                  ARTICLE VIII

                              Conditions Precedent

         Section 8.1 Initial Loan. The obligation of each Bank to make its initial Loan or of any Issuing Bank to issue the initial Letter of Credit is subject to the condition precedent that the Agent shall have received on or before the day of such Loan or issuance of all of the following, each dated (unless otherwise indicated) the date hereof, in form and substance satisfactory to the Agent:

               (a) Resolutions. Resolutions of the Board of Directors of the Borrower and each Obligated Party certified by its Secretary or an Assistant Secretary which authorize the execution, delivery, and performance by such Person of the Loan Documents to which such Person is or is to be a party;

               (b) Incumbency Certificate. A certificate of incumbency certified by the Secretary or an Assistant Secretary of the Borrower and each Obligated Party certifying the names of the officers of such Person authorized to sign this Agreement and each of the other Loan Documents to which such Person is or is to be a party (including the certificates contemplated herein) together with specimen signatures of such officers;

               (c) Articles of Incorporation. The articles of incorporation of the Borrower and each Obligated Party certified by the Secretary of State of the state of incorporation of such Person and dated within 10 days prior to the date of the initial Loan or issuance of a Letter of Credit;

               (d) Bylaws. The bylaws of the Borrower and each Obligated Party certified by the Secretary or an Assistant Secretary of such Person;

               (e) Governmental Certificates. Certificates of (i) the appropriate government officials of the state of incorporation of the Borrower and each Obligated Party as to the existence and good standing of such Person, and (ii) the appropriate government officials in each jurisdiction where Borrower or any Obligated Party is qualified to do business as to its good standing and qualification to do business in such jurisdiction, each dated within ten (10) days prior to the date of the initial Loan or issuance of a Letter of Credit;

               (f) Revolving Credit Notes. The Revolving Credit Notes executed by the Borrower;

               (g) Term Notes. The Term Notes executed by the Borrower;

               (h) Borrower Pledge Agreement. The Borrower Pledge Agreement executed by the Borrower;

               (i) Subsidiary Pledge Agreement. The Subsidiary Pledge Agreement executed by each Guarantor;


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




               (j) Financing Statements. Uniform Commercial Code financing statements executed by the Borrower and each Guarantor covering the Collateral;

               (k)  Subsidiary  Guaranty  Agreement.   The  Subsidiary  Guaranty
          Agreement executed by each Guarantor;

               (l) Stock Certificates. The original certificates evidencing the stock pledged by Borrower pursuant to the Borrower Pledge Agreement and by Magnum Hunter Production, Inc. pursuant to the Subsidiary Pledge Agreement, together with stock powers duly executed in blank by such Persons;

               (m) Mortgages. Mortgages and deeds of trust in form and substance satisfactory to the Agent and the Banks covering the Mortgaged Properties;

               (n) Environmental Due Diligence. The completion of a satisfactory review of all environmental matters by the Banks;

               (o) Title. Evidence satisfactory in form and substance to the Agent and the Banks that the Borrower and its Subsidiaries have good and marketable title to Mortgaged Properties representing at least 80% of the discounted present value of the initial Borrowing Base;

               (p) Assignments of Notes and Liens. Assignments of Notes and Liens executed by Wells Fargo for the benefit of the Agent and the Banks;

               (q) Fee Letters. The Agent Fee Letter and the Co-Agent Fee Letter executed by Borrower and evidence that all fees due and payable thereunder or under Section 15.1, to the extent incurred, have been paid in full;

               (r) Acquisition. A certificate from the president or chief financial officer of Borrower certifying that all conditions precedent to the consummation of the Acquisition shall have been satisfied, and the Borrower's due diligence in connection with the Acquisition and the terms and conditions contained in the Acquisition Documents shall be satisfactory in form and substance to the Agent;

               (s) Acquisition Documents. True, correct and complete copies of all of the Acquisition Documents;

               (t) Material Adverse Change. No material adverse change shall have occurred since the date of the most recent financial statements delivered by Borrower to the Agent, in the financial condition, business, operations, or prospects of the Borrower or in its assets, liabilities and properties and there shall be no material threatened or pending litigation adversely affecting its property and no material adverse change shall have occurred in the financial condition, business, operations, or prospects of the business to be acquired pursuant to the Acquisition;



CREDIT AGREEMENT - Page 37

               (u) Insurance Policies. Copies of all insurance policies required by Section 10.5;

               (v) UCC Searches. The results of a Uniform Commercial Code search showing all financing statements and other documents or instruments on file against the Borrower and the Guarantors in such jurisdictions as the Agent shall determine, such searches to be as of a date no more than 10 days prior to the date of the initial Loan or issuance of a Letter of Credit;

               (w) Lien Releases. Executed UCC-3 Termination Statements and other Lien releases that release or assign to the Agent all Liens held by holders of Debt not constituting Permitted Debt and all other Liens that do not constitute Permitted Liens;

               (x) Opinion of Counsel. A favorable opinion of Morgan Johnston, legal counsel to the Borrower and the Subsidiaries, as to the matters set forth in Exhibit "F" hereto, and such other matters as the Agent may reasonably request; and

               (y) Form U-1 Purpose Statement. A Form U-1 Purpose Statement duly completed and executed by the Borrower.

         Section 8.2 All Loans. The obligation of each Bank to make any Loan or issue any Letter of Credit (including the initial Loan or issuance) is subject to the following additional conditions precedent:

               (a) Request for Loan or Letter of Credit. The Agent or the Issuing Bank shall have received, in accordance with Section 5.1 or 4.3, as the case may be, a Loan Request Form or Letter of Credit Request Form, dated the date of such Loan or Letter of Credit, executed by an authorized officer of the Borrower;

               (b) No Default. No Default shall have occurred and be continuing, or would result from such Loan or Letter of Credit, as the case may be;

               (c) Representations and Warranties. All of the representations and warranties contained in Article IX hereof and in the other Loan Documents shall be true and correct on and as of the date of such Loan with the same force and effect as if such representations and warranties had been made on and as of such date; and

               (d) Additional Documentation. The Agent shall have received such additional approvals, opinions, or documents as the Agent or its legal counsel, Winstead Sechrest & Minick P.C., may reasonably request.



CREDIT AGREEMENT - Page 38

                                   ARTICLE IX

                         Representations and Warranties

         To induce the Agent, the Co-Agent, the Issuing Banks and the Banks to enter into this Agreement, the Borrower represents and warrants to the Agent, the Co-Agent, the Issuing Banks and the Banks that:

         Section 9.1 Corporate Existence. The Borrower and each Subsidiary (other than the Excluded Subsidiaries) (a) is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation; (b) has all requisite corporate power and authority to own its assets and carry on its business as now being or as proposed to be conducted; and (c) is qualified to do business in all jurisdictions in which the nature of its business makes such qualification necessary and where failure to so qualify would have a material adverse effect on its business, condition (financial or otherwise), operations, prospects, or properties. The Borrower has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents to which it is or may become a party.

         Section 9.2 Financial Statements. The Borrower has delivered to the Agent audited consolidated financial statements of the Borrower and its Subsidiaries as at and for the fiscal year ended December 31, 1995, and unaudited consolidated financial statements of the Borrower and its Subsidiaries for the three month period ended March 31, 1996. Such financial statements are true and correct, have been prepared in accordance with GAAP, and fairly and accurately present, on a consolidated basis, the financial condition of the Borrower and its Subsidiaries as of the respective dates indicated therein and the results of operations for the respective periods indicated therein. Neither the Borrower nor any of its Subsidiaries has any material contingent liabilities, liabilities for taxes, unusual forward or long-term commitments, or unrealized or anticipated losses from any unfavorable commitments except as scheduled or referred to or reflected in such financial statements. There has been no material adverse change in the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any of its Subsidiaries since the effective date of the most recent audited financial statements delivered to the Agent and the Banks.

         Section 9.3 Corporate Action; No Breach. The execution, delivery, and performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party and compliance with the terms and provisions hereof and thereof have been duly authorized by all requisite corporate action on the part of the Borrower and do not and will not (a) violate or conflict with, or result in a breach of, or require any consent under (i) the articles of incorporation or bylaws of the Borrower or any of the Subsidiaries,
(ii) any applicable law, rule, or regulation or any order, writ, injunction, or decree of any Governmental Authority or arbitrator, or (iii) any agreement or instrument to which the Borrower or any of the Subsidiaries is a party or by which any of them or any of their property is bound or subject, or (b) constitute a default under any such agreement or instrument, or result in the creation or imposition of any Lien (except as provided in Article VII) upon any of the revenues or assets of the Borrower or any Subsidiary.


CREDIT AGREEMENT - Page 39

     Section 9.4 Operation of Business. The Borrower and each of its Subsidiaries possess all licenses, permits, franchises, patents, copyrights, trademarks, and tradenames, or rights thereto, necessary to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and the Borrower and each of its Subsidiaries are not in violation of any valid rights of others with respect to any of the foregoing.

     Section 9.5 Litigation and Judgments. Except as disclosed on Schedule 9.5 hereto, there is no action, suit, investigation, or proceeding before or by any Governmental Authority or arbitrator pending, or to the knowledge of the Borrower, threatened against or affecting the Borrower or any Subsidiary, that would, if adversely determined, have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary or the ability of the Borrower to pay and perform the Obligations. There are no outstanding judgments against the Borrower or any Subsidiary.

     Section 9.6 Rights in Properties; Liens. The Borrower and each Subsidiary have good and indefeasible title to or valid leasehold interests in their respective properties and assets, real and personal, including the properties, assets, and leasehold interests reflected in the financial statements described in Section 9.2, and none of the properties, assets, or leasehold interests of the Borrower or any Subsidiary is subject to any Lien, except the Permitted Liens.

     Section 9.7 Enforceability. This Agreement constitutes, and the other Loan Documents to which the Borrower is party, when delivered, shall constitute the legal, valid, and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to the enforcement of creditors' rights.

     Section 9.8 Approvals. No authorization, approval, or consent of, and no filing or registration with, any Governmental Authority or third party is or will be necessary for the execution, delivery, or performance by the Borrower of this Agreement and the other Loan Documents to which the Borrower is or may become a party or for the validity or enforceability thereof.

     Section 9.9 Debt. The Borrower and its Subsidiaries have no Debt, except as disclosed on Schedule 9.9 hereto.

     Section 9.10 Taxes. The Borrower and each Subsidiary have filed all tax returns (federal, state, and local) required to be filed, including all income, franchise, employment, property, and sales tax returns, and have paid all of their respective liabilities for taxes, assessments, governmental charges, and other levies that are due and payable. The Borrower knows of no pending investigation of the Borrower or any Subsidiary by any taxing authority or of any pending but unassessed tax liability of the Borrower or any Subsidiary.

     Section 9.11 Use of Proceeds; Margin Securities. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, T, U, or X of the Board of Governors of the Federal Reserve System), and no


CREDIT AGREEMENT - Page 40
part of the proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying margin stock.

         Section 9.12 ERISA. The Borrower and each Subsidiary are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan. No notice of intent to terminate a Plan has been filed, nor has any Plan been terminated. No circumstances exist which constitute grounds entitling the PBGC to institute proceedings to terminate, or appoint a trustee to administer, a Plan, nor has the PBGC instituted any such proceedings. Neither the Borrower nor any ERISA Affiliate has completely or partially withdrawn from a Multiemployer Plan. The Borrower and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans, and the present value of all vested benefits under each Plan do not exceed the fair market value of all Plan assets allocable to such benefits, as determined on the most recent valuation date of the Plan and in accordance with ERISA. Neither the Borrower nor any ERISA Affiliate has incurred any liability to the PBGC under ERISA.

         Section 9.13 Disclosure. No statement, information, report, representation, or warranty made by the Borrower in this Agreement or in any other Loan Document or furnished to the Agent, the Issuing Bank or any Bank in connection with this Agreement or any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact necessary to make the statements herein or therein not misleading. There is no fact known to the Borrower which has a material adverse effect, or which might in the future have a material adverse effect, on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary that has not been disclosed in writing to the Agent, the Issuing Bank and the Banks.

         Section 9.14 Subsidiaries. The Borrower has no Subsidiaries other than those listed on Schedule 9.14 hereto, and Schedule 9.14 sets forth the jurisdiction of incorporation of each Subsidiary, the percentage of the Borrower's ownership of the outstanding voting stock of each Subsidiary and designates each Subsidiary that is a Material Subsidiary. All of the outstanding capital stock of each Subsidiary has been validly issued, is fully paid, and is nonassessable.

         Section 9.15 Agreements. Neither the Borrower nor any Subsidiary is a party to any indenture, loan, or credit agreement, or to any lease or other agreement or instrument, or subject to any charter or corporate restriction which could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary, or the ability of the Borrower to pay and perform its obligations under the Loan Documents to which it is a party. Neither the Borrower nor any Subsidiary is in default in any respect in the performance, observance, or fulfillment of any of the obligations, covenants, or conditions contained in any agreement or instrument material to its business to which it is a party.

         Section 9.16 Compliance with Laws. Neither the Borrower nor any Subsidiary is in violation in any material respect of any law, rule, regulation, order, or decree of any Governmental Authority or arbitrator.



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



     Section 9.17 Inventory. All inventory of the Borrower has been produced in substantial compliance with all applicable laws, rules, regulations, and governmental standards, including, without limitation, the minimum wage and overtime provisions of the Fair Labor Standards Act, as amended (29 U.S.C. ss.ss. 201-219), and the regulations promulgated thereunder.

     Section  9.18  Investment   Company  Act.  Neither  the  Borrower  nor  any
Subsidiary is an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

     Section 9.19 Public Utility Holding Company Act. Neither the Borrower nor any Subsidiary is a "holding company" or a "subsidiary company" of a "holding company" or an "affiliate" of a "holding company" or a "public utility" within the meaning of the Public Utility Holding Company Act of 1935, as amended.

     Section 9.20  Environmental  Matters.  Except as disclosed on Schedule 9.20
                   -----------------------                         -------------
hereto:


                  (a) The Borrower, each Subsidiary, and all of their respective properties, assets, and operations are in compliance in all material respects with all Environmental Laws. The Borrower is not aware of, nor has the Borrower received notice of, any past, present, or future conditions, events, activities, practices, or incidents which may interfere with or prevent the compliance or continued compliance of the Borrower and the Subsidiaries with all Environmental Laws;

                  (b) To the best of the Borrower's knowledge, the Borrower and each Subsidiary have obtained all permits, licenses, and authorizations that are required under applicable Environmental Laws, and have received no notice that all such permits are not in good standing, or that the Borrower and its Subsidiaries are not in compliance with all of the terms and conditions of such permits;

                  (c) To the best of Borrower's knowledge, no Hazardous Materials exist on, about, or within or have been used, generated, stored, transported, disposed of on, or Released from any of the properties or assets of the Borrower or any Subsidiary except in amounts that would not violate applicable law. The use which the Borrower and the Subsidiaries make and intend to make of their respective properties and assets will not result in the use, generation, storage, transportation, accumulation, disposal, or Release of any Hazardous Material on, in, or from any of their properties or assets except in amounts that would not violate applicable law;

                  (d) Neither the Borrower nor any of its Subsidiaries nor any of their respective currently or previously owned or leased properties or operations is subject to any outstanding or, to the best of its knowledge, threatened order from or agreement with any Governmental
         Authority or other Person or subject to any judicial or docketed administrative proceeding with respect to (i) failure to comply with Environmental Laws, (ii) Remedial Action, or (iii) any Environmental Liabilities arising from a Release or threatened Release;



CREDIT AGREEMENT - Page 42

               (e) To  the  best  of  the  Borrower's  knowledge,  there  are no conditions or circumstances associated with the currently or previously owned or leased properties or operations of the Borrower or any of its Subsidiaries that could reasonably be expected to give rise to any Environmental Liabilities;

               (f) Neither the Borrower nor any of its Subsidiaries is a treatment, storage, or disposal facility requiring a permit under the Resource Conservation and Recovery Act, 42 U.S.C. ss. 6901 et seq., regulations thereunder or any comparable provision of state law. The Borrower and its Subsidiaries are in substantial compliance with all applicable financial responsibility requirements of all Environmental Laws;

               (g) Neither the Borrower nor any of its Subsidiaries has filed or to the best of Borrower's knowledge, failed to file any notice required under applicable Environmental Law reporting a Release; and

               (h) The Borrower has received no notice that a Lien arising under any Environmental Law has attached to any property or revenues of the Borrower or its Subsidiaries.

                                    ARTICLE X

                               Positive Covenants

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder or any Issuing Bank has any obligation to issue Letters of Credit hereunder, the Borrower will perform and observe the following positive covenants:

          Section 10.1 Reporting Requirements. The Borrower will furnish to the Agent, the Co-Agent, each Issuing Bank and each Bank:

                  (a) Annual Financial Statements. As soon as available, and in any event within 100 days after the end of each fiscal year of the Borrower, beginning with the fiscal year ending December 31, 1996, (i) a copy of the annual audit report of the Borrower and the Subsidiaries for such fiscal year containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow as at the end of such fiscal year and for the 12-month period then ended, in each case setting forth in comparative form the figures for the preceding fiscal year, all in reasonable detail and audited and certified by independent certified public accountants of recognized standing acceptable to the Agent, to the effect that such report has been prepared in accordance with GAAP; and (ii) a certificate of such independent certified public accountants to the Agent (A) stating that to their knowledge no Default has occurred and is continuing, or if in their opinion a Default has occurred and is continuing, a statement as to the nature thereof, and (B) confirming the calculations set forth in the officer's certificate delivered simultaneously therewith;



CREDIT AGREEMENT - Page 43

               (b) Quarterly Financial Statements. As soon as available, and in any event within 50 days after the end of each of the quarters of each fiscal year of the Borrower, a copy of an unaudited financial report of the Borrower and the Subsidiaries as of the end of such fiscal quarter and for the portion of the fiscal year then ended, containing, on a consolidated basis, balance sheets and statements of income, retained earnings, and cash flow, in each case setting forth in comparative form the figures for the corresponding period of the preceding fiscal year, all in reasonable detail certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to fairly and accurately present (subject to year-end audit adjustments) the financial condition and results of operations of the Borrower and the Subsidiaries, on a consolidated basis, at the date and for the periods indicated therein;

                  (c) Certificate of No Default. Concurrently with the delivery of each of the financial statements referred to in subsections 10.1(a) and (b), a certificate of the chief executive officer or chief financial officer of the Borrower (i) stating that to the best of such officer's knowledge, no Default has occurred and is continuing, or if a Default has occurred and is continuing, a statement as to the nature thereof and the action that is proposed to be taken with respect thereto, and (ii) showing in reasonable detail the calculations demonstrating compliance with Article XII;

               (d) Management Letters. Promptly upon receipt thereof, a copy of any management letter or written report submitted to the Borrower or any Subsidiary by independent certified public accountants with respect to the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

               (e) Notice of Litigation. Promptly after the commencement thereof, notice of all actions, suits, and proceedings before any Governmental Authority or arbitrator affecting the Borrower or any Subsidiary which, if determined adversely to the Borrower or such Subsidiary, could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or such Subsidiary;

               (f) Notice of Default. As soon as possible and in any event within five days after the occurrence of each Default, a written notice setting forth the details of such Default and the action that the Borrower has taken and proposes to take with respect thereto;

               (g) ERISA Reports. Promptly after the filing or receipt thereof, copies of all reports, including annual reports, and notices which the Borrower or any Subsidiary files with or receives from the PBGC or the U.S. Department of Labor under ERISA; and as soon as possible and in any event within five days after the Borrower or any Subsidiary knows or has reason to know that any Reportable Event or Prohibited Transaction has occurred with respect to any Plan or that the PBGC or the Borrower or any Subsidiary has instituted or will institute proceedings under Title IV of ERISA to terminate any Plan, a certificate of the chief financial officer of the Borrower setting forth the details as to


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



         such Reportable Event or Prohibited Transaction or Plan termination and the action that the Borrower proposes to take with respect thereto;

                  (h) Reports to Other Creditors. Promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Agent, the Issuing Bank and the Banks pursuant to any other clause of this Section;

                  (i) Notice of Material Adverse Change. As soon as possible and in any event within five days after the occurrence thereof, written notice of any matter that could have a material adverse effect on the business, condition (financial or otherwise), operations, prospects, or properties of the Borrower or any Subsidiary;

                  (j) Proxy Statements, Etc. As soon as available and in any event within ten days of sending or filing with the Securities and Exchange Commission or successor agency, one copy of each financial statement, report, notice or proxy statement sent by the Borrower or any Subsidiary to its stockholders generally and one copy of each regular, periodic or special report, form (including, without limitation, all 10-K and 10-Q filings), registration statement, or prospectus filed by the Borrower or any Subsidiary with any securities exchange or the Securities and Exchange Commission or any successor agency;

               (k)  General  Information.   Promptly,   such  other  information
          concerning the Borrower or any Subsidiary as the Agent or any Bank may from time to time reasonably request;

               (l) Reserve Reports.

                           (i) On or  before  March 1 of each  calendar  year at
                  Borrower's expense, an annual report in form and substance satisfactory to the Agent and the Banks prepared by an independent third party engineering firm acceptable to the Agent and the Banks dated as of December 31 of the preceding year, reflecting the quantity of existing proven and producing oil and gas reserves attributable to the Mortgaged Properties and any New Properties added since the last such annual report submitted to the Agent and the Banks, a projection of the rate of production and net operating income with respect thereto as of such date, and such other information as is customarily obtained from and provided in such reports; and

                           (ii) On or before  September 1 of each  calendar year
                  at Borrower's expense, a report in form and substance satisfactory to the Agent and the Banks prepared by Borrower dated as of June 30 of such year, reflecting the quantity of existing proven and producing oil and gas reserves attributable to the Mortgaged Properties and any New Properties submitted to the Agent and the Banks for the first six months of such year, a projection of the rate of production and net operating income with respect thereto as of such date, and such other information as is customarily obtained from and provided in such reports;


CREDIT AGREEMENT - Page 45

                  (m) Gas Gathering System Evaluation Reports. On or before March 15 of each calendar year at Borrower's expense, a report in form and substance satisfactory to the Agent and the Banks prepared by Borrower dated as of December 31 of the preceding year, reflecting the quantity of existing proven and producing oil and gas reserves connected to the Gas Gathering Systems, total throughput for the Gas Gathering Systems for the previous twelve months, new wells connected to the Gas Gathering Systems during such period of time and such other information as the Agent and the Banks may request to evaluate the Gas Gathering Systems, including, but not limited to, anticipated capital costs for connecting new sources of supply to the Gas Gathering Systems;

                  (n) Monthly Production and Lease Operating Statement. Within 60 days after the end of each calendar month commencing with the calendar month ending June 30, 1996, a production statement which identifies the most recent information available relating to the gross volumes of Hydrocarbons produced from the Mortgaged Properties and a statement of revenues and expenses attributable to the Mortgaged Properties for such calendar month then ended, such production report and statement of revenues and expenses to be in a form and substance reasonably satisfactory to the Agent and the Banks; and

                  (o) Monthly Gas Gathering System Operating Report. Within 60 days after the end of each calendar month commencing with the calendar month ending June 30, 1996, an operating report which identifies the most recent information available relating to the Hydrocarbons throughput of the Gas Gathering Systems, revenues and expenses attributable to the Gas Gathering Systems for such calendar month then ended and such other information as the Agent and the Banks may request all in a form and substance reasonably satisfactory to the Agent and the Banks.

         Section 10.2 Maintenance of Existence; Conduct of Business. The Borrower will preserve and maintain, and will cause each Subsidiary (other than Excluded Subsidiaries) to preserve and maintain, its corporate existence and all of its leases, privileges, licenses, permits, franchises, qualifications, and rights that are necessary or desirable in the Borrower's reasonable business judgment, and in the ordinary conduct of its business. The Borrower will conduct, and will cause each Subsidiary to conduct, its business in an orderly and efficient manner in accordance with good business practices.

         Section 10.3 Maintenance of Properties. The Borrower will maintain, keep, and preserve, and cause each Subsidiary (other than Excluded Subsidiaries) to maintain, keep, and preserve, all of its properties (tangible and intangible) necessary or useful in the proper conduct of its business in good working order and condition.

         Section 10.4 Taxes and Claims. The Borrower will pay or discharge, and will cause each Subsidiary to pay or discharge, at or before maturity or before becoming delinquent (a) all taxes, levies, assessments, and governmental charges imposed on it or its income or profits or any of its property, and (b) all lawful claims for labor, material, and supplies, which, if unpaid, might become a Lien upon any of its property; provided, however, that neither the Borrower nor any Subsidiary shall be required to pay or discharge any tax, levy, assessment, or governmental


CREDIT AGREEMENT - Page 46
charge which is being contested in good faith by appropriate proceedings diligently pursued, and for which adequate reserves have been established.

         Section 10.5 Insurance. The Borrower will maintain, and will cause each of the Subsidiaries to maintain, insurance with financially sound and reputable insurance companies in such amounts and covering such risks as is usually carried by corporations engaged in similar businesses and owning similar properties in the same general areas in which the Borrower and the Subsidiaries operate, provided that in any event the Borrower will maintain and cause each Subsidiary to maintain workmen's compensation insurance, property insurance, comprehensive general liability insurance, products liability insurance, and business interruption insurance reasonably satisfactory to the Agent and the Banks. Each insurance policy covering Collateral shall provide that such policy will not be cancelled or reduced without 30 days' prior written notice to the Agent. In the event an Event of Default occurs and continues for a period of ninety days, Borrower will cause, within five days, each insurance policy covering Collateral to name the Agent as additional insured and loss payee for the benefit of the Agent, the Co-Agent, the Banks and the Issuing Banks.

         Section 10.6 Inspection Rights. Upon reasonable prior notice, oral or written, and during ordinary business hours, the Borrower will permit, and will cause each Subsidiary to permit, representatives of the Agent, the Co-Agent, the Issuing Banks and each Bank to examine, copy, and make extracts from its books and records, to visit and inspect its properties, and to discuss its business, operations, and financial condition with its officers, employees, and independent certified public accountants. Notwithstanding the foregoing, following the occurrence of a Default, the foregoing restrictions relating to notice and normal business hours shall not apply.

         Section 10.7 Keeping Books and Records. The Borrower will maintain, and will cause each Subsidiary to maintain, proper books of record and account in which full, true, and correct entries in conformity with GAAP shall be made of all dealings and transactions in relation to its business and activities.

         Section 10.8 Compliance with Laws. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all applicable laws, rules, regulations, orders, and decrees of any Governmental Authority or arbitrator.

         Section 10.9 Compliance with Agreements. The Borrower will comply, and will cause each Subsidiary to comply, in all material respects with all agreements, contracts, and instruments binding on it or affecting its properties or business.

         Section 10.10 Further Assurances. The Borrower will, and will cause each Subsidiary (other than Excluded Subsidiaries) to, execute and deliver such further agreements and instruments and take such further action as may be requested by the Agent to carry out the provisions and purposes of this Agreement and the other Loan Documents and, subject to Section 7.1, to create, preserve, and perfect the Liens of the Agent for the benefit of the Agent, the Co-Agent, the Issuing Banks and the Banks in the Collateral.



CREDIT AGREEMENT - Page 47

         Section 10.11 ERISA. The Borrower will comply, and will cause each Subsidiary to comply, with all minimum funding requirements, and all other material requirements, of ERISA, if applicable, so as not to give rise to any liability thereunder.

         Section 10.12 Subsidiary Security Agreement; Subsidiary Guaranty. The Borrower shall cause each Person that becomes a Subsidiary (other than Excluded Subsidiaries) after the date hereof to execute and deliver to the Agent a counterpart of each of the Subsidiary Security Agreement and Subsidiary Guaranty within 15 days after such Person becomes a Subsidiary. Contemporaneously with the execution and delivery of any such counterpart of the Subsidiary Security Agreement, Borrower shall deliver to the Agent the original certificates evidencing all outstanding capital stock of such Subsidiary (other than Excluded Subsidiaries), together with stock powers relating thereto duly executed in blank and such other documents as the Agent may reasonably request.

         Section 10.13 Collateral Maintenance; Additional Mortgages. As of each Determination Date, the Borrower shall execute or cause to be executed additional mortgages or deeds of trust to the extent necessary to provide the Agent with first priority perfected liens on at least 75% of the present value of the Borrower's and Subsidiaries' (other than the Excluded Subsidiaries) proved reserves (whether developed or undeveloped). In the event that the Mortgaged Properties in which the Agent has a first priority perfected Lien shall at any time constitute less than 75% of the present value of the Borrower's and the Subsidiaries' (other than Excluded Subsidiaries) proved reserves, the Borrower shall upon request from the Agent, promptly execute or cause to be executed additional mortgages and deeds of trust to the extent required to increase such percentage to at least 80%. Such mortgages and deeds of trust shall be accompanied by title opinions and/or other evidence of title satisfactory in form and substance to the Agent and the Banks. In addition, Borrower shall deliver to the Agent upon request, such other information, data and reports relating to the property subject to the new mortgages and deeds of trust and the reserves and production related thereto, as the Agent and the Banks shall reasonably request.

         Section 10.14 Hedge Agreement. Within 30 days after Agent's request, the Borrower shall enter into and shall maintain such agreements or similar contractual arrangements, in form and substance as are satisfactory to the Banks, intended to hedge market price fluctuations of natural gas and that cover at least 75% of its total projected production from the producing reserves attributable to the West Panhandle, East Panhandle and South Erik Fields for a period of at least 18 months beginning June 28, 1996.

                                   ARTICLE XI

                               Negative Covenants

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder or any Issuing Bank has any obligation to issue Letters of Credit hereunder, the Borrower will perform and observe the following negative covenants:



CREDIT AGREEMENT - Page 48

         Section 11.1 Debt. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary (other than Excluded Subsidiaries) to incur, create, assume, or permit to exist, any Debt, except the following (herein referred to as "Permitted Debt"):

               (a) Debt to the Agent, the Co-Agent, the Banks and the Issuing Banks pursuant to the Loan Documents;

               (b) Debt in an aggregate  amount not to exceed  $1,000,000 at any
          time  outstanding  (including,   without  limitation,   existing  Debt
          described on Schedule 2 hereto);

               (c) Existing Debt described on Schedule 9.9 hereto;

               (d) Debt owed by the Borrower to an Affiliate, provided that such Debt is fully subordinated to the Obligations pursuant to a subordination agreement satisfactory in form and substance to the Agent; and

               (e) Debt consisting of current liabilities for taxes and other assessments incurred in the ordinary course of business that are not delinquent.

         Section 11.2 Limitation on Liens. The Borrower will not incur, create, assume, or permit to exist, and will not permit any Subsidiary (other than Excluded Subsidiaries) to incur, create, assume, or permit to exist, any Lien upon any of its property, assets, or revenues, whether now owned or hereafter acquired, except the following (herein referred to as "Permitted Liens"):

               (a) Liens on the property described on Schedule 11.2 hereto to secure Permitted Debt;

               (b) Liens in favor of the Agent for the benefit of the Agent, the Co-Agent, the Banks and the Issuing Banks;

               (c) Encumbrances consisting of minor easements, zoning restrictions, or other restrictions on the use of real property that do not (individually or in the aggregate) materially affect the value of the assets encumbered thereby or materially impair the ability of the Borrower or the Subsidiaries to use such assets in their respective businesses, and none of which is violated in any material respect by existing or proposed structures or land use;

               (d) Liens for taxes, assessments, or other governmental charges which are not delinquent or which are being contested in good faith and for which adequate reserves have been established;

               (e) Liens of mechanics, materialmen, warehousemen, carriers, or other similar statutory Liens securing obligations that are not yet due and are incurred in the ordinary course of business;



CREDIT AGREEMENT - Page 49

                  (f) Liens resulting from good faith deposits to secure payments of workmen's compensation or other social security programs or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, contracts (other than for payment of Debt), or leases made in the ordinary course of business; and

                  (g) Liens created in connection with (i) a $300,000 production payment made by Borrower to American Founders Life Insurance Company, and (ii) with the prior written consent of the Required Banks, similar arrangements.

         Section 11.3 Mergers, Etc. The Borrower will not, and will not permit any Subsidiary to, become a party to a merger or consolidation, or purchase or otherwise acquire all or any part of the business or assets of any Person or any shares or other evidence of beneficial ownership of any Person, or wind-up, dissolve, or liquidate itself; provided, however, the Borrower and the Subsidiaries shall be entitled to acquire the business or assets of any Person or any shares or other evidence of beneficial ownership of any Person so long as the total aggregate consideration - cash and noncash - for all such acquisitions during any twelve-month period does not exceed $1,000,000 and no Default is then continuing.

         Section 11.4 Restricted Payments. The Borrower will not declare or pay any dividends (other than dividends in the form of stock) or make any other payment or distribution (whether in cash, property, or obligations) on account of its capital stock, or redeem, purchase, retire, or otherwise acquire any of its capital stock, or permit any of its Subsidiaries to purchase or otherwise acquire any capital stock of the Borrower or another Subsidiary, or set apart any money for a sinking or other analogous fund for any dividend or other distribution on its capital stock or for any redemption, purchase, retirement, or other acquisition of any of its capital stock, except so long as no Default is continuing (i) dividends approved in writing by Required Banks as of each Determination Date, (ii) dividends accrued and payable on the Series C Preferred Stock of Borrower through the period ending September 30, 1996, and (iii) dividends payable in connection with the issuance of a new series of preferred stock similar in form and substance to the Weisser, Johnson offering memorandum previously delivered to the Agent and the Banks.

         Section 11.5 Investments. The Borrower will not make, and will not permit any Subsidiary (other than Excluded Subsidiaries) to make, any advance, loan, extension of credit, or capital contribution to or investment in, or purchase or own, or permit any Subsidiary to purchase or own, any stock, bonds, notes, debentures, or other securities of, (i) any Excluded Subsidiary in excess of $50,000 in the aggregate per fiscal year of Borrower, or (ii) any Person in excess of $250,000 in the aggregate per fiscal year of the Borrower, except:

               (a) readily marketable direct obligations of the United States of America or any agency thereof with maturities of one year or less from the date of acquisition;

               (b) fully insured certificates of deposit with maturities of one year or less from the date of acquisition issued by any commercial bank operating in the United States of America having capital and surplus in excess of $250,000,000; and



CREDIT AGREEMENT - Page 50

                  (c) commercial paper of a domestic issuer if at the time of purchase such paper is rated in one of the two highest rating categories of Standard and Poor's Corporation or Moody's Investors Service, Inc.

         Section 11.6 Limitation on Issuance of Subsidiaries' Capital Stock. The Borrower will not permit any of its Subsidiaries (other than Excluded Subsidiaries) to, at any time issue, sell, assign, or otherwise dispose of (a) any of such Subsidiary's capital stock, (b) any securities exchangeable for or convertible into or carrying any rights to acquire any of such Subsidiary's capital stock, or (c) any option, warrant, or other right to acquire any of such Subsidiary's capital stock.

         Section 11.7 Transactions With Affiliates. The Borrower will not enter into, and will not permit any Subsidiary (other than Excluded Subsidiaries) to enter into, any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate of the Borrower or such Subsidiary, except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate of the Borrower or such Subsidiary.

         Section 11.8 Disposition of Assets. The Borrower will not sell, lease, assign, transfer, or otherwise dispose of any of its assets, or permit any Subsidiary (other than Excluded Subsidiaries) to do so with any of its assets, except (a) dispositions of Hydrocarbons in the ordinary course of business, (b) dispositions of obsolete, damaged, or worn out equipment, (c) sales or transfers of assets from one Guarantor to another Guarantor, or (d) sales of assets having an aggregate fair market value of 10% or less of the then current Borrowing Base during any fiscal year.

         Section 11.9 Sale and Leaseback. The Borrower will not enter into, and will not permit any Subsidiary (other than Excluded Subsidiaries) to enter into, any arrangement with any Person pursuant to which it leases from such Person real or personal property that has been or is to be sold or transferred, directly or indirectly, by it to such Person, except for any such arrangements which do not exceed the aggregate amount of $500,000 for the Borrower and its Subsidiaries during any fiscal year.

         Section 11.10 Prepayment of Debt. The Borrower will not prepay, and will not permit any Subsidiary (other than Excluded Subsidiaries) to prepay, any Debt in excess of an aggregate amount of $50,000 during any fiscal year, except the Obligations.

         Section 11.11 Nature of Business. The Borrower will not, and will not permit any Subsidiary (other than Excluded Subsidiaries) to, engage in any business other than the oil and gas exploration and production, gas gathering, pipeline and processing, and petroleum property management and consulting businesses in which they are engaged on the date hereof.

     Section 11.12 Environmental Protection. The Borrower will not, and will not permit any of its Subsidiaries (other than Cushing Disposal, Inc.) to, (a) use (or permit any tenant to use)


CREDIT AGREEMENT - Page 51
any of their respective properties or assets for the handling, processing, storage, transportation, or disposal of any Hazardous Material except in amounts that will not violate applicable law, (b) conduct any activity that is likely to cause a Release or threatened Release of any Hazardous Material, or (c) otherwise conduct any activity or use any of their respective properties or assets in any manner that is likely in any material respect to violate any Environmental Law or create any Environmental Liabilities for which the Borrower or any of its Subsidiaries would be responsible.

         Section 11.13 Accounting. The Borrower will not, and will not permit any of its Subsidiaries to, change its fiscal year or make any change (a) in accounting treatment or reporting practices, except as required by GAAP and disclosed to the Agent, or (b) in tax reporting treatment, except as required by law and disclosed to the Agent.

                                   ARTICLE XII

                               Financial Covenants

         The Borrower covenants and agrees that, as long as the Obligations or any part thereof are outstanding or any Bank has any Commitment hereunder or the Issuing Bank has any obligation to issue Letters of Credit hereunder, the Borrower will perform and observe the following financial covenants:

         Section 12.1 Consolidated Interest Coverage Ratio. The Borrower will not permit its Consolidated Interest Coverage Ratio to be less than 2.25 to 1.0, calculated quarterly (beginning June 30, 1996) for the four quarters then ended as of the last day of each March, June, September and December.

         Section 12.2 Consolidated Tangible Net Worth. The Borrower will at all times maintain Consolidated Tangible Net Worth in an amount not less than the sum of (i) $20,000,000, plus (ii) 80% of the Consolidated Net Income (to the extent positive) of Borrower for each fiscal year ending after December 31, 1995, calculated quarterly (beginning June 30, 1996) as of the last day of each March, June, September and December.

         Section 12.3 Current Ratio. Borrower will not permit its Current Ratio to be less than 1.0 to 1.0, calculated quarterly (beginning June 30, 1996) as of the last day of each March, June, September and December.

                                  ARTICLE XIII

                                     Default

     Section 13.1 Events of Default. Each of the following shall be deemed an "Event of Default":

          (a) The Borrower shall fail to pay when due the Obligations or any part thereof.


CREDIT AGREEMENT - Page 52

                  (b) Any representation or warranty made or deemed made by the Borrower or any Obligated Party (or any of their respective officers) in any Loan Document or in any certificate, report, notice, or financial statement furnished at any time in connection with this Agreement shall be false, misleading, or erroneous in any material respect when made or deemed to have been made.

                  (c) The Borrower shall fail to perform, observe, or comply with any covenant, agreement, or term contained in Section 10.1(e),
         (f), (h) or (i), 10.5, 10.6, 10.10, Article XI, or Article XII of this Agreement (for which there shall be no grace); or the Borrower or any Obligated Party shall fail to perform, observe, or comply with any other covenant, agreement, or term contained in this Agreement or any other Loan Document (other than those set forth in Section 10.1(e), (f), (h) or (i), 10.5, 10.6, 10.10, Article XI or XII or the covenants to pay the Obligations) and such failure shall continue for a period of 10 days.

                  (d) The Borrower, any Subsidiary, or any Obligated Party shall commence a voluntary proceeding seeking liquidation, reorganization, or other relief with respect to itself or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian, or other similar official of it or a substantial part of its property or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it or shall make a general assignment for the benefit of creditors or shall generally fail to pay its debts as they become due or shall take any corporate action to authorize any of the foregoing.

                  (e) An involuntary proceeding shall be commenced against the Borrower, any Subsidiary, or any Obligated Party seeking liquidation, reorganization, or other relief with respect to it or its debts under any bankruptcy, insolvency, or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official for it or a substantial part of its property, and such involuntary proceeding shall remain undismissed and unstayed for a period of sixty days.

                  (f) The Borrower, any Subsidiary, or any Obligated Party shall fail to  discharge  within a period of 30 days  after the  commencement thereof any attachment, sequestration, or similar proceeding or proceedings involving an aggregate amount in excess of $100,000 against any of its assets or properties.

                  (g) A final judgment or judgments for the payment of money in excess of $100,000 in the aggregate shall be rendered by a court or courts against the Borrower, any of its Subsidiaries, or any Obligated Party and the same shall not be discharged (or provision shall not be made for such discharge), or a stay of execution thereof shall not be procured, within 30 days from the date of entry thereof and the Borrower or the relevant Subsidiary or Obligated Party shall not, within said period of 30 days, or such longer period during which execution of the same shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal.



CREDIT AGREEMENT - Page 53

                  (h) The Borrower, any Subsidiary, or any Obligated Party shall fail to pay when due any principal of or interest on any Debt (other than the Obligations) the amount of which individually or in the aggregate exceeds $100,000, or the maturity of any such Debt shall have been accelerated, or any such Debt shall have been required to be prepaid prior to the stated maturity thereof, or any event shall have occurred that permits (or, with the giving of notice or lapse of time or both, would permit) any holder or holders of such Debt or any Person acting on behalf of such holder or holders to accelerate the maturity thereof or require any such prepayment.

                  (i) This Agreement or any other Loan Document shall cease to be in full force and effect or shall be declared null and void or the validity or enforceability thereof shall be contested or challenged by the Borrower, any Subsidiary, any Obligated Party, or the Borrower or any Obligated Party shall deny that it has any further liability or obligation under any of the Loan Documents, or any lien or security interest created by the Loan Documents shall for any reason cease to be a valid, first priority perfected security interest in and lien upon any of the Collateral purported to be covered thereby.

                  (j) Any of the following events shall occur or exist with respect to the Borrower or any ERISA Affiliate: (i) any Prohibited Transaction involving any Plan; (ii) any Reportable Event with respect to any Plan; (iii) the filing under Section 4041 of ERISA of a notice of intent to terminate any Plan or the termination of any Plan; (iv) any event or circumstance that might constitute grounds entitling the PBGC to institute proceedings under Section 4042 of ERISA for the termination of, or for the appointment of a trustee to administer, any Plan, or the institution by the PBGC of any such proceedings; or (v) complete or partial withdrawal under Section 4201 or 4204 of ERISA from a Multiemployer Plan or the reorganization, insolvency, or termination of any Multiemployer Plan; and in each case above, such event or condition, together with all other events or conditions, if any, have subjected or could in the reasonable opinion of Required Banks subject the Borrower to any tax, penalty, or other liability to a Plan, a Multiemployer Plan, the PBGC, or otherwise (or any combination thereof) which in the aggregate exceed or could reasonably be expected to exceed $250,000.

                  (k) The Borrower or any of its Material Subsidiaries, or any of their properties, revenues, or assets aggregating $100,000 or greater, shall become the subject of an order of forfeiture, seizure, or divestiture (whether under RICO or otherwise) and the same shall not have been discharged (or provisions shall not be made for such discharge) within 30 days from the date of entry thereof.

                  (l)      A Change in Control shall occur.

     Section 13.2 Remedies. If any Event of Default shall occur and be continuing, the Agent may (and if directed by Required Banks, shall) do any one or more of the following:

               (a) Acceleration. Declare all outstanding principal of and accrued and unpaid interest on the Notes and all other obligations of the Borrower under the Loan Documents immediately due and payable, and the same shall thereupon become immediately due and


CREDIT AGREEMENT - Page 54
         payable, without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

               (b) Termination of Commitments. Terminate the Commitments and the obligation of the Issuing Banks to issue Letters of Credit hereunder without notice to the Borrower.

               (c) Judgment. Reduce any claim of the Agent, the Co-Agent, any Issuing Bank or any Bank to judgment.

               (d) Foreclosure. Foreclose or otherwise enforce any Lien granted to the Agent for the benefit of itself, the Co-Agent, the Banks and the Issuing Banks to secure payment and performance of the Obligations in accordance with the terms of the Loan Documents.

               (e) Rights. Exercise any and all rights and remedies afforded by the laws of the State of Texas or any other jurisdiction, by any of the Loan Documents, by equity, or otherwise.

Provided, however, that upon the occurrence of an Event of Default under Subsection (d) or (e) of Section 13.1, the Commitments of all of the Banks and the obligation of the Issuing Banks to issue Letters of Credit shall automatically terminate, and the outstanding principal of and accrued and unpaid interest on the Notes and all other obligations of the Borrower under the Loan Documents shall thereupon become immediately due and payable without notice, demand, presentment, notice of dishonor, notice of acceleration, notice of intent to accelerate, protest, or other formalities of any kind, all of which are hereby expressly waived by the Borrower.

         Section 13.3 Letters of Credit. If any Event of Default shall occur and be continuing, Borrower shall, if requested by the Agent for the Required Banks, immediately deposit with and pledge to the Agent cash or cash equivalent investments in an amount equal to the outstanding Letter of Credit Liabilities as security for the Obligations.

         Section 13.4 Performance by the Agent. If the Borrower shall fail to perform any covenant or agreement in accordance with the terms of the Loan Documents, the Agent may, at the direction of Required Banks, perform or attempt to perform such covenant or agreement on behalf of the Borrower. In such event, the Borrower shall, at the request of the Agent, promptly pay any amount expended by the Agent or the Banks in connection with such performance or attempted performance to the Agent at the Principal Office, together with interest thereon at the Default Rate from and including the date of such expenditure to but excluding the date such expenditure is paid in full. Notwithstanding the foregoing, it is expressly agreed that neither the Agent, the Issuing Bank nor any Bank shall have any liability or responsibility for the performance of any obligation of the Borrower under this Agreement or any of the other Loan Documents.



CREDIT AGREEMENT - Page 55

                                   ARTICLE XIV

                                    The Agent

         Section 14.1 Appointment, Powers and Immunities. In order to expedite the various transactions contemplated by this agreement, Co-Agent, the Banks and the Issuing Banks hereby irrevocably appoint and authorize Wells Fargo to act as their Agent hereunder and under each of the other Loan Documents. Wells Fargo consents to such appointment and agrees to perform the duties of the Agent as specified herein. The Co-Agent, the Banks and the Issuing Banks authorize and direct the Agent to take such action in their name and on their behalf under the terms and provisions of the Loan Documents and to exercise such rights and powers thereunder as are specifically delegated to or required of the Agent for the Co-Agent, the Banks and the Issuing Banks, together with such rights and powers as are reasonably incidental thereto. The Agent is hereby expressly authorized to act as the Agent on behalf of itself, the Co-Agent, the other Banks and the Issuing Banks:

               (a) To receive on behalf of each of the Co-Agent, the Banks and the Issuing Banks any payment of principal, interest, fees or other amounts paid pursuant to this Agreement and the Notes and to distribute to the Co-Agent, each Bank and/or each Issuing Bank its share of all payments so received as provided in this Agreement;

               (b) To receive all documents and items to be furnished under the Loan Documents;

               (c) To act as nominee for and on behalf of the Co-Agent, the Banks and the Issuing Banks in and under the Loan Documents;

               (d) To arrange for the means whereby the funds of the Banks are to be made available to the Borrower;

               (e) To distribute to the Co-Agent, the Banks and the Issuing Banks information, requests, notices, payments, prepayments, documents and other items received from the Borrower, the other Obligated Parties, and other Persons;

               (f) To execute and deliver to the Borrower, the other Obligated Parties, and other Persons, all requests, demands, approvals, notices, and consents received from the Co-Agent, the Banks and the Issuing Banks;

               (g) To the extent permitted by the Loan Documents, to exercise on behalf of the Co-Agent, each Bank and each Issuing Bank all rights and remedies of such Persons upon the occurrence of any Event of Default;


CREDIT AGREEMENT - Page 56

               (h) To accept, execute, and deliver the Borrower Pledge Agreement, the Subsidiary Pledge Agreement, the Subsidiary Guaranty and the other Security Documents as the secured party, including, without limitation all UCC financing statements; and

               (i) To take such other actions as may be requested by Required Banks.

         Neither the Agent nor any of its Affiliates, officers, directors, employees, attorneys, or agents shall be liable for any action taken or omitted to be taken by any of them hereunder or otherwise in connection with this Agreement or any of the other Loan Documents except for its or their own gross negligence or willful misconduct. Without limiting the generality of the preceding sentence, the Agent (i) may treat the payee of any Note as the holder thereof until the Agent receives written notice of the assignment or transfer thereof signed by such payee and in form satisfactory to the Agent; (ii) shall have no duties or responsibilities except those expressly set forth in this Agreement and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Bank or Issuing Bank; (iii) shall not be required to initiate any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by Required Banks; (iv) shall not be responsible to the Banks or the Issuing Banks for any recitals, statements, representations or warranties contained in this Agreement or any other Loan Document, or any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, enforceability, or sufficiency of this Agreement or any other
Loan Document or any other document referred to or provided for herein or therein or for any failure by any Person to perform any of its obligations hereunder or thereunder; (v) may consult with legal counsel (including counsel for the Borrower), independent public accountants, and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants, or experts; and (vi) shall incur no liability under or in respect of any Loan Document by acting upon any notice, consent, certificate, or other instrument or writing believed by it to be genuine and signed or sent by the proper party or parties. As to any matters not expressly provided for by this Agreement, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by Required Banks, and such instructions of Required Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks; provided, however, that the Agent shall not be required to take any action which exposes the Agent to personal liability or which is contrary to this Agreement or any other Loan Document or applicable law.

         Section 14.2 Rights of Agent as a Bank. With respect to its Commitment, the Loans made by it and the Notes issued to it, Wells Fargo in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent or an Issuing Bank, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the Agent in its individual capacity. The Agent and its Affiliates may (without having to account therefor to any Bank or any Issuing
Bank) accept deposits from, lend money to, act as trustee under indentures of, provide merchant banking services to, and generally engage in any kind of business with the Borrower, any of its


CREDIT AGREEMENT - Page 57

Subsidiaries, any other Obligated Party, and any other Person who may do business with or own securities of the Borrower, any Subsidiary, or any other Obligated Party, all as if it were not acting as the Agent and without any duty to account therefor to the Co-Agent, the Banks or the Issuing Banks.

         Section 14.3 Sharing of Payments, Etc. If any Bank shall obtain any payment of any principal of or interest on any Loan made by it under this Agreement or payment of any other obligation under the Loan Documents then owed by the Borrower or any other Obligated Party to such Bank, whether voluntary, involuntary, through the exercise of any right of setoff, banker's lien, counterclaim or similar right, or otherwise, in excess of its pro rata share, such Bank shall promptly purchase from the other Banks participations in the Loans held by them hereunder in such amounts, and make such other adjustments from time to time as shall be necessary to cause such purchasing Bank to share the excess payment ratably with each of the other Banks in accordance with its pro rata portion thereof. To such end, all of the Banks shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if all or any portion of such excess payment is thereafter rescinded or must otherwise be restored. The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Bank so purchasing a participation in the Loans made by the other Banks may exercise all rights of setoff, banker's lien, counterclaim, or similar rights with respect to such participation as fully as if such Bank were a direct holder of Loans to the Borrower in the amount of such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of the Borrower.

         Section 14.4 INDEMNIFICATION. THE BANKS HEREBY AGREE TO INDEMNIFY THE AGENT FROM AND HOLD THE AGENT AND THE ISSUING BANKS HARMLESS AGAINST (TO THE EXTENT NOT REIMBURSED UNDER SECTIONS 15.1 AND 15.2, BUT WITHOUT LIMITING THE OBLIGATIONS OF THE BORROWER UNDER SECTIONS 15.1 AND 15.2), RATABLY IN ACCORDANCE WITH THEIR RESPECTIVE COMMITMENTS, ANY AND ALL LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE WHATSOEVER WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST THE AGENT OR ANY ISSUING BANK IN ANY WAY RELATING TO OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY ACTION TAKEN OR OMITTED TO BE TAKEN BY THE AGENT OR ANY ISSUING BANK UNDER OR IN RESPECT OF ANY OF THE LOAN DOCUMENTS; PROVIDED, FURTHER, THAT NO BANK SHALL BE LIABLE FOR ANY PORTION OF THE FOREGOING TO THE EXTENT CAUSED BY THE AGENT'S OR SUCH ISSUING BANK'S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT. WITHOUT LIMITATION OF THE FOREGOING, IT IS THE EXPRESS INTENTION OF THE BANKS THAT THE AGENT AND THE ISSUING BANKS SHALL BE INDEMNIFIED HEREUNDER FROM AND HELD HARMLESS AGAINST ALL OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS,


CREDIT AGREEMENT - Page 58

DEFICIENCIES, SUITS, COSTS, EXPENSES (INCLUDING ATTORNEYS' FEES), AND DISBURSEMENTS OF ANY KIND OR NATURE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF THE AGENT OR SUCH ISSUING BANK. WITHOUT LIMITING ANY OTHER PROVISION OF THIS SECTION, EACH BANK AGREES TO REIMBURSE THE AGENT AND EACH ISSUING BANK PROMPTLY UPON DEMAND FOR ITS PRO RATA SHARE (CALCULATED ON THE BASIS OF THE COMMITMENTS) OF ANY AND ALL OUT-OF-POCKET EXPENSES (INCLUDING ATTORNEYS' FEES) INCURRED BY THE AGENT OR SUCH ISSUING BANK IN CONNECTION WITH THE PREPARATION, EXECUTION, DELIVERY, ADMINISTRATION, MODIFICATION, AMENDMENT OR ENFORCEMENT (WHETHER THROUGH NEGOTIATIONS, LEGAL PROCEEDINGS, OR OTHERWISE) OF, OR LEGAL ADVICE IN RESPECT OF RIGHTS OR RESPONSIBILITIES UNDER, THE LOAN DOCUMENTS, TO THE EXTENT THAT THE AGENT OR SUCH ISSUING BANK IS NOT REIMBURSED FOR SUCH EXPENSES BY THE BORROWER.

         Section 14.5 Independent Credit Decisions. Each Bank agrees that it has independently and without reliance on the Agent, the Co-Agent, any Issuing Bank or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent, the Co-Agent, any Issuing Bank or any other Bank, and based upon such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. The Agent shall not be required to keep itself informed as to the performance or observance by the Borrower or any Obligated Party of this Agreement or any other Loan Document or to inspect the properties or books of the Borrower or any Obligated Party. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder or under the other Loan Documents, the Agent shall not have any duty or responsibility to provide the Issuing Banks or any Bank with any credit, financial or other information concerning the affairs, financial condition or business of the Borrower or any Obligated Party (or any of their Affiliates) which may come into the possession of the Agent or any of its Affiliates.

         Section 14.6 Several Commitments. The Commitments and other obligations of the Banks under this Agreement are several. The default by any Bank in making a Loan in accordance with its Commitment shall not relieve the other Banks of their obligations under this Agreement. In the event of any default by any Bank in making any Loan, each nondefaulting Bank shall be obligated to make its Loan but shall not be obligated to advance the amount which the defaulting Bank was required to advance hereunder. In no event shall any Bank be required to advance an amount or amounts which shall in the aggregate exceed such Bank's Commitment. No Bank shall be responsible for any act or omission of any other Bank.

     Section 14.7 Successor Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving notice thereof to the


CREDIT AGREEMENT - Page 59

Co-Agent, the Banks, the Issuing Banks and the Borrower and the Agent may be removed at any time with or without cause by Required Banks. Upon any such resignation or removal, Required Banks will have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a commercial bank organized under the laws of the United States of America or any State thereof and having combined capital and surplus of at least $100,000,000. In the event the successor Agent is not at the time of its appointment, a Bank hereunder, the Borrower shall have the right to consent to the successor Agent, which consent shall not be unreasonably withheld or delayed. Upon the acceptance of its appointment as successor Agent, such successor Agent shall thereupon succeed to and become vested with all rights, powers, privileges, immunities, and duties of the resigning or removed Agent, and the resigning or removed Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any Agent's resignation or removal as Agent, the provisions of this Article XIV shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was the Agent.

                                   ARTICLE XV

                                  Miscellaneous

         Section 15.1 Expenses. The Borrower hereby agrees to pay on demand: (a) all reasonable costs and expenses of the Agent in connection with the preparation, negotiation, execution, and delivery of this Agreement and the other Loan Documents and any and all amendments, modifications, renewals, extensions, and supplements thereof and thereto, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent, (b) all costs and expenses of the Agent, the Co-Agent and the Issuing Banks in connection with any Default and the enforcement of this Agreement or any other Loan Document, including, without limitation, the reasonable fees and expenses of legal counsel for the Agent, the Co-Agent and the Issuing Banks, (c) all transfer, stamp, documentary, or other similar taxes, assessments, or charges levied by any Governmental Authority in respect of this Agreement or any of the other Loan Documents, (d) all costs, expenses, assessments, and other charges incurred in connection with any filing, registration, recording, or perfection of any security interest or Lien contemplated by this Agreement or any other Loan Document, and (e) all other reasonable costs and expenses incurred by the Agent in connection with this Agreement or any other Loan Document, including, without limitation, all reasonable costs, expenses, and other charges incurred following the occurrence and during the continuance of a Default in connection with obtaining any audit or appraisal in respect of the Collateral.

     Section 15.2 INDEMNIFICATION. THE BORROWER SHALL INDEMNIFY THE AGENT, THE CO-AGENT, THE ISSUING BANKS AND EACH BANK AND EACH AFFILIATE THEREOF AND THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, AND AGENTS FROM, AND HOLD EACH OF THEM


CREDIT AGREEMENT - Page 60

HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) TO WHICH ANY OF THEM MAY BECOME SUBJECT WHICH DIRECTLY OR INDIRECTLY ARISE FROM OR RELATE TO (A) THE NEGOTIATION, EXECUTION, DELIVERY, PERFORMANCE, ADMINISTRATION, OR ENFORCEMENT OF ANY OF THE LOAN DOCUMENTS, (B) ANY OF THE TRANSACTIONS
CONTEMPLATED BY THE LOAN DOCUMENTS, (C) ANY BREACH BY THE BORROWER OF ANY REPRESENTATION, WARRANTY, COVENANT, OR OTHER AGREEMENT CONTAINED IN ANY OF THE LOAN DOCUMENTS, (D) THE PRESENCE, RELEASE, THREATENED RELEASE, DISPOSAL,
REMOVAL, OR CLEANUP OF ANY HAZARDOUS MATERIAL LOCATED ON, ABOUT, WITHIN, OR AFFECTING ANY OF THE PROPERTIES OR ASSETS OF THE BORROWER OR ANY SUBSIDIARY, OR
(E) ANY INVESTIGATION, LITIGATION, OR OTHER PROCEEDING, INCLUDING, WITHOUT LIMITATION, ANY THREATENED INVESTIGATION, LITIGATION, OR OTHER PROCEEDING RELATING TO ANY OF THE FOREGOING. WITHOUT LIMITING ANY PROVISION OF THIS AGREEMENT OR OF ANY OTHER LOAN DOCUMENT, IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PERSON TO BE INDEMNIFIED UNDER THIS SECTION SHALL BE INDEMNIFIED FROM AND HELD HARMLESS AGAINST ANY AND ALL LOSSES, LIABILITIES, CLAIMS, DAMAGES, PENALTIES, JUDGMENTS, DISBURSEMENTS, COSTS, AND EXPENSES (INCLUDING ATTORNEYS' FEES) ARISING OUT OF OR RESULTING FROM THE SOLE OR CONTRIBUTORY NEGLIGENCE OF SUCH PERSON.

         Section 15.3 LIMITATION OF LIABILITY. NONE OF THE AGENT, THE CO-AGENT, ANY ISSUING BANK, ANY BANK, OR ANY AFFILIATE, OFFICER, DIRECTOR, EMPLOYEE, ATTORNEY, OR AGENT THEREOF SHALL HAVE ANY LIABILITY WITH RESPECT TO, AND THE BORROWER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE ANY OF THEM UPON, ANY CLAIM FOR ANY SPECIAL OR PUNITIVE DAMAGES SUFFERED OR INCURRED BY THE BORROWER IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. THE BORROWER HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE THE AGENT, THE CO-AGENT, ANY ISSUING BANK, OR ANY BANK OR ANY OF THEIR RESPECTIVE AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, OR AGENTS FOR PUNITIVE DAMAGES IN RESPECT OF ANY CLAIM IN CONNECTION WITH, ARISING OUT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS.

     Section 15.4 No Duty. All attorneys, accountants, appraisers, and other professional Persons and consultants retained by the Agent, the Co-Agent, the Issuing Banks and the Banks


CREDIT AGREEMENT - Page 61
shall have the right to act exclusively in the interest of the Agent, the Co-Agent, the Issuing Banks and the Banks and shall have no duty of disclosure, duty of loyalty, duty of care, or other duty or obligation of any type or nature whatsoever to the Borrower or any of the Borrower's shareholders or any other Person.

         Section 15.5 No Fiduciary Relationship. The relationship between the Borrower and each Bank is solely that of debtor and creditor, and neither the Agent, the Co-Agent, any Issuing Bank nor any Bank has any fiduciary or other special relationship with the Borrower, and no term or condition of any of the Loan Documents shall be construed so as to deem the relationship between the Borrower, the Agent, the Co-Agent, any Issuing Bank or any Bank to be other than that of debtor and creditor.

         Section 15.6 Equitable Relief. The Borrower recognizes that in the event the Borrower fails to pay, perform, observe, or discharge any or all of the Obligations, any remedy at law may prove to be inadequate relief to the Agent, the Co-Agent, the Issuing Banks and the Banks. The Borrower therefore agrees that if the Agent, the Co-Agent, the Issuing Banks or the Banks so request, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

         Section 15.7 No Waiver; Cumulative Remedies. No failure on the part of the Agent, the Co-Agent, any Issuing Bank or any Bank to exercise and no delay in exercising, and no course of dealing with respect to, any right, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power, or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, power, or privilege. The rights and remedies provided for in this Agreement and the other Loan Documents are cumulative and not exclusive of any rights and remedies provided by law.

         Section 15.8      Successors and Assigns.

                  (a) This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. The Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of the Agent and all of the Banks. Any Bank may sell participations to one or more banks or other institutions in or to all or a portion of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, all or a portion of its Commitments and the Loans owing to it); provided, however, that (i) such Bank's obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments) shall remain unchanged, (ii) such Bank shall remain solely responsible to the Borrower for the performance of such obligations, (iii) such Bank shall remain the holder of its Notes for all purposes of this Agreement, (iv) the Borrower shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement and the other Loan Documents, and (v) such Bank shall not sell a participation that conveys to the participant the right to vote or give or


CREDIT AGREEMENT - Page 62
         withhold consents under this Agreement or any other Loan Document, other than the right to vote upon or consent to (A) any increase of such Bank's Commitments, (B) any reduction of the principal amount of, or interest to be paid on, the Loans of such Bank, (C) any reduction of any commitment fee or other amount payable to such Bank under any Loan Document, or (D) any postponement of any date for the payment of any amount payable in respect of the Loans of such Bank.

                  (b) The Borrower and each of the Banks agree that any Bank (the "Assigning Bank") may, with the Agent's consent and unless an Event of Default has occurred, the Borrower's consent (except that no consent shall be required with respect to assignments by the Banks during the first six months after the date hereof, each of the Banks agreeing to use reasonable efforts to keep the Borrower advised of any potential assignees), which consent of the Borrower shall not be unreasonably withheld or delayed, at any time assign to one or more Eligible Assignees all, or a proportionate part of all, of its rights and obligations under this Agreement and the other Loan Documents (including, without limitation, its Commitments and Loans) (each an "Assignee"); provided, however, that (i) each such assignment shall be of a consistent, and not a varying, percentage of all of the assigning Bank's Commitments, rights and obligations under this Agreement and the other Loan Documents, (ii) except in the case of an assignment of all of a Bank's rights and obligations under this Agreement and the other Loan Documents, the amount of the Commitments of the assigning Bank being assigned pursuant to each assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000, and (iii) the parties to each such assignment shall execute and deliver to the Agent for its acceptance and recording in the Register (as defined below), an Assignment and Acceptance, together with the Notes subject to such assignment, and a processing and recordation fee of $2,500, to be paid by the Assignee. Upon such execution, delivery, acceptance, and recording, from and after the effective date specified in each Assignment and Acceptance, which effective date shall be at least five Business Days after the execution thereof, or, if so specified in such Assignment and
         Acceptance, the date of acceptance thereof by the Agent, (x) the assignee thereunder shall be a party hereto as a "Bank" and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations of a Bank hereunder and under the Loan Documents and (y) the Bank that is an assignor thereunder shall, to the extent that rights and obligations hereunder have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the other Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of a Bank's rights and obligations under the Loan Documents, such Bank shall cease to be a party thereto).

                  (c) By executing and delivering an Assignment and Acceptance, the Bank that is an assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Bank makes no representation or warranty


CREDIT AGREEMENT - Page 63
         and assumes no responsibility with respect to any statements, warranties, or representations made in or in connection with the Loan Documents or the execution, legality, validity, and enforceability, genuineness, sufficiency, or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such assigning Bank makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower or any Obligated Party or the performance or observance by the Borrower or any Obligated Party of its obligations under the Loan Documents; (iii) such assignee confirms that it has received a copy of the other Loan Documents, together with copies of the financial statements referred to in Section 9.2 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Agent or such assignor and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Agent to take such action as agent on its behalf and exercise such powers under the Loan Documents as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

                  (d) The Agent shall maintain at its Principal Office a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Banks and the Commitments of, and principal amount of the Loans owing to, each Bank from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrower, the Agent, the Issuing Bank and the Banks may treat each Person whose name is recorded in the Register as a Bank hereunder for all purposes under the Loan Documents. The Register shall be available for inspection by the Borrower, the Issuing Bank or any Bank at any reasonable time and from time to time upon reasonable prior notice.

                  (e) Upon its receipt of an Assignment and Acceptance executed by an assigning Bank and assignee representing that it is an Eligible Assignee, together with any Note subject to such assignment, the Agent shall, if such Assignment and Acceptance has been completed and is in substantially the form of Exhibit "G" hereto, (i) accept such
         Assignment and Acceptance, (ii) record the information contained therein in the Register, and (iii) give prompt written notice thereof to the Borrower. Within five (5) Business Days after its receipt of such notice, the Borrower, at its expense, shall execute and deliver to the Agent in exchange for the surrendered Notes new Notes to the order of such Eligible Assignee in an amount equal to the Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Bank has retained a portion of its Commitments, new Notes to the order of the assigning Bank in an amount equal to the


CREDIT AGREEMENT - Page 64

         Commitments retained by it hereunder (each such promissory note shall constitute a "Note" for purposes of the Loan Documents). Such new Notes shall be in an aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance, and shall otherwise be in substantially the form of Exhibits "A-1" and "A-2" hereto.

                  (f) Any Bank may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section, disclose to the assignee or participant or proposed assignee or participant, any information relating to the Borrower or its Subsidiaries furnished to such Bank by or on behalf of the Borrower or its Subsidiaries, subject, however, to the provisions of Section 15.20.

         Section 15.9 Survival. All representations and warranties made in this Agreement or any other Loan Document or in any document, statement, or certificate furnished in connection with this Agreement shall survive the execution and delivery of this Agreement and the other Loan Documents, and no investigation by the Agent, the Co-Agent, any Issuing Bank or any Bank or any closing shall affect the representations and warranties or the right of the Agent, the Co-Agent, any Issuing Bank or any Bank to rely upon them. Without prejudice to the survival of any other obligation of the Borrower hereunder, the obligations of the Borrower under Article VI and Sections 15.1 and 15.2 shall survive repayment of the Notes and termination of the Commitments.

         Section 15.10 ENTIRE AGREEMENT. THIS AGREEMENT, THE NOTES, AND THE OTHER LOAN DOCUMENTS REFERRED TO HEREIN EMBODY THE FINAL, ENTIRE AGREEMENT AMONG THE PARTIES HERETO AND SUPERSEDE ANY AND ALL PRIOR COMMITMENTS, AGREEMENTS, REPRESENTATIONS, AND UNDERSTANDINGS, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED OR VARIED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OR DISCUSSIONS OF THE PARTIES HERETO. THERE ARE NO ORAL AGREEMENTS AMONG THE PARTIES HERETO.

         Section 15.11 Amendments, Etc. No amendment or waiver of any provision of this Agreement, the Notes, or any other Loan Document to which the Borrower is a party, nor any consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be agreed or consented to by Required Banks and the Borrower, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, waiver, or consent shall, unless in writing and signed by all of the Banks and the Borrower, do any of the following: (a) increase the Commitments of the Banks or subject the Banks to any additional obligations; (b) reduce the principal of, or interest on, the Notes or any fees or other amounts payable to the Banks hereunder; (c) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable to the Banks hereunder; (d) waive any of the conditions specified in Article VIII; (e) change the percentage of the Commitments or of the aggregate unpaid principal


CREDIT AGREEMENT - Page 65
amount of the Notes or the number of Banks which shall be required for the Banks or any of them to take any action under this Agreement; (f) change any provision contained in this Section 15.11; or (g) release any Collateral or Obligated Party. Notwithstanding anything to the contrary contained in this Section, no amendment, waiver, or consent shall be made with respect to Article XIV hereof without the prior written consent of the Agent and no amendment, waiver, or consent shall be made with respect to Article IV hereof without the prior written consent of the Issuing Banks.

         Section 15.12 Maximum Interest Rate. No provision of this Agreement or of any other Loan Document shall require the payment or the collection of interest in excess of the maximum amount permitted by applicable law. If any excess of interest in such respect is hereby provided for, or shall be adjudicated to be so provided, in any Loan Document or otherwise in connection with this loan transaction, the provisions of this Section shall govern and prevail and neither the Borrower nor the sureties, guarantors, successors, or assigns of the Borrower shall be obligated to pay the excess amount of such interest or any other excess sum paid for the use, forbearance, or detention of sums loaned pursuant hereto. In the event any Bank ever receives, collects, or applies as interest any such sum, such amount which would be in excess of the maximum amount permitted by applicable law shall be applied as a payment and reduction of the principal of the indebtedness evidenced by the Notes; and, if the principal of the Notes has been paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable exceeds the Maximum Rate, the Borrower and each Bank shall, to the extent permitted by applicable law, (a) characterize any non-principal payment as an expense, fee, or premium rather than as interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the entire contemplated term of the indebtedness evidenced by the Notes so that interest for the entire term does not exceed the Maximum Rate.

         Section 15.13 Notices. All notices and other communications provided for in this Agreement and the other Loan Documents to which the Borrower is a party shall be given or made by telecopy or in writing and telecopied, mailed by certified mail return receipt requested, or delivered to the intended recipient at the "Address for Notices" specified below its name on the signature pages hereof; or, as to any party at such other address as shall be designated by such party in a notice to each other party given in accordance with this Section. Except as otherwise provided in this Agreement, all such communications shall be deemed to have been duly given when transmitted by telecopy, subject to telephone confirmation of receipt, or when personally delivered or, in the case of a mailed notice, when duly deposited in the mails, in each case given or addressed as aforesaid; provided, however, notices to the Agent pursuant to
Article II, III and IV shall not be effective until received by the Agent.

     Section 15.14 GOVERNING LAW; VENUE; SERVICE OF PROCESS. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS AND THE APPLICABLE LAWS OF THE UNITED STATES OF AMERICA. THIS AGREEMENT HAS BEEN ENTERED INTO IN DALLAS COUNTY, TEXAS, AND IT SHALL BE PERFORMABLE FOR ALL PURPOSES IN DALLAS


CREDIT AGREEMENT - Page 66

COUNTY, TEXAS. SUBJECT TO SECTION 15.20, ANY ACTION OR PROCEEDING AGAINST THE BORROWER UNDER OR IN CONNECTION WITH ANY OF THE LOAN DOCUMENTS MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT IN DALLAS COUNTY, TEXAS. THE BORROWER HEREBY IRREVOCABLY (A) SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS, AND (B) WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT OR THAT ANY SUCH COURT IS AN INCONVENIENT FORUM. THE BORROWER AGREES THAT SERVICE OF PROCESS UPON IT MAY BE MADE BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, AT ITS ADDRESS SPECIFIED OR DETERMINED IN ACCORDANCE WITH THE PROVISIONS OF SECTION 15.13. NOTHING HEREIN OR IN ANY OF THE OTHER LOAN DOCUMENTS SHALL AFFECT THE RIGHT OF THE AGENT, THE ISSUING BANK OR ANY BANK TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR SUBJECT TO SECTION 15.20, SHALL LIMIT THE RIGHT OF THE AGENT, THE CO-AGENT, ANY ISSUING BANK OR ANY BANK TO BRING ANY ACTION OR PROCEEDING AGAINST THE BORROWER OR WITH RESPECT TO ANY OF ITS PROPERTY IN COURTS IN OTHER JURISDICTIONS. ANY ACTION OR PROCEEDING BY THE BORROWER AGAINST THE AGENT, THE CO-AGENT, ANY ISSUING BANK OR ANY BANK SHALL BE BROUGHT ONLY IN A COURT LOCATED IN DALLAS COUNTY, TEXAS.

         Section 15.15 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         Section 15.16 Severability. Any provision of this Agreement held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Agreement and the effect thereof shall be confined to the provision held to be invalid or illegal.

     Section 15.17 Headings. The headings, captions, and arrangements used in this Agreement are for convenience only and shall not affect the interpretation of this Agreement.

         Section 15.18 Construction. The Borrower, the Agent, the Co-Agent, the Issuing Banks and each Bank acknowledge that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review this Agreement and the other Loan Documents with its legal counsel and that this Agreement and the other Loan Documents shall be construed as if jointly drafted by the parties hereto.

         Section 15.19 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.


CREDIT AGREEMENT - Page 67

         Section 15.20 Treatment of Certain Information; Confidentiality. Each Bank, the Co-Agent, each Issuing Bank and the Agent agree (on behalf of itself and each of its affiliates, directors, officers, employees and representatives) to keep confidential any non-public information supplied to it by Borrower pursuant to this Agreement that Borrower identifies to such Bank, the Co-Agent, each Issuing Bank or the Agent (as the case may be) as confidential at the time Borrower so supplies such information, provided, that nothing herein shall limit the disclosure of any such information (i) to the extent required by statute, rule, regulation or judicial process, (ii) to counsel for any of the Banks, the Co-Agent, each Issuing Bank or the Agent, (iii) to bank examiners, auditors or accountants, (iv) to the Agent, the Co-Agent, any Issuing Bank or any other Bank, (v) in connection with any litigation to which any one or more of the Banks, the Co-Agent, any Issuing Bank or the Agent is a party, (vi) to a subsidiary or affiliate of such Person, or (vii) to any assignee or participant (or prospective assignee or participant) so long as such assignee or participant (or prospective assignee or participant) first executes and delivers to the respective Bank an acknowledgement to the effect that it is bound by the provisions of this Section 15.20, which acknowledgement may be included as part of the respective assignment or participation agreement pursuant to which such assignee or participant acquires an interest in the Loans hereunder; and provided, further, that in no event shall any Bank, any Issuing Bank, the Co-Agent or the Agent be obligated or required to return any materials furnished to it by the Borrower.

         Section 15.21 Arbitration. The parties hereto agree to be bound by the terms and provisions of the Agent's current arbitration program, which is incorporated herein by reference and acknowledged as received by the parties hereto, pursuant to which any and all deposits shall be resolved by mandatory binding arbitration upon the request of any party.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

BORROWER:

MAGNUM PETROLEUM, INC.


By: /s/ Gary C. Evans
    --------------------
    Gary C. Evans
    President

Address for Notices:

600 East Las Colinas Boulevard, Suite 1200
Irving, Texas   75039
Fax No.:       (214) 401-3110
Telephone No.: (214) 401-0752

Attention:     Gary C. Evans


CREDIT AGREEMENT - Page 68

AGENT:

WELLS FARGO BANK (TEXAS),
NATIONAL ASSOCIATION



By: /s/ Charles D. Kirkham
    -------------------------
    Charles D. Kirkham
    Vice President

Address for Notices:

Wells Fargo Bank (Texas), National Association
1000 Louisiana Street, 3rd Floor
Houston, Texas   77002
Fax No.:        (713) 250-7912
Telephone No.:  (713) 250-1856

Attention:           Mary Austin Harlow

With a copy to:

Wells Fargo Bank (Texas), National Association
3535 Lincoln Plaza
500 North Akard
Dallas, Texas   75201
Fax No.:         (713) 740-2815
Telephone No.:       (713) 740-2882

Attention:           Charles D. Kirkham


CREDIT AGREEMENT - Page 69

CO-AGENT:

BANQUE PARIBAS



By: /s/ Barton D. Schouest
    ----------------------
    Barton D. Schouest
    Group Vice President

                            - and -



By: /s/ Mark M. Green
    ---------------------
    Name: Mark M. Green
    Title: Vice President

Address for Notices:

Banque Paribas
1200 Smith Street, Suite 3100
Houston, Texas   77002
Fax No.:        (713) 659-5305
Telephone No.:  (713) 659-4811

Attention:           Leah Evans-Hughes


CREDIT AGREEMENT - Page 70

ISSUING BANK:

WELLS FARGO BANK (TEXAS),
NATIONAL ASSOCIATION



By: /s/ Charles D. Kirkham
    -------------------------
    Charles D. Kirkham
    Vice President


Address for Notices:

Wells Fargo Bank (Texas), National Association
1000 Louisiana Street, 3rd Floor
Houston, Texas   77002
Fax No.:         (713) 250-7912
Telephone No.:   (713) 250-1856

Attention:           Mary Austin Harlow

With a copy to:

Wells Fargo Bank (Texas), National Association
3535 Lincoln Plaza
500 North Akard
Dallas, Texas   75201
Fax No.:         (713) 740-2815
Telephone No.:   (713) 740-2882

Attention:           Charles D. Kirkham



CREDIT AGREEMENT - Page 71

BANKS:

WELLS FARGO BANK (TEXAS),
NATIONAL ASSOCIATION



Revolving Credit Commitment:     By: /s/ Charles D. Kirkham
- ----------------------------     --------------------------
                                     Charles D. Kirkham
$50,000,000                          Vice President

Term Loan Commitment:             Address for Notices:
- ---------------------             --------------------

$4,000,000                        Wells Fargo Bank (Texas), National Association
                                  1000 Louisiana Street, 3rd Floor
                                  Houston, Texas   77002
                                  Fax No.:        (713) 250-7912
                                  Telephone No.:  (713) 250-1856

                                  Attention:           Mary Austin Harlow

                                  With a copy to:

                                  Wells Fargo Bank (Texas), National Association 3535 Lincoln Plaza
                                  500 North Akard
                                  Dallas, Texas   75201
                                  Fax No.:       (713) 740-2815
                                  Telephone No.: (713) 740-2882

                                  Attention:           Charles D. Kirkham



CREDIT AGREEMENT - Page 72

Lending Office for Base Rate Loans

1000 Louisiana Street, 3rd Floor
Houston, Texas   77002
Fax No.:         (713) 250-7912
Telephone No.:       (713) 250-1856

Attention:           Mary Austin Harlow

Lending Office for Eurodollar Loans

1000 Louisiana Street, 3rd Floor
Houston, Texas   77002
Fax No.:         (713) 250-7912
Telephone No.:       (713) 250-1856

Attention:           Mary Austin Harlow



CREDIT AGREEMENT - Page 73

                                            BANQUE PARIBAS



Revolving Credit Commitment:                By: /s/ Barton D. Schouest
- ----------------------------                    --------------------------
                                                Barton D. Schouest
$50,000,000                                     Group Vice President

Term Loan Commitment:                                - and -
- --------------------



$4,000,000                                By: /s/ Mark M. Green
                                               ---------------------
                                               Name: Mark M. Green
                                               Title: Vice President

                                          Address for Notices:

                                          1200 Smith Street, Suite 3100
                                          Houston, Texas   77002
                                          Fax No.:         (713) 659-5305
                                          Telephone No.:       (713) 659-4811
                                          Attention:           Leah Evans-Hughes

                                          Lending Office for Base Rate Loans:

                                          1200 Smith Street, Suite 3100
                                          Houston, Texas   77002
                                          Fax No.:         (713) 659-5305
                                          Telephone No.:       (713) 659-4811
                                          Attention:           Leah Evans-Hughes

                                          Lending Office for Eurodollar Loans:

                                          1200 Smith Street, Suite 3100
                                          Houston, Texas   77002
                                          Fax No.:         (713) 659-5305
                                          Telephone No.:       (713) 659-4811
                                          Attention:           Leah Evans-Hughes



DA961720202
062796 v12
351:4839-120


CREDIT AGREEMENT - Page 74

                                  EXHIBIT 21.1

                                  EXHIBIT 21.1

                              SUBSIDIARY COMPANIES


Gruy Petroleum Management Co., a Texas Corporation

Magnum Hunter Production, Inc., a Texas Corporation

Hunter Gas Gathering, Inc., a Texas Corporation

ConMag Energy Corporation, a Texas Corporation

Rampart Petroleum, Inc., a Texas Corporation

Hunter Butcher International Limited Liability Company

                                  EXHIBIT 24.1

                                  EXHIBIT 24.1


               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Board of Directors
Magnum Petroleum, Inc.


We have issued our report dated March 26, 1995, except for Note 2 to the consolidated financial statements as to which the date is September 29, 1995, on the consolidated financial statements of Magnum Petroleum, Inc. and Subsidiaries for the year ended December 31, 1994. We consent to the use of our report in Amendment No.3 to the Registration Statement of Magnum Petroleum, Inc. on Form S-4. We also consent to the use of our name and the statements with respect to us as appearing under the heading "Experts" in the Registration Statement.


HANSEN, BARNETT & MAXWELL



Salt Lake City, Utah
September 20, 1996

                                  EXHIBIT 24.2

                                  Exhibit 24.2



                          INDEPENDENT AUDITOR'S CONSENT


We consent to the use in Amendment No. 3 to the Form S-4 Registration Statement and Prospectus of Magnum Petroleum, Inc. of our reports, each of which are dated April 3, 1996, accompanying the consolidated financial statements of Magnum Petroleum, Inc. and Hunter Resources, Inc.; and our reports dated August 15, 1995, November 22, 1995, December 21, 1995 and August 2, 1996 accompanying the historical summaries of revenues and direct operating expenses of the properties acquired March 31, 1995, October 25, 1995, November 9, 1995 and June 28, 1996, respectively, contained in such Registration Statement, and to the use of our name and the statements with respect to us, as appearing under the heading "Experts" in the Prospectus.



HEIN + ASSOCIATES LLP
Certified Public Accountants



September 20, 1996
Dallas, Texas